As filed with the Securities and Exchange Commission on May 13, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDLAND STATES BANCORP, INC.
(Exact name of registrant as specified in its charter)

Illinois	6022	37-1233196
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
133 West Jefferson Avenue Effingham, Illinois 62401 (217) 342-2141 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. Ludwig
Executive Vice President and Chief Financial Officer
Midland States Bancorp, Inc.
133 West Jefferson Avenue
Effingham, Illinois 62401
(217) 342-2141
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert M. Fleetwood Zack S. Christensen Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Douglas J. Tucker Senior Vice President and Corporate Counsel Midland States Bancorp, Inc. 133 West Jefferson Avenue Effingham, Illinois 62401 (217) 342-2141	Timothy J. Melton Christopher H. Anderson Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 782-3939

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, $0.01 par value per share	$75,000,000	$8,707.50

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes the offering price of shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED MAY 13, 2011

                Shares

Common Stock

This is the initial public offering of shares of the common stock of Midland States Bancorp, Inc., the holding company for Midland States Bank, an Illinois-chartered commercial bank headquartered in Effingham, Illinois.

We are offering                        shares of our common stock. No public market currently exists for our common stock. We have applied to list our common stock on the NASDAQ Stock Market under the symbol "MSBI."

We anticipate that the initial public offering price per share of our common stock will be between $            and $            .

Investing in our common stock involves risks. See "RISK FACTORS" beginning on page 20 of this prospectus to read about factors you should consider before investing in our common stock.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to Midland States Bancorp, Inc.	$	$

We have granted the underwriters the option to purchase up to an additional            shares of our common stock from us within 30 days of the date of this prospectus on the same terms and conditions set forth above if the underwriters sell more than            shares of our common stock in this offering.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

Sandler O'Neill + Partners, L.P., on behalf of the underwriters, expects to deliver the shares to purchasers on or about                        , 2011, subject to customary closing conditions.

SANDLER O'NEILL + PARTNERS, L. P.	STIFEL NICOLAUS WEISEL

The date of this prospectus is                        , 2011.

Madison
Wisconsin
Mississippi R.
Freeport
Rockford
Oregon
Cedar Rapids
Chicago
Sterling
Dixon
Rock Falls
Naperville
Aurora
Gary
88
Mendota
Joliet
Iowa
Princeton
Peru
80
55
74
Peoria
Indiana
Illinois
Champaign
Indianapolis
Springfield
57
Missouri
55
70
Effingham
65
Vandalia
Greenville
Farina
70
Missouri R.
St. Louis
Chesterfield
Freeburg
Centralia
Columbia
Smithton
Jefferson City
Waterloo
Hecker
64
Evansville
55
Ohio R.
Midland
States Bancorp, Inc.
Kentucky
Nashville
40
Arkansas
Tennessee

      *    Highlighted communities represent communities in which the Company's offices are located.

        For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with different or additional information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

        This prospectus is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date.

        This prospectus includes statistical and other industry and market data that we obtained from industry publications, research, surveys and studies written or conducted by third parties. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys and studies) is reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "RISK FACTORS" section and elsewhere in this prospectus.

        Unless otherwise indicated or the context requires, all information in this prospectus:

  •
  assumes that the underwriters' option to purchase additional shares of our common stock to cover over-allotments is not exercised;

  •
  assumes an initial offering price of $            per share, which is the mid-point of the estimated public offering price set forth on the cover page of this prospectus; and

  •
  gives effect to our reincorporation from the State of Delaware to the State of Illinois, which occurred on December 31, 2010, including the ten-for-one common share exchange that occurred as part of the reincorporation transaction. See "REINCORPORATION TRANSACTION."

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and estimates and describe our future plans, results, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "goal," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "aim" and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, financial condition, credit quality and management's long-term performance goals, as well as statements relating to the anticipated effects on our business, financial condition and results of operations from expected developments or events, our business, growth and acquisition strategies and any other statements that are not historical facts.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our business, financial condition, results of operations and future growth prospects can be found in the "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" sections of this prospectus and elsewhere in this prospectus. These factors include, but are not limited to, the following:

  •
  continued challenging or worsening business and economic conditions nationally, regionally and in our target markets, particularly in Illinois and the St. Louis metropolitan area;

  •
  risks related to the continuing integration of acquired businesses and any future acquisitions, including, without limitation, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, procedures and personnel of the acquired business, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

  •
  historical growth rate and performance may not be a reliable indicator of future results;

  •
  inability to find suitable acquisition candidates;

  •
  dependence on our management team and our ability to attract, motivate and retain qualified personnel;

  •
  concentration of our business in Illinois;

  •
  risks of deteriorating asset quality and higher loan charge-offs;

  •
  concentration in commercial and residential real estate lending and changes in the prices, values and sales volumes of commercial and residential real estate;

  •
  failure of assumptions and estimates underlying the establishment of reserves for probable loan losses and other estimates;

  •
  risks related to assets acquired from other organizations, including exposure to unrecoverable losses on loans acquired and certain provisions of our loss-sharing agreements with the FDIC;

  •
  accounting treatment for loans acquired in connection with our acquisitions

  •
  focus of our business on small and midsized businesses;

  •
  time and effort necessary to resolve nonperforming assets;

  •
  risks inherent in real estate construction loans due to the need to estimate costs and values associated with completed projects;

  •
  risks related to liquidity;

  •
  regulatory requirements to maintain minimum capital levels;

  •
  changes in interest rates that affect the pricing of our loans and deposits and the impact any such changes may have on our net interest income;

  •
  risks related to securities held in our securities portfolio;

  •
  burdens associated with operating as a public company;

  •
  effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

  •
  changes in economic and market conditions that affect the amount of assets we have under administration;

  •
  impact of litigation pertaining to our fiduciary responsibilities;

  •
  failure to keep pace with technological change or difficulties when implementing new technologies;

  •
  system failures or failures to prevent breaches of our network security;

  •
  fraudulent and negligent acts by our customers, employees or vendors;

  •
  data processing system failures and errors;

  •
  continued or worsening market conditions affecting the financial industry generally;

  •
  impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act;

  •
  governmental monetary and fiscal policies;

  •
  changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverages;

  •
  the effects of war or other conflicts, acts of terrorism or other catastrophic events, including storms, droughts, tornadoes and flooding, that may affect general economic conditions, including agricultural production and demand and prices for agricultural goods and land used for agricultural purposes; and

  •
  other factors and risks described under the "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" sections herein.

        Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We are not undertaking an obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" sections, the historical financial statements and the accompanying notes included in this prospectus, as well as the other documents to which we refer you. In this prospectus, "we," "our," "us," "Midland States" or "the Company" refers to Midland States Bancorp, Inc., an Illinois corporation, and our consolidated banking subsidiary, Midland States Bank, an Illinois state chartered bank, unless the context indicates that we refer only to the parent company, Midland States Bancorp, Inc. In this prospectus, "Bank" refers to Midland States Bank.

Our Company

        We are a 130-year-old financial institution and the fourth largest bank holding company in Illinois headquartered outside of the Chicago metropolitan area (based on deposits, as reported to the FDIC as of June 30, 2010). As of December 31, 2010, we had total consolidated assets of $1.6 billion, total deposits of $1.4 billion and total common shareholders' equity of $59.2 million. We have been headquartered in Effingham, Illinois for our entire 130-year history.

        We currently operate 29 banking offices in 23 communities, primarily in central and northern Illinois. These include seven branch offices serving the St. Louis metropolitan area, one in Chesterfield, Missouri and six in southwestern Illinois. We have demonstrated our ability to grow through various expansion efforts. Specifically, since 2007, we have completed a traditional bank holding company acquisition, two FDIC-assisted acquisitions, one in-market branch acquisition and one large branch acquisition from a troubled institution. These transactions are summarized below under "—Acquisition Strategy and Recent Acquisitions." We have also opened a full-service de novo branch office and a de novo wealth management office since 2007. The following graph shows the timeline of certain key events, including our recent acquisitions, and the corresponding growth in our total assets and core pre-tax, pre-provision earnings over time, which is detailed under "—Our Recent Growth" below:

        Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, not-for-profit organizations, municipalities and other entities throughout our market areas. We believe many of our customers find our locally-managed, community-focused style of banking to be particularly attractive. The Bank also delivers, under the Midland Financial Strategies name, a comprehensive offering of trust and wealth management services out of seven offices in central and northern Illinois and in the St. Louis metropolitan area. As of December 31, 2010, we had $702.5 million of trust and wealth management assets under administration.

Our Recent Growth

        In late 2007, our board of directors and management team adopted an initiative driven strategic plan that envisioned organic growth and acquisitions, as well as the development of a more robust banking platform and a performance oriented culture. Since that time, we have grown significantly, both organically and through five acquisitions. The following table illustrates certain aspects of our growth since December 31, 2007:

					Compounded annual growth rate through December 31, 2010(4)
	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2007	2008	2009	2010
Core pre-tax, pre-provision earnings(1)(2)	$3,377	$3,793	$11,791	$24,676	94.1%
Net income	2,105	2,139	18,337	12,070	79.0
Diluted earnings per common share(1)	0.50	0.52	3.11	1.62	48.3
Total assets	382,053	441,027	1,113,752	1,634,322	62.3
Total loans (gross)	284,233	337,220	624,456	1,047,144	54.4
Total deposits	301,389	351,865	918,092	1,364,517	65.4
Core deposits(1)	229,601	246,407	523,278	1,058,370	66.4
Total shareholders' equity	35,935	37,301	73,292	106,535	43.7
Total common shareholders' equity	35,935	37,301	49,692	59,165	18.1
Book value per share(1)	8.90	9.25	11.99	14.21	16.9
Book value per share—as converted(1)	8.90	9.25	11.90	14.80	18.5
Tangible book value per share(1)(3)	8.45	8.28	9.90	9.21	2.9
Tangible book value per share—as converted(1)(3)	8.45	8.28	10.99	12.19	13.0
Trust and wealth management assets under administration	99,605	94,828	265,707	702,516	91.8

(1)
This measure is set forth in the table under "SUMMARY CONSOLIDATED FINANCIAL DATA" beginning on page 16 of this prospectus and in the table under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" beginning on page 47 of this prospectus. See the notes to those tables for a description of how we calculate this measure.

(2)
Core pre-tax, pre-provision earnings is a financial measure that is not recognized under U.S. generally accepted accounting principles, or GAAP. Financial measures that are not recognized under GAAP, such as core pre-tax, pre-provision earnings, are referred to as non-GAAP financial measures. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(3)
Tangible book value is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(4)
The compounded annual growth rate, or CAGR, represents the annualized percentage increase over the three-year period from December 31, 2007 to December 31, 2010.

        In addition to the significant growth of our balance sheet and earnings, since 2007 we have also expanded our operations from six branch offices to 29 branch offices today, and we have carried our brand into ten new counties in Illinois. Our number of employees has also grown rapidly, from 96 at December 31, 2007 to 397 at December 31, 2010. Approximately 200 of these new employees were employed at the locations we have acquired, while the remainder represent newly created positions. During this time, we have also transformed our trust department into a full-service wealth management group operating under the Midland Financial Strategies name and are aggressively pursuing further expansion of this business by providing a comprehensive suite of trust and wealth management products and services, including financial and estate planning, trustee and custodial services, investment management, tax and insurance planning, business planning and corporate retirement plan consulting and administration. Midland Financial Strategies also offers retail brokerage services through a nationally recognized third party broker-dealer. Our trust and wealth management assets under administration have increased from $99.6 million at December 31, 2007 to $702.5 million at December 31, 2010.

        As part of our growth, we have expanded our operations into new markets. In February 2008, we entered the Illinois side of the St. Louis metropolitan area by acquiring a community banking organization with six branch offices in Monroe County, which experienced population growth of over 20% during the past decade, and St. Clair County. In May 2009, we expanded into the Champaign-Urbana, Illinois metropolitan area, home of the University of Illinois and approximately 226,000 residents, through an FDIC-assisted acquisition of a community banking organization with an attractive wealth management business. In March 2010, we expanded into the northern Illinois market through the acquisition of 12 branch offices from a publicly traded regional banking organization located in eight communities with an aggregate population of approximately 93,000, all of which are within an approximate 80-mile radius of Rockford, Illinois, and in June 2010, we opened a wealth management office in Rockford. The Rockford metropolitan area, located approximately 90 miles northwest of Chicago, has a population of approximately 359,000 and is a major commercial center in the northwest Illinois-south-central Wisconsin corridor. In May 2010, we opened a banking and wealth management office in Joliet, Illinois, which is located 40 miles southwest of Chicago and is the fourth largest city in Illinois. The Rockford and Champaign-Urbana metropolitan areas experienced the second and fifth highest population growth rates, respectively, among the 34 metropolitan areas in Illinois over the past decade, with reported population growth of 12.2% and 7.6%, respectively.

        In addition to our expansion into new markets, we have grown significantly in our existing markets. Prior to 2007, nearly all of our deposits were attributable to customers from smaller, rural communities located in Effingham and the greater central Illinois area. Since then, however, we have grown our presence in the St. Louis metropolitan area, which has a population of approximately 2.9 million, by expanding our operations in Chesterfield, Missouri, an affluent western suburb of St. Louis with a population of approximately 47,000, and by acquiring a community banking organization located on the Illinois side of the St. Louis metropolitan area. In October 2010, we completed an FDIC-assisted acquisition of a community bank in Chesterfield to further grow our banking business in the St. Louis metropolitan area. Between December 31, 2007 and December 31, 2010, our deposits in the St. Louis metropolitan area grew from $22.6 million to $174.5 million. We have also grown in our core central Illinois market through organic growth strategies, which have contributed to an increase in our deposits in central Illinois from $271.2 million at December 31, 2007 to $500.8 million at December 31, 2010.

        As discussed below under "—Our Strategy," we believe we have significant opportunities for further growth through additional conventional and FDIC-assisted acquisitions of banks, branches, wealth management firms, trust departments of community banks, selective de novo opportunities, continued expansion of our wealth management group, the hiring of commercial banking and wealth management professionals from other organizations and organic growth within our existing branch network. We also believe we have the necessary experience, management and infrastructure to take advantage of these growth opportunities.

Our Strategy

        The initiative driven strategic plan that our board of directors and management team developed in late 2007 includes the following five strategic initiatives:

  •
  Performance Banking.  Our performance banking initiative is focused on accelerating organic growth through our existing branch network and business lines, building a sales and service minded staff and developing a constructive, accountable and performance driven culture. We seek to develop bankers who create dynamic relationships through innovative solutions, and to provide a superior customer experience and industry leading customer service. Toward these ends, we have developed a comprehensive training program for our employees. This program includes personal development training through the Investment in Excellence® program developed by The Pacific Institute, and performance training that focuses on exceeding client expectations. We have also streamlined our teller and back office operations, allowing our banking professionals more time to focus on serving our customers. We believe continual investment in our people is a key driver to superior financial performance, with respect to both our intended organic growth and integrating and growing acquired operations. A primary objective of our performance banking initiative is to generate core deposits from both existing and new customers, thereby lowering our cost of funding and enhancing the stability of our primary funding source. Since December 31, 2007, our deposits, excluding deposits assumed in acquisitions and brokered deposits, have grown by $222.6 million, and we believe this performance banking initiative has been a significant contributing factor to this deposit growth.

  •
  Accretive Acquisitions.  Our accretive acquisition initiative is based upon our determination that we can strengthen our long term franchise value by capitalizing on opportunities to increase our earnings through acquisitions in our existing market areas and in the broader Midwestern region. We believe there continues to be numerous small to midsized publicly traded and privately held banking organizations that will become available for acquisition, either because of financial weakness, scale and operational challenges, regulatory pressure, management succession issues or because their principal shareholders will seek liquidity. We are confident that we can play an important role in serving as a platform for these organizations, some of which may also be finding it difficult to compete with more efficient competitors. To date, all five of our acquisitions since 2008 (which are described below) have been accretive to our earnings per share, and we believe we will have opportunities in the future to make acquisitions that are also accretive to our earnings per share in the year of acquisition, enhance shareholder returns and strengthen our business and franchise value over the long term. We also believe that, as a result of our recent acquisitions, we have developed an experienced acquisition and integration team capable of identifying acquisition candidates, conducting due diligence, determining if a business case exists for the acquisition and achieving a smooth post-closing transition. We have been successful to date in integrating acquired banking operations into our organization and applying our performance banking initiative to organically grow these operations following the acquisition, and we believe that our acquisition experience positions us to generate incremental growth following any future acquisitions.

  •
  Wealth Management.  Our wealth management initiative is based upon our determination that trust and wealth management services can generate stable and recurring revenue and enhance banking customer loyalty, which can result in increased core deposits and greater cross-selling opportunities. Since 2007, we have added a president and a chief investment officer for this group, added to our staff of financial advisors, expanded our wealth management product offerings and increased the offering of wealth management services from two to seven locations. Our trust and wealth management assets under administration grew from $99.6 million to $702.5 million between December 31, 2007 and December 31, 2010, a CAGR of 91.8%, and we have been successful in our efforts to retain a large percentage of the trust and wealth management accounts that we have acquired in recent years. We expect growth in our wealth management operations to continue over the next several years, including through the possible acquisition of trust and other wealth management accounts from community banks seeking to exit this specialized, scale-dependent business, the opening of new wealth management offices and the hiring of wealth management professionals with established client rosters.

  •
  De Novo Growth.  Our de novo growth initiative is focused on growing our market presence through de novo branch offices in new communities within our existing market areas and potential new market areas. As part of our strategic plan, we determined that we would have opportunities to grow though additional de novo locations in select markets by building upon our experience with establishing a de novo branch office in Chesterfield, Missouri in the St. Louis metropolitan area in 2003. We have been successful in developing our Chesterfield branch office into a full-service office and establishing deposit-based relationships with our customers of that office. We have also established de novo operations in Joliet, Illinois with the opening of a branch office in May 2010, and in Rockford, Illinois with the opening of a wealth management office and the hiring of a team of wealth management professionals in June 2010. We intend to continue seeking de novo opportunities for both our community banking business and wealth management group. However, we expect to limit our de novo strategy to those communities and market areas where our management team has business relationships and knowledge of the market's customer base and competition. We believe that our experience in establishing de novo operations will serve us particularly well in the future as we seek to complement our acquisition and organic growth strategy.

  •
  Enterprise-Wide Risk Management.  Our enterprise-wide risk management initiative is designed to ensure that we are using best practices in enterprise-wide risk management. It is also designed to ensure that all of our employees are fully engaged in these efforts, and that we have in place a solid foundation for organic growth and for integrating future acquisitions. One significant tool we have implemented is a risk management dashboard that monitors key risk factors within eight broad risk categories across our entire business. This dashboard, which summarizes the current risk level, risk limit, risk trend and the action steps to improve or maintain our risk position for the identified risks, is reviewed monthly by our risk management team and senior management risk committee, and quarterly by our board of directors. To ensure that our risk management initiative is ingrained throughout our organization, the compensation committee of our board of directors has based annual performance bonuses for our executive officers and other employees on the achievement of certain risk-based metrics, including exceeding "well capitalized" regulatory standards and maintaining specified asset quality ratios. We believe we have been successful in this area to date and intend to continue investing in this initiative.

        These strategic initiatives, coupled with our long standing focus on forming strong relationships in the communities that we serve, form our current business strategy.

Acquisition Strategy and Recent Acquisitions

        We have completed five acquisitions since we implemented our strategic plan in 2007, and we expect growth through acquisitions to remain an integral part of our strategy going forward. Our acquisition strategy focuses on acquiring organizations that enhance our strategic growth plans, both in terms of markets served and products and services offered. We expect our acquisitions to provide significant long-term operating synergies and attractive economic returns to our shareholders. Each of the five acquisitions we have completed since 2007 has been accretive to our earnings in the year of acquisition and has enhanced the long-term growth prospects of our franchise.

        Key considerations in analyzing acquisition opportunities include a careful assessment of the risks involved in completing the transaction, effective integration of the acquired entity's operations and culture and the likelihood of realizing the perceived benefits and value of the acquired assets, particularly with respect to the acquired loan portfolio. Furthermore, in analyzing acquisition opportunities, we evaluate whether the specific acquisition opportunity fits within our overall initiative driven strategic plan. Our risk management process for acquisitions focuses on three elements: pre-transaction due diligence; prudent negotiation of price and other terms and conditions of the acquisition; and post-closing integration. We believe we have built a strong acquisition and integration team and have developed a set of acquisition and integration processes that can serve as the foundation for further significant growth through acquisitions in the future.

        We have grown our business during a time of significant turmoil in the banking sector. The unprecedented levels of disruption in the banking sector provided strong banks with an opportunity to grow, including through the acquisition of assets and liabilities of failed banking organizations from the FDIC. In this regard, two of our acquisitions were acquired from the FDIC out of receivership and substantially all of the assets acquired in these transactions are covered by FDIC loss-sharing agreements. In general, under these FDIC loss-sharing agreements, the FDIC agrees to reimburse, up to a certain amount, losses the acquirer may incur with respect to the acquired assets. Additionally, the failed institution's assets are typically purchased from the FDIC at a discount to their book value. These loss-sharing agreements and asset pricing discounts are designed to mitigate the potential risks faced by the purchaser. Both of our FDIC-assisted acquisitions were accretive to our total shareholders' equity because we recognized bargain purchase gains in connection with these acquisitions due to the purchase prices being less than the fair value of the net assets acquired.

        We believe we may have further opportunities to make FDIC-assisted acquisitions in the markets in which we seek to grow. We also believe that our experience in consummating two FDIC-assisted acquisitions gives us a competitive advantage over other institutions bidding on an institution held in receivership by the FDIC, in part because of our established due diligence process and in part because of our proven ability to successfully transition these institutions to our organization with no interruption in service.

        The five acquisitions we have completed since adopting our strategic growth plan in late 2007 are described below. The following table summarizes the fair value of the assets and loans acquired and deposits assumed in each of our five recent acquisitions:

		Fair Value at Date of Acquisition
	Date of Acquisition
(dollars in millions)		Assets	Loans	Deposits
WestBridge Bank & Trust Company	10/15/10	$84.7	$48.1	$61.1
AMCORE Bank, N.A. Branch Acquisition	03/26/10	499.5	407.2	493.4
Strategic Capital Bank	05/22/09	546.2	143.1	467.5
Waterloo Bancshares, Inc.	02/12/09	116.1	71.5	98.1
People's National Bank, N.A. Branch Acquisition	11/14/08	29.6	27.9	23.6

Total		$1,276.1	$697.8	$1,143.7

  •
  FDIC-Assisted Acquisition of WestBridge Bank & Trust Company.  On October 15, 2010, we acquired WestBridge Bank & Trust Company, or WestBridge, in Chesterfield, Missouri from the FDIC out of receivership. We acquired assets totaling $84.7 million, including $48.1 million of loans, and assumed liabilities of $80.2 million, including $61.1 million of deposits. In connection with this acquisition, we entered into a loss-sharing agreement with the FDIC pursuant to which the FDIC has agreed to reimburse 80% of any losses we incur on $72.6 million of covered assets. Upon consummation of the transaction, we recognized a bargain purchase gain of $4.5 million. This acquisition increased our deposits in St. Louis County, Missouri by approximately 66% and expanded the presence we originally established in the Chesterfield market in 2003. Because WestBridge's sole office was located within a few blocks of our existing Chesterfield office, we were able to realize cost efficiencies by consolidating WestBridge's operations into our existing office and terminating the WestBridge lease. We consider Chesterfield to be a strategic hub for future growth. Chesterfield is an affluent suburb in the St. Louis metropolitan area, as evidenced by its median household income of approximately $98,000.

  •
  AMCORE Bank, N.A., Branch Acquisition.  On March 26, 2010, we purchased 12 branch offices, two stand-alone drive-up facilities and certain other assets and deposit liabilities from AMCORE Bank, N.A., or AMCORE. In the transaction, we acquired assets totaling $499.5 million, including $407.2 million of loans, and assumed $493.4 million of deposits. The acquired loans consisted of $184.5 million of loans to in-market borrowers and $222.7 million of out-of-market loans, including $44.3 million of indirect automobile loans. All of the acquired loans were performing, pass-graded credits and were selected following a rigorous due diligence process, including a third-party loan review. We also acquired approximately $400 million in trust and wealth management account relationships that were attributable to the acquired branches. We paid a 1.5% premium for the deposits and a $1.5 million trust and wealth management account premium. Upon consummation of the transaction, we recognized a bargain purchase gain of $4.2 million. As a result of this transaction, we established a presence in the northern Illinois market in what we believe to be a significant and high profile manner due to the number of locations acquired and the amount of loans, deposits and trust and wealth management accounts acquired. Prior to joining the Company in 2007, Leon J. Holschbach, our Chief Executive Officer and President, was employed by AMCORE for ten years, the last seven of which he served as Region Market President for the locations that we acquired. Following the AMCORE acquisition, we also hired the individual who succeeded Mr. Holschbach as the Region Market President at AMCORE for the locations that we acquired to serve as the Region Market President of our northern Illinois market. These individuals have extensive knowledge of and significant business relationships in the northern Illinois market and we are leveraging their knowledge and relationships in this new market area to grow our business. The acquired branches are located in Dixon, Freeport, Mendota, Oregon, Peru, Princeton, Rock Falls and Sterling, Illinois, all of which are within an approximate 30-mile radius of each other and an approximate 80-mile radius of Rockford. Rockford is the third largest city in Illinois. The Rockford metropolitan area has a population of approximately 359,000 and is a major commercial center in the northwest Illinois-south-central Wisconsin corridor.

  •
  FDIC-Assisted Acquisition of Strategic Capital Bank.  On May 22, 2009, we acquired Strategic Capital Bank, or Strategic Capital, in Champaign, Illinois from the FDIC out of receivership. We acquired assets totaling $546.2 million, including $143.1 million of loans and $263.1 million of investment securities, and assumed liabilities of $521.2 million, including $413.7 million of brokered deposits and $53.8 million of non-brokered deposits. We paid the FDIC a 1.0% deposit premium for the non-brokered deposits of Strategic Capital. In connection with the acquisition, we entered into a loss-sharing agreement with the FDIC pursuant to which the FDIC has agreed to reimburse us 80% of the first $167.0 million of losses incurred, and 95% of any losses in excess of that threshold, on $420.0 million of covered assets, which include loans, other real estate owned and nonagency mortgage-backed securities. Additionally, we retained wealth management assets of $146.4 million. Upon consummation of the transaction, we recognized a bargain purchase gain of $25.0 million. Strategic Capital operated one banking office in Champaign, which is approximately 75 miles north of our Effingham headquarters. This acquisition established our first branch office in the Champaign-Urbana metropolitan area, which is the home of the University of Illinois and has a population of approximately 226,000. As a result of the Strategic Capital acquisition, our brokered deposits increased by $413.7 million. Our post-acquisition strategy has been to systematically reduce the level of brokered deposits through our organic deposit growth and with cash generated from the acquisition. As of December 31, 2010, we had significantly reduced our level of brokered deposits to $159.5 million from $286.7 million at December 31, 2009.

  •
  Acquisition of Waterloo Bancshares, Inc.  On February 12, 2009, we acquired Waterloo Bancshares, Inc., the holding company for Commercial State Bank of Waterloo. Commercial State Bank of Waterloo was headquartered in Waterloo, Illinois, which is located on the Illinois side of the St. Louis metropolitan area, approximately 25 miles southeast of St. Louis. It operated six branch offices in Monroe and St. Clair counties. Monroe County has a median household income of approximately $71,000 and, between 2000 and 2010, experienced the eighth highest population growth in Illinois (among 102 counties) at 20.1%. In this transaction, we acquired assets totaling $116.1 million, including $71.5 million of loans, and assumed liabilities of $108.1 million, including $98.1 million of deposits. This acquisition established our first presence on the Illinois side of the St. Louis metropolitan area and contributed core deposits to our St. Louis-area operations.

  •
  People's National Bank Branch Acquisition.  On November 14, 2008, we purchased two branch facilities of People's National Bank, N.A., located in the central Illinois market. In this transaction, we acquired assets totaling $29.6 million, including $27.9 million of loans, along with $23.6 million of deposits. This acquisition extended our presence in the central Illinois market by establishing a third branch office in Effingham and our first branch office in the community of Vandalia, Illinois, which is approximately 30 miles southwest of Effingham.

        We are continually evaluating potential expansion opportunities in markets where we believe we can leverage our initiative driven strategic plan and community banking platform to gain market share and operate profitably. We intend, however, to remain a community banking organization focused on less concentrated markets outside of major urban areas. In general, we intend to focus our future expansion efforts on the market areas that we already serve and on other market areas in Illinois, eastern Missouri and western Indiana that have demographics similar to the market areas in which we currently operate, although it is possible one or more acquisition targets could have a presence in other areas of the Midwest.

        We believe the banking landscapes in Illinois, Missouri and Indiana provide significant opportunities due to the large number of small community banks currently operating in these states. According to publicly available information from the FDIC, these three states have a total of 993 banks and thrifts with assets of less than $1.0 billion—552 in Illinois (second highest in the United States); 312 in Missouri (sixth highest in the United States); and 129 in Indiana. We believe these fragmented markets and large number of potential targets will provide us with significant organic growth and consolidation opportunities.

Our Competitive Strengths

        We believe our competitive strengths include the following:

  •
  Experienced Senior Management Team.  Our core senior management team has extensive and varied experience in managing community banking organizations or advising community banks at a professional services firm. Our Chief Executive Officer and President has 31 years of experience in the industry, including 18 years as president of a Wisconsin-based community bank and ten years as Region Market President in northern Illinois for a multi-billion dollar publicly traded regional banking organization. Our Executive Vice President and Chief Financial Officer has 9 years of public accounting experience at a Big Four firm, including significant experience working with financial institutions, and has substantial financial reporting and accounting experience with two publicly traded companies. Our Senior Vice President—Corporate Counsel served as our lead outside counsel for each of our acquisitions and capital raising transactions from 2008 through 2010 and has almost 15 years experience advising banking organizations, including a number of publicly traded companies. Each of our Senior Vice President—Community Banking, Senior Vice President—Chief Credit Officer and Senior Vice President—

    Banking Services has extensive community banking experience. As we have grown over the past several years, we have been successful in attracting management talent to central Illinois from areas outside of our primary market areas, including from areas outside of the Midwest. In addition to the important additions we have made to our senior level management team, we also have built a deep, but streamlined, bench of talent below the senior level in areas such as finance, treasury, loan and deposit operations, risk management, information technology, human resources, marketing and special assets. Our senior management team has a demonstrated track record of managing profitable growth, successfully executing acquisitions, implementing a rigorous enterprise-wide risk management system and instilling a company-wide entrepreneurial culture.

  •
  Proven Ability and Demonstrated Success in Acquisition Execution and Integration.  As a result of the five acquisitions that we have completed since we implemented our initiative driven strategic plan, we believe we have developed an experienced acquisition and integration team capable of identifying acquisition candidates, conducting thorough due diligence, determining if an acquisition opportunity fits within our overall strategic plan and will enhance shareholder returns, integrating the acquired operations into our existing operational platform and retaining a high percentage of the acquired entity's customer base. We believe this acquisition experience positions us to continue to capitalize on additional acquisition opportunities.

  •
  Robust, Stable Core Funding Base.  We focus on relationship banking with our customers and on generating core deposits. Because a majority of our operations are outside of major metropolitan areas such as Chicago, we believe we generally experience less competition from large national and super-regional banks than do community banks located in more urban areas. This enables us to better compete for core deposits primarily through service as opposed to pricing and we have been successful in generating core deposits to fund our liquidity needs, thus avoiding excessive reliance on brokered deposits and other sources of non-core funding. We also consider core deposits to be an important driver of value in any acquisition we consider. At December 31, 2010, core deposits represented 77.6% of our total deposits and our net non-core funding ratio was 24.6%. Based on the new regulatory classification for certificates of deposit of up to $250,000 being includible in core deposits, which went into effect in the first quarter of 2011, core deposits would have represented 87.0% of our total deposits at December 31, 2010. We also benefit from an improving concentration of non-interest bearing deposits, which represented 12.7% of our total deposits at December 31, 2010. This stable core funding base provides us with a less expensive funding source than if we had to rely more heavily on brokered deposits or other forms of higher cost deposits, and provides us with a more stable funding base to support our growth initiatives. Our five recent acquisitions have contributed significantly to our core funding base since December 31, 2007. Of the $828.8 million in core deposit growth we have experienced since 2007, we estimate that $606.2 million has come through acquisitions while $222.6 million has been generated organically.

  •
  Diversified Loan Portfolio.  We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic location and industries in which our business customers are engaged. No loan product represented more than one-third of our total loan portfolio at December 31, 2010. Non-owner-occupied commercial real estate loans, our largest category, represented approximately 31% of our total loan portfolio at December 31, 2010. Our next largest categories were commercial loans at approximately 17% and owner-occupied commercial real estate loans at approximately 13%. Construction and land development loans comprised less than 10% of our total loan portfolio. At December 31, 2010, our total loan portfolio was spread across our primary market areas as follows: central Illinois—39%; northern Illinois—30%; St. Louis metropolitan area—23%; and other areas—8%. We have established industry concentration limits to ensure that our loan portfolio is not overexposed to a particular industry. Our largest industry concentration at December 31, 2010 was assisted living facilities, at approximately 35% of the Bank's total risk-based capital (after adjusting for FDIC loss-sharing protection). We also manage risk by limiting exposures to individual borrowers. As of December 31, 2010, we had only five borrower relationships with outstanding balances of $8 million or greater, all of which represented performing pass-rated credits. Furthermore, the risk exposure of our loan portfolio is mitigated by the fact that, at December 31, 2010, 13.1% of our loan portfolio was covered by our loss-sharing agreements with the FDIC.

  •
  Growing and Profitable Wealth Management Group.  We have grown our wealth management group significantly since 2007, increasing our assets under administration from $99.6 million at December 31, 2007 to $702.5 million at December 31, 2010, a CAGR of 91.8%. Wealth management is a scale-dependent business, and our recent growth has given us the scale to operate this business profitably. Our wealth management operations provide us with stable, recurring fee revenue that we expect to continue growing as we expand the size and scope of our operations and enhance our ability to cultivate banking customer loyalty by developing deeper financial relationships with our customers.

  •
  History of Sustained Profitability and Steadily Increasing Dividends.  We focus on long-term financial performance and have a long history of profitability despite the turmoil in the banking industry. Since 2007, our net income available to common shareholders has increased four-fold from $2.1 million to $8.4 million in 2010 and our core pre-tax, pre-provision earnings have increased more than seven-fold from $3.3 million to $24.7 million in 2010. Furthermore, between 2007 and 2010, our return on average assets increased from 0.55% to 0.79% and our return on average common equity improved from 5.97% to 13.63% despite significant investments in our franchise. Our profitability has enabled us to consistently increase dividends to our common shareholders over the past several years.

  •
  Well Positioned to Capitalize on Market Opportunities.  We continually evaluate potential acquisitions of loan and securities portfolios, banks or bank branches in unassisted and FDIC-assisted transactions, wealth management firms, trust departments of community banks and other financial services-related businesses. Many financial institutions in our primary market, Illinois, are significantly distressed, as evidenced by Illinois experiencing the third highest number of bank failures in the United States since 2007. Furthermore, we believe that there are numerous small to midsized family-owned community banking organizations in our existing markets and surrounding areas that will become available for acquisition due to succession issues or because of their inability to compete with more efficient competitors in an increasingly competitive and heavily regulated environment. We believe that this is also true of a significant number of publicly traded and privately held community banking organizations operating in our market areas. Our ability to raise capital from our existing shareholder base and strong liquidity position, coupled with our risk management procedures, have allowed us to grow our business profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. We believe our scalable operational platform and demonstrated success in acquisition execution and integration, coupled with the capital to be raised in this offering, will allow us to take advantage of additional acquisition opportunities.

  •
  High-Capacity, Efficient Operating Platform.  To support our rapid growth, we have made significant investments in our operational infrastructure, including hiring additional personnel in key operational areas. One major component of our performance banking initiative is our "Future Bank" project, which is discussed in more detail below. As part of our Future Bank project, we are preparing to transition in the second half of 2011 to a new core processing system provided by one of the largest information technology and data processing providers to the financial institutions industry. We also are in the process of constructing a new 79,500 square foot corporate headquarters facility, with occupancy expected in September 2011. We believe that these investments in our infrastructure and operational personnel will create the capacity to grow our asset base significantly in the near term, and that this growth capacity is a significant competitive advantage over many of our competitors. We believe these investments provide us with the scale to grow in the near term without incurring significant incremental noninterest expenses, thereby enhancing our return on assets and equity.

  •
  Board of Directors Comprised of Successful Entrepreneurs.  Our six non-executive directors are all successful entrepreneurs and business owners with long-standing ties to the communities in which we operate, particularly in our primary central Illinois market. The collective professional background of our directors contributes to our organization-wide entrepreneurial culture and provides us with valuable insight to the business and banking needs of our customer base. Our six non-executive directors and their affiliated entities, collectively, have a substantial ownership interest in the Company of 19.3% (on an as-converted basis and excluding any shares to be issued in this offering) and invested approximately 10% of the aggregate $63.7 million of new capital we raised in 2009 and 2010 to support our growth objectives.

Our "Future Bank" Project: Building Our Banking Platform for the Future

        As part of our growth strategy, our management team developed a strategic plan for our "Future Bank." Future Bank is our project to build an efficient, technology-driven banking operation with significant capacity for growth, and encompasses all aspects of our strategic plan. Our Future Bank project began with an intensive assessment of all phases of the Bank's operations, which was performed by a prominent financial services consulting organization. The recommendations from this assessment led us to make significant operational modifications, ranging from, among other things, expedited teller operations and document imaging to a streamlined small business lending approval process. Our Future Bank project has been designed to, among other things, both reduce operating expenses by streamlining processes and making other efficiency enhancements and enhance revenue by improving our customers' banking experiences and developing improved data reporting systems to facilitate cross-selling opportunities. We expect our Future Bank project to generate a combined $2.0 to $3.0 million of cost savings and revenue enhancements annually.

        As noted above, as part of our Future Bank project, we are preparing to transition in the second half of 2011 to a new core processing system provided by one of the largest information technology and data processing providers to the financial institutions industry. By upgrading to a more robust and sophisticated core processing system, we believe we will be better positioned to streamline our operations, grow our asset and deposit base in a cost-efficient manner and seamlessly integrate acquired operations into our existing organization.

        We believe our Future Bank project will contribute to the processes by which we ensure our banking platform has the size, breadth, scope, scale and agility to meet future demands as we continue to grow well into the future.

Our Market Areas

        We operate primarily in three market areas—central Illinois, northern Illinois and the St. Louis metropolitan area. Many of our branch offices are located in communities where agriculture and agricultural-related businesses are particularly important to the local economy. The communities that we serve tend to be smaller and generally are not serviced by large national and super-regional banks. For example, based on information reported to the FDIC as of June 30, 2010, in Effingham County, where we are headquartered, no large national or super-regional bank (which we define as having more than $10.0 billion in total assets) had a deposit market share ranking in the top five in the county. In addition, only two of the counties that we serve in our northern Illinois market area have a large national or super-regional bank among the top five in deposit market share, and in each such case the large competitor had a deposit market share of less than 10%.

        As of December 31, 2010, we were diversified among our market areas, as illustrated by the following table:

(dollars in thousands)	Branch Offices(1)	Loans	%	Deposits	%
Central Illinois	8	$410,698	39.2%	$500,836	36.7%
Northern Illinois	14	315,876	30.2%	499,596	36.6%
St. Louis metropolitan area	7	238,556	22.8%	174,518	12.8%
Other	—	82,014	7.8%	189,567	13.9%

Total		$1,047,144	100.0%	$1,364,517	100.0%

(1)
The Rockford, Illinois office in our northern Illinois market is a wealth management office and does not currently offer banking services.

        We also believe that our operations are not dependent on the strength of any particular industry. In addition to agriculture, other industries of importance to our market areas include transportation and logistics, higher education (particularly in Champaign-Urbana in our central Illinois market), healthcare services, hospitality and tourism and technology. We benefit from significant market share in many of the communities we serve, while we expect to capitalize on opportunities for growth in others.

        We currently have a presence in 11 banking markets for purposes of the Herfindahl-Hirschman Index, or HHI, which is a commonly used index for measuring the concentration of an industry in a particular banking market. According to the HHI for each of these banking markets, three of our markets are considered to be unconcentrated and six are considered to be moderately concentrated. We therefore believe that we have opportunities to gain market share, either through organic growth or through acquisitions, in the market areas in which we operate. For detail on the HHI for each of our banking markets, see "BUSINESS—Our Market Areas" in this prospectus.

        Additional information about our three primary market areas is set forth below:

  •
  Central Illinois—We have been headquartered in Effingham, Illinois for 130 years. Effingham is located at the intersection of Interstates 57 and 70 in south-central Illinois. Interstate 57 runs from the Chicago metropolitan area to southeastern Missouri, serving as a primary route for travelers headed from the southern United States, such as Memphis and New Orleans, to Chicago and enabling them to bypass the St. Louis metropolitan area. Interstate 70 is a major east-west transportation route, running from Baltimore to Utah, and connects Indianapolis with St. Louis in the Midwest. Effingham, which has a population of approximately 13,000, is centrally located between Chicago (approximately 210 miles to the north), Indianapolis (approximately 140 miles to the east) and St. Louis (approximately 100 miles to the west) and, because of its location at the intersection of Interstates 57 and 70, serves as a major transportation route. After Effingham, our Champaign office is our second largest office in terms of deposits in central Illinois. As previously noted, the Champaign-Urbana metropolitan area is the home of the University of Illinois, which has in excess of 41,000 students. The Champaign-Urbana metropolitan area also serves as a major healthcare center for much of central Illinois and western Indiana, and has a population in excess of 226,000.

    Other offices in our central Illinois market area are in Centralia, Greenville, Vandalia and Farina, the largest of which is Centralia with a population of approximately 13,500. As of June 30, 2010, the most recent date for which FDIC data is available, we ranked in the top four in deposit market share in four of the five central Illinois counties that we serve—first in Effingham County with a 30.8% market share; second in Fayette County with a 19.3% market share; second in Bond County with a 17.7% market share; and fourth in Marion County with a 10.3% market share. We ranked first in market share in the community of Effingham with a 40.8% market share.

  •
  Northern Illinois—We entered the northern Illinois market area in March 2010 with our acquisition from AMCORE of 12 branch offices, a portfolio of $407.2 million of performing loans, $493.4 million of deposits and approximately $400 million of trust and wealth management accounts. All of the branch offices that we acquired are within an approximate 80-mile radius of Rockford, Illinois, which is the third largest metropolitan area in Illinois with a population of approximately 359,000. The size, demographics and economies of the communities served by these branch offices are similar to those of the predominantly rural communities served in our central Illinois market area. Furthermore, most of the communities served in our northern Illinois market area are located along Interstates 80 or 88, both of which serve as major transportation routes between Chicago and the Quad Cities metropolitan area in western Illinois and eastern Iowa. We also opened a wealth management office in Rockford in May 2010, and a branch office in Joliet, Illinois, which is located at the intersection of Interstates 55 and 80 approximately 40 miles southwest of Chicago, in June 2010. After Joliet and Rockford, the largest community served in this region is Freeport, which has a population of approximately 25,000 and is approximately 30 miles west of Rockford. Other offices in our northern Illinois market area acquired from AMCORE are in Dixon, Mendota, Oregon, Peru, Princeton, Rock Falls and Sterling. As of June 30, 2010, we ranked in the top five in deposit market share in three northern Illinois counties that we serve—first in Lee County with a 22.8% market share; fourth in Bureau County with a 7.7% market share; and fifth in Whiteside County with a 10.2% market share. In addition, we ranked in first or second in deposit market share in three of the communities that we serve—first in Dixon with a 35.7% market share; second in Princeton with a 15.3% market share; and second in Rock Falls with a 16.7% market share.

  •
  St. Louis Metropolitan Area—We entered the St. Louis metropolitan area in 2003 with the establishment of a de novo branch office in Chesterfield, Missouri. Chesterfield, which has a population of approximately 47,000, is an affluent suburb in the St. Louis metropolitan area, as evidenced by its median household income of approximately $98,000. We significantly expanded our Chesterfield operations in October 2010 with the acquisition of WestBridge from the FDIC, as receiver. As of December 31, 2010, Chesterfield had grown to be our fourth largest office in terms of deposits. Prior to our WestBridge acquisition, in February 2009, we acquired Waterloo Bancshares, the holding company for Commercial State Bank of Waterloo, and its six branch offices located in Monroe and St. Clair counties in Illinois. The communities served by these banking offices are smaller, rural communities located in the southeast portion of the St. Louis metropolitan area, but have been growing over the past decade due to their status as bedroom communities to St. Louis with lower costs of living than in many of the suburban St. Louis communities in Missouri. For example, Monroe County had the eighth highest population growth in Illinois (among 102 counties) between 2000 and 2010 with reported population growth of 20.1%. As of June 30, 2010, we ranked fourth in deposit market share in Monroe County, with an 11.4% market share.

Our Corporation Information

        Our principal executive offices are located at 133 West Jefferson Avenue, Effingham, Illinois 62401, and our telephone number is (217) 342-2141. We maintain an Internet website at www.midlandstatesbank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

        The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled "DESCRIPTION OF OUR CAPITAL STOCK."

Common stock offered by us	shares.
shares if the underwriters' option is exercised in full.
Common stock to be outstanding after this offering	shares.
shares if the underwriters' option is exercised in full.
See the additional discussion below regarding the shares of common stock to be outstanding after this offering.
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $         million, or approximately $         million if the underwriters' option is exercised in full. We intend to use the net proceeds from this offering to support our long-term growth by enhancing our capital ratios to permit future strategic acquisitions and growth initiatives, and for general working capital and other corporate purposes. We have no present agreement or plan concerning any specific acquisition or similar transaction. See "USE OF PROCEEDS."

Dividend policy

It has been our policy to pay a dividend to our common shareholders. Dividends historically have been declared and paid in the month following the end of each calendar quarter. Our dividend policy and practice may change in the future, however, and our board of directors may change or eliminate the payment of future dividends at its discretion, without notice to our shareholders, and any future determination to pay dividends to our shareholders will be dependent upon our results of operations, financial condition, capital requirements, banking regulations, contractual restrictions and any other factors that our board may deem relevant. See "DIVIDEND POLICY."

Proposed NASDAQ listing	We have applied to list our common stock on the NASDAQ Stock Market under the symbol "MSBI."

        The number of shares of common stock to be outstanding after this offering is based on 4,249,777 shares outstanding at April 30, 2011 and excludes:

  •
  573,870 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $13.99 per share;

  •
  2,008,510 shares of our common stock issuable upon conversion of the outstanding shares of our Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, or Series C Preferred Stock;

  •
  1,033,478 shares of our common stock issuable upon conversion of the outstanding shares of our Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, or Series D Preferred Stock;

  •
  536,170 shares of our common stock issuable upon conversion of the 630 shares of our Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, or Series E Preferred Stock. This Series E Preferred Stock may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes;

  •
  217,391 shares of our common stock issuable upon conversion of the 500 shares of our Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, or Series F Preferred Stock. This Series F Preferred Stock may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes; and

  •
  1,374,310 shares of our common stock available for future issuance under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan, or 2010 LTIP, out of which options to purchase 125,000 shares of our common stock will become effective upon the consummation of this offering.

        As described in more detail later in this prospectus under "DESCRIPTION OF OUR CAPITAL STOCK—Conversion Rights—Preferred Stock: Reduction of Conversion Price Due to Certain Subsequent Common Stock Issuances," the conversion price of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be reduced if the initial offering price of common stock in this offering is less than the applicable conversion price of the respective series. As any such reduction, if ultimately required, will not be determinable until after the consummation of this offering, the number of shares of our common stock listed above as being issuable upon conversion of our preferred stock is based upon a conversion price of $11.75 for the Series C Preferred Stock and Series E Preferred Stock and $23.00 for the Series D Preferred Stock and Series F Preferred Stock, which are the applicable conversion prices prior to the consummation of this offering.

        Unless otherwise indicated, or the context otherwise requires, other references in this prospectus to the number of shares of our common stock issuable upon conversion of our preferred stock are based upon the applicable conversion prices prior to the consummation of this offering, as set forth above.

Risk Factors

        An investment in shares of our common stock involves a high degree of risk. You should carefully read and consider the risks discussed in the "RISK FACTORS" section of this prospectus and all other information in this prospectus before making a decision to invest in shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 has been derived from our audited consolidated financial statements. The summary balance sheet data as of December 31, 2010 and 2009 and the summary income statement data for the years ended December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2008, 2007 and 2006 and the summary income statement data for the years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus.

        You should read the following financial data in conjunction with other information contained in this prospectus, including the information set forth under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and the financial statements and related accompanying notes included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

        As described elsewhere in this prospectus, we have consummated several acquisitions in recent fiscal periods. The results and other financial data of these acquired operations are not included in the table below for the periods prior to their respective acquisition date and, therefore, the results and other financial data for these prior periods are not comparable in all respects and may not be predictive of our future results.

	As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Summary Balance Sheet Data
Total assets	$1,634,322	$1,113,752	$441,027	$382,053	$409,487
Non-covered loans	910,103	492,716	337,220	284,233	288,625
Covered loans(1)	137,041	131,740	—	—	—
Allowance for loan losses	28,488	19,766	3,718	3,232	3,766
Non-covered investment securities	257,713	147,043	72,536	71,743	84,795
Covered investment securities(2)	134,029	151,619	—	—	—
Indemnification asset due from FDIC	67,538	72,699	—	—	—
Deposits	1,364,517	918,092	351,865	301,389	320,832
Short-term and FHLB borrowings	127,997	90,161	38,144	31,975	40,737
Subordinated debt	16,300	11,300	—	—	—
Junior subordinated debt related to trust preferred securities	10,000	10,000	10,000	10,000	10,000
Preferred shareholders' equity	47,370	23,600	—	—	—
Common shareholders' equity	59,165	49,692	37,301	35,935	35,259

Total shareholders' equity	$106,535	$73,292	$37,301	$35,935	$35,259

Summary Income Statement Data
Interest income	$83,319	$49,401	$22,437	$24,406	$24,301
Interest expense	25,124	20,579	9,888	12,516	11,361

Net interest income	58,195	28,822	12,549	11,890	12,940
Provision for loan losses	13,580	20,728	1,051	497	1,361
Gain on bargain purchase	8,704	25,031	—	—	—
Noninterest income (excluding gain on bargain purchase)	10,173	18,094	3,437	2,800	4,945
Noninterest expense	46,845	23,610	12,193	11,427	12,269

Income before taxes	16,647	27,609	2,742	2,766	4,255
Provision for income taxes	4,577	9,272	603	661	1,072

Net income	12,070	18,337	2,139	2,105	3,183
Preferred stock dividends	3,668	2,291	—	—	—

Net income available to common shareholders	$8,402	$16,046	$2,139	$2,105	$3,183

	As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Credit Quality Data
Loans 30-89 days past due	$9,926	$11,177	$3,227	$2,048	$1,861
Loans 30-89 days past due to total loans	0.95%	1.79%	1.96%	0.72%	0.65%
Nonperforming loans(3)	$26,270	$11,539	$4,161	$4,452	$4,244
Nonperforming loans to total loans(3)	2.51%	1.85%	1.23%	1.57%	1.47%
Nonperforming assets to total assets(4)	1.79%	1.16%	1.24%	1.20%	1.06%
Allowance for loan losses to total loans(3)	2.72%	3.17%	1.10%	1.14%	1.30%
Allowance for loan losses to nonperforming loans(3)	108.44%	171.28%	89.35%	72.60%	88.74%
Net charge-offs to average loans	0.51%	0.88%	0.28%	0.37%	0.42%
Per Share Data (Common Stock)
Earnings:
Basic	$1.99	$3.83	$0.52	$0.50	$0.77
Diluted(5)	1.62	3.11	0.52	0.50	0.76
Dividends declared	0.392	0.424	0.296	0.268	0.242
Book value(6)	14.21	11.99	9.25	8.90	8.60
Book value—as converted(6)(8)	14.80	11.90	9.25	8.90	8.60
Tangible book value(7)	9.21	9.90	8.28	8.45	8.11
Tangible book value—as converted(7)(9)	12.19	10.99	8.28	8.45	8.11
Weighted average shares outstanding:
Basic	4,214,820	4,180,620	4,134,710	4,103,090	4,121,950
Diluted	6,824,310	5,665,850	4,134,780	4,125,650	4,173,690
Shares outstanding at year end	4,164,030	4,143,640	4,031,540	4,036,250	4,101,990
Selected Performance Metrics
Core pre-tax, pre-provision earnings(10)	$24,676	$11,791	$3,793	$3,377	$4,253
Return on average assets	0.79%	2.01%	0.55%	0.55%	0.78%
Return on average shareholders' equity	11.78%	28.38%	6.66%	5.84%	9.24%
Return on average common shareholders' equity	13.63%	39.05%	6.66%	5.97%	9.27%
Yield on earning assets	6.25%	6.32%	6.21%	6.90%	6.60%
Cost of average interest bearing liabilities	1.97%	2.65%	3.11%	3.98%	3.38%
Net interest spread	4.28%	3.67%	3.10%	2.92%	3.22%
Net interest margin(11)	4.44%	3.81%	3.57%	3.59%	3.74%
Efficiency ratio(12)	61.03%	62.15%	76.04%	73.21%	70.40%
Common stock dividend payout ratio(13)	19.70%	10.68%	56.92%	53.39%	31.47%
Loan to deposit ratio	76.74%	68.02%	95.84%	94.31%	89.96%
Core deposits / total deposits(14)	77.56%	57.00%	70.03%	76.18%	74.29%
Net non-core funding dependence ratio(15)	24.62%	44.92%	35.11%	27.74%	29.81%
Regulatory and Other Capital Ratios—Consolidated
Tier 1 leverage ratio	5.86%	6.86%	10.07%	11.68%	10.61%
Tier 1 capital to risk-weighted assets	8.43%	11.27%	11.37%	14.11%	13.81%
Total capital to risk-weighted assets	11.13%	13.86%	12.35%	15.14%	15.00%
Tangible common equity to tangible assets(16)	2.38%	3.71%	7.64%	8.97%	8.16%
Tier 1 common capital to risk-weighted assets(17)	3.38%	6.36%	8.72%	10.91%	10.66%
Regulatory Capital Ratios—Bank Only
Tier 1 leverage ratio	6.93%	7.67%	9.38%	8.42%	7.94%
Tier 1 capital to risk-weighted assets	9.98%	12.56%	10.27%	10.21%	10.28%
Total capital to risk-weighted assets	11.24%	13.83%	11.26%	11.24%	11.46%

(1)
Covered loans are loans that are covered by a loss-sharing agreement with the FDIC.

(2)
Covered investment securities are investment securities that are covered by a loss-sharing agreement with the FDIC.

(3)
Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings. Nonperforming loans exclude loans acquired in the Waterloo Bancshares, Strategic Capital and WestBridge transactions that had evidence of credit deterioration since origination and for which it was probable at the date of acquisition that we would not collect all contractually required principal and interest payments. These loans are referred to as purchased credit-impaired, or PCI, loans. PCI loans had a carrying value of $83.1 million as of December 31, 2010 and $81.5 million as of December 31, 2009. Prior to 2009, we did not have any PCI loans. Furthermore, PCI loans, as well as other loans acquired in a business combination, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Accordingly, our ratios that are computed using nonperforming loans and/or allowance for loan losses may not be comparable to similar ratios of our peers.

(4)
Nonperforming assets include nonperforming loans, other real estate owned and other repossessed assets. Nonperforming assets exclude covered other real estate owned that is related to the Strategic Capital and WestBridge FDIC-assisted transactions. As discussed in note 3, above, nonperforming loans exclude PCI loans. This ratio may therefore not be comparable to a similar ratio of our peers.

(5)
Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per share common share computation plus the dilutive effect of: (i) restricted stock and stock options using the treasury method; (ii) shares of our common stock issuable upon conversion of our outstanding shares of our Series C Preferred Stock and Series D Preferred Stock; and (iii) shares of our common stock issuable upon conversion of shares of our Series E Preferred Stock and Series F Preferred Stock that may be acquired upon exercise of outstanding warrants held by the holder of our outstanding subordinated notes. In addition, earnings used in the numerator of the computation are increased by: (i) dividends paid on our Series C Preferred Stock and Series D Preferred Stock; and (ii) interest paid on $11.3 million of our outstanding subordinated notes. Prior to July 1, 2013, the warrant to purchase shares of Series E Preferred Stock may only be exercised by the surrender of that portion of an $11.3 million subordinated note equal to the aggregate exercise price (which will be $6.3 million if the warrant is exercised in full); after that date, the warrant may be exercised by surrender of the subordinated note, a cash payment or cashless exercise. The warrant to purchase shares of Series F Preferred Stock may only be exercised by surrender of that portion of a $5.0 million subordinated note equal to the aggregate exercise price (which will be $5.0 million if the warrant is exercised in full). See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Subordinated Notes and Warrants to Acquire Preferred Stock."

(6)
For purposes of computing book value per common share, book value equals total common shareholders' equity.

(7)
Tangible book value and tangible book value per share are non-GAAP financial measures. We calculate tangible book value (also referred to as "tangible common shareholders' equity" or "tangible common equity") as total common shareholders' equity less goodwill and other intangible assets (except mortgage servicing rights). As we calculate it, tangible book value's most directly comparable GAAP financial measure is total common shareholders' equity. We calculate tangible book value per share as tangible book value divided by shares of common stock outstanding. As we calculate it, tangible book value per share's most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(8)
Book value per share—as converted gives effect to: (i) for December 31, 2010, the conversion of all of the issued and outstanding shares of Series C Preferred Stock and Series D Preferred Stock into an aggregate of 3,041,988 shares of our common stock and the conversion of the shares of Series E Preferred Stock and Series F Preferred Stock that could be acquired upon exercise of outstanding warrants held by the holder of our outstanding subordinated notes into an aggregate of 753,560 shares of our common stock; and (ii) for December 31, 2009, the conversion of all of the issued and outstanding shares of Series C Preferred Stock at such time into 2,008,510 shares of our common stock and the conversion of the shares of Series E Preferred Stock that could be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes into an aggregate of 536,170 shares of our common stock. We did not have any convertible preferred stock or warrants to acquire convertible preferred stock outstanding in 2008 or 2007.

(9)
Tangible book value per share—as converted is tangible book value per share (see note 7 above) after giving effect to the same conversion scenarios set forth in note 8 above.

(10)
Core pre-tax, pre-provision earnings is a non-GAAP financial measure. We calculate core pre-tax, pre-provision earnings as net income, adjusted to exclude bargain purchase gains and acquisition and integration expenses recognized in connection with our acquisitions, without regard to the provision for loan losses and income tax expense. As we calculate it, the most directly comparable GAAP financial measure to core pre-tax, pre-provision earnings is income before income taxes. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(11)
Net interest margin is presented on a fully taxable equivalent, or FTE, basis.

(12)
Efficiency ratio represents noninterest expenses, excluding loan loss provision, divided by the sum of net interest income and noninterest income, excluding bargain purchase gains recognized in connection with certain of our acquisitions and realized gains or losses from sales of investment securities.

(13)
Common stock dividend payout ratio represents dividends per share divided by basic earnings per share. See "DIVIDEND POLICY."

(14)
Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $100,000. Effective in the first quarter of 2011, the federal banking agencies changed the classification for certificates of deposit greater than $100,000 but less than or equal to $250,000 from non-core to core deposits in response to the Dodd-Frank Act permanently increasing the deposit insurance limit to $250,000. Based on this new classification, our core deposits as of December 31, 2010 would have represented 86.98% of total deposits.

(15)
Net non-core funding dependence ratio represents the degree to which the Bank is funding longer-term assets with non-core funds. We calculate this ratio as non-core liabilities, less short-term investments, divided by long-term assets.

(16)
Tangible common equity to tangible assets is a non-GAAP financial measure. For purposes of computing tangible common equity to tangible assets, we calculate tangible common equity as total shareholders' equity less preferred equity, goodwill and other intangible assets (except mortgage servicing rights), and we calculate tangible assets as total assets less goodwill and other intangible assets (except mortgage servicing rights). As we calculate it, the most directly comparable GAAP financial measure is total shareholders' equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(17)
For purposes of computing Tier 1 common capital to total risk-weighted assets, we calculate Tier 1 common capital as Tier 1 capital less preferred stock and trust preferred securities. As we calculate it, most directly comparable GAAP financial measure to Tier 1 common capital is total shareholders' equity. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all other information included in this prospectus, including our historical financial statements and accompanying notes. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and growth prospects could be materially and adversely affected. In that case, you could experience a partial or complete loss of your investment.

Risks Related to Our Business

Continued or worsening general business and economic conditions and regulatory responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.

        Our business and operations are sensitive to general business and economic conditions in the United States, generally, and Illinois and the St. Louis metropolitan area, specifically. If the national, regional and local economies are unable to overcome the muted growth, high unemployment rates and depressed real estate markets resulting from the economic recession that began in 2007 or experience worsening economic conditions, our growth and profitability could be constrained. Weak economic conditions are characterized by, among other indicators, deflation, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, commercial and consumer loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors are generally detrimental to our business. Our business is significantly affected by monetary and other regulatory policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and growth prospects.

Our strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could have a material adverse effect on our business, financial position, results of operations and growth prospects.

        Since late 2007, we have been pursuing a strategy of leveraging our human and financial capital by acquiring other financial institutions, including FDIC-assisted acquisitions of failed depository institutions, in our target markets. We have completed several acquisitions since late 2008, including Strategic Capital in an FDIC-assisted transaction and the AMCORE branch and asset acquisition, and we may continue pursuing this strategy. There are significant risks associated with an acquisition strategy, however, including the following:

  •
  We are exposed to potential asset and credit quality risks and unknown or contingent liabilities of the banks or businesses we acquire. If these issues or liabilities exceed our estimates, our earnings and financial condition may be materially and adversely affected.

  •
  The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity. This integration process is complicated and time consuming and can also be disruptive to the customers and employees of the acquired business and our business. If the integration process is not conducted successfully, we may not realize the anticipated economic benefits of acquisitions within the expected time frame, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful.

  •
  To finance an acquisition, we may borrow funds or pursue other forms of financing, such as issuing convertible preferred stock, which may have high dividend rights or may be highly dilutive to holders of our common stock, thereby increasing our leverage and diminishing our liquidity, or issuing capital stock, which could dilute the interests of our existing shareholders.

  •
  We may be unsuccessful in realizing the anticipated benefits from acquisitions. For example, we may not be successful in realizing anticipated cost savings. We also may not be successful in preventing disruptions in service to existing customer relationships of the acquired institution, which could lead to a loss in revenues.

        In addition to the foregoing, we may face additional risks in acquisitions of failed depository institutions in FDIC-assisted transactions, such as the Strategic Capital and WestBridge acquisitions, because FDIC-assisted transactions are typically conducted by the FDIC in a manner that does not allow the time or access normally associated with preparing for the integration of an acquired institution. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions, including FDIC-assisted transactions. Our inability to overcome risks associated with acquisitions could have an adverse effect on our ability to successfully implement our acquisition strategy and grow our business and profitability.

We may not be able to continue growing our business, particularly if we cannot make acquisitions, either because of an inability to find suitable acquisition candidates, constrained capital resources or otherwise.

        We have grown our consolidated assets from $382.1 million as of December 31, 2007 to $1.6 billion as of December 31, 2010 and our deposits from $301.4 million as of December 31, 2007 to $1.4 billion as of December 31, 2010. Most of this growth has resulted from several acquisitions that we have completed since late 2008 and, because our central and northern Illinois markets are comprised primarily of mature, rural communities with limited population growth, we anticipate that much of our future growth will be dependent on our ability to successfully implement our acquisition strategy. A risk exists, however, that we will not be able to identify suitable additional candidates for acquisitions. In addition, even if suitable targets are identified, we expect to compete for such businesses with other potential bidders, many of which may have greater financial resources than we have, which may adversely affect our ability to make acquisitions at attractive prices. Furthermore, acquisitions are subject to approvals by bank regulatory authorities, and we cannot predict whether any targeted acquisitions will receive the required regulatory approvals. In this regard, in light of our rapid growth since the end of 2007, our board of directors recently directed our management team to adopt a written growth plan and a capital plan, each of which will have an impact on our acquisition and growth strategy. Among other things, the board of directors has directed that the capital plan require the Bank to achieve a Tier 1 leverage ratio of at least 8.0% by December 31, 2011 and thereafter require the Bank to maintain such heightened Tier 1 leverage ratio. We anticipate that bank regulatory authorities will consider any acquisition proposal in light of our written growth plan and capital plan and will not approve any acquisition that would result in the Bank's Tier 1 leverage ratio falling below 8.0%. In light of the foregoing, our ability to grow successfully will depend to a significant extent on our capital resources. It also will depend, in part, upon our ability to attract deposits, identify favorable loan and investment opportunities, open new branch offices and on whether we can continue to fund growth while maintaining cost controls and asset quality, as well on other factors beyond our control, such as national, regional and local economic conditions and interest rate trends.

We are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects.

        Our success is dependent, to a large degree, upon the continued service and skills of our existing executive management team, particularly Mr. Leon J. Holschbach, our Chief Executive Officer and President, and Mr. Jeffrey G. Ludwig, our Executive Vice President and Chief Financial Officer.

        Our business and growth strategies are built primarily upon our ability to retain employees with experience and business relationships within their respective market areas. The loss of Mr. Holschbach, Mr. Ludwig or any of our other key personnel could have an adverse impact on our business and growth because of their skills, years of industry experience, knowledge of our market areas and the difficulty of finding qualified replacement personnel, particularly in light of the fact that we are headquartered outside of a major metropolitan area. In addition, although we have non-competition agreements with each of our six named executive officers, we do not have any such agreements with any of our other employees. Thus, employees such as our loan officers and wealth management professionals could leave the Company and immediately begin soliciting our customers. The departure of any of our personnel who are not subject to non-competition agreements could have a material adverse impact on our business, results of operations and growth prospects.

Our business concentration in Illinois imposes risks and may magnify the adverse effects and consequences of any regional or local economic downturn or adverse weather affecting Illinois.

        We conduct our operations almost exclusively in Illinois and the adjacent St. Louis metropolitan area. Substantially all of the real estate loans in our loan portfolio are secured by properties located in Illinois and the St. Louis metropolitan area. Likewise, substantially all of the real estate loans in our loan portfolio are made to borrowers who live and conduct business in Illinois and the St. Louis metropolitan area. This geographic concentration imposes risks from lack of diversification. Our financial condition and results of operations are highly dependent on the economic conditions of Illinois and the St. Louis metropolitan area, where adverse economic developments, among other things, could affect the volume of loan originations, increase the level of nonperforming assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Any regional or local economic downturn that affects Illinois and the St. Louis metropolitan area or existing or prospective property or borrowers in such areas may affect us and our profitability more significantly and more adversely than our competitors that are less geographically concentrated.

        Furthermore, we conduct a substantial portion of our business in central and northern Illinois. Central and northern Illinois are primarily agricultural areas and therefore their economies can be greatly affected by severe weather conditions, including droughts, storms, tornadoes and flooding. Unfavorable weather conditions may decrease agricultural productivity or could result in damage to our branch offices, the property of our customers or property securing our loans, which could have a material adverse impact on our business, results of operations and growth prospects.

We must effectively manage our credit risk.

        There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from changes in economic and market conditions. We cannot assure you that our credit risk approval and monitoring procedures will reduce these credit risks, and they cannot be expected to completely eliminate our credit risks. If the overall economic climate in the United States, generally, or our market areas, specifically, fails to improve, or even if it does improve, our borrowers may experience difficulties in repaying their loans, and the level of nonperforming loans, charge-offs and delinquencies could rise and require further increases in the provision for loan losses, which would cause our net income and return on equity to decrease.

A significant portion of our loan portfolio is comprised of residential and commercial real estate loans, which involve risks specific to real estate values and the real estate and mortgage markets in general, all of which have been experiencing significant weaknesses during the past several years.

        At December 31, 2010, approximately 77% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. As a result, additional adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that would adversely affect profitability. Adverse changes in the economy affecting real estate values and liquidity in our primary market area could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses would have a material adverse impact on our business, results of operations and growth prospects.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

        We establish our allowance for loan losses and maintain it at a level considered adequate by management to absorb probable loan losses based on an analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas. The actual amount of loan losses is affected by changes in economic, operating and other conditions within our markets, which may be beyond our control, and such losses may exceed current estimates.

        As of December 31, 2010, our allowance for loan losses as a percentage of total loans was 2.72% and as a percentage of total nonperforming loans was 108.4%. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, we may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management's decision to do so or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require us to adjust our determination of the value for these items. These adjustments may adversely affect our business, financial condition and results of operations.

We may be exposed to unrecoverable losses on the loans acquired.

        Although we have generally acquired the loan assets of our recent acquisitions at substantial discounts to their unpaid principal balances and, in the case of our two FDIC-assisted acquisitions, have entered into loss-sharing agreements which provide that the FDIC will bear at least 80% of losses on such assets, we are not protected from all losses that we may incur on acquired loans. For example, with respect to loans covered by the FDIC loss-sharing agreements, the FDIC has the right to refuse or delay payment for such loan losses if the loss-sharing agreements are not managed in accordance with their terms. Additionally, the loss-sharing agreements have limited terms; therefore, any losses that we experience after the terms of the loss-sharing agreements have ended will not be recoverable from the FDIC, which would negatively impact our net income. Furthermore, the acquisition of assets and liabilities of failed depository institutions in FDIC-assisted transactions involves risks similar to those faced in unassisted acquisitions, even though the FDIC might provide assistance to mitigate certain risks (e.g., by entering into loss-sharing arrangements). However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

The accounting for loans acquired in connection with our acquisitions is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on our results of operations.

        Loans acquired in connection with our acquisitions have been recorded at estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. A risk exists that our estimate of the fair value of acquired loans will prove to be inaccurate and that we ultimately will not recover the amount at which we recorded such loans on our balance sheet, which would require us to recognize losses.

        Loans acquired in connection with acquisitions that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (previously known as AICPA Statement of Position 03-3, Accounting for Certain Loans Acquired in a Transfer), or ASC 310-30. These credit-impaired loans, like non-credit-impaired loans acquired in connection with our acquisitions, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. We evaluate these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, we may experience fluctuations in our net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively impact our results of operations.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans, and our small to midsized business target market may have fewer financial resources to weather the current downturn in the economy.

        At December 31, 2010, we had $860.4 million of commercial loans, consisting of $562.8 million of commercial real estate loans, $199.2 million of operating commercial loans for which real estate is not the primary source of collateral and $98.4 million of construction and land development loans. Commercial loans represented 82.2% of our total loan portfolio at December 31, 2010. Commercial loans are often larger and involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans is often more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. Accordingly, the prevailing downturn in the real estate market and the challenging economy generally has heightened our risk related to commercial loans, particularly commercial real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers' ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers' ability to make repayment from the cash flow of the commercial venture. Our operating commercial loans are primarily made based on the identified cash flow of the borrower and secondarily on the collateral underlying the loans. Most often, this collateral consists of accounts receivable, inventory and equipment. Inventory and equipment may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. Due to the larger average size of each commercial loan as compared with other loans such as residential loans, as well as collateral that is generally less readily-marketable, losses incurred on a small number of commercial loans could have a material adverse impact on our financial condition and results of operations.

        Furthermore, we target our business development and marketing strategy primarily to serve the banking and financial services needs of businesses with $500,000 to $50 million in annual revenue. These small to midsized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If these businesses are unable to generate sufficient revenue, our business, financial condition and results of operations may be adversely affected.

Real estate market volatility and future changes in our disposition strategies could result in net proceeds that differ significantly from our other real estate owned fair value appraisals.

        As of December 31, 2010, we had $13.9 million of other real estate owned, of which 78.4% was covered by a loss-sharing agreement with the FDIC. Our other real estate owned portfolio consists of properties that we obtained through foreclosure or through an in-substance foreclosure in satisfaction of loans. Properties in our other real estate owned portfolio are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the "fair value," which represents the estimated sales price of the properties on the date acquired less estimated selling costs. Generally, in determining "fair value," an orderly disposition of the property is assumed, except where a different disposition strategy is expected. Significant judgment is required in estimating the fair value of other real estate owned property, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility, as we have experienced during the past several years.

        In response to market conditions and other economic factors, we may utilize alternative sale strategies other than orderly disposition as part of our other real estate owned disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from appraisals, comparable sales and other estimates used to determine the fair value of our other real estate owned properties.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

        As of December 31, 2010, our nonperforming loans (which consist of nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings) totaled $26.3 million, or 2.51% of our loan portfolio, and our nonperforming assets (which include nonperforming loans plus other real estate owned that is not covered by a loss-sharing agreement with the FDIC) totaled $29.3 million, or 1.79% of total assets. In addition, we had $9.9 million in accruing loans that were 31-89 days delinquent as of December 31, 2010. Our ratio of nonperforming loans to total loans has increased from 1.85% and 1.23% at December 31, 2009 and 2008, respectively, and our ratio of nonperforming assets to total assets has similarly increased from 1.16% and 1.24% at December 31, 2009 and 2008, respectively.

        Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming loans and other real estate owned also increase our risk profile and the capital our regulators believe is appropriate in light of such risks. The resolution of nonperforming assets requires significant time commitments from management and can be detrimental to the performance of their other responsibilities. If we continue experiencing increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.

Real estate construction loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

        Real estate construction loans comprised approximately 9.4% of our total loan portfolio as of December 31, 2010, and such lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

Liquidity risks could affect operations and jeopardize our business, financial condition, and results of operations.

        Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our most important source of funds consists of checking and savings, negotiable order of withdrawal and money market deposit account balances and other forms of customer deposits. Such account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income.

        Other primary sources of funds consist of cash from operations, investment maturities and sales, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by brokered deposits, repurchase agreements and the ability to borrow from the Federal Reserve Bank and the Federal Home Loan Bank. We also may borrow from third-party lenders from time to time. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

        Regional and community banks generally have less access to the capital markets than do national and super-regional banks because of their smaller size and limited analyst coverage. Since mid-2007, the financial services industry and the credit markets generally have been materially and adversely affected by significant declines in asset values and by a lack of liquidity. The liquidity issues have been particularly acute for regional and community banks, as many of the larger financial institutions have significantly curtailed their lending to regional and community banks to reduce their exposure to the risks of other banks. In addition, many of the larger correspondent lenders have reduced or even eliminated federal funds lines for their correspondent customers.

        As a result, we rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, pay dividends to our shareholders or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We are required to maintain capital to meet regulatory requirements, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

        The Company, on a consolidated basis, and the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. We face significant capital and other regulatory requirements as a financial institution. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

        Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. When interest rates rise, the rate of interest we pay on our liabilities rises more quickly than the rate of interest that we receive on our interest-bearing assets, which may cause our profits to decrease. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates.

        Interest rate increases often result in larger payment requirements for our borrowers, which increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on the loans underlying our participation interests as borrowers refinance their mortgages at lower rates. At December 31, 2010, total gross loans were 72% of our total earning assets and exhibited a positive 5.8% sensitivity to rising interest rates in a 100 basis point parallel shock.

        Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. Subsequently, we continue to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net interest income.

        Rising interest rates will result in a decline in value of our fixed-rate debt securities. The unrealized losses resulting from holding these securities would be recognized in other comprehensive income and reduce total shareholders' equity. Unrealized losses do not negatively impact our regulatory capital ratios; however, tangible common equity and the associated ratios would be reduced. If debt securities in an unrealized loss position are sold, such losses become realized and will reduce our regulatory capital ratios.

        If short-term interest rates remain at their historically low levels for a prolonged period, and assuming longer term interest rates fall further, we could experience net interest margin compression as our interest earning assets would continue to reprice downward while our interest bearing liability rates could fail to decline in tandem. This would have a material adverse effect on our net interest income and our results of operations.

We could recognize losses on securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

        As of December 31, 2010, the fair value of our securities portfolio was approximately $391.7 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual mortgagors with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

Downgrades in the credit rating of one or more insurers that provide credit enhancement for our state and municipal securities portfolio may have an adverse impact on the market for and valuation of these types of securities.

        We invest in tax-exempt state and local municipal securities, some of which are insured by monoline insurers. As of December 31, 2010, we had $116.6 million of municipal securities, which represented 29.8% of our total securities portfolio. Since the economic crisis unfolded in 2008, several of these insurers have come under scrutiny by rating agencies. Even though management generally purchases municipal securities on the overall credit strength of the issuer, the reduction in the credit rating of an insurer may negatively impact the market for and valuation of our investment securities. Such downgrade could adversely affect our liquidity, financial condition and results of operations.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

        As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.

        Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

        Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and will require a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

We face strong competition from financial services companies and other companies that offer banking and wealth management services, which could harm our business.

        We conduct our operations almost exclusively in Illinois and the adjacent St. Louis metropolitan area. In addition, we currently offer trust and wealth management services, which accounts for a significant portion of our noninterest income. Many of our competitors offer the same, or a wider variety of, banking and wealth management services within our market areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices or otherwise solicit deposits in our market areas. Increased competition in our markets may result in reduced loans, deposits and commissions and brokers' fees, as well as reduced net interest margin and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking and wealth management customers, we may be unable to continue to grow our loan and deposit portfolios and our commissions and brokers' fees, and our business, financial condition and results of operations may be adversely affected.

Our wealth management operations may be negatively impacted by changes in economic and market conditions or by an inability to retain or attract wealth management professionals.

        Our wealth management operations may be negatively impacted by changes in general economic conditions and the conditions in the financial and securities markets, including the values of assets held under management, as well as by an inability to retain or attract wealth management professionals. Our management contracts generally provide for fees payable for wealth management services based on the market value of assets under administration. Because most of our contracts provide for a fee based on market values of securities, fluctuations in securities prices will have an adverse effect on our results of operations from this business. If the financial and securities markets were to experience a significant decline, such as what occurred during the second half of 2008 and the first half of 2009, the values of the assets that we manage generally would decline and result in a corresponding decline in the performance of our customers' portfolios. Market declines and reductions in the value of our customers' wealth management accounts could result in us losing wealth management customers, including those who are also banking customers. Furthermore, wealth management is a highly relationship-driven business. In general, wealth management customers have a higher likelihood of moving their accounts if their wealth management professional moves to another firm and there historically has been a fairly high level of mobility among professionals in the wealth management business. Accordingly, our wealth management operations also may be negatively impacted if we are unable to retain our current wealth management professionals, none of which currently are subject to long-term employment agreements, or attract new wealth management professionals with established customer bases.

We are subject to claims and litigation pertaining to our fiduciary responsibilities.

        Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our customers and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability and/or our reputation could be damaged. Either of these results may adversely impact demand for our products and services or otherwise have a harmful effect on our business and, in turn, on our financial condition and results of operations.

We have a continuing need for technological change and we may not have the resources to effectively implement new technology or we may experience operational challenges when implementing new technology.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our market area. In this regard, we are in the process of implementing our Future Bank project, which involves a significant amount of investment in technology enhancements, including implementing a new core processing system. We may experience operational challenges as we implement these new technology enhancements, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

        Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to offer, which would put us at a competitive disadvantage. Accordingly, a risk exists that we will not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

        The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, a risk exists that these security measures will be unsuccessful. In addition, advances in computer capabilities could result in a compromise or breach of the systems we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

        Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

        We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

        We depend to a significant extent on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. As previously discussed, as part of our Future Bank project, we are transitioning to a new provider for our core processing system. Such transition is a time-consuming and complex process, and a risk exists that we may experience challenges during and following this conversion. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace them, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

Risks Related to the Business Environment and Our Industry

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

        Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, to fail.

        Reflecting concern about the stability of the financial markets in general and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, erosion of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressure on consumers and erosion of confidence in the financial markets has already adversely affected our industry and may adversely affect our business, financial condition and results of operations. We cannot predict whether the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

  •
  Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite the loans become less predictive of future behaviors.

  •
  The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

  •
  Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

  •
  Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

  •
  We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

  •
  We expect to face increased capital requirements, both at the Company level and at the Bank level. In this regard, the Collins Amendment to the Dodd-Frank Act requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Furthermore, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, recently announced an agreement to a strengthened set of capital requirements for internationally active banking organizations, known as Basel III. We expect U.S. banking authorities to follow the lead of Basel III and require all U.S. banking organizations to maintain significantly higher levels of capital, which may limit our ability to pursue business opportunities and adversely affect our results of operations and growth prospects.

  •
  We may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the Deposit Insurance Fund, or DIF, and reduced the ratio of reserves to insured deposits. Furthermore, the recently enacted Dodd-Frank Act requires the FDIC to increase the DIF's reserves against future losses, which will necessitate increased assessments on depository institutions. Although the precise impact on us will not be clear until implementing rules are issued, any future increases in assessments applicable to us and the Bank will decrease our earnings and could have a material adverse effect on the value of, or market for, our common stock.

        If current levels of market disruption and volatility continue or worsen, we could experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

        We and our subsidiaries are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

        Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government has intervened on an unprecedented scale by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

        These programs have subjected financial institutions to additional restrictions, oversight and costs. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

        In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

        In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Legislative and regulatory reforms applicable to the financial services industry may, if enacted or adopted, have a significant impact on our business, financial condition and results of operations.

        On July 21, 2010, the Dodd-Frank Act was signed into law, which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts and small bank and thrift holding companies will be regulated in the future.

        The Dodd-Frank Act, among other things, imposes new capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank's average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC's authority to raise insurance premiums. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to "offset the effect" of increased assessments on insured depository institutions with assets of less than $10.0 billion. The Dodd-Frank Act also limits interchange fees payable on debit card transactions, establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will have broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower's ability to repay and prepayment penalties. The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly traded companies and allows financial institutions to pay interest on business checking accounts.

        The Collins Amendment to the Dodd-Frank Act, among other things, eliminates certain trust preferred securities from Tier 1 capital, but certain trust preferred securities issued prior to May 19, 2010 by bank holding companies with total consolidated assets of $15 billion or less will continue to be includible in Tier 1 capital. This provision also requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Regulations implementing the Collins Amendment must be issued within 18 months of July 21, 2010.

        These provisions, or any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition and results of operations. Our management is actively reviewing the provisions of the Dodd-Frank Act, many of which are to be phased-in over the next several months and years, and assessing its probable impact on our operations. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, is uncertain at this time.

        The U.S. Congress has also recently adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve has adopted numerous new regulations addressing banks' credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

        The Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, adopted Basel III in September 2010, which is a strengthened set of capital requirements for banking organizations in the United States and around the world. Basel III is currently supported by the U.S. federal banking agencies. As agreed to, Basel III is intended to be fully-phased in on a global basis on January 1, 2019. However, the ultimate timing and scope of any U.S. implementation of Basel III remains uncertain. As agreed to, Basel III would require, among other things: (i) an increase in the minimum required common equity to 7% of total assets; (ii) an increase in the minimum required amount of Tier 1 capital from the current level of 4% of total assets to 8.5% of total assets; (iii) an increase in the minimum required amount of total capital, from the current level of 8% to 10.5%. Each of these increased requirements includes 2.5% attributable to a capital conservation buffer to position banking organizations to absorb losses during periods of financial and economic stress. Basel III also calls for certain items that are currently included in regulatory capital to be deducted from common equity and Tier 1 capital. The Basel III agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking agencies will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. Basel III changes, as implemented in the United States, will likely result in generally higher regulatory capital standards for all banking organizations.

        Such proposals and legislation, if finally adopted, would change banking laws, our operating environment and the operating environment of our subsidiaries in substantial and unpredictable ways. We cannot determine whether such proposals and legislation will be adopted, or the ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our business, financial condition or results of operations.

Risks Related to this Offering and an Investment in Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

        Prior to this offering there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration.

The price of our common stock could be volatile following this offering.

        The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

  •
  actual or anticipated variations in our quarterly results of operations;

  •
  recommendations by securities analysts;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

  •
  perceptions in the marketplace regarding us and/or our competitors;

  •
  new technology used, or services offered, by competitors; and

  •
  changes in government regulations.

        In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

An investment in our common stock is not an insured deposit.

        An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

        The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will cover us and our common stock or whether they will publish research and reports on us. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

        If any of the analysts who elect to cover us downgrades our stock, our stock price would likely decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Our dividend policy may change.

        Although we have historically paid dividends to our shareholders, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our shareholders. Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs, dividend obligations on our outstanding Series C Preferred Stock and Series D Preferred Stock (and on shares of our Series E Preferred Stock and Series F Preferred Stock that may be outstanding in the future) and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends paid to our common shareholders.

Shares of certain shareholders may be sold into the public market in the near future. This could cause the market price of our common stock to drop significantly.

        In connection with this offering, we, our directors who have beneficial ownership over our shares, our executive officers and certain of our shareholders have each agreed to enter into lock-up agreements that restrict the sale of our common stock for a period of 180 days from the date of this prospectus, subject to an extension in certain circumstances. The underwriters, in their discretion, may release any of the shares of our common stock subject to these lock-up agreements at any time without notice. In addition, after this offering, approximately      shares of our common stock that are currently issued and outstanding will not be subject to lock-up. The resale of such shares could cause the market price of our stock to drop significantly, and concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be.

        In addition, the holder of our $16.3 million of subordinated notes has demand (beginning 180 days after the registration statement of which this prospectus is a part becomes effective) and piggyback registration rights pursuant to a registration rights agreement with respect to the shares of our common stock that this holder owns, including any securities convertible into or exercisable or exchangeable for shares of our common stock. As of the date of this prospectus, this holder owned 118,790 shares of our common stock, 370 shares of our Series C Preferred Stock (which are convertible into 314,893 shares of our common stock), a warrant to acquire 630 shares of our Series E Preferred Stock (which are convertible into 536,170 shares of our common stock) and a warrant to acquire 500 shares of our Series F Preferred Stock (which are convertible into 217,391 shares of our common stock). Any shares registered pursuant to the registration rights agreement would be freely tradable in the public market following customary lock-up periods. See "SHARES ELIGIBLE FOR FUTURE SALE." In addition, immediately following this offering, we intend to file a registration statement on Form S-8 registering under the Securities Act the shares of common stock reserved for issuance in respect of incentive awards issued under our equity incentive plan. If a large number of shares are sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value and we cannot predict whether the proceeds will be invested to yield a favorable return.

You will incur immediate dilution as a result of this offering.

        If you purchase common stock in this offering, you will pay more for your shares than our existing net tangible book value per share. As a result, you will incur immediate dilution of $    per share, representing the difference between the initial public offering price of $    per share (the mid-point of the range set forth on the cover page of this prospectus) and our adjusted net tangible book value per share after giving effect to this offering. This represents     % dilution from the initial public offering price.

Future equity issuances or the conversion of outstanding preferred stock or preferred stock that may be acquired upon exercise of our outstanding warrants could result in dilution, which could cause our common stock price to decline.

        We are generally not restricted from issuing additional shares of our common stock up to the 40 million shares authorized in our articles of incorporation. We may issue additional shares of our common stock in the future pursuant to current or future employee stock option plans, upon conversions of preferred stock or debt, upon exercise of warrants or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

        We have outstanding 2,360 shares of our Series C Preferred Stock, which are convertible at the option of the holder into an aggregate 2,008,510 shares of our common stock at a price of $11.75 per share, and 2,377 shares of our Series D Preferred Stock, which are convertible at the option of the holder into an aggregate 1,033,478 shares of our common stock at a price of $23.00 per share. Furthermore, the holder of our outstanding $16.3 million of subordinated notes has a warrant to acquire 630 shares of our Series E Preferred Stock, which are convertible into an aggregate 536,170 shares of our common stock, and a warrant to acquire 500 shares of our Series F Preferred Stock, which are convertible into an aggregate 217,391 shares of our common stock. The conversion price of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be reduced if the initial offering price of common stock in this offering, or the offering price of common stock in any subsequent offering by us, is less than the applicable conversion price of the respective series. Upon the conversion of our shares of our Series C Preferred Stock and Series D Preferred Stock (and upon conversion of shares of our Series E Preferred Stock and Series F Preferred Stock that may be outstanding in the future), the ownership interest of the holders of our common stock at such time will be diluted. Also, it is possible that the conversion price will be less than our net tangible book value, which would result in the holders of our common stock experiencing dilution in the net tangible book value of their shares.

The holders of our debt obligations and the shares of our Series C Preferred Stock and Series D Preferred Stock (and shares of our Series E Preferred Stock and Series F Preferred Stock that may be outstanding in the future) will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and dividends.

        In any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us and claims of all of our outstanding shares of preferred stock. As of the date of this prospectus, our outstanding shares of Series C Preferred Stock and Series D Preferred Stock had a liquidation preference of approximately $47.4 million. In addition, we had outstanding $16.3 million of subordinated notes held by a significant shareholder and $10.3 million of junior subordinated debentures issued to a statutory trust that, in turn, issued $10.0 million of trust preferred securities. Furthermore, the holder of our subordinated notes has a warrant to acquire 630 shares of Series E Preferred Stock with an aggregate liquidation preference of $6.3 million and a warrant to acquire 500 shares of Series F Preferred Stock with an aggregate liquidation preference of $5.0 million.

        As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after all of our obligations to our debt holders have been satisfied and holders of trust preferred securities and senior equity securities, including our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, have received any payment or distribution due to them. In addition, we are required to pay interest on our subordinated notes and dividends on our trust preferred securities and preferred stock before we pay any dividends on our common stock. Furthermore, our board of directors may also, in its sole discretion, designate and issue one or more additional series of preferred stock from the authorized and unissued preferred stock, which may have preferences with respect to common stock in dissolution, dividends, liquidation or otherwise.

Certain provisions of the loss-sharing agreements the Bank entered into with the FDIC in connection with the Strategic Capital and WestBridge acquisitions may have anti-takeover effects and could limit our ability to engage in certain strategic transactions that our board of directors believes would be in the best interests of shareholders.

        The FDIC's agreement to bear qualifying losses on loans (and, in the case of the Strategic Capital transaction, investment securities) that we acquired from Strategic Capital and WestBridge is a significant advantage for us and a feature of those acquisitions without which we likely would not have entered into such transactions. The agreements with the FDIC require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our shareholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss-sharing arrangements.

        Among other things, prior FDIC consent is required for: (i) a merger or consolidation of the Company or the Bank with or into another company if our shareholders will own less than 66.66% of the combined company; (ii) the sale of all or substantially all of the assets of the Bank; and (iii) a sale of shares by a shareholder, or a group of related shareholders, that will effect a change in control of the Company, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act of 1978, as amended, or the CBCA (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). Such a sale by shareholders may occur beyond our control. If we or any shareholder desired to enter into any such transaction, a risk exists that the FDIC would not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss-share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows.

Provisions in our charter documents and Illinois law may have an anti-takeover effect, and there are substantial regulatory limitations on changes of control of bank holding companies.

        Provisions of our charter documents and the Illinois Business Corporation Act of 1983, or the IBCA, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our shareholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Moreover, the combination of these provisions effectively inhibits certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering of shares, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $     million, or approximately $     million if the underwriters' option is exercised in full, based on an assumed initial offering price of $    per share, which is the mid-point of the estimated public offering price range set forth on the cover page of this prospectus. Each $1.00 increase or decrease in the assumed initial public offering price of $    per share would increase or decrease the net proceeds to us from this offering by approximately $     million, or approximately $     million if the underwriters' option is exercised in full.

        We have not designated the amount of net proceeds we will use for any particular purpose and we intend to use the net proceeds to support our long-term growth by enhancing our capital ratios to permit future strategic acquisitions and growth initiatives and for general working capital and other corporate purposes. We have no present agreement or plan concerning any specific acquisition or similar transaction. Our management will retain broad discretion to allocate the net proceeds of this offering. The precise amounts and timing of our use of the proceeds will depend upon market conditions, among other factors.

DIVIDEND POLICY

Dividends

        It has been our policy to pay a dividend to holders of our common stock and we are obligated to pay certain dividends to holders of our preferred stock as described below. Dividends historically have been declared and paid in the month following the end of each calendar quarter. Our dividend policy and practice may change in the future, however, and our board of directors may change or eliminate the payment of future dividends at its discretion, without notice to our shareholders. Any future determination to pay dividends to holders of our common stock will be dependent upon our results of operations, financial condition, capital requirements, banking regulations, contractual restrictions, including the restrictions discussed below, and any other factors that our board of directors may deem relevant.

        The following table shows recent quarterly dividends that have been paid on our common stock and preferred stock with respect to the periods indicated. The per share amounts set forth in the following table have been adjusted to give pro forma effect to our reincorporation transaction, which occurred on December 31, 2010, including the ten-for-one common share exchange that occurred as part of the reincorporation transaction. Accordingly, the per share amounts are presented to the nearest tenth of a cent.

	Common Stock		Preferred Stock
Quarterly Period	Amount Per Share	Total Cash Dividend	Total Cash Dividend
First Quarter 2008	$0.074	$298,306	$—
Second Quarter 2008	0.074	298,341	—
Third Quarter 2008	0.074	298,337	—
Fourth Quarter 2008	0.074	305,790	—
First Quarter 2009	$0.074	$305,860	$33,932
Second Quarter 2009	0.074	311,059	138,815
Third Quarter 2009	0.074	311,110	138,815
Fourth Quarter 2009	0.074	412,566	1,144,050
Fourth Quarter 2009 Special Dividend	0.030	126,183	—
First Quarter 2010	$0.098	$413,032	$—
Second Quarter 2010	0.098	412,833	1,455,708
Third Quarter 2010	0.098	412,757	—
Fourth Quarter 2010	0.098	408,075	2,123,460
First Quarter 2011	$0.098	$408,075	$—

Dividend Restrictions

        Under the terms of the Series C Preferred Stock and Series D Preferred Stock that we issued in private placements to selected accredited investors in May 2009 and March 2010, respectively, we are obligated to pay a 9% per annum non-cumulative dividend on the stated liquidation preference of each share of this preferred stock. As long as shares of the Series C Preferred Stock and Series D Preferred Stock remain outstanding, we may not pay dividends on our common stock unless all declared and unpaid dividends on the preferred stock have been paid in full. The aggregate annual dividend payment on our Series C Preferred Stock and Series D Preferred Stock is $4.3 million. If the holder of the outstanding warrants to acquire 630 shares of our Series E Preferred Stock and 500 shares of our Series F Preferred Stock were to exercise these warrants in full, as described under "DESCRIPTION OF OUR CAPITAL STOCK," the aggregate annual dividend payment on our outstanding preferred stock would increase to $5.3 million.

        Under the terms of the credit agreement that we have entered into with the holder of our subordinated notes, we are not permitted to pay any dividends on our preferred or common stock if we are in default on any payments required to be made on the subordinated notes. Furthermore, we are not permitted to pay any extraordinary dividend without the prior consent of the holder of our subordinated notes.

        As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. See "REGULATION AND SUPERVISION—The Company—Dividend Payments." In addition, because we are a holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See "REGULATION AND SUPERVISION—The Bank—Dividend Payments."

 REINCORPORATION TRANSACTION

        In October 2010, Midland States Bancorp, Inc., a Delaware corporation, formed New Midland States, Inc., an Illinois corporation, as a wholly owned subsidiary. On December 31, 2010, Midland States Bancorp, Inc. merged with and into New Midland States, Inc., with New Midland States, Inc. continuing as the surviving corporation. New Midland States, Inc., the registrant, changed its name to Midland States Bancorp, Inc. immediately following the merger. In connection with the merger: (i) the registrant increased the number of authorized shares of preferred stock from 150,000 to 4,000,000; (ii) each outstanding share of Series C Preferred Stock and Series D Preferred Stock of the predecessor Delaware corporation was exchanged on a one-for-one basis into shares of the registrant's Series C Preferred Stock and Series D Preferred Stock, which have identical terms as the predecessor Delaware corporation's preferred stock (except that the conversion price has been appropriately adjusted to reflect the ten-for-one common share exchange referenced below); (iii) the registrant increased the number of authorized shares of common stock from 1,500,000 to 40,000,000; and (iv) each outstanding share of common stock of the predecessor Delaware corporation was exchanged on a ten-for-one basis into shares of the registrant's common stock. The merger caused the "reincorporation" of the predecessor Delaware corporation in Illinois.

        Prior to the merger, New Midland States, Inc. had not engaged in any business or other activities except in connection with its formation and held no assets and had no subsidiaries. The merger did not result in any change of the business, management, jobs, fiscal year, assets, liabilities or location of the principal facilities of the predecessor Delaware corporation.

CAPITALIZATION

        The following table sets forth our capitalization and regulatory capital ratios as of December 31, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis after giving effect to the receipt of the net proceeds to us from the sale in this offering of shares of our common stock at an assumed initial public offering price of $            per share, which is the mid-point of the estimated public offering price set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and not reflecting the possible exercise of the underwriters' option to purchase additional shares.

        The following should be read in conjunction with "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.

	As of December 31, 2010
(dollars in thousands, except per share data)	Actual	As Adjusted
Cash and cash equivalents:	$57,156	$

Borrowings and Obligations:
15.0% Subordinated Notes due 2020	$11,300	$
12.0% Subordinated Notes due 2020	5,000
Junior subordinated debentures related to trust preferred securities due 2034	10,000

Total borrowings and obligations	$26,300	$

Shareholders' Equity:
Preferred stock, $2.00 par value, 4,000,000 shares authorized:
Series C Preferred Stock, 2,360 shares issued and outstanding (actual and as adjusted)	$23,600	$
Series D Preferred Stock, 2,377 shares issued and outstanding (actual and as adjusted)	23,770
Common stock, $0.01 par value; 40,000,000 shares authorized and 4,164,030 (actual) and (as adjusted) shares issued and outstanding(1)	50
Capital surplus	9,447
Retained earnings	56,949
Accumulated other comprehensive (loss)	(180)
Treasury stock, at cost, 835,970 shares (actual and as adjusted)	(7,101)

Total shareholders' equity	$106,535	$

Total capitalization(2)	$132,835	$

Capital Ratios—Consolidated(3):
Tier 1 leverage ratio	5.86%		%
Tier 1 capital to risk-weighted assets	8.43%		%
Total capital to risk-weighted assets	11.13%		%
Tangible common equity to tangible assets(4)	2.38%		%
Tier 1 common capital to risk-weighted assets(5)	3.38%		%
Common Stock Data:
Book value per share(6)	$14.21	$
Book value per share—as converted(6)(8)	14.80
Tangible book value per share(7)	9.21
Tangible book value per share—as converted(7)(9)	12.19

(1)
Excludes: (i) 2,008,510 shares of our common stock issuable upon conversion of the outstanding shares of our Series C Preferred Stock; (ii) 1,033,478 shares of our common stock issuable upon conversion of the outstanding shares of our Series D Preferred Stock; (iii) 536,170 shares of our common stock issuable upon conversion of the 630 shares of our Series E Preferred Stock that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes; (iv) 217,391 shares of our common stock issuable upon conversion of the 500 shares of our Series F Preferred Stock that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes; and (v) 1,374,310 shares of our common stock available for future issuance under the 2010 LTIP, out of which options to purchase 125,000 shares of our common stock will become effective upon the consummation of this offering.

(2)
Total capitalization includes the amount of debt that is included as capital for regulatory purposes.

(3)
The net proceeds from the sale of our common stock in this offering are presumed to be invested in securities which carry a    % risk weighting for purposes of all adjusted risk-based capital ratios. If the underwriters' option is exercised in full, net proceeds would be $     million and our Tier 1 leverage ratio, Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets, tangible common equity to tangible assets and Tier 1 common capital to risk-weighted assets ratios would have been    %,    %,    %,    % and    %, respectively.

(4)
Tangible common equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total shareholders' equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA."

(5)
For purposes of computing Tier 1 common capital to total risk-weighted assets, Tier 1 common capital is calculated as Tier 1 capital less preferred stock and trust preferred securities. As we calculate it, most directly comparable GAAP financial measure to Tier 1 common capital is total shareholders' equity. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(6)
For purposes of computing book value per share, book value equals total common shareholders' equity.

(7)
Tangible book value and tangible book value per share are non-GAAP financial measures. We calculate tangible book value (also referred to as "tangible common shareholders' equity" or "tangible common equity") as total common shareholders' equity less goodwill and other intangible assets (except mortgage servicing rights). As we calculate it, tangible book value's most directly comparable GAAP financial measure is total common shareholders' equity. We calculate tangible book value per share as tangible book value divided by shares of common stock outstanding. As we calculate it, tangible book value per share's most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA."

(8)
Book value per share—as converted gives effect to: (i) for December 31, 2010, the conversion of all of the issued and outstanding shares of Series C Preferred Stock and Series D Preferred Stock into an aggregate of 3,041,988 shares of our common stock and the conversion of the shares of Series E Preferred Stock and Series F Preferred Stock that could be acquired upon exercise of outstanding warrants held by the holder of our outstanding subordinated notes into an aggregate of 753,560 shares of our common stock; and (ii) for December 31, 2009, the conversion of all of the issued and outstanding shares of Series C Preferred Stock at such time into 2,008,510 shares of our common stock and the conversion of the shares of Series E Preferred Stock that could be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes into an aggregate of 536,170 shares of our common stock. We did not have any convertible preferred stock or warrants to acquire convertible preferred stock outstanding in 2008 or 2007.

(9)
Tangible book value per share—as converted is tangible book value per share (see note 7 above) after giving effect to the same conversion scenarios set forth in note 8 above.

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Our historical net tangible book value as of December 31, 2010 was $38.3 million, or $9.21 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding.

        After giving effect to our sale of        shares of common stock at an assumed initial public offering price of $    per share in this offering, which is the mid-point of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses, our as adjusted net tangible book value as of December 31, 2010 would have been $     million, or $    per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $    per share and immediate dilution to new investors of $    per share. The following table illustrates this per share dilution:

Assumed initial public price per share		$
Historical net tangible book value per share as of December 31, 2010	9.21
Increase in net tangible book value per share attributable to investors purchasing shares in this offering

As adjusted net tangible book value per share after giving effect to this offering

Dilution in as adjusted net tangible book value per share to investors in this offering		$

        Each $1.00 increase or decrease in the assumed public offering price of $    per share would increase or decrease, respectively, our as adjusted net tangible book value by approximately $     million, or approximately $    per share, and the dilution per share to investors in this offering by approximately $    per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $    per share, would result in as adjusted net tangible book value of approximately $     million, or $    per share, and the dilution per share to investors in this offering would be $    per share. Similarly, a decrease of 1.0 million in the number of shares offered by us, together with a $1.00 decrease in the assumed public offering price of $    per share, would result in as adjusted net tangible book value of approximately $     million, or $    per share, and the dilution per share to investors in this offering would be $    per share. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

        If the underwriters exercise their option to purchase additional shares in full in this offering, our as adjusted net tangible book value at December 31, 2010 would be $     million, or $    per share, representing an immediate increase in as adjusted net tangible book value to our existing shareholders of $    per share and immediate dilution to investors participating in this offering of $    per share.

        The following table summarizes as of December 31, 2010, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing shareholders and by investors participating in this offering, based upon an assumed initial public offering price of $    per share, the mid-point of the range on the cover of

this prospectus, and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration			Avg. Price Per Share
	Number	Percentage		Amount	Percentage
Existing shareholders		.	%	$	.	%	$	.
New investors		.	%		.	%	$	.

Total		100.0%			100.0%

        The above discussion and tables do not take into account 548,870 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2010 at a weighted average exercise price of $14.72 per share, 25,000 shares of common stock issuable upon the exercise of options that were granted subsequent to December 31, 2010 at an exercise price of $18.16 per share or the 125,000 shares of common stock that will be issuable upon exercise of options that will become effective upon the consummation of this offering at an exercise price equal to per share offering price. Furthermore, effective upon the completion of this offering, an aggregate 1,249,310 shares of our common stock will be reserved for future issuance under the 2010 LTIP. To the extent that any of our outstanding options are exercised, new options or other equity awards are issued under our equity incentive plan or we issue additional shares of common stock in the future, there will be further dilution to investors.

        The above discussion and tables also do not take into account the following:

  •
  2,008,510 shares of our common stock issuable upon conversion of the outstanding shares of our or Series C Preferred Stock;

  •
  1,033,478 shares of our common stock issuable upon conversion of the outstanding shares of our Series D Preferred Stock;

  •
  536,170 shares of our common stock issuable upon conversion of the 630 shares of our Series E Preferred Stock that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes; and

  •
  217,391 shares of our common stock issuable upon conversion of the 500 shares of our Series F Preferred Stock that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes.

        We estimate that, on a pro forma basis, giving effect to the conversion of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock into shares of our common stock and to the exercise of the warrants to acquire shares of our Series E Preferred Stock and Series F Preferred Stock and the subsequent conversion of those shares into shares of our common stock, our net tangible book value per share as of December 31, 2010 would have been $12.19 instead of $9.21. However, the preferred stock will not automatically convert upon consummation of this offering and we do not have the right to force conversion of the preferred stock until at least five years after the date of issuance. As described in more detail later in this prospectus under "DESCRIPTION OF OUR CAPITAL STOCK—Conversion Rights—Preferred Stock: Reduction of Conversion Price Due to Certain Subsequent Common Stock Issuances," the conversion price of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be reduced if the initial offering price of common stock in this offering is less than the applicable conversion price. As any such reduction, if ultimately required, will not be determinable until after the consummation of this offering, this pro forma net tangible book value per share is based upon a conversion price of $11.75 for the Series C Preferred Stock and Series E Preferred Stock and $23.00 for the Series D Preferred Stock and Series F Preferred Stock, which are the applicable conversion prices prior to the consummation of this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 has been derived from our audited consolidated financial statements. The selected balance sheet data as of December 31, 2010 and 2009 and the selected income statement data for the years ended December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2008, 2007 and 2006 and the selected income statement of income data for the years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus.

        You should read the following financial data in conjunction with other information contained in this prospectus, including the information set forth under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and the financial statements and related accompanying notes included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

        We have consummated several acquisitions in recent fiscal periods. In February 2009, we acquired Waterloo Bancshares and its subsidiary, Commercial State Bank of Waterloo, which included six offices in the St. Louis metropolitan area. At the time of acquisition, Waterloo Bancshares had total assets and deposits of $116.1 million and $98.1 million, respectively. In May 2009, we acquired Strategic Capital from the FDIC, as receiver, which included a single banking facility in Champaign in our central Illinois market area. We acquired $546.2 million of assets ($437.5 million of which were covered by a loss-sharing agreement with the FDIC) and assumed $467.5 million of deposits. In March 2010, we acquired 12 banking offices and certain assets and assumed certain deposits from AMCORE, which was our entry into the northern Illinois market area. We acquired $499.5 million of assets and assumed $493.4 million of deposits. In October 2010, we acquired WestBridge from the FDIC, as receiver, which included a single banking facility in Chesterfield, Missouri. We acquired $84.7 million of assets ($71.1 million of which were covered by a loss-sharing agreement with the FDIC) and assumed $61.1 million of deposits. The results and other financial data of these acquired operations are not included in the table below for the periods prior to their respective acquisition date and, therefore, the results and other financial data for these prior periods are not comparable in all respects and may not be predictive of our future results.

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Selected Balance Sheet Data
Assets:
Cash and cash equivalents	$57,156	$83,937	$12,714	$17,151	$26,038
Non-covered investment securities	257,713	147,043	72,536	71,743	84,795
Covered investment securities(1)	134,029	151,619	—	—	—

Total investment securities	391,742	298,662	72,536	71,743	84,795

Non-covered loans	910,103	492,716	337,220	284,233	288,625
Covered loans(2)	137,041	131,740	—	—	—

Total loans (gross)	1,047,144	624,456	337,220	284,233	288,625
Allowance for loan losses	(28,488)	(19,766)	(3,718)	(3,232)	(3,766)

Total loans (net)	1,018,656	604,690	333,502	281,001	284,859

Premises and equipment	32,521	10,904	5,343	4,251	5,026
Non-covered other real estate owned	3,002	1,394	1,302	130	115
Covered other real estate owned	10,904	4,319	—	—	—

Total other real estate owned	13,906	5,713	1,302	130	115

Goodwill	7,582	7,582	3,812	1,640	1,640
Intangible assets	13,235	1,073	109	186	352
Indemnification asset due from FDIC	67,538	72,699	—	—	—
Other assets	31,986	28,492	11,709	5,951	6,662

Total assets	$1,634,322	$1,113,752	$441,027	$382,053	$409,487

Liabilities:
Non-interest bearing deposits	$173,875	$64,356	$38,363	$42,358	$38,900
Interest bearing deposits (non-brokered)	1,031,093	567,006	271,882	233,661	237,783
Brokered deposits	159,549	286,730	41,620	25,370	44,149
Short-term and FHLB borrowings	127,997	90,161	38,144	31,975	40,737
Subordinated debt	16,300	11,300	—	—	—
Junior subordinated debt related to trust preferred securities	10,000	10,000	10,000	10,000	10,000
Other liabilities	8,973	10,907	3,717	2,754	2,659

Total liabilities	$1,527,787	$1,040,460	$403,726	$346,118	$374,228

Shareholders' equity:
Preferred stock	$47,370	$23,600	$—	$—	$—
Common stock and capital surplus	9,497	9,221	8,816	8,582	8,384
Retained earnings	56,949	50,199	35,925	34,980	33,964
Accumulated other comprehensive income (loss), net	(180)	(2,559)	410	(4)	(611)
Treasury stock, at cost	(7,101)	(7,169)	(7,850)	(7,623)	(6,478)

Total shareholders' equity	$106,535	$73,292	$37,301	$35,935	$35,259

Total liabilities and shareholders' equity	$1,634,322	$1,113,752	$441,027	$382,053	$409,487

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Selected Income Statement Data
Interest income—loans	$61,161	$34,562	$18,943	$20,799	$20,179
Interest income—investment securities	22,158	14,839	3,494	3,607	4,122
Interest expense	25,124	20,579	9,888	12,516	11,361

Net interest income	58,195	28,822	12,549	11,890	12,940
Provision for loan losses	13,580	20,728	1,051	497	1,361

Net interest income after provision for loan losses	44,615	8,094	11,498	11,393	11,579

Gain on bargain purchase	8,704	25,031	—	—	—
Noninterest income (excluding gain on bargain purchase)	10,173	18,094	3,437	2,800	4,945
Noninterest expense	46,845	23,610	12,193	11,427	12,269

Income before income taxes	16,647	27,609	2,742	2,766	4,255
Income tax expense	4,577	9,272	603	661	1,072

Net income	12,070	18,337	2,139	2,105	3,183
Preferred stock dividends	3,668	2,291	—	—	—

Net income available to common shareholders	$8,402	$16,046	$2,139	$2,105	$3,183

Credit Quality Data
Loans 30-89 days past due	$9,926	$11,177	$3,227	$2,048	$1,861
Loans 30-89 days past due to total loans	0.95%	1.79%	1.96%	0.72%	0.65%
Nonperforming loans(3)	26,270	11,539	4,161	4,452	4,244
Nonperforming loans to total loans(3)	2.51%	1.85%	1.23%	1.57%	1.47%
Nonperforming assets to total assets(4)	1.79%	1.16%	1.24%	1.20%	1.06%
Allowance for loan losses to total loans(3)	2.72%	3.17%	1.10%	1.14%	1.30%
Allowance for loan losses to nonperforming loans(3)	108.44%	171.28%	89.35%	72.60%	88.74%
Net charge-offs to average loans	0.51%	0.88%	0.28%	0.37%	0.42%
Per Share Data (Common Stock)
Earnings:
Basic	$1.99	$3.83	$0.52	$0.50	$0.77
Diluted(5)	1.62	3.11	0.52	0.50	0.76
Dividends declared	0.392	0.424	0.296	0.268	0.242
Book value(6)	14.21	11.99	9.25	8.90	8.60
Book value—as converted(6)(8)	14.80	11.90	9.25	8.90	8.60
Tangible book value(7)	9.21	9.90	8.28	8.45	8.11
Tangible book value—as converted(7)(9)	12.19	10.99	8.28	8.45	8.11
Weighted average shares outstanding:
Basic	4,214,820	4,180,620	4,134,710	4,103,090	4,121,950
Diluted	6,824,310	5,665,850	4,134,780	4,125,650	4,173,690
Shares outstanding at year end	4,164,030	4,143,640	4,031,540	4,036,250	4,101,990

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Performance Ratios
Core pre-tax, pre-provision earnings(10)	$24,676	$11,791	$3,793	$3,377	$4,253
Return on average assets	0.79%	2.01%	0.55%	0.55%	0.78%
Return on average shareholders' equity	11.78%	28.38%	6.66%	5.84%	9.24%
Return on average common shareholders' equity	13.63%	39.05%	6.66%	5.97%	9.27%
Yield on earning assets	6.25%	6.32%	6.21%	6.90%	6.60%
Cost of average interest bearing liabilities	1.97%	2.65%	3.11%	3.98%	3.38%
Net interest spread	4.28%	3.67%	3.10%	2.92%	3.22%
Net interest margin(11)	4.44%	3.81%	3.57%	3.59%	3.74%
Efficiency ratio(12)	61.03%	62.15%	76.04%	73.21%	70.40%
Common stock dividend payout ratio(13)	19.70%	10.68%	56.92%	53.39%	31.47%
Loan to deposit ratio	76.74%	68.02%	95.84%	94.31%	89.96%
Core deposits / total deposits(14)	77.56%	57.00%	70.03%	76.18%	74.29%
Net non-core funding dependence ratio(15)	24.62%	44.92%	35.11%	27.74%	29.81%
Regulatory and Other Capital Ratios—Regulatory
Tier 1 leverage ratio	5.86%	6.86%	10.07%	11.68%	10.61%
Tier 1 capital to risk-weighted assets	8.43%	11.27%	11.37%	14.11%	13.81%
Total capital to risk-weighted assets	11.13%	13.86%	12.35%	15.14%	15.00%
Tangible common equity to tangible assets(16)	2.38%	3.71%	7.64%	8.97%	8.16%
Tier 1 common capital to risk-weighted assets(17)	3.38%	6.36%	8.72%	10.91%	10.66%
Regulatory Capital Ratios—Bank Only
Tier 1 leverage ratio	6.93%	7.67%	9.38%	8.42%	7.94%
Tier 1 capital to risk-weighted assets	9.98%	12.56%	10.27%	10.21%	10.28%
Total capital to risk-weighted assets	11.24%	12.83%	11.26%	11.24%	11.46%

(1)
Covered investment securities are investment securities that are covered by a loss-sharing agreement with the FDIC.

(2)
Covered loans are loans that are covered by a loss-sharing agreement with the FDIC.

(3)
Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings. Nonperforming loans exclude PCI loans acquired in the Waterloo Bancshares, Strategic Capital and WestBridge transactions. PCI loans had a carrying value of $83.1 million as of December 31, 2010 and $81.5 million as of December 31, 2009. Prior to 2009, we did not have any PCI loans. Furthermore, PCI loans, as well as other loans acquired in a business combination, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Accordingly, our ratios that are computed using nonperforming loans and/or allowance for loan losses may not be comparable to similar ratios of our peers.

(4)
Nonperforming assets include nonperforming loans, other real estate owned and other repossessed assets. Nonperforming assets exclude covered other real estate owned that is related to the Strategic Capital and WestBridge FDIC-assisted transactions. As discussed in note 3, above, nonperforming loans exclude PCI loans. This ratio may therefore not be comparable to a similar ratio of our peers.

(5)
Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per share common share computation plus the dilutive effect of: (i) restricted stock and stock options using the treasury method; (ii) shares of our common stock issuable upon conversion of our outstanding shares of our Series C Preferred Stock and Series D Preferred Stock; and (iii) shares of our common stock issuable upon conversion of shares of our Series E Preferred Stock and Series F Preferred Stock that may be acquired upon exercise of outstanding warrants held by the holder of our outstanding subordinated notes. In addition, earnings used in the numerator of the computation are increased by: (i) dividends paid on our Series C Preferred Stock and Series D Preferred Stock; and (ii) interest paid on $11.3 million of our outstanding subordinated notes. Prior to July 1, 2013, the warrant to purchase shares of Series E Preferred Stock may only be exercised by the surrender of that portion of an $11.3 million subordinated note equal to the aggregate exercise price (which will be $6.3 million if the warrant is exercised in full); after that date, the warrant may be exercised by surrender of the subordinated note, a cash payment or cashless exercise. The warrant to purchase shares of Series F Preferred Stock may only be exercised by surrender of that portion of a $5.0 million subordinated note equal to the aggregate exercise price (which will be $5.0 million if the warrant is exercised in full). See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Subordinated Notes and Warrants to Acquire Preferred Stock."

(6)
For purposes of computing book value per share, book value equals total common shareholders' equity.

(7)
Tangible book value and tangible book value per share are non-GAAP financial measures. We calculate tangible book value (also referred to as "tangible common shareholders' equity" or "tangible common equity") as total common shareholders' equity less goodwill and other intangible assets (except mortgage servicing rights). As we calculate it, tangible book value's most directly comparable GAAP financial measure is total common shareholders' equity. We calculate tangible book value per share as tangible book value divided by shares of common stock outstanding. As we calculate it, tangible book value per share's most directly comparable GAAP financial measure is book value per common share. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(8)
Book value per share—as converted gives effect to: (i) for December 31, 2010, the conversion of all of the issued and outstanding shares of Series C Preferred Stock and Series D Preferred Stock into an aggregate of 3,041,988 shares of our common stock and the conversion of the shares of Series E Preferred Stock and Series F Preferred Stock that could be acquired upon exercise of outstanding warrants held by the holder of our outstanding subordinated notes into an aggregate of 753,560 shares of our common stock; and (ii) for December 31, 2009, the conversion of all of the issued and outstanding shares of Series C Preferred Stock at such time into 2,008,510 shares of our common stock and the conversion of the shares of Series E Preferred Stock that could be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes into an aggregate of 536,170 shares of our common stock. We did not have any convertible preferred stock or warrants to acquire convertible preferred stock outstanding in 2008 or 2007.

(9)
Tangible book value per share—as converted is tangible book value per share (see note 7 above) after giving effect to the same conversion scenarios set forth in note 8 above.

(10)
Core pre-tax, pre-provision earnings is a non-GAAP financial measure. Core pre-tax, pre-provision earnings is net income, adjusted to exclude bargain purchase gains and acquisition and integration expenses recognized in connection with our acquisitions, without regard to the provision for loan losses and income tax expense. As we calculate it, the most directly comparable GAAP financial measure to core pre-tax, pre-provision earnings is income before income taxes. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(11)
Net interest margin is presented on an FTE basis.

(12)
Efficiency ratio represents noninterest expenses, excluding loan loss provision, divided by the sum of net interest income and noninterest income, excluding bargain purchase gains recognized in connection with certain of our acquisitions and realized gains or losses from sales of investment securities.

(13)
Common stock dividend payout ratio represents dividends per share divided by basic earnings per share. See "DIVIDEND POLICY."

(14)
Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $100,000. Effective in the first quarter of 2011, the federal banking agencies changed the classification for certificates of deposit greater than $100,000 but less than or equal to $250,000 from non-core deposits in response to the Dodd-Frank Act permanently increasing the deposit insurance limit to $250,000. Based on this new classification, our core deposits as of December 31, 2010 would have represented 86.98% of total deposits.

(15)
Net non-core funding dependence ratio represents the degree to which the Bank is funding longer-term assets with non-core funds. We calculate this ratio as non-core liabilities, less short-term investments, divided by long-term assets.

(16)
Tangible common equity to tangible assets is a non-GAAP financial measure. For purposes of computing tangible common equity to tangible assets, we calculate tangible common equity as total shareholders' equity less preferred equity, goodwill and other intangible assets (except mortgage servicing rights), and tangible assets as total assets less goodwill and other intangible assets (except mortgage servicing rights). As we calculate it, the most directly comparable GAAP financial measure is total shareholders' equity to total assets. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(17)
For purposes of computing Tier 1 common capital to total risk-weighted assets, we calculate Tier 1 common capital as Tier 1 capital less preferred stock and trust preferred securities. The most directly comparable GAAP financial measure to Tier 1 common capital is total shareholders' equity. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Non-GAAP Financial Measures

        The ratios of tangible common equity to tangible assets and Tier 1 common equity to risk-weighted assets and the adjusted earnings data included above are not financial measures recognized under GAAP and therefore are considered non-GAAP financial measures.

Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Share

        The tangible common equity to tangible assets ratio and tangible book value per share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. We calculate: (i) tangible common equity as total shareholders' equity less preferred equity, goodwill and other intangible assets (except mortgage servicing rights); (ii) tangible assets as total assets less goodwill and other intangible assets (except mortgage servicing rights); and (iii) tangible book value per share as tangible common equity (as described in clause (i)) divided by shares of common stock outstanding.

        Our management, banking regulators, many financial analysts and other investors use the tangible common equity to tangible assets ratio and tangible book value per share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible common equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders' equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible common equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

        The following table reconciles, as of the dates set forth below, shareholders' equity (on a GAAP basis) to tangible common equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Tangible common equity:
Total equity—GAAP	$106,535	$73,292	$37,301	$35,935	$35,259
Adjustments:
Preferred equity	(47,370)	(23,600)	—	—	—
Goodwill	(7,582)	(7,582)	(3,812)	(1,640)	(1,640)
Other intangibles	(13,235)	(1,073)	(109)	(186)	(352)

Tangible common equity	$38,348	$41,037	$33,380	$34,109	$33,267

Tangible assets:
Total assets—GAAP	$1,634,322	$1,113,752	$441,027	$382,053	$409,487
Adjustments:
Goodwill	(7,582)	(7,582)	(3,812)	(1,640)	(1,640)
Other intangibles	(13,235)	(1,073)	(109)	(186)	(352)

Tangible assets	$1,613,505	$1,105,097	$437,106	$380,227	$407,495

Common shares outstanding	4,164,030	4,143,640	4,031,540	4,036,250	4,101,990
Tangible common equity to tangible assets ratio	2.38%	3.71%	7.64%	8.97%	8.16%
Tangible book value per share	$9.21	$9.90	$8.28	$8.45	$8.11

Tier 1 Common Equity to Risk-Weighted Assets Ratio

        The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements, including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the applicable bank regulatory ratios, in evaluating our capital levels and believes that, at this time, the ratio may continue to be of interest to investors and analysts.

        The following table reconciles shareholders' equity (on a GAAP basis) to Tier 1 common equity as of the dates set forth below:

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Tier 1 common equity:
Total equity—GAAP	$106,535	$73,292	$37,301	$35,935	$35,259
Adjustments:
Qualifying preferred stock	(47,370)	(23,600)	—	—	—
Unrealized (gain) loss on available-for-sale securities	92	2,343	(590)	4	611
Unrealized (gain) loss on swap	88	216	180	—	—
Goodwill	(7,582)	(7,582)	(3,812)	(1,640)	(1,640)
Other intangibles	(13,235)	(1,073)	(109)	(186)	(352)
Other disallowed assets	(103)	(60)	—	—	—

Tier 1 common equity	$38,425	$43,536	$32,970	$34,113	$33,878

Total risk-weighted assets:
On balance sheet	$1,060,988	$627,536	$353,744	$293,634	$297,786
Off balance sheet	75,269	56,643	24,157	19,058	19,883

Total risk-weighted assets	$1,136,257	$684,179	$377,901	$312,692	$317,669
Tier 1 common equity to risk-weighted assets ratio	3.38%	6.36%	8.72%	10.91%	10.66%

Core Pre-Tax, Pre-Provision Earnings

        Management uses the earnings measure of core pre-tax, pre-provision earnings to assess the performance of our core business and the strength of our capital position. We believe that this non-GAAP financial measure provides meaningful additional information about us to assist investors in evaluating our operating results, exclusive of provisions for loan losses, bargain purchase gains recognized in connection with acquisitions, gain on sale of branches and integration and acquisition expenses recognized in connection with our acquisitions. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies.

        The following table reconciles core pre-tax, pre-provision earnings to net income.

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Income before income taxes—GAAP	$16,647	$27,609	$2,742	$2,766	$4,255
Provision for loan losses	13,580	20,728	1,051	497	1,361

Pre-tax, pre-provision earnings	30,227	48,337	3,793	3,263	5,616

Non-core other income:
Gains on bargain purchases	8,704	25,031	—	—	—
FDIC loss-sharing income, net	1,043	10,496	—	—	—
(Amortization) accretion of FDIC indemnification asset	(1,232)	1,912	—	—	—
Gain on sale of branches	—	—	—	—	1,652

Total non-core other income	8,515	37,439	—	—	1,652

Non-core other expense:
Integration and acquisition expenses	2,964	893	—	114	289

Core pre-tax, pre-provision earnings—non-GAAP	$24,676	$11,791	$3,793	$3,377	$4,253

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS," "RISK FACTORS" and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements. We assume no obligation to update any of these forward-looking statements.

Overview

        We offer locally-managed, community-focused banking in central and northern Illinois and the St. Louis metropolitan area. In addition to our traditional community banking business, we also deliver a comprehensive suite of trust and wealth management products and services to our customers and clients. Since late 2007, we have pursued a growth strategy, pursuant to which we have completed five acquisitions and grown our balance sheet from $382.1 million in assets and $301.4 million in deposits at December 31, 2007 to $1.6 billion in assets and $1.4 billion in deposits at December 31, 2010.

        Our principal business activity is lending to and accepting deposits from individuals, businesses, municipalities and other entities. We derive our income principally from interest charged on loans and, to a lesser extent, from interest and dividends earned on investment securities. We also derive income from noninterest sources, such as: fees received in connection with various lending and deposit services; wealth management services; mortgage loan originations, sales and servicing; and, from time to time, gains on sales of assets. Under the loss-sharing agreements we have entered into with the FDIC, we recognize income and expense based on changes in loss estimates on covered assets. Our principal expenses include interest expense on deposits and borrowings, operating expenses, such as salaries and employee benefits, occupancy and equipment expenses, data processing fees, and FDIC insurance, provisions for loan losses and income tax expense.

Primary Factors Affecting Comparability

        Each factor listed below materially affects the comparability of our results of operations and financial condition in 2010, 2009 and 2008, and may affect the comparability of financial information we report in future fiscal periods.

Significant Strategic Acquisitions and Purchased Credit-Impaired (PCI) Loans

        Strategic acquisitions have been a significant component of our growth since late 2007, and we expect that they will be a source of future growth as well. During the past three years, we have completed two larger acquisitions, one in each of 2009 and 2010, and three smaller acquisitions, one in each of 2008, 2009 and 2010. Because the results of each of these acquisitions are not included in our results for the periods prior to each respective date of acquisition, our results of operations and other financial data for these prior periods are not comparable in all respects to our results of operations for periods after the dates of acquisition. Summary information about these acquisitions is presented below.

        PCI Loans.    In three of our acquisitions, Waterloo Bancshares, Strategic Capital and WestBridge, we acquired loans that had evidence of credit deterioration since origination and for which it was probable at the date of acquisition that we would not collect all contractually required principal and interest payments. These loans are referred to as purchased credit-impaired, or PCI, loans. We valued these PCI loans at fair value based on expected cash flows as of the date of acquisition. Subsequent decreases in expected cash flows result in provision for loan losses and increases result in reversal of the provision for loan losses to the extent of prior charges or a positive impact on future interest income. The expected cash flow changes on PCI loans during 2010 and 2009 impacted net interest margin, provision for loan losses and noninterest income. We acquired an aggregate of $126.1 million of PCI loans during 2010 and 2009 and had $83.1 million of PCI loans as of December 31, 2010. As of December 31, 2010, $75.2 million of our PCI loans were covered by loss-sharing agreements with the FDIC.

        Branch and Asset Acquisition from AMCORE.    On March 26, 2010, we completed the acquisition of a portfolio of loans, investment securities, trust and brokerage account relationships and certain other assets of, and assumed certain deposit liabilities from, AMCORE. In connection with this transaction, we also purchased 12 branch facilities and two stand-alone drive-up facilities from AMCORE, and hired approximately 120 employees that were employed at the acquired facilities.

        In the transaction, we acquired total assets with a fair value of $499.5 million, including loans with a fair value of $407.2 million (all of which were non-PCI loans), and assumed deposits with a fair value of $493.4 million. At closing, the acquired loans were recorded at their acquisition date fair value. Our assessment of fair value was based on expected cash flows and included an estimation of expected loan losses and loan prepayments. Expected cash flows were converted to their present value using a discount rate approximating the market rate of return for the same type of loan portfolio with an equivalent risk profile. The valuation resulted in a $3.5 million reduction in the historical carrying value of the loans, which is accretable into income based on expected cash flows. As of December 31, 2010, we realized $1.0 million of discount accretion, which is reported as a component of loan interest income. At closing, we recorded $14.2 million of core deposits and trust relationship intangibles associated with this transaction. These intangible assets are being amortized over a weighted average amortization period of 9.5 years. We recognized a bargain purchase gain of $4.2 million, reflecting the excess of the fair value of the net assets acquired over liabilities assumed.

        A further discussion of the purchase accounting used in our acquisitions is set forth below under the heading "—Critical Accounting Policies and Estimates."

        Strategic Capital.    On May 22, 2009, we acquired the banking operations, including substantially all of the assets and deposits and certain other liabilities, of Strategic Capital from the FDIC, as receiver. Under the terms of the agreement with the FDIC, we assumed deposits with a fair value of $467.5 million and acquired assets with a fair value of $546.2 million, including loans with a fair value of $143.1 million ($70.9 million of which were identified as PCI loans) and investment securities with a fair value of $263.1 million.

        At closing, we recorded $70.2 million of purchase discounts on loans and other real estate owned, including $51.6 million of nonaccretable discounts on PCI loans and $6.1 million of accretable discounts, which are expected to accrete to interest income using the constant effective yield method over the estimated life of certain acquired loans. The fair value of the loans was determined using methods similar to those described above. We recognized a bargain purchase gain of $25.0 million, reflecting the excess of the fair value of the net assets acquired over liabilities assumed.

        Investment securities acquired included $85.1 million of municipal securities and $178.0 million of covered nonagency mortgage-backed securities. At closing, we recorded $35.2 million of nonaccretable discounts related to the covered nonagency mortgage-backed securities.

        At closing, we recorded $1.0 million of customer relationship intangibles attributable to the trust and wealth management assets acquired in this transaction. Later in 2009, however, we assessed the customer relationship intangible for impairment due to the departure of two key principals of Strategic Capital's trust and wealth management business shortly after the acquisition and, as a result, recognized an impairment charge of $1.0 million (the remaining balance of the intangible). We also recorded a small core deposit intangible of $273,000, the amortization of which does not have a material impact on our results of operations.

        All loans, other real estate owned and nonagency mortgage-backed securities acquired in connection with the Strategic Capital acquisition are subject to a loss-sharing agreement with the FDIC. Under this agreement, the FDIC has agreed to reimburse us for 80% of the first $167.0 million of net losses recognized on the disposition of loans, other real estate owned and nonagency mortgage-backed securities and 95% of net losses exceeding $167.0 million.

        Other Acquisitions.    In addition to the AMCORE and Strategic Capital acquisitions, we also have completed three smaller transactions over the past three years. In November 2008, we purchased two branch facilities of People's National Bank, N.A., pursuant to which we acquired assets with a fair value of $29.6 million, including loans with a fair value of $27.9 million, and assumed deposits with a fair value of $23.6 million. In February 2009, we acquired all of the outstanding stock of Waterloo Bancshares, pursuant to which we acquired assets with a fair value of $116.1 million, including loans with a fair value of $71.5 million ($20.9 million of which were identified as PCI loans) and investment securities with a fair value of $15.4 million, and assumed deposits with a fair value of $98.1 million. In October 2010, we acquired WestBridge from the FDIC, as receiver, pursuant to which we acquired assets with a fair value of $84.7 million, including loans with a fair value of $48.1 million ($34.3 million of which were identified as PCI loans), and assumed deposits with a fair value of $61.1 million. All loans and other real estate owned acquired in connection with the WestBridge acquisition are subject to a loss-sharing agreement with the FDIC. Under this agreement, the FDIC has agreed to reimburse us for 80% of any losses we incur on the covered assets.

Capital Raising Transactions

        During 2009 and 2010, we consummated several significant capital raising transactions to support our organic growth and acquisition activity. Each of the following capital raising transactions affected the comparability of our results of operations and financial condition of prior periods to post-transaction periods and may affect the comparability of financial information we report in future fiscal periods.

        Participation in TARP.    In January 2009, we issued $10.7 million aggregate liquidation preference of our Series A Preferred Stock and Series B Preferred Stock to the U.S. Treasury for aggregate gross proceeds of $10.2 million pursuant to the TARP Capital Purchase Program. In December 2009, we redeemed all shares of the Series A Preferred Stock and Series B Preferred Stock from the U.S. Treasury for 100% of their liquidation preference.

        2009 Capital Raising Transactions.    In May 2009, we issued $23.6 million aggregate liquidation preference of our Series C Preferred Stock and an $11.3 million subordinated note for aggregate gross proceeds of $34.9 million. As of the date of this prospectus, all shares of the Series C Preferred Stock issued remain outstanding and the outstanding principal balance of the subordinated note is $11.3 million. The Series C Preferred Stock has a stated dividend rate of 9.0% per annum and the subordinated note bears interest at a rate of 15.0% per annum. The subordinated note matures in 2020. In connection with the issuance of the subordinated note, we issued to this investor a warrant to acquire 630 shares of our Series C Preferred Stock, and this warrant was exchanged in April 2011 for a warrant to acquire 630 shares of our Series E Preferred Stock. The Series E Preferred Stock has substantially the same terms as the Series C Preferred Stock, including the dividend rate and conversion terms.

        2010 Capital Raising Transaction.    In March 2010, we issued $23.8 million aggregate liquidation preference of our Series D Preferred Stock and a $5.0 million subordinated note for aggregate gross proceeds of $28.8 million. The subordinated note was purchased by the same investor who purchased our $11.3 million subordinated note in May 2009. As of the date of this prospectus, all shares of the Series D Preferred Stock issued remain outstanding and the outstanding principal balance of the subordinated note is $5.0 million. The Series D Preferred Stock has a stated dividend rate of 9.0% per annum and the subordinated note bears interest at a rate of 12.0% per annum. The subordinated note matures in 2020. In connection with the issuance of the subordinated note, we issued to this investor a warrant to acquire 500 shares of our Series D Preferred Stock, and this warrant was exchanged in April 2011 for a warrant to acquire 500 shares of our Series F Preferred Stock. The Series F Preferred Stock has substantially the same terms as the Series D Preferred Stock, including the dividend rate and conversion terms.

Primary Factors Used to Evaluate Our Business

Results of Operations

        In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.

        Net interest income.    Net interest income represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income typically is the most significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor: (i) yields on our loans and other interest-earning assets; (ii) the costs of our deposits and other funding sources; (iii) our net interest spread; (iv) our net interest margin; and (v) our provisions for loan losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and shareholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources.

        Changes in market interest rates and interest we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and shareholders' equity, usually have the largest impact on periodic changes in our net interest spread, net interest margin and net interest income. We measure net interest income before and after the provision for loan losses we maintain.

        Noninterest Income.    Noninterest income includes, among other things: (i) service charges on deposit accounts; (ii) wealth management revenue, (iii) mortgage banking revenue; (iv) FDIC loss-sharing income; (v) accretion of indemnification asset due from the FDIC; and (vi) gains on sales of investment securities. In addition, in 2009, we recognized a significant bargain purchase gain on the Strategic Capital acquisition and, in 2010, we recognized smaller bargain purchase gains on the AMCORE and WestBridge acquisitions. A bargain purchase gain reflects the excess of the fair value of the net assets acquired over the net liabilities assumed.

        Noninterest income, particularly mortgage banking revenue, has been materially impacted by changes in market interest rates and housing market conditions. Lower interest rates have historically increased customer demand for loans to purchase homes and refinance existing loans, which, in turn, have generally resulted in higher mortgage banking revenue. Higher interest rates historically reduced customer demand for loans to purchase homes and refinance existing loans, which, in turn, have generally resulted in lower mortgage banking revenue.

        Additionally, our income from service charges on deposit accounts is largely impacted by the volume, growth and type of deposits we hold, which are impacted by prevailing market conditions for our deposit products, our marketing efforts and other factors. Our wealth management revenue is materially impacted by general economic conditions and the conditions in the financial and securities markets, including the value of assets held under administration.

        Noninterest expense.    Noninterest expense includes, among other things: (i) employees' salaries and benefits expense; (ii) occupancy and equipment expense; (iii) data processing fees; (iv) FDIC insurance expense; (v) professional fees, such as legal, accounting and consulting; (vi) expenses associated with other real estate owned; (vii) amortization of intangible assets; and (viii) other general and administrative expense.

        Employees' salaries and benefits expense includes compensation, employee benefits and tax expenses for our personnel. Occupancy expense includes depreciation expense on our owned properties, lease expense on our leased properties and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment expenses. Professional fees include legal, accounting, consulting and other outsourcing arrangements. Data processing fees include expenses paid to our third-party data processing system provider and other data service providers. FDIC insurance expense represents the assessments that we pay to the FDIC for deposit insurance. Amortization of intangible assets primarily represents the amortization of our core deposit intangible, which we recognize in connection with our acquisitions. Other general and administrative expenses include expenses associated with other real estate owned and foreclosures and marketing and advertising costs. Noninterest expenses generally increase as we grow our business. Noninterest expenses have increased significantly over the past few years as we have grown organically and through the five acquisitions completed through December 31, 2010 and as we have built out and modernized our operational infrastructure and implemented our Future Bank project.

Financial Condition

        The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

        Asset Quality.    We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan losses, or the allowance, the diversification and quality of loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors. The extent to which our loans and investment securities are covered by loss-sharing agreements with the FDIC also significantly affects our analysis of asset quality.

        Capital.    We manage capital based upon factors that include: (i) the level and quality of capital and our overall financial condition; (ii) the trend and volume of problem assets; (iii) the adequacy of discounts and reserves; (iv) the level and quality of earnings; (v) the risk exposures in our balance sheet; (vi) the levels of Tier 1 (core), Tier 2 (supplemental) and tangible equity capital; (vii) the ratios of Tier 1 leverage, Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets, tangible common equity to tangible assets and Tier 1 common capital to risk-weighted assets; and (viii) and other factors.

        Liquidity.    We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of nondeposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold, the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

Material Trends and Developments

Economic and Interest Rate Environment

        The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Federal Reserve began decreasing short-term interest rates, with eleven consecutive decreases totaling 525 basis points between September 2007 and December 2008. Continued economic uncertainty has resulted in a heightened unemployment rate, depressed consumer confidence and a stagnant real estate market. The Federal Reserve has maintained historically low interest rates in recent periods.

Significantly Increased Number of Troubled Banking Organizations

        In late 2007, the U.S. economy began to experience the effects of a severe recession, which continued through 2008 and the first half of 2009. Real estate markets in the United States remain impacted by these conditions and unemployment rates have remained at significantly elevated levels. Many banking organizations in the United States have been experiencing severe financial challenges attributable, in part, to these conditions. From January 1, 2007 through December 31, 2010, 322 depository institutions were placed in receivership and, according to the FDIC's Quarterly Banking Profile for the fourth quarter of 2010, the number of depository institutions on the FDIC's "problem list" increased to 884, or 11.5% of all depository institutions, at year-end 2010, which is the highest level since 1993. The 157 bank failures in 2010 represented the highest number since 1992. This significant increase in the number of troubled banking organizations has presented opportunities for us to grow both organically and through acquisitions. The pace of growth of the FDIC's problem list slowed in 2010, but we nevertheless expect the number of troubled banking organizations to remain at significantly elevated levels for the foreseeable future. We intend to continue seeking acquisition opportunities resulting from this environment.

Capital Raising Initiatives

        In late 2007, we adopted an initiative driven strategic plan, one component of which is to pursue an acquisition strategy to take advantage of our relative strength in a period of market disruption. We have been able to implement our acquisition strategy due to several significant capital raising transactions. These transactions are described above in this section under "—Primary Factors Affecting Comparability—Capital Raising Transactions." Our capital base has also grown due to the $33.7 million aggregate bargain purchase gains that we recognized in 2009 and 2010 in connection with our Strategic Capital, AMCORE and WestBridge acquisitions. These capital raising transactions have also supported our organic growth strategies.

        The capital generated by our capital raising transactions and bargain purchase gains allowed us to grow our balance sheet, both organically and through acquisitions, expand our marketing initiatives and increase our core deposit base. We intend to use the net proceeds from this offering to support our long-term growth by enhancing our capital ratios to permit future strategic acquisitions and growth initiatives. We believe our expected strong capital position following this offering, particularly relative to our competitors that are experiencing liquidity and capital constraints, will enable us to continue capitalizing on banking, lending and investment opportunities with attractive risk-adjusted returns.

Community Banking

        We believe the most important trends affecting community banks in the U.S. over the foreseeable future will be related to heightened regulatory capital requirements, increasing regulatory burdens generally, including the implementation of the Dodd-Frank Act and the regulations to be promulgated thereunder, and the possible protracted weakness in the commercial and residential real estate markets. We expect that community banks will face increased competition for lower cost capital as a result of regulatory policies that may offer larger financial institutions greater access to government assistance than is available for smaller institutions, including community banks. We expect that troubled community banks will continue to face significant challenges when attempting to raise capital. We also believe that heightened regulatory capital requirements will make it more difficult for even well-capitalized, healthy community banks to grow in their communities by taking advantage of opportunities in their markets that result as the economy improves. We believe these trends will favor community banks that have sufficient capital and a strong deposit franchise and we believe that, following this offering, we will possess these characteristics.

        We also believe that increased regulatory burdens will have a significant adverse effect on smaller community banks, which often lack the personnel, experience and technology to efficiently comply with new regulations in a variety of areas in the banking industry, including in the areas of deposits, lending, compensation, information security and overdraft protection. We believe that a recovery in lending in the real estate sector may lag behind other areas of the economy in a broader recovery. We also believe the increased costs to smaller community banks from a more complex regulatory environment, especially those institutions with less than $500 million in total assets but also, to a lesser extent, institutions with between $500 million and $1 billion in total assets, coupled with challenges in the real estate lending area, present attractive acquisition opportunities for larger community banks that have already made significant investments in regulatory compliance and risk management and can acquire and quickly integrate these smaller institutions into their existing platform. Furthermore, we believe that, as a result of our recent significant operational investments and our experience acquiring other institutions and quickly integrating them into our organization, we are well positioned to capitalize on the challenges facing smaller community banks.

Wealth Management

        We believe the community bank-based trust and wealth management business is likely to experience several trends over the coming years. Among the trends that we expect to see are increasing demand by customers for more sophisticated and value-based services, more diverse product offerings and general consolidation in the industry. We expect that consolidation in the marketplace may occur as community banks with small trust and wealth management operations exiting the business due to the increasing difficulty to operate profitably in this scale-dependent business. We believe these trends present an important opportunity for us, and growing our wealth management group, including through acquisitions of the trust and wealth management operations of smaller banks in our markets, is one of our five strategic initiatives.

General and Administrative Expenses

        We expect to continue incurring increased noninterest expense attributable to general and administrative expenses as a result of transaction-related expenses from our recent acquisitions, including the costs of integrating acquired asset and operations into our organization, expenses related to building out and modernizing our operational infrastructure, including the costs of implementing our Future Bank project, expenses associated with operating as a public company, marketing and other administrative expenses to execute our strategic initiatives, costs associated with establishing de novo branch facilities, expenses to hire additional personnel and other costs required to continue our growth.

Credit Reserves and Discounts

        One of our key operating objectives has been, and continues to be, maintenance of an appropriate level of reserve protection against probable losses in our loan portfolio. Due to general declines in the real estate and housing markets, we have experienced increased levels of loan loss provisions.

        In addition to the allowance for loan losses, we have other credit-related reserves or discounts and purchase discounts related to certain acquired loans. As of December 31, 2010, we had an allowance for loan losses of $28.5 million and accretable discounts of $23.1 million.

Regulatory Environment

        As a result of regulatory changes, including the Dodd-Frank Act and Basel III, as well as regulatory changes resulting from becoming a publicly traded company, we expect to be subject to more restrictive capital requirements, more stringent asset concentration and growth limitations and new and potentially heightened examination and reporting requirements. We also expect to face a more challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers, and to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See "RISK FACTORS—Risks Related to our Business" and "REGULATION AND SUPERVISION."

Average Balance Sheet, Interest and Yield/Rate Analysis

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the years ended December 31, 2010, 2009 and 2008. The average balances are principally daily averages and, for loans, include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	Year Ended December 31,
	2010			2009			2008
(tax-equivalent basis, dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate
EARNING ASSETS:
Federal funds sold & cash investments	$79,433	$206	0.26%	$57,936	$156	0.27%	$7,435	$118	1.56%
Investment securities:
Taxable investment securities	236,576	16,545	6.99%	151,959	10,646	7.01%	47,412	2,347	4.95%
Investment securities exempt from federal income tax(1)	120,371	8,318	6.91%	80,858	6,210	7.57%	26,450	1,583	5.91%

Total securities	356,947	24,863	6.97%	232,817	16,856	7.24%	73,862	3,930	5.31%

Loans:
Loans(2)	933,660	60,352	6.46%	520,622	34,068	6.54%	284,230	18,485	6.50%
Loans exempt from federal income tax(1)	17,110	1,246	7.28%	8,774	764	8.71%	8,295	704	8.49%

Total loans	950,770	61,598	6.47%	529,396	34,832	6.58%	292,525	19,189	6.56%

Total earning assets	1,387,150	$86,667	6.25%	820,149	$51,844	6.32%	373,822	$23,237	6.21%

Noninterest-earning assets	141,500			93,515			17,663

Total assets	$1,528,650			$913,664			$391,485

INTEREST-BEARING LIABILITIES
NOW and money market deposits	$465,611	$4,940	1.06%	$161,880	$2,798	1.73%	$85,485	$1,237	1.45%
Savings deposits	61,856	231	0.37%	24,860	77	0.31%	13,980	45	0.32%
Time deposits	430,015	8,792	2.04%	263,014	7,958	3.03%	141,108	5,631	3.99%
Brokered deposits	182,293	5,868	3.22%	243,111	6,559	2.70%	31,651	1,411	4.46%
Short-term borrowings	38,580	439	1.14%	18,197	266	1.46%	24,350	447	1.84%
FHLB advances	74,784	1,990	2.66%	49,157	1,293	2.63%	11,737	478	4.07%
Other borrowings	25,315	2,864	11.31%	17,105	1,628	9.52%	9,999	639	6.39%

Total interest-bearing liabilities	1,278,454	$25,124	1.97%	777,324	$20,579	2.65%	318,310	$9,888	3.11%

NONINTEREST-BEARING LIABILITIES
Noninterest-bearing deposits	135,323			58,951			37,710
Other noninterest-bearing liabilities	12,435			12,786			3,348

Total noninterest-bearing liabilities	147,758			71,737			41,058
Shareholders' equity	102,438			64,603			32,117

Total liabilities and shareholders' equity	$1,528,650			$913,664			$391,485

Net interest income / interest rate spreads		$61,543	4.28%		$31,265	3.67%		$13,349	3.10%
Taxable equivalent adjustment		(3,348)			(2,443)			(800)

Net interest income, as reported		$58,195			$28,822			$12,549

Net interest margin			4.20%			3.51%			3.36%

Tax equivalent effect			0.24%			0.30%			0.21%

Net taxable equivalent interest margin(3)			4.44%			3.81%			3.57%

(1)
Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.

(2)
Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which were not material.

(3)
Net taxable equivalent interest margin during the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

Interest Rates and Operating Interest Differential

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous year's volume. Changes which are not due solely to volume or rate have been allocated to these categories based on the respective percent changes in average volume and average rate as they compare to each other.

	Year Ended December 31, 2010 Compared with Year Ended December 31, 2009			Year Ended December 31, 2009 Compared with Year Ended December 31, 2008
	Change due to:			Change due to:
			Interest Variance			Interest Variance
(tax-equivalent basis, dollars in thousands)	Volume	Rate		Volume	Rate
EARNING ASSETS:
Federal funds sold & cash investments	$56	$(6)	$50	$460	$(422)	$38
Investment securities:
Taxable investment securities	5,943	(44)	5,899	6,197	2,102	8,299
Investment securities exempt from federal income tax	2,858	(750)	2,108	3,699	928	4,627

Total securities	8,801	(794)	8,007	9,896	3,030	12,926

Loans:
Loans	26,856	(572)	26,284	15,423	160	15,583
Loans exempt from federal income tax	675	(193)	482	37	23	60

Total loans	27,531	(765)	26,766	15,460	183	15,643

Total earning assets	$36,388	$(1,565)	$34,823	$25,816	$2,791	$28,607

INTEREST-BEARING LIABILITIES
NOW and money market deposits	$4,237	$(2,095)	$2,142	$1,212	$349	$1,561
Savings deposits	125	29	154	34	(2)	32
Time deposits	4,230	(3,396)	834	4,280	(1,953)	2,327
Brokered deposits	(1,797)	1,106	(691)	7,563	(2,415)	5,148
Short-term borrowings	266	(93)	173	(96)	(85)	(181)
FHLB advances	677	20	697	1,254	(439)	815
Other borrowings	852	384	1,236	454	535	989

Total interest-bearing liabilities	$8,590	$(4,045)	$4,545	$14,701	$(4,010)	$10,691

Net interest income and margin	$27,798	$2,480	$30,278	$11,115	$6,801	$17,916

Results of Operations

        The following discussion of our results of operations compares the year ended December 31, 2010 to the year ended December 31, 2009, and a comparison of the year ended December 31, 2009 to the year ended December 31, 2008.

Net Interest Income/Average Balance Sheet

        Our primary source of revenue is net interest income, which is the difference between interest income from earning assets (primarily loans and securities) and interest expense of funding sources (primarily interest-bearing deposits and borrowings). Earning asset balances and related funding sources, as well as changes in the levels of interest rates, impact net interest income. The difference between the average yield on earning assets and the average rate paid for interest-bearing liabilities is the net interest spread. Noninterest-bearing sources of funds, such as demand deposits and shareholders' equity, also support earning assets. The impact of the noninterest-bearing sources of funds is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Both the net interest margin and net interest spread are presented on a fully-taxable equivalent basis, which means that tax-free interest income has been adjusted to a pretax equivalent income, assuming a 35% tax rate.

        Net interest income on a tax equivalent basis was $61.5 million in 2010, an increase of $30.3 million, or 96.8%, from $31.3 million in 2009. The increase in net interest income was due to a higher level of interest earning assets and a significant improvement in our net interest margin. The average balance of interest earning assets in 2010 increased by $567.0 million, or 69.1%, from $820.1 million in 2009. Interest earning assets increased largely due to recent acquisitions completed within the last two years. Further, contributing to the increase in net interest income in 2010 was a 63 basis point increase in the taxable equivalent net interest margin to 4.44% from 3.81% in 2009.

        Interest Income.    Our total interest income increased $34.7 million, or 70.9%, to $86.7 million in 2010 from $51.8 million in 2009, primarily due to increases in interest income from our loan and investment securities portfolios.

        Interest income on our total loan portfolio increased $26.8 million, or 76.8%, to $61.6 million in 2010 from $34.8 million in 2009. This increase was primarily attributable to an increase of $421.4 million in the average balance of our loans for 2010 as compared to 2009, which primarily resulted from our acquisition in March 2010 of loans with a fair value of $407.2 million in the AMCORE transaction.

        Interest income earned on our investment securities portfolio increased $8.0 million, or 47.5%, to $24.9 million in 2010 from $16.9 million in 2009. This increase resulted primarily from a $124.1 million, or 53.3%, increase in the average balance of our investment securities portfolio to $356.9 million in 2010 from $232.8 million in 2009. Further, interest income from nonagency mortgage-backed securities and municipal securities increased $5.9 million and $2.1 million, respectively, in 2010 compared to 2009, primarily as a result of the $178.0 million of nonagency mortgage-backed securities and $85.1 million of municipal securities acquired in the May 2009 acquisition of Strategic Capital, which were included for the full year in 2010 as compared to seven months in 2009.

        In 2009, total interest income increased to $51.8 million compared to $23.2 million in 2008, an increase of $28.6 million, or 123.1%, primarily due to increases in interest income from our loan and investment securities portfolios.

        Interest income on our loan portfolio increased $15.6 million, or 67.3%, to $34.8 million in 2009 from $19.2 million in 2008. This increase was primarily attributable to an increase of $236.9 million in the average balance of our loans for 2009 as compared to 2008, which primarily resulted from our acquisition in February 2009 and May 2009 of loans with an aggregate fair market value of $214.6 million in the Waterloo Bancshares and Strategic Capital transactions, respectively.

        Interest income earned on our investment securities portfolio increased $12.9 million to $16.9 million in 2009 from $3.9 million in 2008. This increase resulted primarily from a $159.0 million increase in the average balance of our investment securities portfolio to $232.8 million in 2009 from $73.9 million in 2008, in addition to a 193 basis point increase in yield on the average balance of our investment securities portfolio to 7.24% in 2009 from 5.31% in 2008. Contributing to the increase in the size of the portfolio were $178.0 million in nonagency mortgage-backed securities and $85.1 million of state and political subdivision securities acquired in the acquisition of Strategic Capital. The increase in yield was due to the securities acquired in the Strategic Capital transaction.

        Interest Expense.    Interest expense on interest bearing liabilities increased $4.5 million, or 22.1%, to $25.1 million in 2010 from $20.6 million in 2009, primarily due to increases in our deposit interest expense and other borrowings interest expense.

        Deposit interest expense increased $2.4 million, or 14.0%, to $19.8 million in 2010 from $17.4 million in 2009. This increase resulted from an increase of $446.9 million, or 64.5%, in our average deposit balance to $1,139.8 million in 2010 from $692.9 million in 2009. The increase in our average deposit balance in 2010 was primarily attributable to our assumption of deposits with a fair value of $493.4 million in connection with the AMCORE transaction in March 2010. The average rate paid on our deposits was 1.74% in 2010 as compared to 2.51% in 2009. This decrease was primarily attributable to the fact that we assumed $413.7 million of higher cost brokered deposits as part of the acquisition of Strategic Capital acquisition in May 2009. In 2010, as these brokered deposits matured, we generally replaced them with core deposits, both through the AMCORE transaction and through organic growth. In this regard, as of December 31, 2009, we had $286.7 million in brokered deposits, which represented 31.2% of total deposits, with a cost of 2.55% and as of December 31, 2010 we had reduced our brokered deposits to $159.5 million, or 11.7% of total deposits, with a cost of 1.81%. From December 31, 2009 to December 31, 2010, we increased our core deposits from $523.3 million, or 57.0% of total deposits, to $1,058.4 million, or 77.6% of total deposits.

        Interest expense on borrowings increased $2.1 million, or 66.0%, to $5.3 million in 2010 from $3.2 million in 2009. Interest expense on subordinated debt increased $1.2 million in 2010 compared to 2009. In March 2010, we issued a $5.0 million 12.0% subordinated note. In addition, the $11.3 million 15.0% subordinated note issued in May 2009 was outstanding for 12 months in 2010 compared to only seven months in 2009. Interest expense on our FHLB advances increased $0.7 million in 2010 to $2.0 million from $1.3 million in 2009. The Strategic Capital acquisition in May 2009 resulted in our assumption of $50.0 million of additional advances, which was the primary factor in the increase in interest expense on FHLB advances.

        Total interest expense on interest bearing liabilities increased $10.7 million to $20.6 million in 2009 from $9.9 million in 2008, primarily due to increases in our deposit interest expense and other borrowings interest expense.

        Deposit interest expense increased $9.1 million to $17.4 million in 2009 from $8.3 million in 2008. This increase resulted from an increase of $420.6 million in our average deposit balance to $692.9 million in 2009 from $272.2 million in 2008, which was primarily attributable to our assumption of deposits with a fair value of $467.5 million in connection with the Strategic Capital transaction in May 2009 and $98.1 million from the Waterloo Bancshares transaction in February 2009. The average interest rate paid on our deposits was 2.51% in 2009 compared to 3.06% in 2008, largely due to lower market interest rates.

        Interest expense on average borrowings increased $1.6 million to $3.2 million in 2009 from $1.6 million in 2008. Interest expense on our subordinated notes was $1.1 million in 2009, which was attributable to the $11.3 million 15.0% subordinated note issued in May 2009. Interest expense on our FHLB advances increased $0.8 million in 2009 to $1.3 million from $0.5 million in 2008. The assumed $50.0 million of additional advances in connection with the Strategic Capital transaction represented the principal portion of the increase in interest expense on FHLB advances.

Provision for Loan Losses

        Provision for loan losses decreased $7.1 million to $13.6 million in 2010 from $20.7 million in 2009. The decrease in provision was due to a $10.7 million decrease in provision related to PCI loans offset by a $4.0 million increase in provision for non-PCI loans. The decrease related to PCI loans was due to expected cash flows not decreasing as rapidly as they did in 2009. The increase in provision related to non-PCI loans was primarily due to the acquisition of $407.2 million of loans from AMCORE in March 2010, which required reserves subsequent to the acquisition.

        Provision for loan losses increased $19.6 million to $20.7 million in 2009 from $1.1 million in 2008, primarily due to $12.3 million of provision related to PCI loans acquired in the Strategic Capital and Waterloo Bancshares acquisitions. The provision was a result of a decrease in expected cash flows since the date of acquisition. A significant amount of the provision related to covered loans, which resulted in an increase in the indemnification asset and a gain in noninterest income of $10.5 million. The other $8.1 million of provision related to non-PCI loans, which was required due to increased charge offs in 2009 and an increase in non-PCI loans.

Noninterest Income

        Noninterest income decreased $24.2 million, or 56.2%, to $18.9 million in 2010 from $43.1 million in 2009. This decline was primarily the result of a substantially higher gain on bargain purchase recorded in 2009 (discussed below) than in 2010. Excluding the gain on bargain purchase of $8.7 million and $25.0 million recognized in 2010 and 2009, respectively, noninterest income decreased $7.9 million, or 43.8%, in 2010 compared to 2009. Noninterest income in 2009 was $39.6 million higher than in 2008, again primarily as a result of a gain on bargain purchase. Excluding the gain on bargain purchase of $25.0 million recognized in 2009, noninterest income increased $14.7 million, or 426.4%, in 2009 compared to 2008. The following table sets forth the major components of our noninterest income for the years ended December 31, 2010, 2009 and 2008:

				Variance	Variance
	Year Ended December 31,
				2010 v. 2009	2009 v. 2008
(dollars in thousands)	2010	2009	2008
Noninterest income:
Service charges on deposits	$3,083	$1,386	$1,046	$1,697	$340
Wealth management revenue	2,479	1,212	595	1,267	617
Mortgage banking revenue	2,224	1,634	431	590	1,203
Gain on bargain purchase	8,704	25,031	—	(16,327)	25,031
FDIC loss-sharing income, net	1,043	10,496	—	(9,453)	10,496
(Amortization) accretion of indemnification asset due from FDIC	(1,232)	1,912	—	(3,144)	1,912
Gains on sales of investment securities	2	399	751	(397)	(352)
Other than temporary impairment on investment securities	(252)	—	—	(252)	—
Other	2,826	1,055	614	1,771	441

Total noninterest income	$18,877	$43,125	$3,437	$(24,248)	$39,688

        In 2010, we recognized a $4.2 million gain on bargain purchase as a result of the AMCORE transaction in the first quarter and an additional $4.5 million as a result of the WestBridge acquisition in the fourth quarter. The gain on bargain purchase in 2009 of $25.0 million was attributable to the Strategic Capital acquisition in May 2009. We did not recognize any gain on bargain purchase in 2008. Significant components of the changes between 2010 compared to 2009 and 2009 compared to 2008 are discussed below.

        Service charges on deposits.    Noninterest income from service charges on deposits increased $1.7 million, or 122.4%, to $3.1 million in 2010 from $1.4 million in 2009. As a result of the AMCORE transaction, our number of transaction accounts increased approximately 34,000, or 132%, in 2010 as compared to 2009. This increase in accounts resulted in additional transaction-based fee revenues and account-based service charge revenues.

        Service charges on deposit accounts increased $0.3 million in 2009 to $1.4 million compared to $1.1 million in 2008 primarily due to the additional transaction accounts that resulted from the acquisitions of Strategic Capital in May 2009 and Waterloo Bancshares in February 2009.

        Wealth management revenue.    Noninterest income from our wealth management business increased $1.3 million, or 104.5%, to $2.5 million in 2010 from $1.2 million in 2009. In connection with the AMCORE transaction in March 2010, we acquired approximately $400 million of assets under administration. In addition, we opened de novo offices in Joliet and Rockford, Illinois in 2010, which have attracted additional trust business for us. This increase in assets under administration was largely responsible for our increased wealth management revenue. As of December 31, 2010, we had $702.5 million of assets under administration compared to $265.7 million at December 31, 2009.

        Wealth management revenues totaled $1.2 million in 2009, an increase of $0.6 million, or 100%, compared to $0.6 million in 2008. In connection with the Strategic Capital acquisition in May 2009, we also acquired Strategic Capital's wholly owned trust subsidiary, from which we retained approximately $146.4 million of assets under administration. This increase in assets under administration was a substantial contributor to the increase in wealth management revenues recorded in 2009.

        Mortgage banking revenue.    Noninterest income from our mortgage banking activities increased $0.6 million, or 36.1%, in 2010 to $2.2 million from $1.6 million in 2009. Mortgage banking revenues are generated from gains on sales of loans into the secondary market and premiums for the servicing of loans sold to others. Servicing-related revenues totaled $0.3 million in 2010 compared to $0.2 million in 2009. Loans sold in the secondary market totaled $80.0 million generating net gains of $1.5 million in 2010 compared to sales of $78.0 million and related gains of $1.4 million in 2009.

        Mortgage banking revenue increased $1.2 million in 2009 to $1.6 million from $0.4 million in 2008. The acquisition of Waterloo Bancshares in February 2009 provided us with a mortgage servicing portfolio and related source of revenue that we did not previously have. Servicing-related revenues totaled $0.2 million in 2009. Loans sold in the secondary market totaled $78.0 million generating net gains of $1.4 million in 2009 compared to sales of $21.7 million and gains of $0.4 million in 2008.

        FDIC loss-sharing income.    FDIC loss-sharing income decreased $9.5 million, or 90.1%, to $1.0 million in 2010 from $10.5 million in 2009. The decrease in FDIC loss-sharing income is largely correlated to the provision made related to covered loans acquired in the Strategic Capital and WestBridge acquisitions. The FDIC loss-sharing income increases when a provision for loan losses is recorded for covered loans, which corresponds to increases in the indemnification asset.

        Amortization/accretion of indemnification asset due from FDIC.    Our FDIC-assisted acquisition of WestBridge in October 2010 resulted in the recording of an indemnification asset at the acquisition date of $13.9 million. The FDIC-assisted acquisition of Strategic Capital in May 2009 resulted in the recording of an indemnification asset at the acquisition date of $78.5 million. These assets were recorded based upon the discounted future cash expected to be recorded from the FDIC. The original discount is accreted into income over the life of indemnification asset, adjusted for changes in claims incurred and reimbursed. We recorded amortization expense of $1.2 million in 2010 compared to $1.9 million of accretion revenue in 2009. There was no accretion revenue in 2008.

        Net securities gains and impairments.    In 2010, we recorded other than temporary impairment losses totaling $252,000 related to three securities. Included in this impairment was the gross write-down of two nonagency mortgage-backed securities of $946,000, which were covered by a loss-sharing agreement with the FDIC. Our portion of those losses was 20%, or $189,000, with the remainder reimbursed by the FDIC. The third impaired security was a municipal security that was written down by $63,000. Net securities gains totaled $2,000 in 2010, $399,000 in 2009 and $751,000 in 2008. No other than temporary impairment losses were recognized in 2009 or 2008.

        Other noninterest income.    Other noninterest income increased to $2.8 million in 2010 compared to $1.1 million in 2009. This increase related primarily to increased debit card income of $859,000 in 2010 compared to $296,000 in 2009. Other noninterest income was also positively impacted by increases in ATM interchange and surcharge fees, which increased by $354,000, or 172.8%, in 2010 to $559,000 from $205,000 in 2009.

Noninterest Expense

        Noninterest expense increased $23.2 million, or 98.4%, to $46.8 million in 2010 from $23.6 million in 2009. Noninterest expense in 2009 was $12.2 million, or 93.6%, higher than in 2008. The following table sets forth the major components of our noninterest expense for the years ended December 31, 2010, 2009 and 2008:

				Variance	Variance
	Year Ended December 31,
				2010 v. 2009	2009 v. 2008
(in thousands)	2010	2009	2008
Noninterest expense:
Salaries and employee benefits	$22,413	$11,453	$6,280	$10,960	$5,173
Occupancy and equipment	4,612	2,457	1,418	2,155	1,039
Data processing fees	3,020	1,451	964	1,569	487
FDIC insurance	1,986	1,595	182	391	1,413
Professional fees	3,492	1,298	596	2,194	702
Other real estate owned expense	1,410	350	297	1,060	53
Intangible assets amortization	2,082	279	120	1,803	159
Impairment of customer relationship intangible	—	1,003	—	(1,003)	1,003
Loan expenses	1,524	734	215	790	519
Communication	1,260	569	369	691	200
Supplies	1,134	379	177	755	202
Other	3,912	2,042	1,575	1,870	467

Total noninterest expense	$46,845	$23,610	$12,193	$23,235	$11,417

        Significant components of the increase in our noninterest expense in 2010 and 2009 are discussed below.

        Salaries and employee benefits.    Noninterest expense from salaries and employee benefits, which is the largest component of noninterest expense, increased $11.0 million, or 95.7%, to $22.4 million in 2010 from $11.5 million in 2009. The increase was primarily attributable to an increase in the number of our full-time equivalent employees from 177 at December 31, 2009 to 396 at December 31, 2010. The increase in the number of employees was primarily due to the hiring of employees in connection with the AMCORE transaction, as discussed previously.

        Salaries and employee benefits expense increased $5.2 million, or 82.4%, to $11.5 million in 2009 from $6.3 million in 2008. There were 177 full-time equivalent employees at December 31, 2009 compared to 123 at December 31, 2008. This increase resulted from the hiring of employees of Waterloo Bancshares and Strategic Capital in connection with these acquisitions in 2009.

        Occupancy and equipment.    Occupancy and equipment expense increased $2.2 million, or 87.7%, to $4.6 million in 2010 from $2.5 million in 2009. This increase was primarily attributable to the branch facilities that we acquired in connection with the AMCORE transaction in 2010. In addition, we opened de novo offices in Joliet, Illinois in May 2010 and Rockford, Illinois in June 2010. As of December 31, 2010, we were operating 29 branch facilities compared to 15 branch facilities at December 31, 2009.

        Occupancy and equipment expense increased $1.0 million, or 73.3%, to $2.5 million in 2009 from $1.4 million in 2008. This increase was primarily due to increases in the number of offices resulting from the Waterloo Bancshares and Strategic Capital acquisitions. As of December 31, 2009, we operated 15 branches compared to eight branches at December 31, 2008.

        Data processing fees.    Data processing fees increased $1.6 million, or 108.1%, to $3.1 million in 2010 from $1.5 million in 2009. This increase was primarily the result of costs associated with converting the acquired AMCORE and WestBridge operations to our data processing system and the overall larger size of our organization in 2010 as compared to 2009. We acquired approximately 6,500 loans and 42,500 deposit accounts from AMCORE, which represented approximately 132% and 124% of the loans and deposit accounts, respectively, processed by us prior to the acquisition.

        Data processing fees increased $0.5 million, or 50.5%, to $1.5 million in 2009 from $1.0 million in 2008. This increase was primarily the result of costs associated with converting the acquired Waterloo Bancshares and Strategic Capital operations to our data processing system and the overall larger size of our organization in 2009 as compared to 2008.

        FDIC insurance.    FDIC insurance expense increased $0.4 million, or 24.5%, to $2.0 million in 2010 from $1.6 million in 2009. This increase was primarily attributable to an increase of $446.9 million, or 64.5%, in our average deposit balance to $1,139.8 million in 2010 from $692.9 million in 2009.

        FDIC insurance expense increased $1.4 million to $1.6 million in 2009. This increase was due in part to a one-time assessment collected from all FDIC-insured banks to recapitalize the deposit insurance fund and increased insurance limits from $100,000 to $250,000 during this time of economic instability. Increased deposits resulting from our acquisitions also impacted this expense.

        Professional fees.    Professional fees totaled $3.5 million in 2010 compared to $1.3 million in 2009. We incurred increased legal, accounting and consulting expenses in 2010 related to the AMCORE and WestBridge transactions, including integration activities following such transactions, and the use of additional outsourced services for loan review, testing of internal controls for bank regulatory purposes and recruitment of additional support positions. In addition, we incurred $0.7 million in expenses attributable to our engagement of a financial services consulting organization in connection with our Future Bank project.

        Professional fees increased $0.7 million, or 117.8%, from $0.6 million in 2008 to $1.3 million in 2009 due primarily to legal and other professional fees incurred in connection with the Waterloo Bancshares and Strategic Capital acquisitions.

        Other real estate owned expense.    Other real estate owned expense was $1.4 million in 2010, an increase of $1.0 million, or 302.9%, from $350,000 in 2009. During 2010, other real estate owned expense increased compared to prior years due to the WestBridge acquisition. The loss-sharing agreements generally require the FDIC to reimburse us for 80% of these costs and thus only 20% of the cost is recorded as an expense. Also, as noted in the discussion of loan expense below, the AMCORE transaction increased our operating footprint, which increased our loan production volume and related costs. During 2009, other real estate owned expense increased to $350,000 from $297,000 during 2008.

        Intangible assets amortization.    Intangible assets amortization expense increased $1.8 million, or 646.2%, to $2.1 million in 2010 from $279,000 in 2009. This increase was primarily attributable to increased intangibles of $14.2 million due to core deposit and trust relationship intangibles recognized in connection with the AMCORE transaction in March 2010. During 2009, we recorded core deposit intangibles of $942,000 and $273,000, respectively, in connection with the Waterloo Bancshares and Strategic Capital transactions. Intangible assets amortization expense increased $159,000, or 132.5%, in 2009 from $120,000 in 2008.

        Loan expense.    Loan expense totaled $1.5 million in 2010 compared to $0.7 million in 2009, an increase of $0.8 million, or 107.6%. Loan expense includes appraisals, attorneys' fees, collateral protection and collection expenses. The AMCORE transaction in 2010 expanded our operating footprint, increasing loan production volume and related costs. Loan production increased 12.6% in 2010 compared to 2009. In addition, loan collection costs increased 83.2% in 2010 compared to the prior year, principally due to continuing efforts to maintain the Bank's interest in the collateral and collect on the loans acquired from Strategic Capital. These loan expenses associated with the loans acquired from Strategic Capital and WestBridge are shared with the FDIC under the applicable loss-sharing agreement which, generally require the FDIC to reimburse us for 80% of these costs and thus only 20% of the cost is recorded as a loan expense.

        Loan expense increased $0.5 million in 2009 compared to 2008. This increase in loan expense was primarily due to additional collection costs attributable to the acquisition of the Strategic Capital loan portfolio in May 2009 and were mitigated by the loss-sharing agreement with the FDIC.

Income Tax Expense

        Income tax expense was $4.6 million in 2010, a decrease of $4.7 million, or 50.6%, from $9.3 million in 2009. Income tax expense in 2008 was $0.6 million. The effective tax rates were 27.5%, 33.6% and 22.0% in 2010, 2009 and 2008, respectively. Pre-tax income in 2010 was $16.7 million, $10.9 million less than 2009 primarily due to the larger bargain purchase gain recorded in 2009 as a result of the Strategic Capital acquisition. During 2010, tax-exempt interest income increased compared to prior years due to the purchase of $5.0 million of bank-owned life insurance in 2010. During 2009, tax-exempt interest income increased by $3.0 million to $4.5 million from $1.5 million during 2008.

Net Income Available to Common Shareholders

        Net income available to common shareholders is computed by subtracting dividends paid to preferred shareholders from net income. Net income decreased $6.3 million and preferred dividends increased $1.4 million in 2010 compared to 2009, resulting in net income available to common shareholders decreasing $7.6 million in 2010. Net income available to common shareholders was $8.4 million in 2010 compared to $16.0 million in 2009 and $2.1 million in 2008.

        In 2008, we did not have any preferred stock outstanding. In January 2009, we issued $10.7 million of preferred stock to the U.S. Treasury pursuant to the TARP Capital Purchase Program. This preferred stock had a stated dividend rate of 5.0% per annum. We redeemed this preferred stock in December 2009. In May 2009, we issued $23.6 million of Series C Preferred Stock and, in March 2010, we issued $23.8 million of Series D Preferred Stock. Both the Series C Preferred Stock and Series D Preferred Stock have a stated dividend rate of 9.0% per annum. In total, we paid $3.7 million of preferred stock dividends in 2010 compared to $1.7 million in 2009 and none in 2008.

Summary of Quarterly Results

        The following table presents unaudited quarterly results of operations for each of the quarters in the fiscal years ended December 31, 2010 and 2009.

	Year Ended December 31, 2010
(dollars in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Interest income—loans	$10,765	$17,207	$16,443	$16,746	$61,161
Interest income—investment securities	5,274	5,442	5,743	5,699	22,158
Interest expense	6,185	8,003	5,844	5,092	25,124

Net interest income	9,854	14,646	16,342	17,353	58,195
Provision for loan losses	3,205	2,201	3,120	5,054	13,580

Net interest income after provision for loan losses	6,649	12,445	13,222	12,299	44,615
Gain on bargain purchase	4,211	—	—	4,493	8,704
Noninterest income (excluding gain on bargain purchase)	950	2,429	3,453	3,341	10,173
Noninterest expense	8,555	11,016	11,579	15,695	46,845

Income before income taxes	3,255	3,858	5,096	4,438	16,647
Income tax expense	895	1,061	1,401	1,220	4,577

Net income	2,360	2,797	3,695	3,218	12,070
Preferred stock dividends	582	955	1,065	1,066	3,668

Net income available to common shareholders	$1,778	$1,842	$2,630	$2,152	$8,402

Earnings per common share:
Basic	$0.42	$0.44	$0.62	$0.51	$1.99
Diluted	0.36	0.37	0.49	0.41	1.63

	Year Ended December 31, 2009
(dollars in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Interest income—loans	$5,977	$8,734	$10,300	$9,551	$34,562
Interest income—investment securities	827	3,389	5,079	5,544	14,839
Interest expense	2,760	4,620	6,945	6,254	20,579

Net interest income	4,044	7,503	8,434	8,841	28,822
Provision for loan losses	939	1,444	1,747	16,598	20,728

Net interest income after provision for loan losses	3,105	6,059	6,687	(7,757)	8,094
Gain on bargain purchase	—	25,031	—	—	25,031
Noninterest income (excluding gain on bargain purchase)	1,304	1,872	2,616	12,302	18,094
Noninterest expense	3,833	7,741	6,016	6,020	23,610

Income before income taxes	576	25,221	3,287	(1,475)	27,609
Income tax expense	193	8,470	1,104	(495)	9,272

Net income	383	16,751	2,183	(980)	18,337
Preferred stock dividends and discount accretion	113	297	680	1,201	2,291

Net income available to common shareholders	$270	$16,454	$1,503	$(2,181)	$16,046

Earnings per common share:
Basic	$0.06	$3.94	$0.36	$(0.53)	$3.83
Diluted	0.06	3.39	0.32	(0.52)	3.11

Financial Condition

Assets

        Total assets increased $520.6 million, or 46.7%, to $1,634.3 million at December 31, 2010 from $1,113.8 million at December 31, 2009, primarily due to the AMCORE transaction in March 2010. We acquired total assets with a fair market value of $499.5 million, including loans with a fair market value of $407.2 million, investment securities with a fair market value of $15.5 million, and premises and equipment with a fair market value of $12.6 million, and assumed deposits with a fair market value of $493.4 million. In connection with this acquisition, we recorded a core deposit intangible of $11.8 million and a gain on bargain purchase of $4.2 million.

        Total assets increased $672.8 million, or 152.5%, to $1,113.8 million at December 31, 2009 from $441.0 million at December 31, 2008, primarily due to the Waterloo Bancshares and Strategic Capital transactions in February and May 2009, respectively. Waterloo Bancshares and Strategic Capital had combined total assets with a fair market value of $662.3 million, including loans with a fair market value of $214.6 million, investment securities with a fair market value of $278.5 million and premises and equipment with a fair market value of $5.2 million, and combined deposits with a fair market value of $565.6 million. In connection with these acquisitions, we recorded goodwill of $3.8 million, all of which was attributable to the Waterloo transaction, and core deposit intangibles of $1.2 million.

Loans

        The loan portfolio is the largest category of our earning assets. At December 31, 2010, total loans, net of allowance for loan losses, totaled $1,018.7 million. Of this amount, $137.0 million was "covered" under loss-sharing agreements with the FDIC that we entered into in connection with our FDIC-assisted transactions and $83.1 million was classified as PCI loans. The following table presents the balance and associated percentage of each major category in our loan portfolio at December 31, 2010, 2009, 2008, 2007 and 2006:

	As of December 31,
(dollars in thousands)	2010	%	2009	%	2008	%	2007	%	2006	%
Loans:
Commercial	$199,186	19.0	$123,537	19.8	$85,022	25.2	$73,650	25.9	$79,153	27.4
Commercial real estate	562,812	53.8	310,868	49.8	166,727	49.4	143,119	50.3	144,778	50.2
Construction and land development	98,408	9.4	93,043	14.9	30,481	9.0	17,335	6.1	15,391	5.3

Total commercial loans	860,406		527,448		282,230		234,104		239,322

Residential real estate	139,886	13.4	89,899	14.4	49,324	14.6	44,034	15.5	42,445	14.7
Consumer	46,852	4.5	7,109	1.1	5,666		6,095	2.1	6,858	2.4

Total consumer loans	186,738		97,008		54,990	1.8	50,129		49,303

Gross loans	1,047,144		624,456		337,220		284,233		288,625
Allowance for loan losses	(28,488)	2.7	(19,766)	3.2	(3,718)	1.1	(3,232)	1.1	(3,766)	1.3

Net loans	$1,018,656		$604,690		$333,502		$281,001		$284,859

Covered loans	$137,041	13.1	$131,740	21.1	$—	—	$—	—	$—	—
PCI loans	83,138	8.0	81,470	13.1	—	—	—	—	—	—

        Loans increased $414.0 million, or 68.5%, to $1,018.7 million at December 31, 2010 from $604.7 million at December 31, 2009. The AMCORE transaction in March 2010 provided $407.2 million in loans and the acquisition of WestBridge in October 2010 provided $48.1 million in loans. Excluding the AMCORE and WestBridge transactions, loans decreased by $48.1 million, which was due to a $42.8 million decrease in covered loans.

        The following table shows covered and noncovered loans by non-PCI and PCI loan category and the related allowance as of December 31, 2010 and 2009:

	As of December 31, 2010			As of December 31, 2009
(dollars in thousands)	Non- Purchased Credit- Impaired Loans	Purchased Credit- Impaired Loans	Total	Non- Purchased Credit- Impaired Loans	Purchased Credit- Impaired Loans	Total
Covered loans:
Commercial	$19,373	$6,208	$25,581	$21,175	$2,338	$23,513
Commercial real estate	32,161	33,485	65,646	32,549	25,237	57,786
Construction and land development	4,448	30,747	35,195	5,714	39,603	45,317
Residential	5,302	4,385	9,687	4,436	69	4,505
Consumer	579	353	932	619	—	619

Total covered loans	61,863	75,178	137,041	64,493	67,247	131,740

Non-covered loans:
Commercial	173,251	354	173,605	98,167	1,857	100,024
Commercial real estate	495,560	1,606	497,166	250,572	2,510	253,082
Construction and land development	61,992	1,221	63,213	45,502	2,224	47,726
Residential	125,581	4,617	130,198	78,088	7,306	85,394
Consumer	45,759	162	45,921	6,164	326	6,490

Total non-covered loans	902,143	7,960	910,103	478,493	14,223	492,716

Total loans (gross)	964,006	83,138	1,047,144	542,986	81,470	624,456
Allowance for loan losses	13,943	14,545	28,488	7,760	12,006	19,766

Total loans (net)	$950,063	$68,593	$1,018,656	$535,226	$69,464	$604,690

Nonperforming loans	$26,270	—	$26,270	$11,539	—	$11,539
Nonperforming loans to total loans	2.72%	—	2.51%	2.13%	—	1.85%
Allowance for loan losses to total loans	1.45%	17.50%	2.72%	1.43%	14.74%	3.17%

        The following table shows the contractual maturities, including scheduled principal repayments, of our loan portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2010:

	Within One Year		One Year to Five Years		After Five Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial loans:
Commercial	$21,702	$63,103	$58,101	$20,875	$11,319	$24,086	$199,186
Commercial real estate	127,690	18,622	273,062	49,532	59,675	34,231	562,812
Construction and land development	42,812	23,713	21,194	3,092	2,069	5,528	98,408

Total commercial loans	192,204	105,438	352,357	73,499	73,063	63,845	860,406

Consumer loans:
Residential real estate	9,638	4,939	35,371	7,702	31,018	51,218	139,886
Consumer	3,462	—	39,675	448	2,806	461	46,852

Total consumer loans	13,100	4,939	75,046	8,150	33,824	51,679	186,738

Total loans	$205,304	$110,377	$427,403	$81,649	$106,887	$115,524	$1,047,144

        The principal categories of our loan portfolio are discussed below:

        Commercial loans.    We provide a mix of variable and fixed rate commercial loans. The loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and/or personal guarantees.

        Commercial loans increased $75.7 million, or 61.2%, to $199.2 million at December 31, 2010 from $123.5 million at December 31, 2009. This increase was primarily attributable to the AMCORE transaction in March 2010 and, to a lesser extent, the WestBridge transaction in October 2010. Excluding increases attributable to the AMCORE and WestBridge transactions, commercial loans increased 1.2% as of December 31, 2010 as compared to December 31, 2009.

        As of December 31, 2010, $126.4 million, or 14.7%, of our commercial loans were covered by a loss-sharing agreement with the FDIC.

        Commercial real estate loans.    Commercial real estate loans increased $251.9 million, or 81.0%, to $562.8 million at December 31, 2010 from $310.9 million at December 31, 2009. This increase was primarily attributable to the AMCORE transaction in March 2010 and, to a lesser extent, the WestBridge transaction in October 2010. Excluding increases attributable to the AMCORE and WestBridge transactions, commercial real estate loans decreased 3.7% as of December 31, 2010 as compared to December 31, 2009. Approximately 23.9% and 39.8% of our commercial real estate loans as of December 31, 2010 and December 31, 2009, respectively, were owner-occupied, which generally involve less risk than loans on investment property.

        As of December 31, 2010, $65.6 million, or 11.7%, of our commercial real estate loans were covered by a loss-sharing agreement with the FDIC.

        Construction and land development loans.    Real estate construction and land development loans increased $5.4 million, or 5.8%, to $98.4 million at December 31, 2010 from $93.0 million at December 31, 2009. This increase was partly due to $12.6 million of these loans acquired in the WestBridge transaction, which was offset in part by a decrease in covered construction and land development loans of $10.1 million. As of December 31, 2010 and 2009, we had 35.8% and 48.7%, respectively, of our construction and land development loans covered by a loss-sharing agreement with the FDIC. Although we continue to make selective real estate construction loans, we do not expect our lending in this area to be significant.

        Our real estate construction loans comprise residential construction, commercial construction and land acquisition and development construction. As of December 31, 2010, our real estate construction loan portfolio was divided among the foregoing categories as follows: approximately $19.6 million, or 20.0%, residential construction; approximately $44.5 million, or 45.2%, commercial construction; and approximately $34.3 million, or 34.8%, land acquisition and development.

        Residential real estate loans.    Residential real estate loans, which include home equity loans, increased $50.0 million, or 55.6%, to $139.9 million at December 31, 2010 from $89.9 million at December 31, 2009. This increase was primarily attributable to the residential real estate loans acquired in the AMCORE transaction in March 2010 and, to a lesser extent, the WestBridge transaction in October 2010. Excluding increases attributable to the AMCORE and WestBridge transactions, residential real estate loans decreased 1.1% as of December 31, 2010 as compared to December 31, 2009.

        Consumer loans.    Our consumer loans include direct personal loans, indirect automobile loans and lines of credit. Personal loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis.

        Consumer loans increased $39.7 million, or 559.1%, to $46.9 million at December 31, 2010 from $7.1 million at December 31, 2009. Consumer loans acquired in the AMCORE transaction were primarily indirect automobile loans, which represented $29.9 million of our total consumer loans as of December 31, 2010. Excluding increases attributable to the AMCORE and WestBridge transactions, consumer loans decreased $14.6 million as of December 31, 2010 as compared to December 31, 2009.

Loan Quality

        We use what we believe to be a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our loan portfolio. Our underwriting policies and practices govern the risk profile and credit and geographic concentration for our loan portfolio. We also have what we believe to be a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level. In addition to our allowance for loan losses, we have additional protections against credit losses, including loss-sharing agreements with the FDIC and purchase discounts on acquired loans.

Loans with Loss-Share Protection

        Loans with loss-share protection are the loans that we acquired in the Strategic Capital transaction in May 2009 and the WestBridge transaction in October 2010, which are covered by loss-sharing agreements that we entered into with the FDIC. Under the loss-sharing agreements, the FDIC has agreed, subject to reporting requirements, to reimburse us for up to a specified percentage of future losses incurred. Under the terms of the Strategic Capital loss-sharing agreement, the FDIC agreed to reimburse us for 80% of the first $167.0 million of net losses on covered assets, which include loans, other real estate owned and nonagency mortgage-backed securities, and 95% of all losses exceeding $167.0 million. As of December 31, 2010, we had submitted $100.5 million of losses to the FDIC under this loss-sharing agreement and we have collected or expect to collect our full portion of the submitted losses. Under the terms of the WestBridge loss-sharing agreement, the FDIC agreed to reimburse us for 80% of all net losses on covered assets, which include loans and other real estate owned. As of December 31, 2010, we had $137.0 million of covered loans, which represented 13.1% of our total loan portfolio.

Discounts on PCI Loans

        We evaluate acquired loans for evidence of credit deterioration in order to determine proper accounting classification. Loans are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that we will be unable to collect all contractually required payments. At December 31, 2010, $83.1 million of acquired loans were within the scope of ASC 310-30.

        The following table presents information regarding the contractually required payments receivable, the cash flows expected to be collected and the estimated fair value of the loans acquired in the three acquisitions in which we acquired PCI loans, in each case as of the closing date of the transaction:

	WestBridge October 15, 2010		Strategic Capital May 22, 2009		Waterloo Bancshares February 12, 2009
(dollars in thousands)	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans
Contractually required payments (principal and interest)	$55,717	$17,151	$128,191	$87,276	$39,023	$73,462
Nonaccretable difference	(16,875)	(1,490)	(51,642)	(6,962)	(11,430)	(1,827)

Cash flows expected to be collected (principal and interest)	38,842	15,661	76,549	80,314	27,593	71,635
Accretable difference	(4,538)	(1,893)	(5,637)	(8,114)	(6,697)	(21,036)

Estimated fair value	$34,304	$13,768	$70,912	$72,200	$20,896	$50,599

Discount to contractually required payments	$21,413	$3,383	$57,279	$15,076	$18,127	$22,863
Discount %	38.4%	19.7%	44.7%	17.3%	46.5%	31.1%

        ASC 310-30 allows us to aggregate PCI loans into one or more pools according to common risk characteristics. The recorded balance of these pools is reduced by the portion expected to be uncollectible, referred to as the nonaccretable discount. A pool is then accounted for as a single asset with a composite interest rate and an aggregate expectation of cash flows net of expected credit losses. Cash flows are determined based on the estimated remaining life of the underlying loans, which includes the effects of estimated prepayments. Expected cash flows are discounted by an interest rate approximating the market rate of return for the pool of loans to determine fair value. The excess of contractual required payments, net of the nonaccretable discount, over fair value is referred to as the accretable discount. The accretable discount is recognized as interest income over the estimated remaining life of the portfolio.

        We review our portfolio quarterly and may make adjustments related to nonaccretable and accretable discounts as a result of actual cash flows received and for actual loss experience as compared to loss experience estimates used to calculate the existing discount balances. The following table shows changes in the accretable yield for PCI loans:

	As of December 31,
(dollars in thousands)	2010	2009
Balance at beginning of period	$21,100	$—
Additions due to acquisitions:
Waterloo Bancshares	—	6,697
Strategic Capital	—	5,637
WestBridge	4,538	—
Accretion	(5,878)	(2,941)
Cash flow net additions	727	8,154
Reclassification from nonaccretable to accretable	2,658	3,553

Balance at end of period	$23,145	$21,100

        As of December 31, 2010, the balance of accretable discounts on our PCI loan portfolio, which was recorded in connection with the Strategic Capital, Waterloo Bancshares and WestBridge transactions, was $23.1 million. We may not accrete the full amount of these discounts into interest income in future periods if the assets to which these discounts are applied do not perform according to our expectations at the time of acquisition.

        We have also recorded accretable discounts in purchase accounting for loans that are accounted for under ASC 310-20, Non-Refundable Fees and Other Costs. Similar to the way in which we employ the fair value methodology described above, we consider expected prepayments and estimate the amount and timing of undiscounted cash flows in order to determine the accretable discount.

Analysis of the Allowance for Loan Losses

        The following table allocates the allowance for loan losses, or the allowance, by category:

	As of December 31,
(dollars in thousands)	2010	%(1)	2009	%(1)	2008	%(1)	2007	%(1)	2006	%(1)
Commercial loans:
Commercial	$2,847	0.27	$2,481	0.40	$1,226	0.36	$1,399	0.49	$1,126	0.39
Commercial real estate	12,426	1.19	4,675	0.75	1,637	0.48	1,377	0.49	2,250	0.78
Construction and land development	11,079	1.06	11,580	1.85	232	0.07	137	0.05	51	0.02

Total commercial loans	26,352		18,736		3,095		2,913		3,427

Consumer loans:
Residential real estate	1,074	0.10	970	0.16	528	0.16	268	0.09	285	0.09
Consumer	1,062	0.10	60	0.01	95	0.03	51	0.02	54	0.02

Total consumer loans	2,136		1,030		623		319		339

Total allowance for loan losses	28,488	2.72	19,766	3.17	3,718	1.10	3,232	1.14	3,766	1.30

(1)
Represents the percentage of the allowance to total loans in the respective category.

        The allowance and the balance of nonaccretable discounts represent our estimate of probable and reasonably estimable credit losses inherent in loans held for investment as of the respective balance sheet date. We assess the adequacy of our allowance for non-PCI loans separately from the allowance for our PCI loans.

        Allowance for non-PCI loans.    Our methodology for assessing the adequacy of the allowance for non-PCI loans includes a general allowance for performing loans, which are grouped based on similar characteristics, and a specific allowance for individual impaired loans or loans considered by management to be in a high risk category. General allowances are established based on a number of factors, including historical loss rates, an assessment of portfolio trends and conditions, accrual status and economic conditions.

        For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. Loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on nonaccrual status.

        Allowance for PCI loans.    PCI loans are recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. An allowance related to PCI loans may be recorded in the future if a PCI loan pool experiences a decrease in expected cash flows as compared to the expected cash flows projected in the previous quarter. The following table shows our allowance by loan portfolio and by non-PCI and PCI loans as of December 31, 2010:

(dollars in thousands)	Non-Purchased Credit- Impaired Loans	Purchased Credit- Impaired Loans	Total
Commercial	$2,327	$520	$2,847
Commercial real estate	8,965	3,461	12,426
Construction and land development	752	10,327	11,079
Residential	854	220	1,074
Consumer	1,045	17	1,062

Total allowance (net)	$13,943	$14,545	$28,488

        Individual loans considered to be uncollectible are charged off against the allowance. Factors used in determining the amount and timing of charge-offs on loans include consideration of the loan type, length of delinquency, sufficiency of collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information. Charge-offs are generally taken on loans once the impairment is determined to be other than temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans for the periods ended December 31, 2010 and December 31, 2009, were 0.51% and 0.88%, respectively.

        The allowance totaled $28.5 million at December 31, 2010, an increase of $8.7 million from December 31, 2009, primarily due to reserves required on the loan portfolio acquired in the AMCORE transaction subsequent to the acquisition and additional reserves required for PCI loans. Prior to late 2007, when the challenging economic conditions began, fluctuations in the allowance totals were primarily impacted by the growth and concentration levels in the loan portfolio.

        We analyze the loan portfolio, including delinquencies, concentrations, and risk characteristics, at least quarterly in order to assess the overall level of the allowance and nonaccretable discounts. We also rely on internal and external loan review procedures to further assess individual loans and loan pools, and economic data for overall industry and geographic trends.

Provision for Loan Losses

        Provisions for loan and lease losses are charged to operations to record changes to the total allowance to a level deemed appropriate by us. The provision for loan losses totaled $13.6 million for the year ended December 31, 2010, compared to $20.7 million for the same period of 2009 and $1.1 million for 2008. The $7.1 million decrease in 2010 from 2009 was due to a decrease in 2010 in provision related to PCI loans offset by an increase in 2010 in provision for non-PCI loans. The $19.6 million increase in 2009 was primarily due to $12.6 million of provision related to PCI loans acquired in the Strategic Capital and Waterloo Bancshares transactions, which was a result of a decrease in expected cash flows since the date of the acquisition. A significant amount of the provision in 2009 was related to covered PCI loans, which resulted in an increase in the indemnification asset and a gain in noninterest income of $10.5 million. The other $6.1 million of provision related to non-PCI loans resulted from increased charge-offs in 2009 and an increase in non-PCI loans.

        The following table provides an analysis of the allowance, provision for loan losses and net charge-offs for each year in the five-year period ended December 31, 2010:

	As of December 31,
(dollars in thousands)	2010	2009	2008	2007	2006
Balance at the beginning of period	$19,766	$3,718	$3,232	$3,766	$3,592
Charge-offs:
Commercial	474	1,421	375	598	813
Commercial real estate	2,535	2,508	184	92	159
Construction and land development	1,619	704	188	62	—
Residential real estate	280	345	147	235	166
Consumer	432	61	61	122	136

Total charge-offs	5,340	5,039	955	1,109	1,274

Recoveries:
Commercial	402	210	73	40	14
Commercial real estate	16	15	4	21	7
Construction and land development	—	62	26	—	—
Residential real estate	15	37	7	2	12
Consumer	49	35	25	15	54

Total recoveries	482	359	135	78	87

Net charge-offs	4,858	4,680	820	1,031	1,187

Branch acquisitions	—	—	255	—	—
Provision for loan losses	13,580	20,728	1,051	497	1,361

Balance at end of period	$28,488	$19,766	$3,718	$3,232	$3,766

Period end gross loans	$1,047,144	$624,456	$337,220	$284,233	$288,625
Average loans	951,502	530,411	292,525	281,029	280,602
Net charge-offs to average loans	0.51%	0.88%	0.28%	0.37%	0.42%
Allowance to total loans	2.72%	3.17%	1.10%	1.14%	1.30%

Problem Loans

        Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of some acquired loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected.

        We exclude PCI loans from nonperforming status because we expect to fully collect their new carrying value, which reflects significant purchase discounts, and, in the case of the loans acquired in the Strategic Capital and WestBridge acquisitions, because they are covered by loss-sharing agreements with the FDIC. If our expectation of reasonably estimable future cash flows deteriorates, the loans may be classified as nonaccrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated.

        Real estate we acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less.

        In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.

        The following table sets forth the allocation of our nonperforming assets among our different asset categories as of the dates indicated. Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings. As noted above, nonperforming loans exclude PCI loans. The balances of nonperforming loans reflect the net investment in these assets, including deductions for purchase discounts.

	As of December 31,
(dollars in thousands)	2010	2009	2008	2007	2006
Nonperforming loans:
Commercial	$4,597	$2,419	$738	$626	$921
Commercial real estate	18,046	6,451	2,304	3,049	1,797
Construction and land development	741	881	27	216	257
Residential real estate	1,835	1,690	1,042	530	1,221
Consumer	1,051	98	50	31	48

Total nonperforming loans	26,270	11,539	4,161	4,452	4,244

Other real estate owned, non-covered	3,002	1,394	1,302	130	115

Nonperforming assets	$29,272	$12,933	$5,463	$4,582	$4,359

Nonperforming loans to total loans	2.51%	1.85%	1.23%	1.57%	1.47%
Nonperforming assets to total assets	1.79%	1.16%	1.24%	1.20%	1.06%

        The increase in nonperforming loans in 2010 was due to an increase in nonaccrual commercial real estate. The increase was primarily due to three commercial real estate loans totaling $9.8 million that moved to nonaccrual status in 2010.

        We did not recognize any interest income on nonaccrual loans during 2010 while the loans were in nonaccrual status. We recognized interest income of $1.7 million in 2010 on these loans while they were in accrual status. Additional interest income that we would have recognized on these loans had they been current in accordance with their original terms was $1.3 million in 2010. We recognized interest income on TDRs of $121,006 in 2010.

        We utilize an asset risk classification system in compliance with guidelines established by the Federal Reserve as part of our efforts to improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful," and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and is of such little value that continuance as an asset is not warranted. Commercial loans that are classified are reviewed by our credit review committee monthly.

        We use a risk grading system to categorize and determine the credit risk of our loans. Potential problem loans include loans with a risk grade of 5, which are "watch credits," and loans with a risk grade of 6, which are "substandard" loans that are not considered to be impaired. These loans generally require more frequent loan officer contact and receipt of financial data to closely monitor borrower performance. Potential problem loans are managed and monitored regularly through a number of processes, procedures and committees, including oversight by a loan administration committee comprised of executive officers and other members of the Bank's senior management team. The following table presents the recorded investment of potential problem commercial loans (excluding PCI loans) by risk category as of December 31, 2010:

	Risk Category
(dollars in thousands)	5	6(1)	Total
Commercial	$12,463	$7,802	$20,265
Commercial real estate	32,948	11,482	44,430
Construction and land development	5,457	4,599	10,056

Total potential problem loans	$50,868	$23,883	$74,751

(1)
Includes only those 6-rated loans that are not included in nonperforming loans.

Investment Securities

        Our investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk. The types and maturities of securities purchased are primarily based on our current and projected liquidity and interest rate sensitivity positions.

        The following table sets forth the book value, which is equal to fair market value because all investment securities were classified as available for sale as of the applicable date, and percentage of total investment securities of each category of investment security at December 31, 2010, 2009 and 2008:

	December 31,
	2010		2009		2008
(dollars in thousands)	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total
Investment securities
U.S. government	$78,388	20.0%	$6,545	2.2%	$6,796	9.4%
Agency mortgage-backed	62,749	16.0%	25,975	8.7%	38,462	53.0%
Covered nonagency mortgage-backed(1)	134,029	34.2%	151,619	50.8%	—	—
Tax-exempt	116,576	29.8%	114,523	38.3%	27,278	37.6%

Total investment securities	$391,742	100.0%	$298,662	100.0%	$72,536	100.00%

(1)
All nonagency mortgage-backed securities are covered under the loss-sharing agreement we entered into with the FDIC in connection with the Strategic Capital acquisition. None of our other investment securities are covered under a loss-sharing agreement with the FDIC.

        The following table sets forth the book value, scheduled maturities and weighted average yields for our investment portfolio at December 31, 2010:

(dollars in thousands)	Book Value	% of Total Investment Securities	Weighted Average Yield
U.S. government securities:
Maturing within one year	$21,997	5.6%	0.13%
Maturing in one to five years	55,404	14.1%	0.75%
Maturing in five to ten years	987	0.3%	0.57%
Maturing after ten years	—	—	—

Total U.S. government securities	$78,388	20.0%	0.57%

Agency mortgage-backed securities:
Maturing within one year	$335	0.1%	4.55%
Maturing in one to five years	931	0.2%	4.09%
Maturing in five to ten years	36,752	9.4%	2.19%
Maturing after ten years	24,731	6.3%	3.58%

Total agency mortgage-backed securities	$62,749	16.0%	2.78%

Covered nonagency mortgage-backed securities(1):
Maturing within one year	$—	—	—
Maturing in one to five years	—	—	—
Maturing in five to ten years	—	—	—
Maturing after ten years	134,029	34.2%	11.93%

Total covered nonagency mortgage-backed securities	$134,029	34.2%	11.93%

Tax-exempt securities(2):
Maturing within one year	$3,536	0.9%	4.81%
Maturing in one to five years	12,942	3.3%	5.75%
Maturing in five to ten years	17,065	4.4%	5.97%
Maturing after ten years	83,033	21.2%	6.70%

Total tax-exempt securities	$116,576	29.8%	6.43%

Total investment securities	$391,742	100.00%	6.55%

(1)
All nonagency mortgage-backed securities are covered under the loss-sharing agreement we entered into with the FDIC in connection with the Strategic Capital acquisition. None of our other investment securities are covered under a loss-sharing agreement with the FDIC.

(2)
Weighted average yield for tax-exempt securities are presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

        The increase in our investment portfolio since December 31, 2008 primarily reflects an increase in covered nonagency mortgage-backed securities and obligations of states and political subdivisions securities. This change in portfolio mix was primarily attributable to the Strategic Capital acquisition in May 2009 pursuant to which we acquired $178.0 million in private label collateralized mortgage obligations, or CMOs, and $85.1 million of state and political subdivision securities. All of our CMOs are covered under a loss-sharing agreement with the FDIC pursuant to which the FDIC has agreed to reimburse us for 80% of the first $167.0 million of net losses (when aggregated with losses on the other covered assets) and 95% of net losses exceeding $167.0 million. The loss-sharing agreement for the CMOs has a seven-year term. In addition, at the time of the Strategic Capital acquisition, we recorded a $35.2 million write-down on the acquired CMO portfolio to reflect its fair value. The predominant form of collateral underlying the CMOs is fixed-rate, first lien residential mortgages of both conforming and jumbo mortgage size with both traditional and nontraditional underwriting qualities (e.g., jumbo, conforming Alt-A and jumbo Alt-A, which includes reduced documentation types). All of our CMOs are senior securities that rank ahead of subordinated tranches intended to be in a first-loss position with respect to the collateral pool. The majority of these securities were originated from 2003 through 2007. At December 31, 2010, our CMO portfolio had an amortized cost of $133.0 million with a fair value of $134.0 million and an unrealized gain of $1.0 million. We do not expect to sell any of our CMOs before recovery of their amortized cost bases, which may be at maturity.

        The mix of our investment portfolio has shifted as investments in U.S. government and agency mortgage-backed securities increased $108.6 million in 2010. At December 31, 2009, these investments represented 10.9% of our investment portfolio compared to 36.0% of our portfolio by December 31, 2010. U.S. government and agency mortgage-backed securities were purchased to provide improved liquidity, as these are readily pledged for deposit and borrowing collateral requirements. Our investment in covered nonagency mortgage-backed securities decreased $17.6 million in 2010 due to $25.0 million in paydowns received on the securities, offset in part by an increase in unrealized gains of $7.4 million. In the current interest rate environment, we expect similar decreases in future periods.

        Declines in the fair value of available-for-sale investment securities are recorded as either temporary impairment or other-than-temporary impairment, or OTTI. Temporary adjustments are recorded when the fair value of a security fluctuates from its historical cost. Temporary adjustments are recorded in accumulated other comprehensive income and impact our equity position. Temporary adjustments do not impact our net income. A recovery of available-for-sale security prices also is recorded as an adjustment to other comprehensive income for securities that are temporarily impaired, and results in a positive impact to our equity position. OTTI is recorded when the fair value of an available-for-sale security is less than historical cost, and it is probable that all contractual cash flows will not be collected. OTTI is recorded to noninterest income and, therefore, results in a negative impact to our net income. Because the available-for-sale securities portfolio is recorded at fair value, the conclusion as to whether an investment decline is other-than-temporarily impaired does not significantly impact our equity position, as the amount of the temporary adjustment has already been reflected in accumulated other comprehensive income or loss. A recovery in the value of an other-than-temporarily impaired security is recorded as additional interest income over the remaining life of the security.

        The table below presents the credit ratings at December 31, 2010 for our investment securities measured at fair value:

	As of December 31, 2010
			Average Credit Rating
(dollars in thousands)	Amortized Cost	Est. Fair Value	AAA	AA+/-	A+/-	BBB+/-	< BBB-	Not Rated
U.S. government	$78,995	$78,388	$78,388	$—	$—	$—	$—	$—
Agency mortgage-backed	62,090	62,749	62,749	—	—	—	—	—
Covered nonagency mortgage-backed(1)	133,058	134,029	6,567	—	—	—	95,398	32,064
Tax-exempt	117,925	116,576	377	27,466	14,519	6,065	—	68,149

Total investments	$392,068	$391,742	$148,081	$27,466	$14,519	$6,065	$95,398	$100,213

(1)
All nonagency mortgage-backed securities are covered under the loss-sharing agreement we entered into with the FDIC in connection with the Strategic Capital acquisition. None of our other investment securities are covered under a loss-sharing agreement with the FDIC.

Cash and Cash Equivalents

        Cash and cash equivalents decreased $26.8 million, or 31.9%, to $57.1 million as of December 31, 2010 from $83.9 million at December 31, 2009. We experienced strong core deposit growth during the year ended December 31, 2010, which, combined with other improved liquidity metrics, allowed us to reduce our excess cash position and allocate resources to higher return assets.

Indemnification Asset (FDIC Loss-Sharing Agreements)

        At December 31, 2010, our indemnification asset totaled $67.5 million, or 4.1% of total assets, as compared to $72.7 million, or 6.5% of total assets, at December 31, 2009. This amount represents the present value of estimated future payments to be reimbursed to us by the FDIC pursuant to the loss-sharing agreements that we entered into in connection with the Strategic Capital and WestBridge transactions in May 2009 and October 2010, respectively. See "BUSINESS—Our Recent Growth—Acquisition Strategy and Recent Acquisitions: FDIC-Assisted Acquisition of Strategic Capital Bank." The loss-sharing agreements significantly mitigate the risk of future loss on the loans and investment securities acquired. The loss-sharing agreements provide for a reimbursement period of five years for commercial loans and other real estate owned, seven years for nonagency mortgage-backed securities and ten years for single family residential mortgages, in each case measured from the date of the applicable loss-sharing agreement. Under the terms of the Strategic Capital loss-sharing agreement, the FDIC has agreed to reimburse 80% of the first $167.0 million of net losses on the loans, other real estate owned and nonagency mortgage-backed investment securities acquired and 95% of net losses exceeding $167.0 million. As of December 31, 2010, we had submitted $100.5 million of losses to the FDIC under this loss-sharing agreement and we have collected or expect to collect our full portion (80%) of the submitted losses. Under the terms of the WestBridge loss-sharing agreement, the FDIC has agreed to reimburse 80% of the net losses on the loans and other real estate owned acquired. As a result, we recognized an indemnification asset representing the fair value of the future reimbursement payments expected to be paid by the FDIC pursuant to the loss-sharing agreement. Any changes resulting from either increases or decreases in expected payments pursuant to the loss-sharing agreements will impact the carrying value of our related indemnification asset and have a related effect on our earnings.

Goodwill and Other Intangible Assets

        Our total goodwill was $7.6 million at both December 31, 2010 and December 31, 2009. Goodwill represents the excess of the consideration paid over the fair value of the net assets acquired. Our other intangible assets, which consist of core deposit and trust relationship intangibles, were $13.2 million at December 31, 2010 and $1.1 million at December 31, 2009. These assets are amortized primarily on an accelerated basis over their estimated useful lives, generally over a period of three to 10 years. The increase in core deposit intangibles from December 31, 2009 to December 31, 2010 was primarily the result of $11.8 million of core deposit intangibles recorded in connection with the AMCORE transaction.

Liabilities

        Total liabilities increased $487.3 million to $1,527.8 million at December 31, 2010 from $1,040.5 million at December 31, 2009, primarily due to growth in deposits, both organic and through our assumption of deposit liabilities in connection with the AMCORE and WestBridge transactions in March 2010 and October 2010, respectively. In the AMCORE transaction, we assumed deposits with a fair market value of $493.4 million. In the WestBridge transaction, we assumed deposits with a fair market value of $61.1 million.

Deposits

        We emphasize developing total client relationships with our customers in order to increase our retail core deposit base, which is our primary funding source. Our deposits consist of non-interest-bearing and interest-bearing demand, savings and time deposit accounts.

        The following table summarizes our average deposit balances and weighted average rates at December 31, 2010, 2009 and 2008:

	December 31,
	2010		2009		2008
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Deposits
Noninterest-bearing demand	$135,323	—	$58,951	—	$37,710	—
Interest-bearing:
NOW	159,919	0.58%	51,565	0.58%	36,994	0.78%
Money market	305,692	1.31%	110,315	2.27%	48,491	1.96%
Savings	61,856	0.37%	24,860	0.31%	13,980	0.32%
Time, less than $100,000	269,716	2.32%	169,284	2.76%	91,998	4.07%
Time, $100,000 and over	160,299	2.62%	93,827	3.36%	49,110	4.09%
Time, brokered	182,293	3.22%	243,014	2.70%	31,651	4.46%

Total interest-bearing	1,139,775	1.74%	692,865	2.51%	272,224	3.06%

Total deposits	$1,275,098	1.69%	$751,816	2.30%	$309,934	2.68%

        The following table sets forth the maturity of time deposits of $100,000 or more and brokered deposits as of December 31, 2010:

	Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to 12 Months	After 12 Months	Total
Time, $100,000 and over	$44,825	$17,770	$44,738	$39,265	$146,598
Brokered deposits	56,623	—	24,697	78,229	159,549

Total	$101,448	$17,770	$69,435	$117,494	$306,147

        Total deposits increased $446.4 million, or 48.6%, to $1,364.5 million at December 31, 2010 from $918.1 million at December 31, 2009. The AMCORE transaction in March 2010 added $493.4 million to our deposits. These deposits consisted of: $100.1 million, or 20.3%, of non-interest-bearing demand accounts; $173.0 million, or 35.1%, of interest-bearing transaction accounts; and $220.1 million, or 44.6%, of time deposits. The AMCORE transaction impacted our deposit mix as the availability of non-interest-bearing demand accounts as a funding source increased significantly at the same time as the reliance on time deposits decreased significantly. At December 31, 2010, total deposits were comprised of 12.7% non-interest-bearing demand accounts, 43.9% interest-bearing transaction accounts and 43.4% of time deposits. At December 31, 2009, total deposits were comprised of 7.0% of non-interest-bearing demand accounts, 32.9% interest-bearing transaction accounts and 60.1% time deposits.

        At December 31, 2009, brokered deposit balances were $286.7 million, and represented 31.2% of total deposits. A substantial majority of the brokered deposits we held were acquired in the FDIC-assisted acquisition of Strategic Capital in May 2009. Our post-acquisition strategy has been to systematically reduce the level of brokered deposits through our organic deposit growth and with cash generated from the acquisition and, since the Strategic Capital transaction, our brokered deposits have declined steadily as a result of maturities and the fact that we called $98.0 million of these deposits in June 2010. Of these deposits, $35.0 million were refinanced at lower rates and the remaining $63.0 million were paid off. At December 31, 2010, brokered deposits totaled $159.5 million, representing 11.7% of total deposits. During 2010, we grew transactional accounts organically by $123.6 million and we continue to focus on growing core transactional deposits through our performance banking initiative.

Short-Term Borrowings

        In addition to deposits, we use short-term borrowings, such as federal funds purchased, securities sold under agreements to repurchase and Federal Reserve Discount Window advances, as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Our short-term borrowings increased to $56.7 million at December 31, 2010 from $13.2 million at December 31, 2009, but the weighted average interest rate of our short-term borrowings at December 31, 2010 declined to 0.88% from 1.54% at December 31, 2009. We increased our use of repurchase agreements in 2010 primarily in furtherance of our strategy to reduce the level of brokered deposits that we acquired in the Strategic Capital transaction in May 2009. As noted above, in June 2010, we called $98.0 million of brokered deposits we had acquired in the Strategic Capital transaction, $63.0 million of which were paid off and not refinanced into new brokered deposits. Our repurchase agreements have significantly lower interest rates than the brokered deposits we acquired in the Strategic Capital transaction.

        The following table sets forth the amount of short-term borrowings outstanding, as well as the weighted average interest rate thereon, as of the dates indicated. In addition, it sets forth the maximum amount of short-term borrowings outstanding at any month-end during each period, the average amounts outstanding during each period and the weighted average interest rate thereon. The balances set forth below are comprised primarily of repurchase agreements.

	As of and for the year ended December 31,
(dollars in thousands)	2010	2009	2008
Outstanding at year-end	$56,718	$13,191	$27,551
Maximum amount outstanding at any month-end	65,221	21,586	46,464
Average amount outstanding	38,580	18,197	24,350
Weighted average interest rate:
During year	1.14%	1.46%	1.84%
End of year	0.88%	1.54%	1.32%

FHLB Borrowings

        In addition to deposits and short-term borrowings, we use borrowings from the FHLB as an additional source of liquidity. Our FHLB borrowings decreased $5.7 million, or 7.4%, to $71.3 million at December 31, 2010 from $77.0 million at December 31, 2009 due to scheduled maturities.

        The following table provides a summary of our FHLB advances at the dates indicated:

	December 31,
(in thousands)	2010	2009	2008
Fixed-rate, fixed term, at rates from 2.07% to 3.92%, averaging 2.66% (maturing July 2011 through July 2014)	$55,000	$—	$—
Fixed-rate, fixed term, at rates from 2.07% to 3.92%, averaging 2.73% (maturing March 2010 through July 2014)	—	60,450	—
Fixed-rate, fixed term, at rates from 3.19% to 3.92%, averaging 3.52% (maturing March 2010 through December 2011)	—	—	10,450
Putable fixed-rate, at rates from 4.02% to 4.09%, averaging 4.07% (maturing January 2016 through November 2016)	16,193	16,405	—
Structured repayment, fixed-rate, at 4.68% (maturing January 2013)	86	115	143

Total FHLB advances	$71,279	$76,970	$10,593

Long-Term Subordinated Notes

        In May 2009, we issued an $11.3 million subordinated note bearing a fixed interest rate of 15.0% until maturity on April 1, 2020. We may redeem this note on or after July 1, 2013. In connection with the issuance of the subordinated note, we issued to this investor a warrant to acquire 630 shares of our Series C Preferred Stock at a price of $10,000 per share, and this warrant was exchanged in April 2011 for a warrant to acquire 630 shares of our Series E Preferred Stock. The Series E Preferred Stock has substantially the same terms as the Series C Preferred Stock, including the dividend rate and conversion terms. This warrant expires April 1, 2016. Prior to July 1, 2013, the exercise price of the warrant may be paid solely by the exchange of an amount of the principal then outstanding equal to the total exercise amount.

        In March 2010, we issued an additional $5.0 million subordinated note bearing a fixed interest rate of 12.0% until maturity on April 1, 2020. We may redeem this note on or after July 1, 2016. As of December 31, 2010, both subordinated notes remained outstanding. In connection with the issuance of the subordinated note, we issued to this investor a warrant to acquire 500 shares of our Series D Preferred Stock at a price of $10,000 per share, and this warrant was exchanged in April 2011 for a warrant to acquire 500 shares of our Series F Preferred Stock. The Series F Preferred Stock has substantially the same terms as the Series D Preferred Stock, including the dividend rate and conversion terms. This warrant expires April 1, 2016. The exercise price of the warrant may be paid solely by the exchange of an amount of the principal then outstanding equal to the total exercise amount.

Junior Subordinated Debentures Related to Trust Preferred Securities

        As of December 31, 2010 and 2009, $10.0 million aggregate principal amount of junior subordinated debentures issued to our subsidiary trust remained outstanding. All of the junior subordinated debentures are unsecured with interest payable quarterly at an interest rate of the three-month LIBOR plus 2.75%. As of December 31, 2010 and 2009, the interest rate on the debentures was 3.01% and 6.58%, respectively. The debentures may be redeemed, subject to approval of the Federal Reserve, at our option. The debentures mature on April 23, 2034.

Capital Resources and Liquidity Management

Capital Resources

        Shareholders' equity is influenced primarily by earnings, dividends, sales and redemptions of common stock and preferred stock and, to a lesser extent, changes in unrealized holding gains or losses, net of taxes, on available-for-sale investment securities. Shareholders' equity increased $33.2 million, or 45.4%, to $106.5 million at December 31, 2010 from $73.3 million at December 31, 2009, due to the retention of earnings and the issuance of preferred stock. During the year ended December 31, 2010, we generated net income of $12.1 million and paid cash dividends of $1.7 million to common shareholders and $3.7 million to preferred shareholders. In 2010, we raised additional capital of $23.8 million through the sale of shares of our Series D Preferred Stock. For more information regarding our Series D Preferred Stock, see "DESCRIPTION OF OUR CAPITAL STOCK."

        Shareholders' equity increased $36.0 million, or 96.5%, to $73.3 million at December 31, 2009 from $37.3 million at December 31, 2008 due to retention of earnings and the issuance of preferred stock. In 2009, we generated net income of $18.3 million and paid aggregate cash dividends of $1.8 million to common shareholders and $1.7 million to preferred shareholders. In May 2009, we raised $23.6 million of capital through the sale of shares of our Series C Preferred Stock. In addition, in January 2009, we raised $10.2 million of capital through the sale of shares of our Series A Preferred Stock and Series B Preferred Stock to the U.S. Treasury pursuant to the TARP Capital Purchase Program; however, we redeemed all of this preferred stock in December 2009 and, thus, this amount was not included in shareholders' equity at December 31, 2009. For more information regarding our Series C Preferred Stock, see "DESCRIPTION OF OUR CAPITAL STOCK."

Liquidity Management

        Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.

        Our liquidity position is supported by management of liquid assets and liabilities and access to alternative sources of funds. Liquid assets include cash, interest-bearing deposits in banks, federal funds sold, available-for-sale investment securities and maturing or prepaying balances in our investment and loan portfolios. Liquid liabilities include core deposits, federal funds purchased, securities sold under repurchase agreements and other borrowings. Other sources of liquidity include the sale of loans, the ability to acquire additional national market noncore deposits, the issuance of additional collateralized borrowings such as FHLB advances, the issuance of debt securities, additional borrowings through the Federal Reserve's discount window and the issuance of preferred or common securities. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers, capital expenditures and shareholder dividends. These liquidity requirements are met primarily through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, debt financing and increases in customer deposits. For additional information regarding our operating, investing and financing cash flows, see the Consolidated Statements of Cash Flows provided in our consolidated financial statements.

        Integral to our liquidity management is the administration of short-term borrowings. To the extent we are unable to obtain sufficient liquidity through core deposits, we seek to meet our liquidity needs through wholesale funding on either a short- or long-term basis.

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. As of December 31, 2010, $56.7 million of securities sold under agreements to repurchase were outstanding, which was an increase of $43.5 million, or 330%, from $13.2 million as of December 31, 2009.

        We did not have any unsecured federal funds lines of credit as of December 31, 2010. We established an additional line of credit of $22.3 million and $17.9 million, respectively, from the Federal Reserve Discount Window in 2010 and 2009. Federal Reserve Discount Window advances were collateralized by a pool of commercial real estate loans totaling $41.4 million and $38.0 million, respectively, as of December 31, 2010 and 2009.

        At December 31, 2010, we had $71.3 million of outstanding advances from the FHLB. Based on the values of stock, securities, and loans pledged as collateral, we have $12.6 million of additional borrowing capacity with the FHLB. We did not have any borrowings outstanding with the Federal Reserve at December 31, 2010, and our borrowing capacity is limited only by eligible collateral. At December 31, 2010, we had eligible security and loan collateral available to be pledged to one or more facilities that could have provided additional borrowing capacity of $22.3 million. We also maintain relationships in the capital markets with brokers and dealers to issue certificates of deposit.

        The Company is a corporation separate and apart from the Bank and, therefore, must provide for its own liquidity. The Company's main source of funding is dividends declared and paid to us by the Bank. There are statutory, regulatory and debt covenant limitations that affect the ability of the Bank to pay dividends to the Company. Management believes that these limitations will not impact our ability to meet our ongoing short-term cash obligations. For additional information regarding dividend restrictions, see "RISK FACTORS—Risks Related to Our Business," "DIVIDEND POLICY" and "REGULATION AND SUPERVISION."

Regulatory Capital Requirements

        We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements may prompt certain actions by regulators that, if undertaken, could have a direct material adverse effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        We expect that, as a result of recent developments such as the Dodd-Frank Act and Basel III, we will be subject to increasingly stringent regulatory capital requirements. For further discussion of the changing regulatory framework in which we operate, see "REGULATION AND SUPERVISION."

        At December 31, 2010, the Bank exceeded all regulatory capital requirements and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 6.93%, a Tier 1 capital to risk-weighted assets ratio of 9.98% and a total capital to risk-weighted assets ratio of 11.24%.

        At December 31, 2009, the Bank also exceeded all regulatory capital requirements and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 7.67%, a Tier 1 capital to risk-weighted assets ratio of 12.56% and a total capital to risk-weighted assets ratio of 13.83%.

Contractual Obligations

        The following table contains supplemental information regarding our total contractual obligations at December 31, 2010:

	Payments Due
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$773,358	$—	$—	$—	$773,358
Time deposits	397,573	140,761	26,762	26,063	591,159
Federal funds purchased and securities sold under repurchase agreements	56,718	—	—	—	56,718
Other borrowed funds	5,000	25,086	25,000	32,493	87,579
Construction of new corporate headquarters	16,000	—	—	—	16,000
Operating lease obligations	759	670	355	137	1,921
Junior subordinated debt related to trust preferred securities	—	—	—	10,000	10,000

Total contractual obligations	$1,249,408	$166,517	$52,117	$68,693	$1,536,735

        We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements

        We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

        In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets. Most of these commitments mature within two years and are expected to expire without being drawn upon. Standby letters of credit are included in the determination of the amount of risk-based capital that the Company and the Bank are required to hold.

        We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to losses under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

        Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event that the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. See Note 19 to our consolidated financial statements as of and for the years ended December 31, 2010 and 2009 for additional information regarding our contractual obligations.

        We guarantee the distributions and payments for redemption or liquidation of the trust preferred securities issued by our wholly owned subsidiary business trust to the extent of funds held by the trusts. Although this guarantee is not separately recorded, the obligation underlying the guarantee is fully reflected on our consolidated balance sheets as junior subordinated debentures held by subsidiary trusts. The junior subordinated debentures currently qualify as Tier 1 capital under the Federal Reserve capital adequacy guidelines. For additional information regarding the subordinated debentures, see Note 10 to our consolidated financial statements as of and for the years ended December 31, 2010 and 2009.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        Market risk represents the risk of loss due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, equity prices, and credit spreads. We have identified two primary sources of market risk: interest rate risk and price risk.

Interest Rate Risk

Overview

        Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay residential mortgage loans at any time and depositors' ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

        Our board of directors Asset-Liability Committee, or ALCO, establishes broad policy limits with respect to interest rate risk. ALCO establishes specific operating guidelines within the parameters of the board of directors' policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our ALCO regularly monitors the level of interest rate risk sensitivity to ensure compliance with the board of directors' approved risk limits.

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

        An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

Income Simulation and Economic Value Analysis

        Interest rate risk measurement is performed quarterly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value of equity, or EVE, analysis. An income simulation analysis is used to measure the sensitivity of net interest income to changes in market rates over a one- and two-year time periods. EVE analysis is used to measure the sensitivity of the values of period-end assets and liabilities to changes in market interest rates. EVE analysis serves as a complement to income simulation modeling as it provides risk exposure estimates for time periods beyond the one- and two-year simulation periods.

        The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as cash flows of other assets and liabilities. Balance sheet assumptions are also considered in the income simulation model.

        The baseline scenario for income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period-end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative interest rate scenarios include movements in interest rates that alter the shape of the yield curve with a positive or negative slope.

        The simulations for evaluating short-term interest rate risk exposure are scenarios that model immediate +/-100 and +/-200 basis points parallel shifts in market interest rates over the next one- and two-year periods beyond the interest rate change implied by the current yield curve. We assumed market interest rates would not fall below 0% over the next one- and two-year periods for the scenarios that used the -100 and -200 basis points parallel shift in market interest rates. Current policy limits these exposures to minus 10% and 20%, for the immediate +/-100 and +/-200 basis point increase and decrease, of the anticipated level of net interest income over the corresponding 12-month period assuming no change in interest rate. The table below shows the results of the scenarios as of December 31, 2010, and December 31, 2009. All of the positions were within the board of directors' policy limits.

	Net Interest Income Sensitivity
	Immediate Change in Rates
(dollars in thousands)	-200	-100	+100	+200
December 31, 2010:
Dollar change	$(5,036)	$(1,200)	$(1,632)	$(3,131)
Percent change	(8.2)%	(1.9)%	(2.6)%	(5.1)%
December 31, 2009:
Dollar change	$567	$406	$290	$291
Percent change	1.5%	1.1%	0.8%	0.8%

        The net interest income at risk reported as of December 31, 2010 for the +200 basis points scenario shows a change to a liability-sensitive near-term interest rate risk position compared with December 31, 2009. The primary factors contributing to this change are the decline in market interest rates over the course of 2010 along with growth in deposits and net free funds, offset by the AMCORE and WestBridge transactions during 2010.

        The following table shows the income sensitivity as of December 31, 2010 of select portfolios to changes in market interest rates. A portfolio with 100% sensitivity would indicate that interest income and expense will change with the same magnitude and direction as interest rates. A portfolio with 0% sensitivity would indicate that interest income and expense will not change as a result of a change in interest rates. For the +200 basis point scenario, total interest sensitive income is 10.9% sensitive to changes in market interest rates, while total interest sensitive expense is 75.6% sensitive to changes in market interest rates.

		Percentage Change in Interest Income / Expense for a Given Change in Interest Rates Over (Under) Base Case Parallel Shock
	Percent of Total Earning Assets
		-200	-100	+100	+200
Total gross loans	72%	(10.6)%	(5.2)%	5.8%	12.3%
Total investment and other earning assets	28%	(6.7)%	(3.1)%	4.1%	6.9%

Total interest sensitive income		(9.6)%	(4.7)%	5.4%	10.9%

Total interest-bearing deposits	82%	(16.5)%	(16.8)%	44.6%	89.2%
Total borrowings	11%	(11.9)%	(11.8)%	22.9%	46.1%

Total interest sensitive expense		(15.1)%	(15.2)%	37.8%	75.6%

        The primary simulations for EVE at risk assume immediate +/-100 and +/-200 basis point parallel shifts in market interest rates beyond the interest rate change implied by the current yield curve. The table below outlines the December 31, 2010, results compared with December 31, 2009. Current policy limits these exposures to minus 15% and 25%, for the immediate +/-100 and +/-200 basis point increase and decrease, of the anticipated level of economic value of equity over the corresponding 12-month period assuming no change in interest rate. All of the positions were within the board of directors' policy limits.

	Economic Value of Equity Sensitivity
	Immediate Change in Rates
(dollars in thousands)	-200	-100	+100	+200
December 31, 2010:
Dollar change	$(9,349)	$1,603	$(15,650)	$(27,265)
Percent change	(4.9)%	0.8%	(8.1)%	(14.2)%
December 31, 2009:
Dollar change	$(7,982)	$(2,072)	$(3,663)	$(10,236)
Percent change	(5.9)%	(1.5)%	(2.7)%	(7.6)%

        The EVE at risk reported as of December 31, 2010 for the +200 basis points scenario shows a change to a lower long-term liability sensitive position compared with December 31, 2009. The primary factors contributing to this change are the decline in market interest rates over the course of 2010 along with growth in deposits and net free funds, offset by the assets and liabilities acquired in the AMCORE and WestBridge transactions during 2010.

        The following table shows the economic value sensitivity as of December 31, 2010 of select portfolios to changes in market interest rates. The change in economic value for each portfolio is measured as the percent change from the base economic value for the portfolio. For the +200 basis point scenario, total net tangible assets decreased in value 5.0% to changes in market interest rates, while total net tangible liabilities increase in value 3.5% to changes in market interest rates. The EVE at risk for the +200 basis point scenario is liability sensitive.

		Percentage Change in Interest Net Tangible Assets / Liabilities for a Given Change in Interest Rates Over (Under) Base Case Parallel Shock
	Percent of Total Net Tangible Assets
		-200	-100	+100	+200
Total gross loans	65%	1.8%	1.3%	(1.2)%	(2.5)%
Total investment and other earning assets	25%	6.1%	3.8%	(5.8)%	(10.6)%

Total net tangible assets		3.1%	2.1%	(2.6)%	(5.0)%

Total interest-bearing deposits	74%	(3.9)%	(2.0)%	1.8%	3.5%
Total borrowings	9%	(3.4)%	(1.9)%	1.7%	3.5%

Total net tangible liabilities		(3.8)%	(2.0)%	1.8%	3.5%

Price Risk

        Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and subject to fair value accounting. We have price risk from equity investments, and investments in mortgage-backed securities.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        Accounting policies, as described in detail in the notes to our consolidated financial statements are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Loans Held for Investment

        Loans held for investment includes loans we originate and retain on the balance sheet and other loans acquired through acquisition. Our accounting policies require that we evaluate all acquired loans for evidence of deterioration in credit quality since origination and to evaluate whether it is probable that we will collect all contractually required payments from the borrower. Loans acquired with evidence of deterioration in credit quality are accounted for as PCI loans. For PCI loans, the amount of contractually required payments receivable in excess of the amount of future cash flows we estimate at acquisition is considered a nonaccretable difference. The PCI loans are reflected on the balance sheet based on the amount expected to be collected. In addition, the amount of future cash flows expected to be collected in excess of the fair value of the PCI loans is considered accretable yield and is recognized in interest income on a level-yield basis over the estimated life of the acquired loans.

        We reevaluate our original estimates of cash flows expected to be collected over the life of the PCI loans on a quarterly basis. If it is probable, based on current information and events, that there is a significant increase in cash flows previously expected to be collected, or if actual cash flows are significantly greater than cash flows previously expected, we adjust the amount of accretable yield by reclassification from nonaccretable difference. Conversely, if we believe we will be unable to collect all cash flows expected at acquisition, we establish a valuation allowance through the allowance for loan losses with a change to the provision for loan losses.

        Determining the accretable and nonaccretable amounts at acquisition and the ongoing reevaluation of expected cash flows are considered critical accounting estimates, as these require significant judgment and the use of subjective measurements, including our assessment of historical loss rates, changes in the nature of the portfolio and delinquency trends.

Investment Securities

        Investment securities generally must be classified as held to maturity, available for sale or trading. Held-to-maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.

        The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available-for-sale securities are measured at fair value each reporting period. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of shareholders' equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be OTTI. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be OTTI.

        The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We seek to ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.

        When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific nonperformance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.

        The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, could have a material impact on our financial position, results of operations or liquidity.

Allowance for Loan Losses

        The allowance for loan losses represents management's estimate of probable and reasonably estimable credit losses inherent in the held for investment loan portfolio. In determining the allowance, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably estimated. On a quarterly basis, we assess the risk inherent in our loan portfolio based on qualitative and quantitative trends in the portfolio, including the internal risk classification of loans, historical loss rates, changes in the nature of the portfolio, industry concentrations, delinquency trends, detailed reviews of significant loans with identified weaknesses and the impacts of local, regional and national economic factors on the quality of the loan portfolio. Based on this analysis, we record a provision for loan losses in order to maintain the allowance at appropriate levels.

        For PCI loans, an allowance may be required subsequent to their acquisition. The PCI loans are recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. A portion of the allowance, however, may be set aside in the future if a PCI loan pool experiences a decrease in expected cash flows as compared to those projected at the acquisition date.

        Determining the amount of the allowance is considered a critical accounting estimate, as it requires significant judgment and the use of subjective measurements, including management's assessment of overall portfolio quality. The allowance is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan losses may result from management's assessment of the adequacy of the allowance. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

Goodwill

        The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment in the past, the fair value of net assets was estimated based on an analysis of market-based trading and transaction multiples of selected profitable banks in the Midwestern region of the United States and, if required, the estimated fair value would have been allocated to our assets and liabilities. In future testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value.

        Determining the fair value of goodwill is considered a critical accounting estimate because of its sensitivity to market-based trading and transaction multiples in prior periods and to market-based trading of our common stock in future periods. In addition, any allocation of the fair value of goodwill to assets and liabilities requires significant management judgment and the use of subjective measurements. Variability in the market and changes in assumptions or subjective measurements used to allocated fair value are reasonably possible and may have a material impact on our financial position, liquidity or results of operations.

Recently Issued Accounting Pronouncements

        We have evaluated new accounting pronouncements that have recently been issued and have determined that there are no new accounting pronouncements that should be described in this section that will impact our operations, financial condition or liquidity in future periods. Refer to Note 1 of our audited consolidated financial statements for the years ended December 31, 2010 for a discussion of recently issued accounting pronouncements that have been adopted by us during the year ended December 31, 2010 or that will require enhanced disclosures in our financial statements in future periods.

BUSINESS

Overview

        We are a 130-year-old financial institution and the fourth largest bank holding company in Illinois headquartered outside of the Chicago metropolitan area (based on deposits, as reported to the FDIC as of June 30, 2010). We are headquartered in Effingham, Illinois, as we have been for our entire 130-year history, and are a bank holding company registered under the Bank Holding Company Act that has elected to be a financial holding company. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, not-for-profit organizations, municipalities and other entities through 29 banking offices in 23 communities within three market areas—central Illinois, northern Illinois and the St. Louis metropolitan area. The Bank also delivers, under the Midland Financial Strategies name, a comprehensive offering of trust and wealth management services, including financial and estate planning, trustee and custodial services, investment management, tax and insurance planning, business planning, corporate retirement plan consulting and administration and retail brokerage services. As of December 31, 2010, we had total consolidated assets of $1.6 billion, total deposits of $1.4 billion and total common shareholders' equity of $59.2 million.

        We have been consistently profitable despite the sustained adverse economic conditions that have affected the U.S. economy since 2007, and have taken advantage of the turmoil in the banking industry to grow, both in size and scope, over the past several years. For example, between December 31, 2007 and December 31, 2010, we grew our total assets from $382.1 million to $1.6 billion, a CAGR of 62.3%, our total loans from $284.2 million to $1.0 billion, a CAGR of 54.4%, and our total deposits from $301.4 million to $1.4 billion, a CAGR of 65.4% and expanded our operations from six branch offices located in five communities in five counties to 29 branch offices located in 23 communities in 15 counties. In addition, our net income increased from $2.1 million in 2007 to $12.1 million in 2010, contributing to an increase in return on average assets from 0.55% to 0.79% and an increase in return on average common equity from 5.97% to 13.63% over the same period, and our core pre-tax, pre-provision earnings increased from $3.4 million in 2007 to $3.8 million, $11.8 million and $24.7 million in 2008, 2009 and 2010, respectively.

Our History

The Company

        We were originally organized as a Delaware corporation in 1990 to serve as the holding company for the Bank and, on December 31, 2010, we reincorporated as an Illinois corporation.

        In late 2007, our board of directors and management team—led by our Chief Executive Officer and President, Leon J. Holschbach, whom we hired in August 2007, and Executive Vice President and Chief Financial Officer, Jeffrey G. Ludwig, whom we hired in November 2006—adopted an initiative driven strategic plan that envisioned organic growth and acquisitions, as well as the development of a more robust banking platform and performance oriented culture. Our acquisition strategy was formulated partly in response to the fact that Illinois has the second highest total number of banks and the second highest number of banks with less than $1.0 billion of total assets in the United States, and that many of these banks are facing management succession challenges, increasingly complex regulatory and competitive environments and deteriorating financial conditions. Our other strategic initiatives were formulated to help us become a leading performer in the banking industry.

        Since the development of our strategic plan, we have completed five acquisitions and have implemented various internal growth initiatives. These acquisitions and growth initiatives are discussed below under "—Our Recent Growth." We believe we have significant opportunities for further growth through additional conventional and FDIC-assisted acquisitions of banks, branches, wealth management firms and trust departments of community banks, selective de novo opportunities, continued expansion of our wealth management operations, the hiring of commercial banking and wealth management professionals from other organizations and organic growth within our existing branch network. We also believe we have the necessary experience, management and infrastructure to take advantage of these growth opportunities.

The Bank

        The Bank was established in Effingham, Illinois, in 1881 and became an Illinois-chartered bank in 1903. It has been headquartered in the same location in Effingham for 130 years.

        As a community banking institution, the Bank prides itself on establishing and maintaining relationships with its customers and is committed to serving the financial needs of individuals, businesses, not-for-profit organizations and municipalities in the market areas it serves. Through community-focused, local leadership, the Bank has established a legacy of helping customers with many of their financial needs. The Bank has also generally experienced consistent profitability, steadily increasing annual dividends and capital in excess of regulatory requirements.

Our Recent Growth

        Pursuant to our initiative driven strategic plan adopted in late 2007, we have grown significantly over the past several years, in terms of both the number of communities we serve and the size and scope of our operations, as well as in terms of balance sheet and earnings growth. We have demonstrated our ability to grow through various expansion efforts. Specifically, since 2007, we have completed a traditional bank holding company acquisition, two FDIC-assisted acquisitions, one in-market branch acquisition and one large branch acquisition from a troubled depository institution. We have also generated organic growth and have opened two de novo branch offices.

Geographic Expansion

        We have expanded the geographic scope of our operations by significantly increasing the number of communities we serve. Prior to 2008, our operations were limited to our central Illinois market and to a single branch office on the Missouri side of the St. Louis metropolitan area. Over the past three years, we have expanded into the Illinois side of the St. Louis metropolitan area through the conventional acquisition of Waterloo Bancshares, entered the northern Illinois market through our acquisition of 12 branch facilities of AMCORE, expanded into the Champaign-Urbana metropolitan area in central Illinois through the FDIC-assisted acquisition of Strategic Capital and increased the size of our operations in the Missouri side of the St. Louis metropolitan area through the FDIC-assisted acquisition of WestBridge.

        At December 31, 2007, we had offices in five communities and five counties. Currently, we have offices in 23 communities and 15 counties. Because of our geographic expansion, our central Illinois market represented only approximately 39% of our total loans and 37% of our total deposits as of December 31, 2010, as compared to December 31, 2007 when central Illinois comprised substantially all of our balance sheet.

Size and Scope of Operations

        Since 2007, we have expanded our operations from six branch offices to 29 branch offices today. Our number of employees has also grown rapidly, from 96 at December 31, 2007 to 397 at December 31, 2010. Approximately 200 of these new employees were employed at the locations we have acquired, while the remainder represent newly created positions. To accommodate the significant increase in the size and scope of our operations, we are currently in the process of building a new 79,500 square foot corporate facility in Effingham to serve as our new headquarters office and operations center. This compares to our current 17,600, 123-year-old corporate headquarters facility. We anticipate that the new facility will be completed by September 2011.

        We have also transformed our trust department into a full-service wealth management group operating under the Midland Financial Strategies name and are aggressively pursuing further expansion of this business by providing a comprehensive suite of trust and wealth management products and services, including financial and estate planning, trustee and custodial services, investment management, tax and insurance planning, business planning and corporate retirement plan consulting and administration. Midland Financial Strategies also offers retail brokerage services through a nationally recognized third party broker-dealer. Our trust and wealth management assets under administration have increased from $99.6 million at December 31, 2007 to $702.5 million at December 31, 2010.

Balance Sheet and Earnings Growth

        Our balance sheet and earnings have grown significantly over the past three years as we have expanded geographically and grown the size and scope of our operations. Our consolidated assets have grown from $382.1 million as of December 31, 2007 to $1.6 billion as of December 31, 2010, a CAGR of 62.3% over the period. Our deposits have grown from $301.4 million as of December 31, 2007 to $1.4 billion as of December 31, 2010, a CAGR of 65.4%. Our net income also has increased significantly—in 2007 we generated net income available to common shareholders of $2.1 million, compared to net income available to common shareholders of $16.0 million in 2009 and $8.4 million in 2010. As a result, we have increased our total common shareholders' equity from $35.9 million as of December 31, 2007 to $59.2 million as of December 31, 2010, a CAGR of 18.1%. The following table illustrates our balance sheet and earnings growth since December 31, 2007:

					Compounded annual growth rate through December 31, 2010(4)
	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2007	2008	2009	2010
Core pre-tax, pre-provision earnings(1)(2)	$3,377	$3,793	$11,791	$24,676	94.1%
Net income	2,105	2,139	18,337	12,070	79.0
Diluted earnings per common share	0.50	0.52	3.11	1.62	48.3
Total assets	382,053	441,027	1,113,752	1,634,322	62.3
Total loans (gross)	284,233	337,220	624,456	1,047,144	54.4
Total deposits	301,389	351,865	918,092	1,364,517	65.4
Core deposits(1)	229,601	246,407	523,278	1,058,370	66.4
Total shareholders' equity	35,935	37,301	73,292	106,535	43.7
Total common shareholders' equity	35,935	37,301	49,692	59,165	18.1
Book value per share(1)	8.90	9.25	11.99	14.21	16.9
Book value per share—as converted(1)	8.90	9.25	11.90	14.80	18.5
Tangible book value per share(1)(3)	8.45	8.28	9.90	9.21	2.9
Tangible book value per share—as converted(1)(3)	8.45	8.28	10.99	12.19	13.0
Trust and wealth management assets under administration	99,605	94,828	265,707	702,516	91.8

(1)
This measure is set forth in the table under "SUMMARY CONSOLIDATED FINANCIAL DATA" beginning on page 16 of this prospectus and in the table under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" beginning on page 47 of this prospectus. See the notes to those tables for a description of how we calculate this measure.

(2)
Core pre-tax, pre-provision earnings is a financial measure that is not recognized under U.S. generally accepted accounting principles, or GAAP. Financial measures that are not recognized under GAAP, such as core pre-tax, pre-provision earnings, are referred to as non-GAAP financial measures. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(3)
Tangible book value is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—Non-GAAP Financial Measures."

(4)
CAGR represents the annualized percentage increase over the three-year period from December 31, 2007 to December 31, 2010.

Organic Growth

        In the past three years, and excluding our acquisition-related growth, we have succeeded in growing our core banking business at a time when many other banking institutions have struggled to survive. We believe this growth is principally attributable to the commitment of our team, the strength of our relationships in the markets we serve and the operational improvements we have made as part of our strategic initiatives. Since December 31, 2007, our deposits, excluding deposits assumed in acquisitions and brokered deposits, have grown by $222.6 million. We have also dramatically expanded our wealth management operations, with trust and wealth management assets under administration growing from $99.6 million as of December 31, 2007 to $702.5 million as of December 31, 2010. We estimate that approximately $77 million of this $602.9 million of growth represents organic growth.

        Core Deposits.    At December 31, 2010, core deposits represented 77.6% of our total deposits and our net non-core funding ratio was 24.6%, which represented improvements from 57.0% and 44.9%, respectively, at December 31, 2009 and 70.0% and 35.1%, respectively, at December 31, 2008. Our improvement in core deposit funding has, in part, resulted from successes with our performance banking initiative, a primary objective of which is to generate core deposits from both existing and new customers. In this regard, we believe our growth in core deposits over the past three years is principally attributable to our efforts in building a stronger sales culture, improving customer service, modifying our banking operations to become more user friendly and increasing the cross-selling of deposit products. We have also increased our efforts to reach deeper into the communities we serve and leverage existing relationships to forge new deposit customers. Although we continue to make improvements in all areas of our operations, we believe that we have developed a strong sales and customer service based culture that will serve as an effective platform for future organic growth. The AMCORE transaction also improved our mix of core deposits during 2010, as the majority of deposits assumed were core deposits.

        Loans.    After adjusting for acquisition-related growth in our loan portfolio, the size of our loan portfolio remained relatively stable between December 31, 2007 and December 31, 2010. However, this muted growth was primarily attributable to the uncertain economic environment and its effect on loan demand (particularly for commercial real estate loans) and the number of qualified borrowers generally and our tightening of lending standards to take account of the economic environment and depressed real estate values. We believe our loan operations showed substantial strength over the past several years despite the economic environment. We focused on serving the credit needs of qualified borrowers in the communities we serve and taking advantage of opportunities in the marketplace due to financial challenges faced by many of our competitors over the past several years. For example, we originated approximately $103.2 million of residential loans in 2010 and $108.6 million in 2009, which represented a significant increase from $21.1 million in 2008. Most of the residential loans that we originate are sold in the secondary market and thus have a nominal impact on our loan portfolio.

        Wealth Management.    Our wealth management initiative has resulted in marked improvements in the amount of our trust and wealth management assets under administration and in the number of our wealth management clients. Between December 31, 2007 and December 31, 2010, our wealth management group grew its assets under administration from $99.6 million to $702.5 million and increased its number of accounts from 1,173 to 3,046. Most of this growth was attributable to our acquisition of Strategic Capital and our acquisition of a significant number of trust and wealth management accounts from AMCORE. However, this growth through acquisition has provided us with the scale that we believe is necessary to profitably grow this business and the products and services needed to enhance the cross-selling of wealth management products and services to our loan and deposit customers. Because we have built scale in this business and significantly enhanced our suite of trust and wealth management products and services, we have been able to hire a highly experienced chief investment officer and several financial advisors and believe we are well positioned to further add to our roster of wealth management professionals.

        Capital.    A significant contributing factor to our ability to grow significantly over the past several years was our success in raising substantial amounts of new capital, primarily from our directors, executive officers and existing shareholders. Specifically, in 2009 and 2010, we consummated two private placements of our non-cumulative perpetual convertible preferred stock in which we raised an aggregate of $47.4 million of Tier 1 capital. We also raised $16.3 million of Tier 2 capital through the private placement of subordinated notes, together with warrants to acquire shares of our non-cumulative perpetual convertible preferred stock, to a substantial shareholder of the Company. In each case, we completed our capital raising transactions in a short time period to provide us with the necessary capital to take advantage of attractive acquisition opportunities (the Strategic Capital acquisition in May 2009 and the AMCORE transaction in March 2010). Although we have been able to fund our growth through private offerings in the past, we believe the proceeds from this offering and the improved access to the capital markets resulting from us being a publicly traded company will enhance our ability to pursue further growth opportunities as they arise.

Acquisition Strategy and Recent Acquisitions

        We have completed five acquisitions since we implemented our strategic plan in 2007, and we expect growth through acquisitions to remain an integral part of our strategy going forward. Our acquisition strategy focuses on acquiring organizations that enhance our strategic growth plans, both in terms of markets served and products and services offered. We expect our acquisitions to provide significant long-term operating synergies and attractive economic returns to our shareholders. Each of the five acquisitions we have completed since 2007 has been accretive to our earnings in the year of acquisition and has enhanced the long-term growth prospects of our franchise.

        Key considerations in analyzing acquisition opportunities include a careful assessment of the risks involved in completing the transaction, effective integration of the acquired entity's operations and culture and the likelihood of realizing the perceived benefits and value of the acquired assets, particularly with respect to the acquired loan portfolio. Furthermore, in analyzing acquisition opportunities, we evaluate whether the specific acquisition opportunity fits within our overall initiative driven strategic plan. Our risk management process for acquisitions focuses on three elements: pre-transaction due diligence; prudent negotiation of price and other terms and conditions of the acquisition; and post-closing integration. We believe we have built a strong acquisition and integration team and have developed a set of acquisition and integration processes that can serve as the foundation for further significant growth through acquisitions in the future.

        We have grown our business during a time of significant turmoil in the banking sector. The unprecedented levels of disruption in the banking sector provided strong banks with an opportunity to grow, including through the acquisition of assets and liabilities of failed banking organizations from the FDIC. In this regard, two of our acquisitions, Strategic Capital and WestBridge, were acquired from the

FDIC out of receivership and substantially all of the assets acquired in these transactions are covered by FDIC loss-sharing agreements. In general, under these FDIC loss-sharing agreements, the FDIC agrees to reimburse, up to a certain amount, losses the acquirer may incur with respect to the acquired assets. Additionally, the failed institution's assets are typically purchased from the FDIC at a discount to their book value. These loss-sharing agreements and asset pricing discounts are designed to mitigate the potential risks faced by the purchaser. Both of our FDIC-assisted acquisitions were accretive to our total shareholders' equity because we recognized bargain purchase gains in connection with these acquisitions due to the purchase prices being less than the fair value of the net assets acquired.

        We believe we may have further opportunities to make FDIC-assisted acquisitions in the markets in which we seek to grow. We also believe that our experience in consummating two FDIC-assisted acquisitions gives us a competitive advantage over other institutions bidding on an institution held in receivership by the FDIC, in part because of our established due diligence process and in part because of our proven ability to successfully transition these institutions to our organization with little or no interruption in service.

FDIC-Assisted Acquisition of WestBridge Bank & Trust Company

        On October 15, 2010, we acquired WestBridge in Chesterfield, Missouri from the FDIC out of receivership. We acquired assets totaling $84.7 million, including $48.1 million of loans, and assumed liabilities of $80.2 million, including $61.1 million of deposits. We did not pay the FDIC a premium for the deposits.

        This acquisition increased our deposits in St. Louis County, Missouri by approximately 66% and expanded the presence we originally established in the Chesterfield market in 2003. Because WestBridge's sole office was located within a few blocks of our existing Chesterfield office, we were able to realize cost efficiencies by consolidating WestBridge's operations into our existing office and terminating the WestBridge lease. We consider Chesterfield to be a strategic hub for future growth. Chesterfield is an affluent suburb in the St. Louis metropolitan area, as evidenced by its median household income of approximately $98,000.

        The purchase and assumption agreement includes loss-sharing between the FDIC and the Bank, which, after purchase accounting fair value adjustments, significantly mitigates the risk of future loss on the loan portfolio acquired. The term for loss-sharing on residential real estate loans is ten years, and the term for loss-sharing on nonresidential real estate loans is five years with respect to losses and eight years with respect to recoveries. Under the terms of our loss-sharing agreement with the FDIC, the FDIC generally will absorb 80% of net losses on the loans and other real estate acquired. As noted above, the gross book value of the loans acquired from WestBridge was $48.1 million, and the loss-sharing agreement with the FDIC covers substantially all of the gross book value of the loans acquired. We recorded a write-down of $16.9 million on the acquired loans and other real estate acquired. Upon consummation of the acquisition, we recognized a bargain purchase gain of $4.5 million.

AMCORE Bank Branch Acquisition

        On March 26, 2010, we purchased a portfolio of loans, investment securities, trust and wealth management account relationships and certain other assets and assumed certain deposit liabilities from AMCORE. We also purchased 12 branch facilities and two stand-alone drive-up facilities from AMCORE, and hired approximately 120 employees that were employed at the acquired branches.

        We pursued the AMCORE transaction principally because the 12 branch offices available for acquisition are community-oriented branches located primarily in rural communities similar to those in which we are operating. Furthermore, the acquired branches had a strong core deposit base and wealth management business. We believe this acquisition was particularly attractive because, prior to joining the Company in 2007, Leon J. Holschbach, our Chief Executive Officer and President, was employed by AMCORE for ten years, the last seven of which he served as Region Market President for the locations that we acquired. Thus, Mr. Holschbach has extensive knowledge of and business relationships in the northern Illinois market. We hired substantially all of the employees associated with the acquired branches, including the Bank's current Region Market President for our northern Illinois market. Part of our strategic rationale for this transaction was to leverage the knowledge and relationships of Mr. Holschbach and our current Region Market President for northern Illinois in this new market area to grow our business.

        In the transaction, we acquired assets totaling $499.5 million, including $407.2 million of loans, and assumed $493.4 million of deposits. We did not assume any liabilities other than deposit liabilities. The acquired loans consisted of $184.5 million of loans to in-market borrowers and $222.7 million of out-of-market loans, including $44.3 million of indirect automobile loans. All of the acquired loans were performing, pass-graded credits and were selected following a rigorous due diligence process, including a third-party loan review. We also acquired approximately $400 million in trust and wealth management account relationships that were attributable to the acquired branches. We paid a 1.5% premium for the deposits and a $1.5 million trust and wealth management account premium. Upon consummation of the transaction, we recognized a bargain purchase gain of $4.2 million

        As a result of this transaction, we established a presence in the northern Illinois market in what we believe to be a significant and high profile manner due to the number of locations acquired and the amount of loans, deposits and trust and wealth management accounts acquired. We have thus far experienced a high retention rate with respect to the trust and wealth management accounts acquired from AMCORE, as we estimate that approximately 95% of these accounts remained with Midland Financial Strategies as of December 31, 2010.

        The acquired branches are located in Dixon, Freeport, Mendota, Oregon, Peru, Princeton, Rock Falls and Sterling, Illinois, all of which are within an approximate 30-mile radius of each other and an approximate 80-mile radius of Rockford. Rockford is the third largest city in Illinois. The Rockford metropolitan area has a population of approximately 359,000 and is a major commercial center in the northwest Illinois-south-central Wisconsin corridor.

        The transaction was completed prior to AMCORE being placed in receivership in April 2010 by the Office of the Comptroller of the Currency, so the acquisition did not include any loss-sharing with the FDIC. However, as noted above, we acquired only performing, pass graded loans in the transaction that were selected following a rigorous due diligence process, including a third-party loan review.

FDIC-Assisted Acquisition of Strategic Capital Bank

        On May 22, 2009, we acquired Strategic Capital in Champaign, Illinois, from the FDIC out of receivership. We acquired assets totaling $546.2 million, including $143.1 million of loans and $263.1 million of investment securities, and assumed liabilities of $521.2 million, including $413.7 million of brokered deposits and $53.8 million of non-brokered deposits. We paid the FDIC a 1.0% deposit premium for the non-brokered deposits of Strategic Capital.

        Strategic Capital operated one banking office in Champaign, which is approximately 75 miles north of our Effingham headquarters. The acquisition of Strategic Capital marked our initial entry into this community. Champaign-Urbana is the home of the University of Illinois and its approximately 41,000 students, and the Champaign-Urbana metropolitan area has a population of approximately 226,000. Our management team considers the Champaign-Urbana community to be a desirable banking market because the presence of the university provides a relatively stable employment and population base and the community has a higher median household income than most other communities in central Illinois. Our management team also considered Strategic Capital to be an attractive acquisition opportunity because of its established wealth management business. This transaction contributed $146.4 million of trust and wealth management assets to our wealth management group.

        The purchase and assumption agreement includes loss-sharing between the FDIC and the Bank, which, after purchase accounting fair value adjustments, significantly mitigates the risk of future loss on the covered assets. The term for loss-sharing on residential real estate loans is ten years, the term for loss-sharing on nonresidential real estate loans is five years with respect to losses and seven years with respect to recoveries and the term for loss-sharing on investment securities is seven years with respect to losses and 10 years with respect to recoveries. Under the terms of our loss-sharing agreement with the FDIC, the FDIC agreed to reimburse us for 80% of net losses on the covered assets up to $167.0 million and 95% of net losses exceeding $167.0 million. We recorded a write-down of approximately $105.4 million on the acquired loans, other real estate and investment securities portfolio. Upon consummation of the acquisition, we recognized a bargain purchase gain of $25.0 million

Acquisition of Waterloo Bancshares, Inc.

        On February 12, 2009, we acquired Waterloo Bancshares, the holding company for Commercial State Bank of Waterloo. Commercial State Bank of Waterloo was headquartered in Waterloo, Illinois, which is located on the Illinois side of the St. Louis metropolitan area approximately 25 miles southeast of St. Louis. It operated six offices in Monroe and St. Clair counties. Monroe County has a median household income of approximately $71,000 and, between 2000 and 2010, experienced the eighth highest population growth in Illinois (among 102 counties) at 20.1%. In this transaction, we acquired assets totaling $116.1 million, including $71.5 million of loans, and assumed liabilities of $108.1 million, including $98.1 million of deposits.

        In connection with the merger of Waterloo Bancshares with and into the Company, Commercial State Bank of Waterloo was merged into the Bank. The acquired operations of Waterloo Bancshares comprise an important component of our St. Louis-area operations, particularly because they provide a relatively stable base of core deposits, and operate under the management of our leadership team in our Chesterfield office.

People's National Bank Branch Acquisition

        On November 14, 2008, we purchased two branch facilities of People's National Bank, N.A., located in the central Illinois market. In this transaction, we acquired assets totaling $29.6 million, including $27.9 million of loans, along with $23.6 million of deposits. This acquisition extended our presence in the central Illinois market by establishing a third branch office in Effingham and our first branch office in the community of Vandalia, Illinois, which is approximately 30 miles southwest of Effingham.

Our Strategy

        The initiative driven strategic plan that our board of directors and management team developed in late 2007 includes the five strategic initiatives discussed below.

Performance Banking

        Our performance banking initiative is focused on accelerating organic growth through our existing branch network and business lines, building a sales and service minded staff, and developing a constructive, accountable and performance driven culture. We seek to develop bankers who create dynamic relationships through innovative solutions, and to provide a superior customer experience and industry leading customer service. Toward these ends, we have developed a comprehensive training program for our employees. This program includes personal development training through the Investment in Excellence® program developed by The Pacific Institute, and performance training that focuses on exceeding client expectations. We have also streamlined our teller and back office operations, allowing our banking professionals more time to focus on serving our customers. We believe continual investment in our people is a key driver to superior financial performance, with respect to both our intended organic growth and integrating and growing acquired operations. A primary objective of our performance banking initiative is to generate core deposits from both existing and new customers, thereby lowering our cost of funding and enhancing the stability of our primary funding source. Since December 31, 2007, our deposits, excluding deposits assumed in acquisitions and brokered deposits, have grown by $222.6 million, and we believe this performance banking initiative has been a significant contributing factor to this deposit growth.

Accretive Acquisitions

        Our accretive acquisition initiative is based upon our determination that we can strengthen our long term franchise value by capitalizing on opportunities to increase our earnings through acquisitions in our existing market areas and in the broader Midwestern region. We believe there continues to be numerous small to midsized publicly traded and privately held banking organizations that will become available for acquisition, either because of financial weakness, scale and operational challenges, regulatory pressure, management succession issues or because their principal shareholders will seek liquidity. We are confident that we can play an important role in serving as a platform for these organizations, some of which may also be finding it difficult to compete with more efficient competitors. Two of our five acquisitions have resulted from FDIC receivership proceedings (Strategic Capital and WestBridge), one has resulted from the need of the selling institution to enter into the transaction because of material financial weakness (AMCORE) and one from the desire of the former principal shareholders to sell the institution (Waterloo Bancshares). In the aggregate, these acquisitions have increased our branch offices by 19 and have added approximately $600 million of core deposits and $670 million in loans to our balance sheet. To date, all five of our acquisitions since 2008 have been accretive to our earnings per share in the year of acquisition, and we believe we will have opportunities in the future to make acquisitions that are also accretive to our earnings per share in the year of acquisition, enhance shareholder returns and strengthen our business and franchise value over the long term. We also believe that, as a result of our recent acquisitions, we have developed an experienced acquisition and integration team capable of identifying acquisition candidates, conducting due diligence, determining if a business case exists for the acquisition and achieving a smooth post-closing transition. We have been successful to date in integrating acquired banking operations into our organization and applying our performance banking initiative to organically grow these operations following the acquisition, and we believe that our acquisition experience positions us to generate incremental growth following future acquisitions.

        As part of this initiative, our board of directors and management team recognizes that comprehensive due diligence prior to an acquisition, and efficient operational and cultural integration upon completion, are key factors in realizing the intended benefits of any acquisition. As such, we aim to develop integration processes that can be standardized and replicated to help achieve immediate benefits from each acquisition. Although the challenges of each acquisition vary, we believe the five acquisitions we have completed since 2008, and the success we have had in managing each phase of this growth, demonstrate our competency in this critical area of growth capacity. We also believe that we have an experienced acquisition and integration team capable of rapidly identifying strong acquisition candidates, working with the target to conduct due diligence with minimal interruption to their business, developing an appropriate financial and pricing model and business case for determining whether to pursue the acquisition, and achieving a smooth post-closing transition. This capacity also includes the ability to work with the FDIC in connection with the acquisition of depository institutions going into, or already in, receivership, as we did with our acquisitions of Strategic Capital and WestBridge, and our acquisition of 12 branch offices and other assets and liabilities from AMCORE immediately prior to AMCORE being placed into FDIC receivership.

Wealth Management

        Our wealth management initiative is based upon our determination that trust and wealth management services can generate stable and recurring revenue and enhance banking customer loyalty, which can result in increased core deposits and greater cross-selling opportunities. Since 2007, we have added a president and a chief investment officer for this group, added to our staff of financial advisors, expanded our wealth management product offerings and increased the offering of wealth management services from two to seven locations. Our trust and wealth management assets under administration grew from $99.6 million to $702.5 million between December 31, 2007 and December 31, 2010, a CAGR of 91.8%, and we have been successful in our efforts to retain a large percentage of the trust and wealth management accounts that we have acquired in recent years. We expect growth in our wealth management operations to continue over the next several years, including through the possible acquisition of trust and other wealth management accounts from community banks seeking to exit this specialized, scale-dependent business, the opening of new wealth management offices and the hiring of wealth management professionals with established client rosters.

De Novo Growth

        Our de novo growth initiative is focused on growing our market presence through de novo branch offices in new communities within our existing market areas and potential new market areas. As part of our strategic plan, we determined that we would have opportunities to grow though additional de novo locations in select markets by building upon our experience with establishing a de novo branch office in Chesterfield, Missouri in the St. Louis metropolitan area in 2003. We have been successful in developing our Chesterfield branch office into a full-service office and establishing deposit-based relationships with our customers of that office. We have also established de novo operations in Joliet, Illinois with the opening of a branch office in May 2010, and in Rockford, Illinois with the opening of a wealth management office and the hiring of a team of wealth management professionals in June 2010. We intend to continue seeking de novo opportunities for both our community banking business and wealth management group. However, we expect to limit our de novo strategy to those communities and market areas where our management team has business relationships and knowledge of the market's customer base and competition. We believe that our experience in establishing de novo operations will serve us particularly well in the future as we seek to complement our acquisition and organic growth strategy.

Enterprise-Wide Risk Management

        Our enterprise-wide risk management initiative is designed to ensure that we are using best practices in enterprise-wide risk management. It is also designed to ensure that all of our employees are fully engaged in these efforts, and that we have in place a solid foundation for organic growth and for integrating future acquisitions. One significant tool we have implemented is a risk management dashboard that monitors key risk factors within eight broad risk categories across our entire business. This dashboard, which summarizes the current risk level, risk limit, risk trend and the action steps to improve or maintain our risk position for the identified risks, is reviewed monthly by our risk management team and senior management risk committee, and quarterly by our board of directors. To ensure that our risk management initiative is ingrained throughout our organization, the compensation committee of our board of directors has based annual performance bonuses for our executive officers and other employees on the achievement of certain risk-based metrics, including exceeding "well capitalized" regulatory standards and maintaining specified asset quality ratios. We believe we have been successful in this area to date and intend to continue investing in this initiative.

        These strategic initiatives, coupled with our long standing focus on forming strong relationships in the communities that we serve, form our current business strategy.

Our Competitive Strengths

Experienced Senior Management Team

        Our core senior management team has extensive and varied experience in managing community banking organizations or advising community banks at a professional services firm. Our Chief Executive Officer and President has 31 years of experience in the industry, including 18 years as president of a Wisconsin-based community bank and ten years as Region Market President in northern Illinois for a multi-billion dollar publicly traded regional banking organization. Our Executive Vice President and Chief Financial Officer has 9 years of public accounting experience at a Big Four firm, including significant experience working with financial institutions, and has substantial financial reporting and accounting experience with two publicly traded companies. Our Senior Vice President—Corporate Counsel served as our lead outside counsel for each of our acquisitions and capital raising transactions from 2008 through 2010 and has almost 15 years experience advising banking organizations, including a number of publicly traded companies. Each of our Senior Vice President—Community Banking, Senior Vice President—Chief Credit Officer and Senior Vice President—Corporate Services has extensive community banking experience. As we have grown over the past several years, we have been successful in attracting management talent to central Illinois from areas outside of our primary market areas, including from areas outside of the Midwest. In addition to the important additions we have made to our senior level management team, we also have built a deep, but streamlined, bench of talent below the senior level in areas such as finance, treasury, loan and deposit operations, risk management, information technology, human resources, marketing and special assets. Our senior management team has a demonstrated track record of managing profitable growth, successfully executing acquisitions, implementing a rigorous enterprise-wide risk management system and instilling a company-wide entrepreneurial culture. We continue to recruit and develop talented individuals to add value for the long-term and expand our management team.

Proven Ability and Demonstrated Success in Acquisition Execution and Integration

        As a result of the five acquisitions that we have completed since we implemented our initiative driven strategic plan, we believe we have developed an experienced acquisition and integration team capable of identifying acquisition candidates, conducting thorough due diligence, determining if an acquisition opportunity fits within our overall strategic plan and will enhance shareholder returns, integrating the acquired operations into our existing operational platform and retaining a high percentage of the acquired entity's customer base. To date, all five of our acquisitions have been accretive to earnings per share, three have been accretive to capital and each has been effectively integrated into our core banking operations. We believe this acquisition experience positions us to continue to capitalize on additional acquisition opportunities.

Robust, Stable Core Funding Base

        We focus on relationship banking with our customers and on generating core deposits. Because a majority of our operations are outside of major metropolitan areas such as Chicago, we believe we generally experience less competition from large national and super-regional banks than do community banks located in more urban areas. This enables us to better compete for core deposits primarily through service as opposed to pricing and we have been successful in generating core deposits to fund our liquidity needs, thus avoiding excessive reliance on brokered deposits and other sources of non-core funding. We also consider core deposits to be an important driver of value in any acquisition we consider. At December 31, 2010, core deposits represented 77.6% of our total deposits and our net non-core funding ratio was 24.6%. If calculated based on the new regulatory classification for non-brokered certificates of deposit of up to $250,000 being includible in core deposits, core deposits would have represented 87.0% of our total deposits at December 31, 2010. We also benefit from an improving concentration of non-interest bearing deposits, which represented 12.7% of our total deposits at December 31, 2010. This stable core funding base provides us with a less expensive funding source than if we had to rely more heavily on brokered deposits or other forms of higher cost deposits, and provides us with a more stable funding base to support our growth initiatives. Our five recent acquisitions have contributed significantly to our stable core funding base since December 31, 2007. Of the $828.8 million in core deposit growth we have experienced since 2007, we estimate that $606.2 million has come through acquisitions while $222.6 million has been generated organically.

Diversified Loan Portfolio

        We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic location and industries in which our business customers are engaged. No loan product represented more than one-third of our total loan portfolio at December 31, 2010. Non-owner-occupied commercial real estate loans, our largest category, represented approximately 31% of our total loan portfolio at December 31, 2010. Our next largest categories were commercial loans at approximately 17% and owner-occupied commercial real estate loans at approximately 13%. Construction and land development loans comprised less than 10% of our total loan portfolio. Because of the importance agriculture and agricultural-related businesses to our primary market areas, we also have a meaningful amount of loans made to finance farmland purchases and agricultural equipment and production, with these loans representing nearly 5% of our total loan portfolio at December 31, 2010. At December 31, 2010, our total loan portfolio was spread across our primary market areas as follows: central Illinois—39%; northern Illinois—30%; St. Louis metropolitan area—23%; and other areas—8%.

        We have established industry concentration limits to ensure that our loan portfolio is not overexposed to a particular industry. Our largest industry concentration at December 31, 2010 was assisted living facilities, at 35% of the Bank's total risk-based capital (after adjusting for FDIC loss-sharing protection).

        Furthermore, we focus on maintaining our loan-to-deposit ratio lower than the average of our peer group. At December 31, 2010, our loan-to-deposit ratio was 76.7%, which, based on information compiled by SNL Financial, compared favorably to our Midwest-focused peer group's median loan-to-deposit ratio of 80.9% and was an improvement from our loan-to-deposit ratio of 94.3% at December 31, 2007. We also manage risk by limiting exposures to individual borrowers. As of December 31, 2010, we had only five borrower relationships with outstanding balances of $8 million or greater, all of which represented performing pass-rated credits. Furthermore, the risk exposure of our loan portfolio is mitigated by the fact that, at December 31, 2010, 13.1% of our loan portfolio was covered by our loss-sharing agreements with the FDIC. This loss-share coverage provides us with certain protection from further downturns in the financial markets and economy in general.

Growing and Profitable Wealth Management Group

        We have grown our wealth management group significantly since 2007, increasing our assets under administration from $99.6 million at December 31, 2007 to $702.5 million at December 31, 2010, a CAGR of 91.8%. We currently have 26 wealth management professionals compared to only five at December 31, 2007. Wealth management is a scale-dependent business, and our recent growth has given us the scale to operate this business profitably. Our wealth management operations provide us with stable, recurring fee revenue that we expect to continue growing as we expand the size and scope of our operations and enhance our ability to cultivate banking customer loyalty by developing deeper financial relationships with our customers. Because we now have the scale to operate this business profitably, we believe we will have significant opportunities to acquire trust and wealth management accounts from smaller community banking organizations that lack the necessary scale to operate profitably in this area. Furthermore, as we have expanded our brand, size and scope, we have enhanced our ability to recruit talented and experienced wealth management professionals in existing and new markets.

History of Sustained Profitability and Steadily Increasing Dividends

        We focus on long-term financial performance and have a long history of profitability despite the turmoil in the banking industry. Since 2007, our net income available to common shareholders has increased four-fold from $2.1 million to $8.4 million in 2010 and our core pre-tax, pre-provision earnings have increased more than seven-fold from $3.3 million to $24.7 million in 2010. Furthermore, between 2007 and 2010, our return on average assets increased from 0.55% to 0.79% and our return on average common equity improved from 5.97% to 13.63% despite significant investments in our franchise. Our profitability has enabled us to consistently increase dividends to our common shareholders over the past several years.

Well Positioned to Capitalize on Market Opportunities

        We continually evaluate potential acquisitions of loan and securities portfolios, banks or bank branches in unassisted and FDIC-assisted transactions, wealth management firms, trust departments of community banks and other financial services-related businesses. Many financial institutions in our primary market, Illinois, are significantly distressed, as evidenced by Illinois experiencing the third highest number of bank failures in the United States since 2007. Furthermore, we believe there are numerous small to midsized family-owned community banking organizations in our existing markets and surrounding areas that will become available for acquisition due to succession issues or because of their inability to compete with more efficient competitors in an increasingly competitive and heavily regulated environment. We believe that this is also true of a significant number of publicly traded and privately held subscale community banking organizations operating in our market areas. Our ability to raise capital from our existing shareholder base and strong liquidity position, coupled with our risk management procedures, have allowed us to grow our business profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. As of December 31, 2010, our total equity capital was approximately $106.5 million, the Bank's Tier 1 leverage and total capital to risk-weighted assets ratios were 6.93% and 11.24%, respectively, and our total core deposits represented approximately 77.6% of total funding. As adjusted for this offering, we estimate our tangible common equity ratio to be         % and the Bank's Tier 1 leverage and total risk-based capital ratios to be        % and        %, respectively (assuming we were to downstream                         of the net proceeds of this offering to the Bank). We believe our scalable operational platform and demonstrated success in acquisition execution and integration, coupled with the capital to be raised in this offering, will allow us to take advantage of any additional acquisition opportunities.

High-Capacity, Efficient Operating Platform

        To support our rapid growth, we have made significant investments in our operational infrastructure, including hiring additional personnel in key operational areas. One major component of our performance banking initiative is our "Future Bank" project, which is discussed in more detail below. As part of our Future Bank project, we are preparing to transition in the second half of 2011 to a new core processing system provided by one of the largest information technology and data processing providers to the financial institutions industry. We also are in the process of constructing a new 79,500 square foot corporate headquarters facility, with occupancy expected in September 2011. We believe that these investments in our infrastructure and operational personnel will create the capacity to grow our asset base significantly in the near term, and that this growth capacity is a significant competitive advantage over many of our competitors. We believe these investments provide us with the scale to grow in the near term without incurring significant incremental noninterest expenses, thereby enhancing our return on assets and equity.

Board of Directors Comprised of Successful Entrepreneurs

        Our six non-executive directors are all successful entrepreneurs and business owners with long-standing ties to the communities in which we operate, particularly in our primary central Illinois market. Mr. John M. Schultz and Mr. Robert F. Schultz are members of the founding family of J.M. Schultz Seed Company, a seed and chemical business. John Schultz currently is the chief executive officer of an industrial developer of manufacturing and high tech facilities and is the author of BoomtownUSA: The 7 1/2 Keys to Big Success in Small Towns, a book analyzing how small and mid-sized rural U.S. communities can create and retain economic vitality. Robert Schultz is the chairman of a national construction, design-build and project management firm. Mr. Kenneth Maschhoff is the president and chief executive officer of a family-owned pork production company operating through a network of approximately 350 farmers, which is one of the largest pork producers in the United States. Mr. Q. Anthony Siemer is a founding partner of a business law firm in central Illinois, and Mr. Jeffrey Smith is the founding principal and managing partner of a golf club management company that operates 14 golf properties in the St. Louis metropolitan area. Finally, Ms. Karen Wolters is the founder of four companies, including Ignite USA, LLC, a successful marketing, product strategy, research, industrial design, engineering, manufacturing and production management company. The collective professional background of our directors contributes to our organization-wide entrepreneurial culture and provides us with valuable insight to the business and banking needs of our customer base. Furthermore, our six non-executive directors and their affiliated entities, collectively, have a substantial ownership interest in the Company of 19.3% (on an as-converted basis and excluding any shares to be issued in this offering) and invested approximately 10% of the aggregate $63.7 million of new capital we raised in 2009 and 2010 to support our growth objectives.

Our "Future Bank" Project: Building Our Banking Platform for the Future

        As part of our growth strategy, our management team developed a strategic plan for our "Future Bank." Future Bank is our project to build an efficient, technology-driven banking operation with significant capacity for growth, and encompasses all aspects of our strategic plan.

        Our Future Bank project began with an intensive assessment of all phases of the Bank's operations, which was performed by a prominent financial services consulting organization. This assessment was designed to accomplish a variety of goals, including, among others:

  •
  identifying opportunities to improve our customers' banking experience;

  •
  developing improved data reporting systems to facilitate cross-selling opportunities;

  •
  updating our policies and procedures in light of changes to the regulatory, industry and business landscape;

  •
  minimizing the actions and forms required to be completed by our tellers and personal bankers to permit more "face time" with customers;

  •
  reducing operating expenses, including by creating a more efficient, technology-driven operational platform;

  •
  improving security and risk management; and

  •
  adopting "best practices" throughout our organization.

        This assessment, which began in August 2010, was performed over an approximately nine month period by our consulting firm and a designated internal team consisting of members of the Bank's management as well as operational and customer service personnel. The recommendations from this assessment led us to make significant operational modifications, ranging from, among other things, expedited teller operations and document imaging to a streamlined small business lending approval process. In many cases, these operational changes were also designed to coordinate with our enterprise wide risk assessment and management programs and to facilitate improved information management and reporting systems.

        Modifications to our human resource allocation, line reporting and compensation programs have also been implemented, and further changes in these and other aspects of our operations will continue as a result of the recommendations developed by our consultants and the internal Future Bank team.

        As noted above, as part of our Future Bank project, we are preparing to transition in the second half of 2011 to a new core processing system provided by one of the largest information technology and data processing providers to the financial institutions industry. We currently utilize a core processing system from a vendor that specializes in community banking organizations with less than $1.0 billion in assets. By upgrading to a more robust and sophisticated core processing system, we believe we will be better positioned to streamline our operations, grow our asset and deposit base in a cost-efficient manner and seamlessly integrate acquired operations into our existing organization.

        We believe our Future Bank project will contribute to the processes by which we ensure our banking platform has the size, breadth, scope, scale and agility to meet future demands as we continue to grow well into the future.

Community Banking

Lending Activities

Products

        Through the Bank, we offer a broad range of commercial and retail lending products to businesses, not-for-profit organizations and individuals. Commercial lending products include owner-occupied commercial real estate loans, commercial real estate investment loans, commercial loans (such as business term loans, equipment financing and lines of credit) to small and midsized businesses, real estate construction loans, multifamily loans and loans to purchase farmland and finance agricultural production. Retail lending products include residential first and second mortgage loans, home equity lines of credit and consumer installment loans such as loans to purchase cars, boats and other recreational vehicles.

        Our strategy is to maintain a broadly diversified loan portfolio in type of customer (i.e., businesses and not-for-profit organizations vs. individuals), type of loan product (e.g., owner-occupied commercial real estate, commercial loans, agricultural loans, etc.), geographic location and industries in which our business customers are engaged (e.g., manufacturing, retail, hospitality, etc.). We focus our lending activities on loans that we originate from borrowers located in our market areas. We seek to be the premier provider of lending products and services in our market areas and serve the credit needs of high quality business, not-for-profit and individual borrowers in the communities that we serve.

        We market our lending products and services to qualified lending customers through our prominent marketing initiatives, conveniently located branch offices and high touch personal service. We target our business development and marketing strategy primarily on businesses with between $500,000 and $50 million in annual revenue. Our lending officers actively solicit the business of companies entering our market areas as well as long-standing businesses operating in the communities we serve. We seek to attract new lending customers through professional service, competitive pricing and innovative structure. We also actively pursue consumer lending opportunities. As part of our performance banking initiative, we have increased our emphasis on cross-selling lending products to our deposit customers.

        We acquired a significant amount of purchased loan participations in connection with our Strategic Capital and AMCORE acquisitions, but historically have not been an active purchaser of loan participations. Recently, however, our management team made the strategic decision to become more active in the loan participation market. Because we currently operate primarily in mid- and smaller-sized communities in Illinois, many of the competitors in our market areas are small community banks (less than $500 million of assets) that have limited capacity to make larger commercial loans to businesses in their markets, even if those businesses are important deposit customers. We believe that we can capitalize on these circumstances to grow and diversify our loan portfolio by purchasing participation interests in high-quality commercial loans originated by smaller banks in our existing market areas. For example, given the importance of agriculture in Illinois, particularly in our central and northern Illinois markets, we believe we may be able to grow our agribusiness loan portfolio through loan participations. We also believe this will provide us potential strategic dialogue with new commercial customers in our market areas. In recognition of the risks inherent in loan participation, we intend to purchase loan participations only from within our market areas, subject participations to the same underwriting process as is applied to internally originated commercial loans, purchase only from other community banks and only participate in transactions in which we are in the lead or co-lead position. We generally do not purchase loan participations through broker networks, but from time to time we evaluate proposals received from these sources and we may, in the future, purchase loan participations from these sources. We expect, however, that these loan participations will not comprise a material component of our loan participation portfolio.

        The following table summarizes our loan portfolio by product type and geographic location as of December 31, 2010:

(dollars in thousands)	Central Illinois	Northern Illinois	St. Louis Metro	Other(1)	Total
Commercial loans:
Commercial	$117,103	$48,166	$30,510	$3,407	$199,186
Commercial real estate	175,457	206,851	155,620	24,884	562,812
Construction and land development	58,449	6,766	12,286	20,907	98,408

Total commercial loans	351,009	261,783	198,416	49,198	860,406

Consumer loans:
Residential real estate	55,397	43,807	38,092	2,590	139,886
Consumer	4,292	10,286	2,048	30,226	46,852

Total consumer loans	59,689	54,093	40,140	32,816	186,738

Total loans	$410,698	$315,876	$238,556	$82,014	$1,047,144

% of total loans by location	39.2%	30.2%	22.8%	7.8%	100.0%
Non-covered loans	$340,840	$315,876	$212,210	$41,177	$910,103
Covered loans(2)	69,858	—	26,346	40,837	137,041

(1)
"Other" consists of indirect automobile loans and certain other loans managed by our special assets group.

(2)
Covered loans are loans that are covered by a loss-sharing agreement with the FDIC.

        Commercial Loans.    We have a strong commercial loan base. As of December 31, 2010, we had outstanding commercial loans, which include business term loans, equipment financing and lines of credit to small and midsized businesses, of $175.2 million, or 16.7% of our total loan portfolio. There were additional undisbursed commitments of $82.1 million related to these loans. The commercial loan portfolio is comprised primarily of term loans to purchase capital equipment and lines of credit for working capital and operational purposes to small and midsized businesses. Because we are a traditional community bank with long-standing close ties to the businesses operating in our market areas, we are able to tailor our commercial loan program to meet the needs of our customers. Although most loans are made on a secured basis, loans may be made on an unsecured basis where warranted by the overall financial condition of the borrower.

        As of December 31, 2010, the outstanding balance of loans extended to finance agricultural equipment and production totaled $24.0 million, or 2.3% of our total loan portfolio. These loans are typically short-term loans extended to farmers and other agricultural producers to purchase seed, fertilizer and equipment.

        Commercial Real Estate Loans.    We offer real estate loans for commercial property that is owner-occupied as well as commercial property owned by real estate investors. The total amount of owner-occupied commercial real estate loans outstanding at December 31, 2010 was $183.0 million, or 17.5% of our loan portfolio. The total amount of commercial real estate investment loans outstanding at December 31, 2010, including owner-occupied properties but excluding loans secured by farmland, was $537.7 million, or 51.4% of our loan portfolio. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as owner-occupied offices/warehouses/production facilities, office buildings, hotels, mixed-use residential/commercial, retail centers, multifamily properties and assisted living facilities.

        As of December 31, 2010, the outstanding balance of loans secured by farmland totaled $25.1 million, or 2.4% of our total loan portfolio. Farmland loans are generally made to the person actively involved in farming rather than to passive investors.

        Construction and Land Development Loans.    Our construction portfolio includes loans to small and midsized businesses to construct owner-user properties, loans to developers of commercial real estate investment properties and residential developments and, to a lesser extent, loans to individual clients for construction of single family homes in our market areas. These loans are typically disbursed as construction progresses and carry interest rates that vary with the prime rate. As of December 31, 2010, the outstanding balance of our construction loans was $98.4 million, or 9.4% of our total loan portfolio. We had undisbursed commitments of $18.0 million related to our construction loan portfolio.

        Residential Real Estate Loans.    We offer first and second mortgage loans to our individual customers primarily for the purchase of primary residences. As of December 31, 2010, the outstanding balance of one-to-four family real estate secured loans, including home equity loans, represented $139.9 million, or 13.4%, of our total loan portfolio.

        We also offer home equity lines of credit, or HELOCs, consisting of loans secured by first or second mortgages on primarily owner-occupied primary residences. As of December 31, 2010, the outstanding balance due under HELOCs was $27.3 million, or 2.6% of our total loan portfolio, and the unused remaining balance was $11.5 million.

        Consumer Loans.    We offer a variety of consumer loans, such as installment loans to purchase cars, boats and other recreational vehicles. As of December 31, 2010, we had outstanding $46.9 million of consumer loans, or 4.5% of our total loan portfolio. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than residential real estate mortgage loans. Consumer loan collections are dependent on the borrower's continuing financial stability and are therefore more likely to be affected by adverse personal circumstances.

Underwriting

        We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We adhere to disciplined underwriting standards, but also remain cognizant of the need to serve the credit needs of customers in our primary market areas by offering flexible loan solutions in a responsive and timely manner. Key components of our underwriting standards include the following:

        Limit on Aggregate Credit Exposure to a Single Borrower.    We generally limit the Bank's aggregate credit exposure, including both funded and unfunded amounts, to any one borrower to $10.0 million, which is significantly lower than the Bank's legal lending limit of 25% of total risk-based capital (approximately $31.8 million as of December 31, 2010). Any exceptions to this limit must be expressly approved by the Bank's directors' loan committee, which is comprised of our Chief Executive Officer and President, Chief Credit Officer and three non-executive directors of the Bank. As of December 31, 2010, we had a limited number of loans outstanding for which exceptions to the general $10.0 million aggregate credit exposure had been approved, and these loans did not exceed the general threshold by a significant amount. In addition, when applying the dollar thresholds for purposes of the loan approval process (discussed below), we look at our aggregate credit exposure to the borrower (both existing and the potential new exposure) rather than only looking at the new loan under consideration. As of December 31, 2010, we had we had only five borrower relationships with outstanding balances of $8 million or greater, all of which represented performing pass-rated credits.

        Concentration Limits.    We have established concentration limits with respect to loan product type and specific industries. Our current loan policy limits commercial real estate loans for which cash flow from real estate is the primary source of repayment (i.e., real estate construction, land development and other land loans, multifamily loans and nonfarm nonresidential property where the primary source of repayment is derived from rental income associated with the property) to 300% of the Bank's total risk-based capital, residential loans to 300%, real estate construction loans to 75%, land development loans to 50%, raw land loans to 25%, farmland loans to 100% and agricultural production loans to 100%. As of December 31, 2010, we were within policy limits on all of these categories except for commercial real estate loans for which cash flow from real estate is the primary source of repayment, which equaled 342% of the Bank's total risk-based capital (after adjusting for the guaranteed portion of such loans that are covered by a loss-sharing agreement with the FDIC). We exceeded our policy limit on commercial real estate loans for which cash flow from real estate was the primary source of repayment primarily due to the significant amount of such loans that we have acquired in our five recent acquisitions.

        The following tables show the specific industries for which we have established concentration limits and, for each industry, the amount of the limit, the total outstanding commitment amount, the total outstanding commitment amount after adjusting for the guaranteed portion of loans that are covered by a loss-sharing agreement with the FDIC and the percentage of the Bank's total risk-based capital represented by the industry, and, in the case of bought participation loans, the percentage of the Bank's total loans, in each case as of December 31, 2010:

(dollars in thousands)	Policy Limit	Total Commitment Amount	Total Commitment Amount (adjusted for loss-sharing)	% of Total Risk- Based Capital(1)
Residential real estate	300%	$90,541	$87,107	69%
Retail strip centers	25%	16,519	16,519	13%
Hotel / motel	50%	24,504	13,885	11%
Assisted living facilities	75%	45,951	44,546	35%
Leisure and entertainment (e.g., golf courses, movie theatres)	25%	23,613	22,063	17%
Multifamily	100%	49,787	45,190	36%
Construction	75%	93,962	85,201	67%
Raw land	25%	5,423	4,128	3%
Land development	50%	31,640	16,419	13%
Income producing agricultural real estate	100%	25,527	24,348	19%
Operating agricultural loans	100%	36,992	30,752	24%
Bank holding companies	30%	25,948	25,948	20%
Printing industry	25%	8,441	8,441	7%
Medical (e.g., medical-related real estate and physician loans)	50%	21,988	21,823	17%
Trucking and transportation	25%	14,967	14,967	12%
Gas stations, convenience stores, petroleum dealers	25%	32,175	31,621	25%
To any one borrower	25%	10,958	10,958	9%
Bought participation loans—per lead bank	50%	51,766	51,766	41%

(1)
This percentage equals the "Total Commitment Amount (adjusted for loss-sharing)" divided by the Bank's total risk-based capital as of December 31, 2010 of approximately $127.2 million.

	Policy Limit as % of Total Loans	Total Commitment Amount	Total Commitment Amount (adjusted for loss-sharing)	% of Total Loans
Bought participation loans—aggregate	40%	141,353	128,918	12%

        As of December 31, 2010, we had total purchased loan participations from a single lead bank of $51.8 million, which represented 41% of the Bank's total risk-based capital. These loan participations were acquired in connection with the AMCORE transaction (and the referenced lead bank is the bank that ultimately acquired AMCORE out of FDIC receivership). We expect the total amount of purchased loan participations that we have from this lead bank to gradually decline as the underlying loans pay down and mature, as we generally do not have an ongoing relationship with this single lead bank to purchase loan participations.

        In general, our loan product concentration levels are monitored on a quarterly basis, and our commercial real estate concentrations are monitored at least monthly, by our Chief Credit Officer and the Bank's directors' loan committee, and industry concentration levels are monitored on a quarterly basis. The Bank's board of directors recently reduced the concentration policy limits for several industry categories to the amounts in the above table to better reflect our overall objective of maintaining a broadly diversified loan portfolio.

        Loan Approval Process—Commercial Loans.    In operating our loan approval process, we seek to achieve an appropriate balance between prudent, disciplined underwriting and being flexible in our decision making and responding to our customers and their loan applications in a timely manner. Accordingly, we have established dollar thresholds that determine the level of approval that is required to originate or renew a loan. As discussed above, when applying these dollar thresholds, we look at the Bank's aggregate credit exposure to the borrower (both existing and potential new exposure) rather than only looking at the particular loan under consideration. Our relationship managers in the field collect the necessary paperwork from prospective borrowers and complete a loan summary. This paperwork is then provided to our centralized loan underwriting group, which analyzes the overall application and makes a recommendation as to whether the loan should be approved. If so, the underwriting group prepares the required credit package and provides it to the appropriate party for approval.

        Some relationship managers in the field have loan approval authority up to $500,000, and members of our Small Business Banking Underwriting Group have loan approval authority up to $300,000. The manager of our Small Business Banking Underwriting Group has loan approval authority up to $1.0 million, and our Senior Credit Officer, who reports to our Chief Credit Officer, has loan approval authority up to $2.0 million. Our Chief Credit Officer has loan approval authority up to $3.0 million for renewals, but only $2.0 million for new loans and new relationships. Any new loan or new relationship in excess of $2.0 million, or any loan renewal in excess of $3.0 million, must be approved by the Bank's directors' loan committee, which meets weekly.

        We have established LTV and term policies for our commercial loans as follows:

	LTV Limit	Term
Land loans:
Raw	50%	12 months
Entitled	60%	12 months
Farmland actively used in farming	75%	5-year term, 20-year amortization
Acquisition and development	75%	Less than 24 months
Commercial real estate and construction:
Pre-sold detached residential	80%
Speculative detached residential	75%
Condo and townhouse	70%
Multifamily	70%	Construction: Less than 24 months
Office	70%
Retail w/ credit anchor	70%	CRE: 5-year term, 20-year amortization
Retail w/o credit anchor	60%
Industrial	70%
Warehouse	70%
Accounts receivable	80%	Less than 12 months
Inventory	50%	Less than 12 months
Grain inventory	80%	Less than 12 months
Livestock	75%	Less than 12 months (market livestock); 3-5 years (breeding stock)
Equipment	70 - 80%	5 years

        We have a small correspondent banking division that purchases loan participations from other banks. All purchased loan participations are subject to the same loan approval process as is required for loans that we originate. We focus on purchasing in-market loan participations and do not actively pursue out-of-market participations.

        Loan Approval Process—Residential Real Estate Loans.    We have a specialized residential loan underwriting group. Most of our residential loan origination involves conforming loans to be sold in the secondary market. However, we do originate some residential loans to be held in our portfolio. For these loans, the director of our residential loan underwriting group has approval authority up to approximately $800,000. Loans above this amount require further approvals.

        We do not originate loans with "teaser" rates. We do not originate residential loans with the characteristics typically described as "subprime" or "high cost," such as loans made to borrowers with little or no cash reserves and poor or limited credit using limited income documentation. All of our home loans were underwritten using full documentation. Our sales of whole loan pools have always been executed in the Prime market. For residential loans, our general policy is not to exceed an LTV of 80% unless the borrower obtains mortgage insurance or there are strong compensating factors.

        In-Market vs. Out-of-Market Lending.    We are a relationship-oriented, rather than transaction-oriented, lender. Accordingly, substantially all of our loans and purchased loan participations (excluding certain loans and loan participations acquired in our two FDIC-assisted transactions, which are covered by loss-sharing agreements, and approximately $29.0 million of indirect interests in automobile financing receivables not attributable to our banking offices that we purchased as part of the AMCORE transaction) are made to borrowers located or operating in our primary market areas. The limited number of loans secured by properties located in out-of-market areas that we have are made to borrowers who are well-known to the Bank because they headquartered within one of our primary market areas. For example, our largest aggregate credit exposure as of December 31, 2010, was to a developer located in one of our primary market areas for the development of a student apartment complex at a large state university in the southern United States.

Credit Risk Management/Special Assets Group

        Credit risk management involves a partnership between our relationship and portfolio managers and our credit administration and special assets group. We believe that we distinguish ourselves from many community banking organizations of comparable size in the area of credit risk management because of our dedicated special assets group. Our special assets group is comprised of 12 full-time employees, several of whom have significant prior experience working in special assets/loan workout groups at large national or super-regional banks. The members of our special assets group focus their efforts exclusively on monitoring and working out problem loans, managing the collection and foreclosure process and operating and disposing of other real estate owned. The manager of the special assets group also has overall responsibility for ensuring compliance with the two loss-sharing agreements that we have entered into with the FDIC, except that any action that would cause the FDIC's loss-share coverage to be voided with respect to a particular asset requires the prior approval of our Chief Executive Officer and President, Chief Financial Officer or Chief Credit Officer.

        Ongoing monitoring of our outstanding performing loans is generally handled by the relationship managers in the field. In some of our markets, we have portfolio managers (who generally do not have loan origination goals) that oversee the loan monitoring process. All aggregate credit exposures in excess of $1.0 million are subject to annual review by our centralized loan underwriting group.

        In general, whenever a particular loan or overall borrower relationship is downgraded to special mention or substandard based on one or more standard loan grading factors, the relationship or portfolio manager, as applicable, contacts a member of our special assets group to discuss the loan or relationship. The manager of the special assets group will make a determination as to whether responsibility for the ongoing monitoring of the loan or relationship should be retained by the relationship or portfolio manager, or whether this responsibility should be transferred to the special assets group. The manager of our special assets group reports to our Chief Credit Officer on a regular basis regarding the status of the special assets group's overall portfolio as well as the larger credits in the portfolio. As of December 31, 2010, the special assets group had primary responsibility for a portfolio of $141.3 million of loans and $17.0 million of foreclosed property.

Credit Quality Trends

        The following table summarizes our credit quality trends, on a quarterly basis, since the beginning of 2008:

(dollars in thousands)	Total Loans (Gross)	Provisions for Loan Losses	Net (Charge- Offs) / Recoveries	Allowance for Loan Losses	Loans 30 - 89 Days Past Due	Non- Performing Loans(1)	Non- Performing Assets(2)
Q1 2008	$275,703	$142	$21	$3,395	$3,241	$6,145	$6,274
Q2 2008	283,775	140	(268)	3,267	3,252	5,616	6,705
Q3 2008	304,876	254	12	3,533	1,340	4,551	5,381
Q4 2008(3)	337,220	515	(585)	3,718	3,227	4,161	5,463
Q1 2009	431,374	939	(276)	4,381	9,430	6,680	7,808
Q2 2009	581,958	1,444	(202)	5,623	6,202	6,530	7,658
Q3 2009	608,860	1,747	(820)	6,550	10,127	11,297	12,600
Q4 2009	624,456	16,598	(3,382)	19,766	11,177	11,539	12,933
Q1 2010	1,022,492	3,205	(320)	22,651	12,377	11,979	13,073
Q2 2010	1,046,339	2,201	(654)	24,198	21,387	12,288	14,318
Q3 2010	1,029,738	3,120	(673)	26,645	13,788	24,834	27,723
Q4 2010	1,047,144	5,054	(3,211)	28,488	9,926	26,270	29,273

(1)
Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings. Nonperforming loans exclude PCI loans that were acquired in the Waterloo Bancshares, Strategic Capital and WestBridge transactions.

(2)
Nonperforming assets include nonperforming loans, other real estate owned and other repossessed assets. Nonperforming assets exclude other covered real estate owned that is related to the Strategic Capital and WestBridge FDIC-assisted transactions.

(3)
In connection with our acquisition of the People's National Bank branches, $255,000 was added to our allowance in the fourth quarter of 2008.

        As previously discussed, in connection with our acquisitions of Strategic Capital and WestBridge, we entered loss-sharing agreements with the FDIC pursuant to which the FDIC has agreed to reimburse us for 80% of losses we incur on covered assets. In addition, the loss-sharing agreement related to the Strategic Capital acquisition provides that the FDIC will reimburse us for 95% of losses in excess of $167.0 million that we incur on covered assets from such transaction. The figures included in the table above include loans that are covered by our loss-sharing agreements. The following table shows the amount of our non-performing loans in each quarter since the beginning of 2008 that were covered by a loss-sharing agreement:

	Non-Performing Loans
(dollars in thousands)	Total	Covered by Loss-Sharing Agreement	% Covered
Q1 2008	$6,145	$—	—
Q2 2008	5,616	—	—
Q3 2008	4,551	—	—
Q4 2008	4,161	—	—
Q1 2009	6,680	—	—
Q2 2009	6,530	—	—
Q3 2009	11,297	—	—
Q4 2009	11,539	340	2.95%
Q1 2010	11,979	3,767	31.45%
Q2 2010	12,288	4,205	34.22%
Q3 2010	24,834	5,830	23.48%
Q4 2010	26,270	5,459	20.78%

Covered Loans

        The following table summarizes by category our loans that are covered by a loss-sharing agreement with FDIC as of December 31, 2010, and also sets forth the aggregate unpaid principal balance for each category:

(dollars in thousands)	Book Value	Unpaid Principal Balance (UPB)	Book Value as % of UPB	% of Loan Category That is Covered
Commercial loans:
Commercial	$25,581	$29,666	86.23%	12.84%
Commercial real estate	65,646	74,909	87.63%	11.66%
Construction and land development	35,195	39,290	89.58%	35.76%

Total commercial loans	126,422	143,865	87.88%	14.69%

Consumer loans:
Residential real estate	$9,687	$11,886	81.50%	6.92%
Consumer	932	1,063	87.68%	1.99%

Total consumer loans	10,619	12,949	82.01%	5.69%

Total covered loans	$137,041	$156,814	87.39%	13.09%

Mortgage Banking Activities

Residential Real Estate Loan Originations and Secondary Market Sales

        Through the Bank, we also engage in the origination and purchase of residential loans for sale into the secondary market. We have historically sold whole loans to the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, and various institutional purchasers, such as investment banks and other financial institutions. For the loans sold to Fannie Mae and Freddie Mac, the Bank retains the servicing rights on these loans, which generates servicing income. Intermediate-term adjustable rate loans and longer-term fixed rate loans are sold into the secondary market, while the Bank typically retains for its own portfolio short-term (no more than five years) adjustable rate loans.

        In 2010, we sold $80.0 million of residential loans into the secondary market, or approximately 77% of the residential loans we originated during the year. In 2009 and 2008, we sold $78.0 million and $21.7 million, respectively, of residential loans into the secondary market, or approximately 72% and 52%, respectively, of the residential loans we originated during that period.

Loan Servicing

        We have retained servicing on substantially all loans sold to Fannie Mae, thereby generating ongoing servicing revenues and maintaining client relationships. Loan servicing activities include collecting and remitting loan payments, accounting for principal and interest, responding to client inquiries, holding escrow (impound) funds for payment of taxes, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom the loans have been sold.

        Our loan servicing portfolio was $103.1 million as of December 31, 2010, all of which were fixed rate loans with a weighted average contractual rate of 4.75%. When we collect monthly mortgage payments, we retain the servicing fees, ranging generally from 0.25% to 0.375% per annum on the principal balances of the loans. The weighted average servicing fee collected was 0.28% for the year ended December 31, 2010. Our servicing portfolio is reduced by normal amortization and prepayment or liquidation of outstanding loans.

        In 2010, our mortgage banking revenue, which includes gains on sales of loans into the secondary market and loan servicing income, increased to $2.2 million from $1.6 million in 2009 and $0.4 million in 2008. This represented a 36.1% increase from 2009 and an aggregate 416% increase from 2008.

Deposits

        We offer traditional depository products, including checking, savings, money market and certificates of deposits, to individuals, businesses, not-for-profit organizations, municipalities and other entities throughout our market areas. We also offer sweep accounts to our business customers. Deposits at the Bank are insured by the FDIC up to statutory limits. We also offer sweep accounts that are guaranteed through repurchase agreements to our business and municipal customers.

        Our ability to gather deposits, particularly core deposits, is an important aspect of our business franchise and we believe core deposits is a significant driver of franchise value. As of December 31, 2010, we held $1.4 billion of total deposits, 77.6% of which we considered to be core deposits. Effective in the first quarter of 2011, the federal banking agencies changed the classification for certificates of deposit greater than $100,000 but less than or equal to $250,000 from non-core to core deposits in response to the Dodd-Frank Act permanently increasing the deposit insurance limit to $250,000. Based on this new classification, our core deposits as of December 31, 2010 would have represented 87.0% of total deposits. We have grown deposits at a CAGR of 65.4% since December 31, 2007. Based on information reported to the FDIC as of June 30, 2010, we are the fourth largest bank holding company in Illinois headquartered outside of the Chicago metropolitan area measured by total deposits.

        The following table presents the composition of our deposit base as of December 31, 2010:

(dollars in thousands)	Balance	Average Rate	% of Total Deposits
Deposits
Interest bearing deposits:
NOW accounts	$210,937	0.49%	15.5%
Money market deposit accounts	313,741	0.79%	23.0%
Other savings deposits	74,805	0.41%	5.5%
Certificates of deposit < $100,000	285,012	2.38%	20.9%
Certificates of deposit > $100,000	146,598	2.14%	10.8%
Brokered deposits	159,549	1.81%	11.7%

Total interest bearing	1,190,642	1.37%	87.3%
Noninterest bearing	173,875		12.7%

Total deposits	$1,364,517		100.0%

Core deposits	$1,058,370	1.00%	77.6%

        Due in large part to our performance banking initiative, we have been successful in recent years improving the composition of our deposit base by increasing the percentage of our noninterest bearing deposits to total deposits and reducing the percentage of our brokered deposits to total deposits. In the Strategic Capital transaction, we assumed all of the institution's deposits, including its significant levels of brokered deposits, as we needed a temporary funding source to support the nearly 100% increase in our total assets due to this transaction. Since that acquisition, we have focused on letting the acquired brokered deposits run off and replacing them with core deposits. The following table summarizes the quality of our deposit base, on a quarterly basis, since the beginning of 2008:

	Noninterest Bearing Deposits		Core Deposits		Certificates of Deposit > $100,000		Brokered Deposits
(dollars in thousands)	Amount	% of Total Deposits	Amount	% of Total Deposits	Amount	% of Total Deposits	Amount	% of Total Deposits
Q1 2008	$39,825	13.6%	$229,195	78.2%	$42,843	14.6%	$21,083	7.2%
Q2 2008	44,660	15.3%	228,259	78.2%	47,425	16.3%	16,083	5.5%
Q3 2008	38,965	11.8%	231,094	69.9%	52,680	15.9%	46,774	14.2%
Q4 2008	38,363	10.9%	246,407	70.0%	63,838	18.1%	41,620	11.8%
Q1 2009	58,172	12.0%	362,747	74.6%	92,238	19.0%	31,050	6.4%
Q2 2009	63,292	6.6%	431,325	45.3%	104,071	11.0%	416,719	43.7%
Q3 2009	63,621	7.0%	470,170	51.6%	100,984	11.1%	340,246	37.3%
Q4 2009	64,356	7.0%	523,278	57.0%	108,084	11.8%	286,730	31.2%
Q1 2010	166,316	11.6%	1,010,676	70.5%	155,638	10.9%	267,383	18.7%
Q2 2010	135,660	9.8%	1,036,890	75.0%	157,374	11.4%	187,421	13.6%
Q3 2010	150,402	11.1%	1,075,587	79.4%	124,635	9.2%	154,213	11.4%
Q4 2010	173,875	12.7%	1,058,370	77.6%	146,598	10.7%	159,549	11.7%

        We have been headquartered in Effingham, Illinois, in our central Illinois market area for our entire 130-year history and our central Illinois market area remains our largest geographic region measured by total deposits. However, we have become more geographically diversified over the past several years due our success in developing our Chesterfield branch office in the St. Louis metropolitan area into a full-service office catering to small and medium sized commercial customers, the consummation of the Waterloo Bancshares acquisition in February 2009, which gave us a traditional community banking business on the Illinois side of the St. Louis metropolitan area, and the consummation of the AMCORE transaction in March 2010, which established our presence in northern Illinois. As of December 31, 2007, approximately 92% of our total deposits came from central Illinois and approximately 8% from the St. Louis metropolitan area, with the remaining being out-of-market certificates of deposits, including brokered deposits, and we did not have operations in northern Illinois at such time. As of December 31, 2010, our deposit base was better diversified geographically, with approximately 37% of our total deposits coming from central Illinois, approximately 36% from northern Illinois and approximately 13% from the St. Louis metropolitan area, with the remaining 14% being out-of-market certificates of deposits, including brokered deposits. We anticipate that the trend toward a larger percentage of our total deposits coming from the St. Louis metropolitan area will continue in future periods.

        The following table summarizes our deposit portfolio by geographic region as of December 31, 2010:

(dollars in thousands)	Central Illinois	Northern Illinois	St. Louis Metro	Other(1)	Total
Deposits
Interest bearing deposits:
NOW accounts	$100,617	$94,734	$15,586	$—	$210,937
Money market deposit accounts	197,500	46,896	69,345	—	313,741
Other savings deposits	15,199	49,814	9,792	—	74,805
Certificates of deposit < $100,000	93,614	149,451	39,037	2,910	285,012
Certificates of deposit > $100,000	40,411	55,626	23,982	26,579	146,598
Brokered deposits	—	—	—	159,549	159,549

Total interest bearing	447,341	396,521	157,742	189,038	1,190,642
Noninterest bearing	53,495	103,075	16,776	529	173,875

Total deposits	$500,836	$499,596	$174,518	$189,567	$1,364,517

% of total deposits in region	36.7%	36.6%	12.8%	13.9%

(1)
"Other" consists of deposits that are not managed on a regional basis.

Trust and Wealth Management

        As previously discussed, enhancing and expanding our wealth management group is an important component of our initiative driven strategic plan because trust and wealth management services can generate stable and recurring revenue and enhance banking customer loyalty, which can result in increased core deposits and greater cross-selling opportunities. In recent years, we have greatly expanded the breadth and scope of our wealth management services and have focused on generating more recurring fee based revenue as opposed to principally offering one-time transactional based services. We believe that our full-service, holistic approach to wealth management differentiates us from other community banks, where the principal focus of this area is on trust administration and/or brokerage services.

        We deliver our comprehensive suite of trust and wealth management services through the Bank under the Midland Financial Strategies name. Such services include the following:

        Financial and estate planning.    We assist individuals in organizing, analyzing and understanding their financial information and setting financial goals. We then work with them to develop a comprehensive investment and asset allocations strategy to assist them in achieving their financial goals. We also work with small and midsized business owners, professionals and other individuals to develop estate plans that minimize or eliminate estate tax liability and achieve their goals for passing their accumulated wealth to heirs and charitable organizations.

        Trustee and custodial services.    We serve as a corporate trustee for a wide array of trusts, such as living trusts, testamentary trusts, irrevocable life insurance trusts, and generation skipping trusts, and as a corporate fiduciary of estates and guardianships. We also provide traditional custodial services, including serving as custodian for self-directed individual retirement accounts and other retirement accounts.

        Investment management and retail brokerage.    We offer clients comprehensive investment management solutions whereby we manage all or a portion of a client's investment portfolio on a discretionary basis. We also offer clients retail brokerage capabilities through a nationally recognized third party broker-dealer.

        Tax and insurance planning.    We assist our clients in understanding the tax impact of certain financial decisions and investment strategies and products and developing tax-efficient financial and investment plans. We also help ensure that our clients have appropriate insurance coverage to protect against adverse events. We assist our clients in identifying potential risks and understanding their options when purchasing life, long-term care, disability and other types of insurance.

        Business planning.    We provide small and midsized business owners with strategic oversight to assist them in navigating the unique challenges that come with business ownership. Our services include assistance with succession planning, valuation and buy/sell arrangements, key person planning, deferred compensation, group benefit planning and tax planning.

        Corporate retirement plan consulting and administration.    We provide comprehensive consultation on corporate pension, profit sharing, 401(k) and other retirement plans. Our bundled services include plan design, investment advice, plan administration, employee education and regulatory compliance testing.

        As of December 31, 2010, we had $702.5 million of trust and wealth management assets under administration and 3,046 trust and wealth management accounts. Such amounts represented CAGRs of 91.8% and 37.4%, respectively, from the $99.6 million of trust and wealth management assets under administration and 1,173 trust and wealth management accounts that we had as of December 31, 2007. We expect growth in our wealth management group to continue over the next several years, including through the possible acquisition of trust and other wealth management accounts from community banks seeking to exit this specialized, scale-dependent business, the opening of new wealth management offices and the hiring of wealth management professionals with established client rosters.

Our Market Areas

        We operate primarily in three market areas—central Illinois, northern Illinois and the St. Louis metropolitan area. Many of our branch offices are located in communities where agriculture and agricultural-related businesses are particularly important to the local economy. The communities that we serve tend to be smaller and generally are not serviced by large national and super-regional banks. For example, based on information reported to the FDIC as of June 30, 2010, in Effingham County, where we are headquartered, no large national or super-regional bank (which we define as having more than $10.0 billion in total assets) had a deposit market share ranking in the top five in the county. In addition, only two of the counties that we serve in our northern Illinois market area have a large national or super-regional bank among the top five in deposit market share, and in each such case the large competitor had a deposit market share of less than 10%.

        As of December 31, 2010, we were diversified among our market areas, with approximately 37% of our deposits in the central Illinois area, approximately 36% in the northern Illinois area, approximately 13% in the St. Louis metropolitan area and the remaining 14% in out-of-market certificates of deposit, including brokered deposits. We also believe that our operations are not dependent on the strength of any particular industry. In addition to agriculture, other industries of importance to our market areas include transportation and logistics, higher education (particularly in Champaign-Urbana in our central Illinois market), healthcare services, hospitality and tourism and technology.

        The HHI is a method used by banking regulators of measuring the concentration in a particular banking market. The HHI for a banking market can range from zero to 10,000, with larger numbers signifying more concentrated markets. If the HHI for a banking market is less than 1,000, the market is considered to be unconcentrated; if between 1,000 and 1,800, the market is considered to be moderately concentrated; and if in excess of 1,800, the market is considered to be highly concentrated. We generally operate in banking markets that are considered to be only moderately concentrated. Accordingly, we believe that we have opportunities to gain market share, either through organic growth or through acquisitions, in the market areas in which we operate. The following table shows the HHI for each of the banking markets in which we operate:

HHI Banking Market (Counties in Which the Company Operates)	HHI Unweighted Deposits	HHI Weighted Deposits(1)
Effingham, Illinois (Effingham)	1,602	1,675
Champaign/Urbana, Illinois (Champaign)	1,427	1,467
St. Louis, Missouri (Bond, Monroe, St. Clair, St. Louis)	615	634
Vandalia, Illinois (Fayette)	2,628	2,628
Kewanee, Illinois (Bureau)	968	1,034
La Salle County, Illinois (La Salle)	759	802
Lee County, Illinois (Lee)	1,419	1,491
Ogle, Illinois (Lee, Ogle)	1,502	1,553
Freeport, Illinois (Stephenson)	1,736	1,736
Whiteside, Illinois (Whiteside)	1,172	1,148
Joliet, Illinois (Will)	866	882

Source: Federal Reserve Bank of St. Louis, CASSIDI®. Based on deposit information as of June 30, 2010, the most recent date available.

(1)
Bank deposits weighted at 100% with thrift deposits weighted at 50%.

        We recently have sought to expand our presence in several larger communities to complement our existing strength in predominantly rural communities. With our FDIC-assisted acquisition of Strategic Capital in May 2009, we expanded into the Champaign-Urbana metropolitan area, home of the University of Illinois and approximately 226,000 residents. We have recently opened a wealth management office in Rockford, Illinois, which is located 90 miles northwest of Chicago, has a population of approximately 150,000 (the third largest city in Illinois by population). The Rockford metropolitan area has a population of approximately 359,000 and is a major commercial center in the northwest Illinois-south-central Wisconsin corridor. We also opened a branch office in Joliet, Illinois, which is located 40 miles southwest of Chicago and has a population of approximately 148,000 (the fourth largest city in Illinois by population). In the St. Louis metropolitan area, we have expanded our operations in Chesterfield, Missouri, which is a relatively affluent western suburb of St. Louis with a population of approximately 47,000.

        Additional information about our three primary market areas is set forth below:

  •
  Central Illinois—We have been headquartered in Effingham, Illinois for 130 years and central Illinois continues to represent approximately 39% of our loans and 37% of our deposits. Effingham is located at the intersection of Interstates 57 and 70 in south-central Illinois. Interstate 57 runs from the Chicago metropolitan area to southeastern Missouri, serving as a primary route for travelers headed from the southern United States, such as Memphis and New Orleans, to Chicago and enabling them to bypass the St. Louis metropolitan area. Interstate 70 is a major east-west transportation route, running from Baltimore to Utah, and connects Indianapolis with St. Louis in the Midwest. Effingham, which has a population of approximately 13,000, is centrally located between Chicago (approximately 210 miles to the north), Indianapolis

    (approximately 140 miles to the east) and St. Louis (approximately 100 miles to the west) and, because of its location at the intersection of Interstates 57 and 70, serves as a major transportation route. After Effingham, our Champaign office is our second largest office in terms of deposits in central Illinois. As previously noted, the Champaign-Urbana metropolitan area is the home of the University of Illinois, which has in excess of 41,000 students. The Champaign-Urbana metropolitan area also serves as a major healthcare center for much of central Illinois and western Indiana, and has a population in excess of 226,000.

    Other offices in our central Illinois market area are in Centralia, Greenville, Vandalia and Farina, the largest of which is Centralia with a population of approximately 13,500. As of June 30, 2010, the most recent date for which FDIC data is available, we ranked in the top four in deposit market share in four of the five central Illinois counties that we serve—first in Effingham County with a 30.8% market share; second in Fayette County with a 19.3% market share; second in Bond County with a 17.7% market share; and fourth in Marion County with a 10.3% market share. We ranked first in market share in the community of Effingham with a 40.8% market share.

  •
  Northern Illinois—We entered the northern Illinois market area in March 2010 with the AMCORE transaction. All of the branch offices that we acquired are within an approximate 80-mile radius of Rockford, which is the third largest metropolitan area in Illinois with a population of approximately 359,000. The size, demographics and economies of the communities served by these branch offices are similar to those of the predominantly rural communities served in our central Illinois market area. Furthermore, most of the communities served in our northern Illinois market area are located along Interstates 80 or 88, both of which serve as major transportation routes between Chicago and the Quad Cities metropolitan area in western Illinois and eastern Iowa. We also recently opened a wealth management office in Rockford and a branch office in Joliet, which is located at the intersection of Interstates 55 and 80 approximately 40 miles southwest of Chicago. After Joliet and Rockford, the largest community served in this region is Freeport, which has a population of approximately 25,000 and is approximately 30 miles west of Rockford. Other offices in our northern Illinois market area acquired from AMCORE are in Dixon, Mendota, Oregon, Peru, Princeton, Rock Falls and Sterling. As of June 30, 2010, we ranked in the top five in deposit market share in three northern Illinois counties that we serve—first in Lee County with a 22.8% market share; fourth in Bureau County with a 7.7% market share; and fifth in Whiteside County with a 10.2% market share. In addition, we ranked in first or second in deposit market share in three of the communities that we serve—first in Dixon with a 35.7% market share; second in Princeton with a 15.3% market share; and second in Rock Falls with a 16.7% market share.

  •
  St. Louis Metropolitan Area—We entered the St. Louis metropolitan area in 2003 with the establishment of a de novo branch office in Chesterfield, Missouri. Chesterfield, which has a population of approximately 47,000, is an affluent suburb in the St. Louis metropolitan area, as evidenced by its median household income of approximately $98,000. We significantly expanded our Chesterfield operations in October 2010 with the acquisition of WestBridge from the FDIC, as receiver. As of December 31, 2010, Chesterfield had grown to be our fourth largest office in terms of deposits. Prior to our WestBridge acquisition, in February 2009, we acquired Waterloo Bancshares, the holding company for Commercial State Bank of Waterloo, and its six branch offices located in Monroe and St. Clair counties in Illinois. The communities served by these banking offices are smaller, rural communities located in the southeast portion of the St. Louis metropolitan area, but have been growing over the past decade due to their status as bedroom communities to St. Louis with lower costs of living than in many of the suburban St. Louis communities in Missouri. For example, Monroe County had the eighth highest population growth in Illinois (among 102 counties) between 2000 and 2010 with reported population growth of 20.1%. As of June 30, 2010, we ranked fourth in deposit market share in Monroe County, with an 11.4% market share.

        We are continually evaluating potential expansion opportunities in markets where we believe we can leverage our initiative driven strategic plan and community banking platform to gain market share and operate profitably. We intend, however, to remain a community banking organization focused on less concentrated markets outside of major urban areas. In general, we intend to focus our future expansion efforts on the market areas that we already serve and on other market areas in Illinois, eastern Missouri and western Indiana that have demographics similar to the market areas in which we currently operate, although it is possible one or more acquisition targets could have a presence in other areas of the Midwest.

        We believe the banking landscape in Illinois, Missouri and Indiana will provide significant opportunities due to the large number of small community banks currently operating in these states. According to publicly available information from the FDIC, these three states have a total of 993 banks and thrifts with assets of less than $1.0 billion—552 in Illinois (second highest in the United States); 312 in Missouri (sixth highest in the United States); and 129 in Indiana. We believe these fragmented markets and large universe of potential targets will provide us with significant organic growth and consolidation opportunities.

Competition

        We compete in the commercial banking industry solely through the Bank. This industry is highly competitive, and the Bank faces strong direct competition for deposits, loans, wealth management and other financial-related services. We compete with other commercial banks, thrifts and credit unions. Although some of these competitors are situated locally, others have statewide or nationwide presence. In addition, we compete with large banks in major financial centers and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, insurance companies, securities firms, mutual funds and certain government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services We believe that our banking and wealth management professionals, the range and quality of products that we offer and our emphasis on building long-lasting relationships sets the Bank apart from its competitors. We also believe that the Bank's long-standing presence in the community and personal service philosophy enhance our ability to attract and retain customers.

        The following table lists the counties in which we operate as well as certain other information:

County	Total Number of Banking Organizations	Total Number of Banking Offices	Total Deposits in County (in thousands)	Midland States Market Share
Central Illinois
Bond	6	9	$286,563	17.7%
Champaign	32	89	3,854,775	3.1%
Effingham	11	21	1,266,004	30.8%
Fayette	7	11	348,349	19.3%
Marion	13	17	694,131	10.3%
Northern Illinois
Bureau	14	25	891,698	7.7%
La Salle	24	61	2,525,247	3.1%
Lee	15	21	717,431	22.8%
Ogle	11	22	966,485	2.0%
Stephenson	14	25	1,158,433	2.3%
Whiteside	16	30	1,280,753	10.2%
Will	58	226	9,839,132	0.1%
St. Louis Metropolitan Area
Monroe (IL)	11	24	729,413	11.4%
St. Clair (IL)	28	97	3,656,785	1.7%
St. Louis (MO)	54	323	32,792,045	0.1%

Source: FDIC Summary of Deposits as of June 30, 2010.

Employees

        As of December 31, 2010, we employed approximately 376 persons. We provide extensive training to our employees in an effort to ensure that our customers receive superior customer service. None of our employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

        Our headquarters office is located at 133 West Jefferson Street, Effingham, Illinois, 62401, which also serves as the Bank's main banking office. Our headquarters was built in 1881 and has approximately 17,600 square feet. We are currently in the process of building a new 79,500 square foot corporate facility in Effingham, Illinois to serve as our new headquarters office as well as the Bank's main banking office. This new facility also will house our primary operations center. We anticipate that the new facility will be completed by September 2011. We intend to retain our existing headquarters office as a branch office. In addition to the foregoing and certain mobile and/or drive-up facilities, we also operate banking offices at the following locations:

Central Illinois Region	Owned or Leased	Sq. Ft.	Year Built(1)	Northern Illinois Region	Owned or Leased	Sq. Ft.	Year Built(1)
1302 Thelma Keller Avenue Effingham, Illinois 62401	Leased	3,550	—	1407 North Main Street Princeton, Illinois 61356	Owned	1,500	1990
101 South Merchant Street Effingham, Illinois 62401	Leased	750	—	815 South Main Street Princeton, Illinois 61356	Owned	14,200	1971
318 West College Greenville, Illinois 62246	Owned	3,300	2002	801 Washington Street Mendota, Illinois 61342	Owned	6,480	1958
1608 Broadmoor Drive Champaign, Illinois 61821	Leased	8,236	—	2825 Plaza Drive Peru, Illinois 61354	Owned	5,818	2004
300 West Madison Street Farina, Illinois 62838	Owned	5,200	1979	2022 4th Street Peru, Illinois 61354	Owned	1,800	1975
1611 Veterans Avenue Vandalia, Illinois 62471	Leased	3,700	—	212 North Hennepin Dixon, Illinois 61021	Owned	2,500	1997
200 South Poplar Street Centralia, Illinois 62801	Owned	4,000	2005	101 Independence Court Dixon, Illinois 61021	Owned	2,100	1976
St. Louis Metro. Area	Owned or Leased	Sq. Ft.	Year Built(1)	101 West First Street Dixon, Illinois 61021	Owned	23,648	1917
200 Quarry Road Columbia, Illinois 62236	Owned	2,769	2006	122 North Fourth Street Oregon, Illinois 61061	Leased	1,500	—
130 S. Main Hecker, Illinois 62248	Owned	950	1983	1753 South West Avenue Freeport, Illinois 61032	Owned	5,400	2004
812 North Market Waterloo, Illinois 62298	Owned	2,254	1997	941 First Avenue Rock Falls, Illinois 61071	Owned	2,307	1977
101 South Main Street Waterloo, Illinois 62298	Owned	9,370	1930	302 First Avenue Sterling, Illinois 61081	Owned	35,381	1927
500 North State Street Freeburg, Illinois 62243	Owned	2,215	2004	1540 Route 59 Joliet, Illinois 60431	Owned	4,365	2003
514 South Main Street Smithton, Illinois 62285	Owned	1,784	2006	6957 Olde Creek Road, Suite 1400 A Perryville Place	Leased	3,500	—
17107 Chesterfield Apt Rd Chesterfield, Missouri 62005	Leased	4,928	—	Rockford, Illinois 61114(2)

(1)
Year built information is provided only for our owned properties.

(2)
Our Rockford office is a trust and wealth management office only. We do not conduct banking operations out of this location.

        In addition to the banking offices listed above, we also lease a 22,128 square foot facility in Effingham, Illinois as an operations center. We believe that the leases to which we are subject are generally on terms consistent with prevailing market terms, and none of the leases are with our directors, officers, beneficial owners of more than 5% of our voting securities or any affiliates of the foregoing. We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal Proceedings

        In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business.

REGULATION AND SUPERVISION

General

        Financial institutions, their holding companies and their affiliates are extensively regulated under federal and state law. As a result, our growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory authorities, including the Federal Reserve, the FDIC and the IDFPR. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities and securities laws administered by the U.S. Securities and Exchange Commission, or the SEC, and state securities authorities also have an impact on our business. The effect of these statutes, regulations, regulatory policies and accounting rules may be significant, and cannot be predicted with a high degree of certainty.

        Federal and state banking laws impose a comprehensive system of supervision, regulation and enforcement on the operations of financial institutions, their holding companies and affiliates that is intended primarily for the protection of the FDIC-insured deposits and depositors of banks, rather than shareholders. These federal and state laws, and the regulations of the bank regulatory authorities issued under them, affect, among other things, the scope of business, the kinds and amounts of investments banks may make, reserve requirements, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, the ability to merge, consolidate and acquire, dealings with insiders and affiliates and the payment of dividends. In addition, turmoil in the credit markets in recent years prompted the enactment of unprecedented legislation that has allowed the U.S. Treasury to make equity capital available to qualifying financial institutions to help restore confidence and stability in the U.S. financial markets, which imposes additional requirements on institutions in which the U.S. Treasury invests.

        The following is a summary of the material elements of the supervisory and regulatory framework applicable to us. The description below does not describe all of the statutes, regulations and regulatory policies that apply to us, nor does it restate all of the requirements of those that are described. Moreover, Congress recently enacted fundamental reforms to our bank regulatory framework, the majority of which will be implemented over time by various regulatory agencies, making their impact difficult to predict. See "—Financial Regulatory Reform" below.

Financial Regulatory Reform

        As noted in the discussion of "RISK FACTORS" above, on July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act represents a sweeping reform of the supervisory and regulatory framework applicable to financial institutions and capital markets in the United States, certain aspects of which are described below in more detail. The Dodd-Frank Act creates new federal governmental entities responsible for overseeing different aspects of the U.S. financial services industry, including identifying emerging systemic risks. It also shifts certain authorities and responsibilities among federal financial institution regulators, including the supervision of holding company affiliates and the regulation of consumer financial services and products. In particular, and among other things, the Dodd-Frank Act: creates a Bureau of Consumer Financial Protection authorized to regulate providers of consumer credit, savings, payment and other consumer financial products and services; narrows the scope of federal preemption of state consumer laws enjoyed by national banks and federal savings associations and expands the authority of state attorneys general to bring actions to enforce federal consumer protection legislation; imposes more stringent capital requirements on bank holding companies and subjects certain activities, including interstate mergers and acquisitions, to heightened capital conditions; significantly expands underwriting requirements applicable to loans secured by 1-4 family residential real property; restricts the interchange fees payable on debit card transactions for issuers with $10.0 billion in assets or greater; requires the originator of a securitized loan, or the sponsor of a securitization, to retain at least 5% of the credit risk of securitized exposures unless the underlying exposures are qualified residential mortgages or meet certain underwriting standards to be determined by regulation; creates a Financial Stability Oversight Council as part of a regulatory structure for identifying emerging systemic risks and improving interagency cooperation; provides for enhanced regulation of advisers to private funds and of the derivatives markets; enhances oversight of credit rating agencies; and prohibits banking agency requirements tied to credit ratings.

        Numerous provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies over the next few years. It is not clear what form such regulations will ultimately take or if certain provisions of the Dodd-Frank Act will be amended prior to their implementation. Furthermore, while the reforms primarily target systemically important financial service providers, their influence is expected to filter down in varying degrees to smaller institutions over time. As a result, in many respects, the ultimate impact of the Dodd-Frank Act will not be fully known for years, and it is possible that the Dodd-Frank Act, or any other new legislative changes, could have a negative impact on our results of operations and financial condition.

The Increasing Importance of Capital

        While capital has historically been one of the key measures of the financial health of both holding companies and depository institutions, its role is becoming fundamentally more important in the wake of the financial crisis. Not only will capital requirements increase, but the type of instruments that constitute capital will also change, and, as a result of the Dodd-Frank Act, after a phase-in period, bank holding companies will have to hold capital under rules as stringent as those for insured depository institutions. Moreover, the actions of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, to reassess the nature and uses of capital in connection with an initiative called "Basel III," discussed below, will likely have a significant impact on the capital requirements applicable to U.S. bank holding companies and depository institutions.

Required Capital Levels

        As indicated above, the Dodd-Frank Act mandates the Federal Reserve to establish minimum capital levels for bank holding companies on a consolidated basis that are as stringent as those required for insured depository institutions. The components of Tier 1 capital will be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. As a result, the proceeds of trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank holding companies with less than $15.0 billion of assets. As we have consolidated assets of less than $15.0 billion, we will be able to maintain our trust preferred proceeds as capital but will have to comply with new capital mandates in other respects, and will not be able to raise Tier 1 capital in the future through the issuance of trust preferred securities.

        Under current federal regulations, the Bank is subject to, and, after a phase-in period, the Company will be subject to, the following minimum capital standards: (i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others; and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. For this purpose, Tier 1 capital consists primarily of common stock, noncumulative perpetual preferred stock and related surplus less intangible assets (other than certain loan servicing rights and purchased credit card relationships). Total capital consists primarily of Tier 1 capital plus Tier 2 capital, which includes other non-permanent capital items such as certain other debt and equity instruments that do not qualify as Tier 1 capital and a portion of the Bank's allowance for loan losses.

        The capital requirements described above are minimum requirements. Federal law and regulations provide various incentives for banking organizations to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a banking organization that is "well-capitalized" may qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities, may qualify for expedited processing of other required notices or applications and may accept brokered deposits. Additionally, one of the criteria that determines a bank holding company's eligibility to operate as a financial holding company (see "—Acquisitions, Activities and Changes in Control" below) is a requirement that all of its depository institution subsidiaries be "well-capitalized." Under the Dodd-Frank Act, that requirement is extended such that, as of July 21, 2011, bank holding companies, as well as their depository institution subsidiaries, will have to be well-capitalized in order to operate as financial holding companies. Under the capital regulations of the Federal Reserve and FDIC, in order to be "well-capitalized" a banking organization must maintain a ratio of total capital to total risk-weighted assets of 10% or greater, a ratio of Tier 1 capital to total risk-weighted assets of 6% or greater and a ratio of Tier 1 capital to total assets of 5% or greater.

        Higher capital levels may also be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve and FDIC's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

        It is important to note that certain provisions of the Dodd-Frank Act and Basel III, discussed below, will ultimately establish strengthened capital standards for banks and bank holding companies, will require more capital to be held in the form of common stock and will disallow certain funds from being included in a Tier 1 capital determination. Once fully implemented, these provisions may represent regulatory capital requirements which are meaningfully more stringent than those outlined above.

Prompt Corrective Action

        A banking organization's capital plays an important role in connection with regulatory enforcement as well. Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution's asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

        As of December 31, 2010: (i) the Bank was not subject to a directive from the FDIC to increase its capital to an amount in excess of the minimum regulatory capital requirements; (ii) the Bank exceeded its minimum regulatory capital requirements under FDIC capital adequacy guidelines; and (iii) the Bank was "well-capitalized," as defined by FDIC regulations. As of December 31, 2010, the Company had regulatory capital in excess of the Federal Reserve's minimum requirements.

Basel III

        The current risk-based capital guidelines that apply to the Bank and will apply to the Company are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as "Basel II," for large or "core" international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10.0 billion or more). Basel II emphasized internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

        On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for banking organizations in the United States and around the world, known as Basel III. The agreement is currently supported by the U.S. federal banking agencies. As agreed to, Basel III is intended to be fully-phased in on a global basis on January 1, 2019. However, the ultimate timing and scope of any U.S. implementation of Basel III remains uncertain. As agreed to, Basel III would require, among other things: (i) an increase in minimum required common equity to 7% of total assets; (ii) an increase in the minimum required amount of Tier 1 capital from the current level of 4% of total assets to 8.5% of total assets; (iii) an increase in the minimum required amount of Total Capital, from the current level of 8% to 10.5%. Each of these increased requirements includes 2.5% attributable to a capital conservation buffer to be phased in from January 2016 until January 1, 2019. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. There will also be a required countercyclical buffer to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth.

        Pursuant to Basel III, certain deductions and prudential filters, including minority interests in financial institutions, mortgage servicing rights and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phase-out over a 10-year period beginning January 1, 2013.

        The Basel III agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking agencies, including the Federal Reserve, will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. Although the Basel III changes, as implemented in the United States, will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to the Company and the Bank.

The Company

        General.    As the sole shareholder of the Bank, the Company is a bank holding company. As a bank holding company, the Company is registered with, and is subject to regulation by, the Federal Reserve under the Bank Holding Company Act of 1956, as amended, or the BHCA. In accordance with Federal Reserve policy, and as now codified by the Dodd-Frank Act, the Company is legally obligated to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not otherwise do so. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve. The Company is also required to file with the Federal Reserve periodic reports of our operations and such additional information regarding the Company and our subsidiaries as the Federal Reserve may require.

        Acquisitions, Activities and Change in Control.    The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including deposit concentration limits established by the BHCA and the Dodd-Frank Act), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out of state depository institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, as of July 21, 2011, bank holding companies must be well-capitalized in order to effect interstate mergers or acquisitions. For a discussion of the capital requirements, see "—The Increasing Importance of Capital," above.

        The BHCA generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be "so closely related to banking… as to be a proper incident thereto." This authority would permit the Company to engage in a variety of banking related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of nonbank subsidiaries of bank holding companies.

        Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Company has elected (and the Federal Reserve has accepted such election) to operate as a financial holding company.

        Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

        Capital Requirements.    Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve capital adequacy guidelines, as affected by the Dodd-Frank Act and Basel III. For a discussion of capital requirements, see "—The Increasing Importance of Capital," above. If capital levels fall below the minimum required levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or nonbank businesses.

        Dividend Payments.    Our ability to pay dividends to our shareholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As an Illinois corporation, we are subject to the limitations of the IBCA, which prohibit us from paying a dividend if, after giving effect to the dividend: (i) we would be insolvent; (ii) our net assets would be less than zero; or (iii) our net assets would be less than the maximum amount then payable to our shareholders who would have preferential distribution rights if we were liquidated.

        Additionally, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred securities) in light of our earnings, capital adequacy and financial condition. As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Furthermore, one of our primary sources of funds is dividends from the Bank. Under the Illinois Banking Act, Illinois-chartered banks generally may not pay dividends in excess of their net profits. The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations. In addition, the various bank regulatory agencies have authority to prohibit a bank regulated by them from engaging in unsafe and unsound practices; the payment of a dividend by a bank could, depending on the circumstances, be considered such an unsafe or unsound practice.

        Corporate Governance.    The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called "golden parachute" payments, and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit voters for their own candidates using a company's proxy materials. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

The Bank

        General.    The Bank is an Illinois-chartered bank, the deposit accounts of which are insured by the DIF to the maximum extent provided under federal law and FDIC regulations. As an Illinois-chartered FDIC-insured bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the IDFPR, the chartering authority for Illinois banks, and the Federal Reserve, designated by federal law as the primary federal regulator of state-chartered, FDIC-insured banks that, like the Bank, are members of the Federal Reserve System, which are referred to as member banks. The Bank is a member of the Federal Home Loan Bank System, which provides a central credit facility primarily for member institutions.

        Deposit Insurance.    As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification.

An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators.

        On November 12, 2009, the FDIC adopted a final rule that required insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012. The FDIC determined each institution's prepaid assessment based on the institution's: (i) actual September 30, 2009 assessment base, increased quarterly by a five percent annual growth rate through the fourth quarter of 2012; and (ii) total base assessment rate in effect on September 30, 2009, increased an annualized three basis points beginning in 2011. The Bank paid this prepaid assessment to the FDIC on December 31, 2009. The FDIC began offsetting prepaid assessments on March 30, 2010. Any prepaid assessment not exhausted after collection of the amount due on June 30, 2013, will be returned to the Bank.

        Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution's deposit insurance premiums paid to the DIF will be calculated. Under the amendments, the assessment base will no longer be the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. This may shift the burden of deposit insurance premiums toward those large depository institutions that rely on funding sources other than U.S. deposits. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. The FDIC is given until September 3, 2020 to meet the 1.35 reserve ratio target. Several of these provisions could increase the Bank's FDIC deposit insurance premiums.

        The Dodd-Frank Act permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per insured depositor, retroactive to January 1, 2009. Furthermore, the legislation provides that non-interest bearing transaction accounts have unlimited deposit insurance coverage through December 31, 2013. This temporary unlimited deposit insurance coverage replaces the Transaction Account Guarantee Program, or TAGP, that expired on December 31, 2010. It covers all depository institution noninterest-bearing transaction accounts, but not low interest-bearing accounts. Unlike TAGP, there is no special assessment associated with the temporary unlimited insurance coverage, nor may institutions opt-out of the unlimited coverage.

        FICO Assessments.    The Financing Corporation, or FICO, is a mixed-ownership governmental corporation chartered by the former Federal Home Loan Bank Board pursuant to the Competitive Equality Banking Act of 1987 to function as a financing vehicle for the recapitalization of the former Federal Savings and Loan Insurance Corporation. FICO issued 30-year noncallable bonds of approximately $8.1 billion that mature in 2017 through 2019. FICO's authority to issue bonds ended on December 12, 1991. Since 1996, federal legislation has required that all FDIC-insured depository institutions pay assessments to cover interest payments on FICO's outstanding obligations. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance. During the year ended December 31, 2010, the FICO assessment rate was approximately 0.01% of deposits.

        Supervisory Assessments.    Illinois-chartered banks are required to pay supervisory assessments to the IDFPR to fund the IDFPR's operations. The amount of the assessment paid by an Illinois-chartered bank to the IDFPR is calculated on the basis of the institution's total assets, including consolidated subsidiaries, as reported to the IDFPR. During the year ended December 31, 2010, the Bank paid supervisory assessments to the IDFPR totaling $139,000.

        Capital Requirements.    Banks are generally required to maintain capital levels in excess of other businesses. For a discussion of capital requirements, see "—The Increasing Importance of Capital," above. In addition, the Bank's board of directors recently directed our management team to develop a written growth plan and a capital plan. The Bank's board directed that the capital plan require the Bank to achieve a Tier 1 leverage ratio of at least 8.0% by December 31, 2011 and thereafter maintain such heightened ratio.

        Dividend Payments.    Our primary source of funds is dividends from the Bank. Under the Illinois Banking Act, the Bank generally may not pay dividends in excess of its net profits.

        The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its minimum capital requirements under applicable guidelines as of December 31, 2010. As of December 31, 2010, approximately $36.4 million was available to be paid as dividends by the Bank. Notwithstanding the availability of funds for dividends, however, the FDIC may prohibit the payment of dividends by the Bank if it determines such payment would constitute an unsafe or unsound practice.

        Insider Transactions.    The Bank is subject to certain restrictions imposed by federal law on "covered transactions" between the Bank and its "affiliates." The Company is an affiliate of the Bank for purposes of these restrictions, and covered transactions subject to the restrictions include extensions of credit to the Company, investments in the stock or other securities of the Company and the acceptance of the stock or other securities of the Company as collateral for loans made by the Bank. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates as of July 21, 2011, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

        Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company, to principal shareholders of the Company and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person who is a director or officer of the Company or the Bank or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

        Safety and Soundness Standards.    The federal banking agencies have adopted guidelines that establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

        In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

        Branching Authority.    Illinois banks, such as the Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals.

        Federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) has historically been permitted only in those states the laws of which expressly authorize such expansion. However, the Dodd-Frank Act permits well-capitalized banks to establish branches across state lines without these impediments effective as of the day after its enactment, July 22, 2010.

        State Bank Investments and Activities.    The Bank generally is permitted to make investments and engage in activities directly or through subsidiaries as authorized by Illinois law. However, under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the DIF. These restrictions have not had, and are not currently expected to have, a material impact on the Bank's operations.

        Transaction Account Reserves.    Federal Reserve regulations, as presently in effect, require depository institutions to maintain reserves against their transaction accounts (primarily NOW and regular checking accounts), as follows: for transaction accounts aggregating more than $10.7 million to $58.8 million, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $58.8 million, the reserve requirement is $1.443 million plus 10% of the aggregate amount of total transaction accounts in excess of $58.8 million. The first $10.7 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve. The Bank is in compliance with the foregoing requirements.

        Consumer Financial Services.    There are numerous developments in federal and state laws regarding consumer financial products and services that impact the Bank's business. Importantly, the current structure of federal consumer protection regulation applicable to all providers of consumer financial products and services will change on July 21, 2011. In this regard, the Dodd-Frank Act creates a new Consumer Financial Protection Bureau, or the Bureau, with extensive powers to supervise and enforce consumer protection laws. The Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all providers of consumer products and services, including the Bank, as well as the authority to prohibit "unfair, deceptive or abusive" acts and practices. The Bureau has examination and enforcement authority over providers with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets, like the Bank, will continue to be examined by their applicable bank regulators. The Dodd-Frank Act also generally weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. It is unclear what changes will be promulgated by the Bureau and what effect, if any, such changes would have on the Bank.

        The Dodd-Frank Act contains additional provisions that affect consumer mortgage lending. First, the new law significantly expands underwriting requirements applicable to loans secured by 1-4 residential real property and augments federal law combating predatory lending practices. In addition to numerous new disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and savings associations, in an effort to strongly encourage lenders to verify a borrower's ability to repay. Most significantly, the new standards limit the total points and fees that the Bank and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount. Also, the Dodd-Frank Act, in conjunction with the Federal Reserve's final rule on loan originator compensation effective April 1, 2011, prohibits certain compensation payments to loan originators and prohibits steering consumers to loans not in their interest because it will result in greater compensation for a loan originator. These standards may result in a myriad of new system, pricing and compensation controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

        Federal and state laws further impact mortgage foreclosures and loan modifications, many of which laws have the effect of delaying or impeding the foreclosure process. Legislation has been introduced in the U.S. Senate that would amend the Bankruptcy Code to permit bankruptcy courts to compel servicers and homeowners to enter mediation before initiating foreclosure. While legislation compelling loan modifications in Chapter 13 bankruptcies was approved by the House in 2010, the legislation was not approved by the Senate, and the requirement was not included in the Dodd-Frank Act or any other legislative or regulatory reforms. The scope, duration and terms of potential future legislation with similar effect continue to be discussed.

        Illinois has enacted several laws that impact the timing of foreclosures and encourage loan modification efforts, and there is momentum for further legislation to prevent foreclosures through loss mitigation and ensure that documents submitted to the court are authentic and free from deceit and fraud. Attorney General Lisa Madigan proposed a foreclosure bill in November 2010, which would require banks, among other requirements, to: (i) comply with applicable federal, State, local or contractual loss mitigation program, and if no program results in a modification, the bank must review the mortgage under the other programs utilized by the bank; (ii) prove that the affiant has personal knowledge of the facts; (iii) produce detailed affidavits on efforts to find missing notes; (iv) provide a loss mitigation affidavit describing steps a bank took to assess a mortgage loan's eligibility for modification under designated federal programs. Proceedings must be stayed until the court determines that a lender has complied with these requirements. The Bank cannot predict whether such legislation will be passed or the impact, if any, it would have on the Bank's business. In the meantime, the DFPR released a press release on December 14, 2010 seeking voluntary compliance from Illinois lenders and loan servicers to a 9-point affidavit plan to ensure the integrity of foreclosure affidavits.

MANAGEMENT

Directors and Executive Officers

Directors

        Pursuant to our articles and bylaws, our board of directors is divided into three classes, with each class serving staggered three-year terms. The following table sets forth certain information about our directors, including their names, ages, year in which they began serving as a director of the Company (or the Bank prior to the Company's formation in 1990) and when their current term expires.

Name	Age	Position with Midland States	Director Since	Current Term Expires
John M. Schultz(2)(3)(4)	59	Director and Chairman of the Company; Director and Chairman of the Bank	1984	2014
Leon J. Holschbach(4)	58	Director, Vice Chairman, Chief Executive Officer and President of the Company and the Bank	2007	2013
Kenneth D. Maschhoff(1)(3)(4)	51	Director of the Company and the Bank	2007	2013
Robert F. Schultz(1)	46	Director of the Company and the Bank	2002	2012
Q. Anthony Siemer(2)	67	Director of the Company and the Bank	1973	2013
Jeffrey C. Smith(1)(2)(3)	49	Director of the Company and the Bank	2005	2014
Karen D. Wolters(1)	68	Director of the Company and the Bank	2004	2012

(1)
Member, Audit Committee

(2)
Member, Compensation Committee

(3)
Member, Nominating and Corporate Governance Committee

(4)
Member, Capital Management and Mergers and Acquisitions Committee

Board Composition

        Pursuant to our articles and bylaws, our board of directors is authorized to have not less than six members nor more than 11 members and it is currently comprised of seven members. Upon the completion of this offering, we expect our board to be comprised of seven members. As discussed above, the number of directors may be changed only by resolution of our board within the range set forth in our articles (unless our shareholders act to amend our articles to amend this provision). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. As discussed in greater detail below, our board of directors has affirmatively determined that four of our seven current directors qualify as independent directors based upon the rules of the NASDAQ Stock Market and the SEC.

        The business experience of each of the current directors is set forth below. Other than as described below, no current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

        John M. Schultz.    Mr. Schultz serves as the Chairman of the Company and the Bank. He has held these positions since 2006. Since 1986, Mr. Schultz has served as the Chief Executive Officer of Agracel, Inc., an industrial developer of facilities for manufacturing and high tech entities in small to midsized communities, and is the author of BoomtownUSA: The 7 1/2 Keys to Big Success in Small Towns. He also serves on the Board of Trustees of Monmouth College, a liberal arts college in Monmouth, Illinois, and the Board of Directors of Altorfer Inc., a privately held Caterpillar dealership headquartered in Peoria, Illinois with over 750 employees and 15 locations in Illinois, Iowa and Missouri, and is the past President of the Illinois State Universities Retirement System. Mr. Schultz received his B.S. in Entrepreneurism from Southern Methodist University and his M.B.A. from Harvard Business School. He is the brother of Robert F. Schultz, who is also a director of the Company and the Bank. Our board considered Mr. Schultz's experience as the chief executive of a successful business, his knowledge of and experience with real estate investment and development, his experience advising other companies in conducting business in small to midsized communities that are similar to those in our primary market areas, his experience as a trustee/director of other organizations and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Leon J. Holschbach.    Mr. Holschbach serves as the Vice Chairman, Chief Executive Officer and President of the Company and the Bank. He has held these positions since August 2007, when he joined Midland States. Prior to August 2007, Mr. Holschbach held the positions of Region Market President, Community Bank Group at AMCORE Bank, N.A., from 2000 to 2007; President and Chief Executive Officer of AMCORE Bank North Central N.A. from 1997 to 2000; and President of Citizen's State Bank in Clinton, Wisconsin, from 1979 to 1997. Mr. Holschbach received his B.A. in Economics from the University of Wisconsin in 1975. Our board considered Mr. Holschbach's 31-year career in community banking, his several years of experience running a community banking division of a regional bank in our northern Illinois market area and his long-standing relationships within the business community in determining that he should be a member of our board.

        Kenneth D. Maschhoff.    Mr. Maschhoff serves as the President and Chief Executive Officer of The Maschhoffs LLC, a family-owned pork production company operating through a network of approximately 350 farmers and one of the largest pork producers in the United States. He has been with The Maschhoffs and its predecessor since 1979. Mr. Maschhoff serves on numerous state and national boards associated with the pork industry and is on the Board of Directors for Christ Our Rock Lutheran High School. He received his B.S. from Southern Illinois University and is a graduate of the Illinois Agricultural Leadership Program. Our board considered Mr. Maschhoff's experience as the chief executive of a successful large agricultural business and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Robert F. Schultz.    Mr. Schultz serves as Managing Partner of the J.M. Schultz Investment, L.L.C., a family investment firm, and has been with this organization since 1989. Since 1996, he also has served as Chairman of the Board of Directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. Prior to joining the Midland States board of directors, he served on the board of directors of Prime Banc Corp. and First National Bank of Dieterich. Mr. Schultz received his B.S. in Finance from the University of Illinois and a J.D. from the University of Notre Dame Law School. He is the brother of John M. Schultz, who is the Chairman of the Company and the Bank. Our board considered Mr. Schultz's business and investment experience and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Q. Anthony Siemer.    Since 1972, Mr. Siemer has been a partner of the law firm of Siemer, Austin & Fuhr in Effingham, Illinois. His areas of concentration are commercial real estate, privately held businesses, commercial law and estate planning. Mr. Siemer has been a director of the Bank for 32 years and of the Company since its inception. He also serves on the board of directors of Siemer Milling Company, a privately held provider of flour and milled products headquartered in Teutopolis, Illinois. Mr. Siemer received his B.A. in Economics from the University of Illinois and his J.D. from the University of Notre Dame Law School. Our board considered Mr. Siemer's legal experience and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Jeffrey C. Smith.    Mr. Smith serves as the Principal and Managing Partner of Walters Golf Management Group, a golf club management company headquartered in Chesterfield, Missouri, which currently manages fifteen properties and offers turn key management, construction management, acquisition, consulting, agronomics and remodeling/redecorating services. He has been with Walters Golf Management Group since 1996. Mr. Smith received his B.S. in Education from the University of Missouri. Our board considered Mr. Smith's business experience, his management experience as the managing partner of a business and his knowledge of the business community in our St. Louis market area in determining that he should be a member of our board.

        Karen D. Wolters.    Since 2004, Ms. Wolters has served as Chairman of the Board of Directors of Ignite USA, LLC, a marketing, product strategy, research, industrial design, graphic design, engineering, manufacturing and product management company based in Chicago, Illinois, with manufacturing resources in China and Taiwan. She founded Ignite USA in 2000 and served as its Chief Executive Officer from 2000 to 2004. Ms. Wolters also is the founder/owner of three other companies. She received her Registered Nursing degree from the DePaul School of Nursing. Our board considered Ms. Wolters's experience as the founder of four successful businesses and her knowledge of the business community in our Illinois market areas in determining that she should be a member of our board.

Executive Officers

        The following table sets forth certain information regarding our executive officers, including their names, ages and positions at the Company and the Bank:

Name	Age	Position with Midland States
Leon J. Holschbach	58	Chief Executive Officer and President of the Company and the Bank
Jeffrey G. Ludwig	39	Executive Vice President—Finance and Chief Financial Officer of the Company and the Bank
Douglas J. Tucker	52	Senior Vice President—Corporate Counsel of the Company and the Bank
Jeffrey A. Brunoehler	50	Senior Vice President—Chief Credit Officer of the Bank
Jeffrey S. Mefford	46	Senior Vice President—Community Banking of the Bank
Sharon A. Schaubert	52	Senior Vice President—Banking Services of the Bank

        The business experience of each of our executive officers is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors.

        Jeffrey G. Ludwig.    Mr. Ludwig, CPA (inactive status), serves as the Executive Vice President—Finance and Chief Financial Officer of the Company and the Bank. He has served as Executive Vice President since October 2010 and as Chief Financial Officer since November 2006 when he joined Midland States. In addition to his financial responsibilities at the Company level, Mr. Ludwig is responsible for the Bank's Finance, Treasury, Wealth Management, Facilities, Information Technology and Operations functions. He serves on the Company's Executive Management Committee and chairs its Asset/Liability Committee. Prior to joining Midland States, Mr. Ludwig held the positions of

Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., a New York Stock Exchange-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a NASDAQ-listed company in San Jose, California, from 2002 to 2005; and Senior Manager—Audit & Advisory Services for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

        Douglas J. Tucker.    Mr. Tucker serves as the Senior Vice President—Corporate Counsel of the Company and the Bank, positions to which he was appointed in October 2010. Mr. Tucker also serves on the Company's Executive Management Committee. Prior to joining Midland States, Mr. Tucker was a Partner in the Corporate Services Group of Quarles & Brady LLP in Chicago, Illinois, having joined that firm in 2004. Mr. Tucker also served as Chair of Quarles & Brady's Chicago Securities Practice, as National Growth Partner of the Corporate Services Group, as Chair of the China Law Group and as Managing Partner of the firm's office in Shanghai, China. While at Quarles & Brady, he served as lead outside counsel for all five of our recent acquisitions. Mr. Tucker has focused his legal practice principally in the areas of corporate finance, securities and mergers and acquisitions, and served on the Board of Advisors of the Private Equity CFO Association (Midwest Chapter) from 2007 to 2010. He has been a licensed attorney since 1993, and is an Adjunct Professor at the Chicago-Kent Law School. He holds a B.A. in International Relations from Michigan State University and a J.D. from Northwestern University School of Law.

        Jeffrey A. Brunoehler.    Mr. Brunoehler serves as the Bank's Senior Vice President—Chief Credit Officer, a position he has held since July 2010. He joined the Bank in April 2010 as Vice President and Regional Credit Officer. Prior to joining the Bank, Mr. Brunoehler held positions at AMCORE Bank, N.A., as Senior Vice President and Regional Credit Officer from 2005 to 2010 and Senior Vice President and Market President from 1999 to 2004. Mr. Brunoehler received his B.S. in Agricultural Economics from the University of Illinois.

        Jeffrey S. Mefford.    Mr. Mefford serves as the Bank's Senior Vice President—Community Banking, a position to which he was appointed in October 2010. He first joined the Bank in 2003. Prior to being appointed as Head of Community Banking, Mr. Mefford served as the Bank's Illinois Region Market President, responsible for the banking offices in our central Illinois market. Prior to joining Midland States in 2003, Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point, Illinois, from 2000 to 2003; Vice President, Mortgage Department Manager, at Marine Bank, in Springfield, Illinois, from 1998 to 2000; and Vice President, Small Business Banking Manager, for Bank One, Illinois, in Springfield, Illinois, from 1991 to 1998. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.

        Sharon A. Schaubert.    Ms. Schaubert serves as the Bank's Senior Vice President—Banking Services. Her primary responsibilities include providing a strategic direction for Human Resources, Training and Marketing. Prior to joining the Bank in 2004, she held the positions of Executive Vice President of Retail Banking at Peoples National Bank in Fairfield, Illinois, from 2000 to 2004; Vice President Regional Administrative Manager at First Bank in Salem, Illinois, from 1998 to 2000; and Assistant Vice President Area Manager at the Bank of Illinois in Mt. Vernon, Illinois, from 1990 to 1998. Ms. Schaubert received her B.A. in Management and Communication from Concordia University and her M.B.A. from the University of Illinois.

Board and Committee Matters

Director Independence

        Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

        Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Messrs. Holschbach, John M. Schultz and Robert F. Schultz, each of our current directors is an independent director, as defined under the applicable rules.

        In its determination of Mr. Siemer's independence, the board of directors took into consideration Mr. Siemer's role as a partner in the law firm of Siemer, Austin & Fuhr, which provides periodic legal advice to the Company and the Bank, but determined that (i) the amount of fees paid by the Company and the Bank to Mr. Siemer's law firm during the current fiscal year and the prior three fiscal years did not exceed the applicable thresholds set forth in NASDAQ Stock Market rules and (ii) such relationship would not interfere with Mr. Siemer's exercise of independent judgment in his responsibilities as a director of the Company. Nevertheless, the board of directors determined that Mr. Siemer should not be eligible to serve on the Company's Audit Committee because the heightened independence standards under SEC rules applicable to audit committee members effectively preclude an attorney whose firm provides legal services to a company from serving on such company's audit committee.

        The board determined that Mr. Holschbach does not qualify as an independent director because he is an executive officer of the Company. The board determined that Mr. Robert F. Schultz does not qualify as an independent director because he is the chairman and a substantial shareholder of the construction firm acting as general construction manager for the construction of the Company's new corporate headquarters and the payments to be made by the Company to Mr. Schultz's construction firm for such project exceed the applicable thresholds set forth in NASDAQ Stock Market rules. With respect to Mr. John M. Schultz, the board determined that he does not qualify as an independent director because he is the brother of Mr. Robert F. Schultz and, according to NASDAQ Stock Market rules, the relationship between the Company and Mr. Robert F. Schultz's construction firm is effectively attributed to Mr. John M. Schultz.

Board Leadership Structure

        We currently have separate individuals serving as Chairman of our board of directors and as our Chief Executive Officer. Mr. John M. Schultz serves as Chairman and Mr. Holschbach holds the position of Chief Executive Officer. As noted above, Mr. Schultz is not considered to be "independent" according to NASDAQ Stock Market rules.

        Although our bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our board believes that having separate positions and having a non-executive director serve as Chairman is the appropriate leadership structure for the company at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in its fundamental role of providing advice to and independent oversight of management. We believe that having a Chairman that is not an executive officer eliminates the conflicts of interest that arise when the positions are held by one person. In addition, this leadership structure allows our board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Board Committees

        Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Management and Mergers and Acquisition Committee. Prior to November 2010, the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee generally functioned at the Bank level. In connection with this anticipated offering, our board reestablished each of these three committees as a Company-level committee.

        Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws.

Audit Committee

        Our Audit Committee currently consists of Robert F. Schultz (Chairman), Kenneth D. Maschhoff, Jeffrey C. Smith and Karen D. Wolters. In 2010, prior to the Audit Committee being established as a Company-level committee, the same four individuals served on the committee. Our board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that (i) each of the members of our Audit Committee, except for Mr. Schultz, meet the definition of "independent director" under NASDAQ Stock Market rules, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our board of directors has determined that                        has the required financial sophistication due to his experience and background, which NASDAQ Stock Market rules require at least one such Audit Committee member have. We are relying on the phase-in provisions under SEC and NASDAQ Stock Market rules for companies listing on the NASDAQ Stock Market in connection with their initial public offering to allow one non-independent director to serve on the Audit Committee for up to one year following this offering.

        Our board has determined that, at this time, none of the members of our Audit Committee qualifies as an "audit committee financial expert," as that term is defined under applicable SEC rules. The board is evaluating individuals to be appointed to the board following the completion of this offering and the board currently intends to appoint an individual who will qualify as an audit committee financial expert.

        Our Audit Committee has responsibility for, among other things:

  •
  selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

  •
  reviewing the independence of our independent auditors;

  •
  reviewing actions by management on recommendations of the independent auditors and internal auditors;

  •
  meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

  •
  reviewing our earnings releases and reports filed with the SEC;

  •
  reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports;

  •
  reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis; and

  •
  handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

        Our Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Audit Committee will be available on our website at www.midlandstatesbank.com upon completion of this offering.

Compensation Committee

        Our Compensation Committee currently consists of John M. Schultz (Chairman), Q. Anthony Siemer and Jeffrey C. Smith. In 2010, prior to the Compensation Committee being made a Company-level committee, these three individuals and Leon J. Holschbach served on the committee. Mr. Holschbach resigned from the Compensation Committee in 2011 in preparation for our anticipated listing on the NASDAQ Stock Market.

        Our board of directors has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that Messrs. Siemer and Smith are "independent" under NASDAQ Stock Market rules. As noted above under "—Director Independence," our board of directors has determined that Mr. Schultz does not qualify as an independent director under NASDAQ Stock Market rules. We are relying on the phase-in provisions under NASDAQ Stock Market rules for companies listing on the NASDAQ Stock Market in connection with their initial public offering to allow one non-independent director to serve on the Compensation Committee for up to one year following this offering.

        Our board has determined that each of the members of the Compensation Committee qualifies as a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

        Our Compensation Committee has responsibility for, among other things:

  •
  reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

  •
  determining the annual compensation of our Chief Executive Officer;

  •
  reviewing the compensation decisions made by our Chief Executive Officer with respect to our other named executive officers;

  •
  overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our board of directors relating to these matters;

  •
  preparing the Compensation Committee report required by SEC rules to be included in our annual report; and

  •
  handling such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.

        Our Compensation Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Compensation Committee will be available on our website at www.midlandstatesbank.com upon completion of this offering.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently consists of John M. Schultz (Chairman), Kenneth D. Maschhoff and Jeffrey C. Smith. In 2010, prior to the Nominating and Corporate Governance Committee being made a Company-level committee, these three individuals and Leon J. Holschbach served on the committee. Mr. Holschbach resigned from the Nominating and Corporate Governance Committee in 2011 in preparation for our anticipated listing on the NASDAQ Stock Market.

        Our board of directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that Messrs. Maschhoff and Smith are "independent" under NASDAQ Stock Market rules. As noted above under "—Director Independence," our board of directors has determined that Mr. Schultz does not qualify as an independent director under NASDAQ Stock Market rules. We are relying on the phase-in schedule under NASDAQ Stock Market rules for companies listing on the NASDAQ Stock Market in connection with their initial public offering to allow one non-independent director to serve on the Nominating and Corporate Governance Committee for up to one year following this offering.

        Our Nominating and Corporate Governance Committee has responsibility for, among other things:

  •
  recommending persons to be selected by our board of directors as nominees for election as directors and to fill any vacancies on our board of directors;

  •
  monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee;

  •
  developing, reviewing and monitoring compliance with our corporate governance guidelines;

  •
  reviewing annually the composition of our board of directors as a whole and making recommendations; and

  •
  handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our board of directors from time to time.

        Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee will be available on our website at www.midlandstatesbank.com upon completion of this offering.

        In carrying out its nominating function, the Nomination and Governance Committee has developed qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees included in the proxy statement. These criteria include the following attributes:

  •
  integrity and high ethical standards in the nominee's professional life;

  •
  sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the specific board for which he or she is being considered;

  •
  evidence of leadership and sound judgment in the nominee's professional life;

  •
  whether the nominee is well recognized in the community and has a demonstrated record of service to the community;

  •
  a willingness to abide by any published code of ethics for the Company; and

  •
  a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member.

        The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with NASDAQ Stock Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board.

        Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:

  •
  board and committee attendance and performance;

  •
  length of board service;

  •
  experience, skills and contributions that the existing director brings to the board;

  •
  independence and any conflicts of interest; and

  •
  any significant change in the director's status, including the attributes considered for initial board membership.

Capital Management and Mergers and Acquisitions Committee

        Our Capital Management and Mergers and Acquisitions Committee currently consists of two non-executive directors, Messrs. John M. Schultz and Kenneth D. Maschhoff, one executive director, Mr. Leon J. Holschbach, and one non-director executive officer, Mr. Jeffrey G. Ludwig.

        Our Capital Management and Mergers and Acquisitions Committee has responsibility for, among other things, developing and overseeing the Company's acquisition strategy, reviewing potential acquisition opportunities and presenting certain opportunities to the board of directors and monitoring the Company's capital position in light of its projected growth and, if necessary, developing and implementing capital raising strategies.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee will be or has been an officer or employee of Midland States. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

        We have a code of business conduct and ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. Our code of business conduct and ethics, upon the completion of this offering, will be available on our website at www.midlandstatesbank.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by NASDAQ Stock Market rules.

Corporate Governance Guidelines

        We have adopted corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our board and its committees. Our corporate governance guidelines, upon the consummation of this offering, will be available on our website at www.midlandstatesbank.com.

COMPENSATION OF EXECUTIVE OFFICERS

        In this prospectus, the individuals who served as our chief executive officer and chief financial officer during 2010, as well as the other individuals included in the Summary Compensation Table on page 162, are collectively referred to as the "named executive officers."

Compensation Discussion & Analysis

        The following Compensation Discussion and Analysis, or CD&A, sets forth information describing our compensation philosophy and policies for 2010 and 2011 as applicable to our named executive officers, as defined under SEC rules, and as listed in the Summary Compensation Table on page 162. This CD&A explains the structure and rationale associated with each material element of our named executive officers' total compensation, and provides context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A. In addition, this CD&A describes the forward-looking decisions that have been made by the Compensation Committee of our board of directors and our management with respect to 2011 compensation.

        The Compensation Committee has overall responsibility to review and approve our compensation structure, policies and programs and to assess whether the compensation structure establishes appropriate incentives for our executives and employees. The Compensation Committee determines the compensation of our chief executive officer and reviews the compensation decisions made by our chief executive officer with respect to our other named executive officers. Among other responsibilities outlined in its charter (a copy of which will be available on our website upon completion of this offering), the Compensation Committee also oversees the administration of our equity plans and incentive compensation plans. Prior to November 2010, the Compensation Committee was a Bank-level committee and its members included John Schultz, Jeff Smith, Leon Holschbach and Q. Anthony Siemer. In anticipation of this offering, the board reconstituted the Compensation Committee at the Company level and appointed the same individuals, with the exception of Mr. Holschbach, to the Committee, and this Company-level committee approved 2010 incentive compensation awards and set incentive compensation goals for 2011 for our executive officers. Each of the members of the Compensation Committee, except for Mr. Schultz, is considered to be "independent" according to NASDAQ Stock Market rules. During 2010, the Compensation Committee met five times, including meetings at the Bank level.

Executive Compensation Philosophy

        We strive to be among the top performing community banks in the nation. While our current operations are all located in Illinois and in the St. Louis metropolitan area in Missouri, we measure our performance on both a local and national level. Over the last several years, our objective has been to grow without compromising the performance or security of the Bank. Our compensation philosophy for our named executive officers reflects this vision and strategy. It is designed to align compensation with business objectives and execution, to motivate our named executive officers to enhance long-term business results (although certain shorter-term results, such as revenue, net income and earnings per share are also targeted), and to enable us to retain and reward executive officers who contribute to our financial performance and success. Importantly, our Compensation Committee is also mindful of our increasing need to attract national level talent to relocate to Effingham, Illinois, where our corporate headquarters is located, or to other smaller communities where our banks are typically located.

        We compensate our named executive officers through a mix of base salary, incentive awards, equity compensation and other benefits and perquisites. The Compensation Committee believes the current mix of these elements provides each of our named executive officers with an aggregate compensation package that is reasonable, appropriately reflects performance, links pay to performance without inappropriate risks, and takes into account applicable regulatory guidelines and requirements. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, except as set forth in our MIP (as described below). Rather, the Compensation Committee seeks to review all relevant information to determine the appropriate level and mix of incentive compensation.

        The Compensation Committee has worked with our executive officers to design competitive compensation programs that encourage high performance, promote accountability, enable us to retain key employees, provide disincentives for taking inappropriate levels of risk, and assure that employee interests are aligned with the interests of our shareholders. In particular, our Compensation Committee believes the Company's named executive officers' 2010 compensation program was effectively designed to:

  •
  Link pay and performance.  Because we believe that our named executive officers' compensation should be tied to the success of the Company and increases in shareholder value, a significant percentage of total compensation is allocated to incentive compensation that rewards our named executive officers based upon our financial performance and their individual performance. Our incentive compensation is typically delivered in the form of cash and equity. In general, the Committee's Charter permits it to base its assessment on financial metrics, progress toward or completion of non-financial Company objectives or the individual named executive officers' performance in any area deemed appropriate by the Committee. For 2010, the Compensation Committee considered generally the performance of the Company and the performance of individual named executive officers in setting the incentive compensation of our named executive officers. The Compensation Committee had full discretion with respect to determining the incentive compensation that was awarded. For 2011, the Compensation Committee has adopted the Midland States Bancorp, Inc. Management Incentive Plan, or MIP. Because MIP awards are made pursuant to the 2010 LTIP, the Compensation Committee must base annual incentive awards on one or more Company performance metrics specified in the 2010 LTIP. Based on these metrics, the Committee has determined that it will use an earnings per share performance metric, further subject to the Company meeting specified capital and asset quality levels set forth in the MIP, and specified mixtures of cash and equity (all as more fully described below), for 2011 annual performance bonuses for our named executive officers.

  •
  Maintain market-competitive compensation programs.  The Compensation Committee strives to maintain compensation programs that allow our named executive officers to earn base salaries and have incentive compensation opportunities that are competitive with programs offered by other similarly situated and similarly performing financial institutions.

  •
  Balance external competition and internal pay equity.  The Compensation Committee attempts to balance the need to maintain compensation programs that are competitive with our peers with the need to have a reasonable level of internal pay equity. The Committee recognizes that there are personality traits and intangibles unique to each of our named executive officers that cannot be adequately captured by performance metrics alone. As such, we believe that reasonable levels of internal pay equity help to create a sense of fairness among our employees and reflect an appreciation, on the part of the Committee and senior management, of the unique skills and contributions of each of our named executive officers and other employees.

  •
  Encourage equity ownership by our named executive officers.  We believe that it is essential that our named executive officers have an ownership interest in the Company. In our view, this is the optimal manner in which to align executive compensation with increases in shareholder value, as measured by favorable Company financial performance over the short- and long-term.

        The Compensation Committee expects that the Company will continue to provide similar compensation programs that achieve similar goals during 2011.

Economic Environment and Company Performance During 2010

        We believe the Company achieved strong financial results in 2010 relative to the broader financial services industry. Despite the challenges posed by the economy at large, we maintained significant strength during 2010 due primarily to management's ability to execute on each of our five strategic initiatives. Specifically, our core pre-tax, pre-provision earnings and total assets grew from $11.8 million and $1.1 billion, respectively, in 2009 to $24.7 million and $1.6 billion, respectively, in 2010. Since late 2007, we have been executing a plan to grow the Company and the performance of the Bank without creating undue risk for our shareholders. With the significant growth we experienced, organically and through acquisitions, while maintaining strong asset quality and above-average returns to our shareholders, we feel 2010 was a milestone year for the Company and for accomplishing the goals of our strategic plan. In addition to completing the integration of the growth resulting from our 2009 acquisitions of Waterloo and Strategic Capital, and successfully managing the greatly expanded number of branches resulting from those acquisitions, we also completed the AMCORE and WestBridge acquisitions and opened our Joliet and Rockford de novo locations. In 2010 alone, our assets, number of banking facilities, scope of operations, earnings per share and overall position in the marketplace grew significantly. One example of this growth is that our number of employees increased from 108 as of December 31, 2008 to 397 as of December 31, 2010. As part of that increase, a number of senior level hires were completed, and our management team completely redesigned many of our reporting and supervision functions. Additionally, since the beginning of 2010, more than 200 operational changes have been effected as part of a complete review and assessment of our enterprise-wide banking and risk management systems and the implementation of our Future Bank project.

        As was the case during the last few years, we operated under difficult economic conditions in 2010. During this time, the Compensation Committee discharged its responsibilities with respect to executive compensation by focusing primarily on: (i) providing our named executive officers with total pay levels and a mix of pay that were reasonable and appropriate given each executive's performance and our overall performance; and (ii) linking pay to performance without providing incentives to take inappropriate risks. Particularly, in making its decisions with respect to 2010 compensation and in adopting the MIP, the Compensation Committee sought to balance a variety of factors, including our underlying compensation philosophy, each named executive officer's target total compensation, applicable laws and regulations, executive retention and motivation, and most importantly, individual and Company performance.

Regulatory Oversight

Federal Reserve Guidance on Sound Incentive Compensation Policies

        In June 2010, the Federal Reserve, along with the FDIC, Office of the Comptroller of the Currency and the Office of Thrift Supervision, jointly issued final "Guidance on Sound Incentive Compensation Policies," or Final Guidance. The Final Guidance sets forth a framework to be used in compensation decisions by financial institutions to assess the soundness of incentive compensation plans, programs and arrangements. The Final Guidance applies to all financial institutions, and it is designed to help ensure that incentive compensation policies do not encourage excessive risk-taking and are consistent with the safety and soundness of the organization by requiring financial institutions to adhere to three guiding principles of a sound incentive compensation system. The three principles of the Final Guidance require the Compensation Committee to ensure that:

  •
  incentive compensation arrangements balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on the Company's behalf;

  •
  the Company's risk-management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

  •
  the Company has strong and effective corporate governance to help ensure sound compensation practices.

        The Final Guidance applies to incentive compensation arrangements for executive and non-executive personnel who have the ability to expose the Company to material risk, including arrangements for:

  •
  senior executives and others who are responsible for oversight of Company-wide activities or material business lines;

  •
  individual employees, including non-executive employees, whose activities may expose the Company to material amounts of risk; and

  •
  groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the Company to material risk, even if no individual employee is likely to expose the Company to material risk (e.g., loan officers who, as a group, originate loans that account for a material amount of the organization's credit risk).

SEC Risk Assessment Requirement

        The SEC also requires the Company to assess compensation policies and practices in order to determine if any such policies or practices have the potential to have a materially adverse effect on the Company. We believe our risk assessment under the Final Guidance satisfies this requirement of the SEC.

Committee Responses to Regulatory Oversight Concerns

        The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, an important component of its analysis and determination of executive compensation. As such, the Committee recognizes the role of risk assessment in the overall processes and procedures for establishing our compensation arrangements.

        The Committee has used the framework set forth in the Final Guidance in its consideration of future annual performance criteria. As a threshold matter, and based on its ongoing risk assessment of compensation arrangements, the Committee does not believe that any of our compensation arrangements incentivize the taking of inappropriate risks. Nevertheless, as more fully described below, to further meet the increasing demands of the regulatory landscape, the Committee and the Company's board of directors has adopted the MIP to address this landscape.

Management Incentive Plan

General

        The Company's Management Incentive Plan specifies performance- and risk-based metrics for annual performance bonuses for the Company and the Bank's executive officers, with complete or partial forfeitures of annual bonuses if the risk-based metrics are not met. The MIP also provides for annual performance bonuses to be paid pursuant to specified levels of cash and equity. Any cash or equity bonus paid under the MIP will be awarded pursuant to the terms and conditions of our 2010 LTIP.

Performance- and Risk-Based Metrics

        The MIP requires the Compensation Committee to select for any year, one or more performance metrics set forth in our 2010 LTIP. The Committee has determined that earnings per share, adjusted for extraordinary events (such as, for example, one-time gains from acquisitions), is currently the most appropriate measure of corporate performance. As such, the MIP provides that the portion of each named executive officer's annual performance bonus to be based upon corporate performance will be based on a target percentage of annual salary (as set forth in each executive's employment agreement), with a sliding scale for performance above or below the level of earnings per share performance specified by the Committee, which for 2011 is based on the level of growth over our 2010 adjusted earnings per share. The earnings per share targets selected by the Committee for annual performance bonuses may or may not bear a relationship to the Company's internal budgets and forecasts, and should not be relied upon or considered by third parties as "guidance" or any other reflection of the Company's, its board of directors' or management's expectations of annual performance.

        The MIP also includes risk-based metrics to help insure that the Company's executive officers are not rewarded for taking excessive risks. In this regard, the Committee, with input from our Risk Management Officer, has determined that maintaining specified capital levels and asset quality levels is critical to the Company's long-term performance, and has selected each of these as appropriate risk-based metrics under the MIP. As such, regardless of earnings per share performance, each executive officer's annual bonus is subject to partial or complete forfeiture if these risk-based metrics are not satisfied. With respect to capital levels, the MIP requires that as of the close of business for any given bonus year, the Bank's Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios each exceed the "well capitalized" regulatory standards by at least 1.0%. If any of the Bank's capital levels are between 1.0% and 0.5% above the "well capitalized" regulatory standards, each executive officer's performance bonus for such year will be decreased proportionately. In the event any of the three capital levels is less than 0.5% above the "well capitalized" regulatory standards, each executive officer's performance bonus for that year will be forfeited in its entirety.

        With respect to asset quality, as of the close of business of the respective fiscal year, the Bank must meet or be lower than the average ratio of asset quality, defined as the sum of nonperforming loans plus other real estate owned divided by the sum of total loans plus other real estate owned (in each case after adjusting for the guaranteed portion of such nonperforming assets under a loss-sharing agreement with the FDIC), attained by its peers, as reported in the Uniform Bank Performance Report published by the Federal Financial Institutions Examination Council. However, regardless of the average level of the applicable peer group, the metric will be deemed to be satisfied if the Bank's ratio is equal to or less than 1.0%. If the Bank's asset ratio is above 1.0% and exceeds its peer group average, performance-based bonuses will be proportionately reduced.

        In the event that either of the risk-based metrics are not fully achieved, and therefore performance bonuses for the respective year were partially or completely forfeited, the MIP provides that each executive officer will be eligible for a restoration bonus in the following year if the appropriate levels of capital and/or asset quality are restored, as of the end of that next fiscal year.

        The MIP also establishes the percentage of any annual performance bonus to be paid in cash and equity. Under the MIP, bonuses up to 125% (in the case of our chief executive officer and chief financial officer) and 150% (in the case of our other executive officers) of the officer's annual salary will be payable solely in cash. Bonuses above such amounts, up to 200% of the annual base salary maximum allowable under the MIP, will be payable in equity awards. In determining these percentages, the Committee considered a variety of factors, including the significant aggregate equity ownership of our executive management team (including substantial cash investments in Company shares) and the after-tax consequences to our executives of granting bonuses in the form of equity.

        Under the MIP, the Committee has the full discretion to adjust downward (but not upward) any performance-based compensation.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee is responsible for all compensation decisions affecting Leon Holschbach, our Chief Executive Officer, and for the equity compensation of all employees.

Mr. Holschbach annually reviews the performance of each other named executive officer. This review is generally based on each executive's individual performance and contribution toward our performance during the year. Based on these reviews, Mr. Holschbach makes determinations regarding adjustments to the base salary for each of the named executive officers other than himself and discusses such adjustments openly within the Compensation Committee prior to such adjustments becoming effective. Mr. Holschbach does not participate in or make recommendations with respect to his own compensation. In addition, our Risk Management Officer attends all meetings of the Compensation Committee, but does not vote with respect to any Committee action.

Use of Compensation Consultants and Executive Compensation Competitive Benchmarking

        The Compensation Committee has authority to retain, at the Company's expense, outside counsel, experts, compensation consultants and other advisors, as needed. As part of its decision making process in the fall of 2010, and in recognition of the fact that the Company was preparing to become a "publicly traded" company by virtue of completing this offering, the Compensation Committee retained the firm Frederic W. Cook & Co., Inc., or F.W. Cook, as its independent compensation consultant to serve in an advisory capacity in determining or recommending the amount and form of executive compensation based on a survey of a market reference group. F.W. Cook's specific services to the Compensation Committee have included support in the Committee's effort to review and update, as appropriate, our compensation philosophy; assistance with the Committee's review of potential risks associated with our compensation programs; analysis of named executive officer compensation levels; analysis of our equity utilization; and reporting to the Committee on market compensation trends and developments.

        In establishing named executive officer compensation programs, the Compensation Committee has historically considered competitive compensation market survey data, but has not undertaken a formal benchmarking process. As noted above, in late 2010, the Compensation Committee engaged an external consultant, F.W. Cook, to assist in the collection of external market data on a market reference group and comparison of our compensation programs to those of our identified peer group. The Committee has used this information in establishing compensation for our named executive officers in 2011. As established by F.W. Cook, our compensation peers consist of 16 similar publicly traded financial companies with assets between $900 million and $3 billion, with net interest margins in excess of 3% and market capitalizations of not less than 8% of assets, and that provide banking and related services in the central U.S. Our compensation peers are as follows:

Southwest Bancorp, Inc.	Southside Bancshares, Inc.	Bank of the Ozarks, Inc.
ViewPoint Financial Group, Inc.	Lakeland Financial Corporation	First Financial Corporation
S.Y. Bancorp, Inc.	Hills Bancorporation	BankFinancial Corporation
MidWestOne Financial Group, Inc.	NASB Financial, Inc.	German American Bancorp, Inc.
OmniAmerican Bancorp, Inc.	MidSouth Bancorp, Inc.	Meta Financial Group, Inc.
Ames National Corporation

        The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of our named executive officers. Instead, the Compensation Committee evaluated the market data prepared by F.W. Cook along with the other factors listed in this discussion to determine the appropriate 2011 compensation levels of each of the named executive officers.

Elements of Compensation

        The Compensation Committee believes the executive compensation packages that we provide to our executives, including the named executive officers, should include both cash and equity compensation that reward performance as measured against established corporate and individual goals. By dividing compensation between cash and equity compensation, the Compensation Committee seeks to incentivize executives by rewarding them for performance that results in both short-term and long-term improvements in shareholder value. For 2010, the principal elements of compensation for named executive officers were:

  •
  base salary;

  •
  incentive awards;

  •
  equity awards; and

  •
  benefits and other perquisites.

        Each element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers, appropriately performance-based, and valued by the named executive officers. We expect these fundamental elements of compensation to continue for 2011 compensation.

Base Salary

        The Compensation Committee approved the 2010 base salaries of our named executive officers. In setting the base salary of each named executive officer, the Committee relied on market data provided by our internal human resources department.

        Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. For 2010, salaries increased by amounts ranging from 24.26% to 37.25%. For 2011, salaries increased by amounts ranging from 12.2% to 56.76%. 2010 and 2011 base salaries for our named executive officers are shown in the table immediately below:

Name	Position	2010 Base Salary	2011 Base Salary
Leon J. Holschbach	Chief Executive Officer and President	$334,000	$452,000
Jeffrey G. Ludwig	Executive Vice President—Finance and Chief Financial Officer	$185,000	$290,000
Jeffrey S. Mefford	Senior Vice President—Head of Community Banking	$158,000	$205,000
Douglas J. Tucker*	Senior Vice President—Corporate Counsel	$200,000	$200,000
Jeffrey A. Brunoehler*	Senior Vice President—Chief Credit Officer	$165,000	$185,000
Sharon A. Schaubert	Senior Vice President—Banking Services	$140,000	$160,000

*
Mr. Brunoehler joined the Bank in April 2010 and Mr. Tucker joined the Company and the Bank in October 2010.

        In establishing base salaries for 2011, the Compensation Committee has relied on the external market data provided by F.W. Cook. In addition to considering the information provided by F.W. Cook, the Committee considered:

  •
  individual scope of responsibility;

  •
  years of experience;

  •
  internal pay equity;

  •
  external equity defined by competitive market data; and

  •
  individual performance of each named executive officer.

Incentive Awards

        All of our named executive officers are eligible to participate in our bonus program, under which they can receive incentive awards, normally in the form of a year-end bonus payment. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year.

        For 2010, the named executive officers had targeted incentives of up to 40% of their base salaries. Actual incentive payouts ranged from 45% to 312% of base salaries as a result of our performance during 2010. In determining 2010 incentive awards, the Compensation Committee considered various factors, including personal goals, consolidated net income, consolidated revenue and earnings per share.

        Based on our strong performance in 2010, the Compensation Committee determined 2010 bonuses for each of the named executive officers as shown in the table immediately below:

Name	Position	2010 Incentive Award
Leon J. Holschbach	Chief Executive Officer and President	$700,000
Jeffrey G. Ludwig	Executive Vice President—Finance and Chief Financial Officer	$300,000
Jeffrey S. Mefford	Senior Vice President—Community Banking	$79,576
Douglas J. Tucker*	Senior Vice President—Corporate Counsel	$26,042
Jeffrey A. Brunoehler*	Senior Vice President—Chief Credit Officer	$36,929
Sharon A. Schaubert	Senior Vice President—Banking Services	$44,660

*
Mr. Brunoehler joined the Bank in April 2010 and Mr. Tucker joined the Company and the Bank in October 2010.

        All of the awards reflected in the table immediately above were paid completely in cash, except for Mr. Holschbach's award, $209,984 of which was paid in Company stock, and Mr. Ludwig's award, $89,983 of which was paid in Company stock.

        In addition to the bonuses reflected in the table immediately above, Mr. Tucker received a signing bonus of $40,000 in connection with his joining the Company and the Bank in October 2010.

        For 2011, the Compensation Committee intends to base all performance-based incentive awards on the terms of the MIP with respect to the portion of each executive's bonus that is based upon Company performance, and on the level of attainment of personal goals for the remaining portion of the bonus. As described above, the MIP performance target is based on adjusted earnings per share, and all awards are subject to meeting the capital level and asset quality risk-based metrics specified in the MIP. Under the MIP, the Compensation Committee retains the discretion to adjust downward (but not upward) any awards determined by the formula to ensure that the final awards made to particular participants are consistent with those made to other executives based on relative performance and duties and to make adjustments to the financial performance objectives for extraordinary events.

Equity Awards

        The Company believes that equity awards tie named executive officer's compensation to our long-term financial performance and further serve to align each officer's interests with those of our shareholders. We have two equity incentive plans: the Midland States Bancorp, Inc. Omnibus Stock

Ownership and Long Term Incentive Plan, or Omnibus Plan; and the 2010 LTIP. Our Omnibus Plan has been in place for several years and no more grants will be made under this plan (as more fully described below). The plan allowed participants, including our named executive officers, to receive equity awards, including stock options, restricted stock, restricted stock units, and long-term incentive compensation units and stock appreciation rights. The 2010 LTIP was adopted as of October 18, 2010, and provides us with the ability to issue a wide variety of forms of equity incentives, as deemed appropriate by the Compensation Committee. Upon adoption of the 2010 LTIP, the Omnibus Plan was frozen. The 2010 LTIP was recently amended and restated to give effect to our reincorporation in Illinois and the ten-for-one exchange of our common stock in connection with the reincorporation. The general terms of both plans are described below.

        The Compensation Committee typically grants equity awards to each named executive officer at the time the individual is hired and, thereafter, on an annual basis as part of our overall performance appraisal process. The size of each award reflects the overall number of shares available to the Company under our equity incentive plans, the named executive officer's role and performance, and consideration of available market compensation data. There is no predetermined formula or performance metric that guides the granting of an equity award to particular named executive officers. Rather, the equity awards are made in the sole discretion of the Compensation Committee. During 2010, the Compensation Committee awarded 66,300 stock options and 8,770 shares of restricted stock to our named executive officers. Each grant vests annually in equal portions over four years, with the exception of Mr. Tucker's options, which vest annually in equal portions over three years. Each grant also vests in full upon a change in control of the Company. The exercise price of Mr. Tucker's and Mr. Brunoehler's options is $17.50, while the per share exercise price of the other named executive officers' options is $18.16, in each case representing the deemed per share fair market value of the Company's common stock on the date of grant.

Name	Position	Options	Restricted Stock
Leon J. Holschbach	Chief Executive Officer and President	11,820	3,940
Jeffrey G. Ludwig	Executive Vice President—Finance and Chief Financial Officer	16,790	2,260
Jeffrey S. Mefford	Senior Vice President—Community Banking	9,520	1,510
Douglas J. Tucker*	Senior Vice President—Corporate Counsel	25,000	—
Jeffrey A. Brunoehler*	Senior Vice President—Chief Credit Officer	25,000	—
Sharon A. Schaubert	Senior Vice President—Banking Services	3,170	1,060

*
Reflects awards made in connection with hiring and granted under our Omnibus Plan. All other awards reflected in the table above were granted under our 2010 LTIP.

        Because the Compensation Committee believes strongly in having a direct tie between executive compensation and increases to shareholder value, in February 2011, in contemplation of our initial public offering, the Committee acted to award the named executive officers additional stock options to purchase our common shares, subject to the completion of the offering, as follows:

Name	Position	Options
Leon J. Holschbach	Chief Executive Officer and President	35,000
Jeffrey G. Ludwig	Executive Vice President—Finance and Chief Financial Officer	20,000
Jeffrey S. Mefford	Senior Vice President—Community Banking	10,000
Douglas J. Tucker	Senior Vice President—Corporate Counsel	15,000
Jeffrey A. Brunoehler	Senior Vice President—Chief Credit Officer	7,500
Sharon A. Schaubert	Senior Vice President—Banking Services	7,500

        The above options have a term of ten years and vest annually in equal portions over four years; the exercise price per share will be based on our initial offering price. Each grant also vests in full upon a change in control of the Company.

Benefits and Other Perquisites

        The named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees, including our named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

        Midland States Bank 401(k) Profit Sharing Plan.    The Midland States Bank 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2010, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 1% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. We match employee contributions on the first 6% of employee compensation (50 cents for each $1). The Company match is contributed in the form of cash and is invested according to the employee's current investment allocation.

        Midland States Bancorp, Inc. Employee Stock Purchase Plan.    We maintain the Midland States Bancorp, Inc. Employee Stock Purchase Plan for the benefit of our eligible employees. The plan is not intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code. Any employee who has been employed by us or any subsidiary for at least 3 months is eligible to participate in the plan. Pursuant to the plan, participating employees are permitted to use after-tax dollars, up to a maximum of the lesser of $25,000 or 10% per calendar year of their compensation, to purchase shares of our common stock at the end of each calendar quarter. The purchase price for the stock is typically 90 percent of the stock's fair market value as of the first day of each quarterly offering period. However, if the fair market value on the purchase date is lower than the predetermined purchase price, participants are permitted to buy the stock at the lower fair market value as of the purchase date.

        Second Amended and Restated Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc.    We maintain the Second Amended and Restated Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc., or the Deferred Compensation Plan, for the benefit of our directors and certain senior executives. The plan provides directors and executives an opportunity to better plan for their financial futures by providing a vehicle for the deferral of current income taxation. Under the plan, directors and eligible senior executives are permitted to elect to defer all or a portion of their annual director fees, salary and/or bonus, as the case may be. Any deferrals are credited to a plan account and earn interest based on the hypothetical investment elections of the directors and executives. One available hypothetical investment alternative is Company stock units, which track the value of our common stock. As an incentive to elect our common stock as a measurement for investment return, and thereby further tie the individual's financial success to the Company, any director who defers all of his or her annual director fees and directs their investment to common stock units will receive an additional matching credit to his or her plan account equal to 25% of his or her deferred director fees. The matching contribution vests equally over the four years following crediting to a participant's plan account. The vesting will be accelerated in the case of a change in control of the Company or the participant's death, disability or retirement after reaching age 70. Participants can elect to receive their distributions in a lump sum or in installments spread over a period of up to 15 years.

        Health and Welfare Benefits.    Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees, except for Mr. Holschbach, to whom we provide supplemental life insurance coverage pursuant to the terms of his employment agreement.

        Perquisites.    We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2010 included the following:

  •
  allowance for annual country club/social club dues; and

  •
  use of a Company-owned automobile.

        We encourage members of our senior management to belong to country clubs or social clubs so that they have an entertainment forum for customers and appropriate interaction with their communities. A company car is only provided for our Chief Executive Officer.

Employment Agreements

        We entered into employment agreements with each of our named executive officers as of December 1, 2010. The agreements generally describe the position and duties of each of the named executive officers, provide for a specified term of employment, describe base salary, bonus opportunity and other benefits and perquisites to which each executive officer is entitled, if any, set forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provide us with a measure of protection by obligating the named executive officers to abide by the terms of restrictive covenants during the terms of their employment and thereafter for a specified period of time. The base salary, incentive award opportunity, equity awards and benefits and other perquisites of each named executive officer are described in more detail above.

        Our employment agreement with Mr. Holschbach provides for an initial term of three years, with an automatic renewal for one-year periods unless either party provides written notice of nonrenewal 90 days prior to the second anniversary and each anniversary thereafter. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Holschbach's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 18 months (12 months if such termination occurs within six months before or 12 months after a change in control of the Company).

        The agreements with our other named executive officers provide for an initial term of two years (except for Mr. Ludwig's agreement, which provides for an initial term of three years), with automatic renewals for one-year periods unless either party to the agreement provides at least 90 days' written notice of nonrenewal prior to the first anniversary and each anniversary thereafter. If a change in control of the Company occurs during the term of the agreements, the agreements will remain in effect for the two-year period following the change in control. Following the termination of employment of any of our named executive officers, other than Mr. Holschbach, the officer will be subject to non-competition and non-solicitation restrictions for a period of 12 months.

        Our financial obligations under the employment agreements upon certain terminations of employment or the change in control of the Company are described below under the heading "Potential Payments Upon Termination or Change in Control." Our obligation to pay any severance is conditioned upon the execution by the named executive officer of a full release of any and all claims with respect to his or her employment with us or the termination thereof.

Additional Information Regarding Executive Compensation

Summary Compensation Table

        The following table sets forth information regarding 2010 compensation for each of our 2010 named executive officers; 2009 and 2008 compensation is presented for officers who were also named executive officers in 2009 and 2008. While we are not required to include Mr. Tucker as a named executive officer for 2010, we have included him because of his significant position at the Company and the Bank. Salary includes amounts deferred at the officer's election.

Name and Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards(6) ($)	Option Awards(6) ($)	Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Leon J. Holschbach	2010	334,000	700,000	(2)	71,550	27,068	—	55,917	1,188,535
Chief Executive Officer	2009	253,000	900,000		253,440	133,173	—	49,444	1,589,057
and President	2008	240,000	45,000		—	21,165	—	24,109	330,274
Jeffrey G. Ludwig	2010	185,000	300,000	(3)	41,042	38,449	—	17,946	582,437
Executive Vice President—	2009	148,878	600,000		138,688	72,138	—	18,538	978,242
Finance and Chief Financial Officer	2008	139,157	32,000		—	17,430	—	9,680	198,267
Jeffrey S. Mefford	2010	158,000	79,576	(4)	27,422	21,801	—	14,128	300,927
Senior Vice President—	2009	126,984	55,238		57,024	51,660	—	16,558	307,464
Community Banking	2008	124,800	15,000		—	17,430	—	9,139	166,369
Douglas J. Tucker	2010	41,667	66,042	(5)	—	53,000	—	—	160,709
Senior Vice President—Corporate Counsel
Jeffrey A. Brunoehler	2010	123,750	36,929	(4)	—	53,000	—	13,292	226,971
Senior Vice President—Chief Credit Officer
Sharon A. Schaubert	2010	140,000	44,660	(4)	19,250	7,259	—	10,174	221,343
Senior Vice President—	2009	102,738	45,900		45,760	33,150	—	11,452	239,000
Banking Services	2008	128,961	7,738		—	7,893	—	7,249	151,841

(1)
Mr. Brunoehler joined the Bank in April 2010 and Mr. Tucker joined the Company and the Bank in October 2010. Their salary levels for their initial year of hire reflect the actual amounts earned during their partial year of service.

(2)
Amount reflects a discretionary 2010 annual bonus, $209,984 of which was paid in Company stock, and the rest of which was paid in cash.

(3)
Amount reflects a discretionary 2010 annual bonus, $89,983 of which was paid in Company stock, and the rest of which was paid in cash.

(4)
Amount reflects a discretionary 2010 annual bonus, all of which was paid in cash.

(5)
Amount reflects a discretionary 2010 annual bonus of $26,042, all of which was paid in cash, and a $40,000 cash signing bonus Mr. Tucker received in connection with joining the Company and the Bank in October 2010.

(6)
The amounts set forth in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of stock and option awards for the years ended December 31, 2010, 2009 and 2008 in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 13 to our consolidated financial statements as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010.

(7)
The rate of return on Mr. Holschbach's account under the Deferred Compensation Plan is based on the rate of return on Company common stock. The rate of return on Mr. Brunoehler's account under the Deferred Compensation Plan is based on the rate of return of investment funds that he chooses that are selected by the Committee and made available under the plan.

(8)
"All Other Compensation" for the named executive officers during fiscal 2010 is summarized below.

Name	Perquisites(i) ($)	Company 401(k) Match(ii) ($)	Company Profit Sharing Contribution(iii) ($)	Supplemental Life Insurance(iv) ($)	Bank Board Fees(v) ($)	Total "All Other Compensation" ($)
Leon J. Holschbach	4,709	11,188	8,575	1,570	29,875	55,917
Jeffrey G. Ludwig	2,240	9,075	6,631	—	—	17,946
Jeffrey S. Mefford	2,240	6,400	5,488	—	—	14,128
Douglas J. Tucker	—	—	—	—	—	—
Jeffrey A. Brunoehler	6,091	3,284	3,917	—	—	13,292
Sharon A. Schaubert	—	5,437	4,737	—	—	10,174

(i)
Amount for Mr. Holschbach reflects club dues and use of a Company-owned vehicle; for Messrs. Ludwig and Mefford, club dues; and for Mr. Brunoehler, a one-time moving allowance.

(ii)
Amount reflects Company matching contribution under the 401(k) Plan.

(iii)
Amount reflects Company profit sharing contribution under the 401(k) Plan.

(iv)
Amount reflects premiums paid by the Company during fiscal 2010 with respect to supplemental life insurance.

(v)
Amount reflects $26,500 of fees for services on the Bank's board of directors ($13,500 of which was deferred under the Deferred Compensation Plan), as well as $3,375 of Company matching contributions under the Deferred Compensation Plan.

Grants of Plan-Based Awards

        The following table sets forth information regarding the grants of equity awards made to each of our named executive officers during 2010.

Name	Type of Award	Grant Date	Stock Awards: Number of Shares of Stock or Units(1) (#)	Option Awards: Number of Securities Underlying Options1) (#)	Exercise or Base Price of Option Awards ($ / share)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Leon J. Holschbach	Restricted Stock	12/06/2010	3,940	—	—	71,550
	Stock Options	12/06/2010	—	11,820	$18.16	27,068
Jeffrey G. Ludwig	Restricted Stock	12/06/2010	2,260	—	—	41,042
	Stock Options	12/06/2010	—	16,790	$18.16	38,449
Jeffrey S. Mefford	Restricted Stock	12/06/2010	1,510	—	—	27,422
	Stock Options	12/06/2010	—	9,520	$18.16	21,801
Douglas J. Tucker	Stock Options	10/15/2010	—	25,000	$17.50	53,000
Jeffrey A. Brunoehler	Stock Options	08/02/2010	—	25,000	$17.50	53,000
Sharon A. Schaubert	Restricted Stock	12/06/2010	1,060	—	—	19,250
	Stock Options	12/06/2010	—	3,170	$18.16	7,259

(1)
Share and option amounts, and the exercise prices of options, are adjusted to reflect the ten-for-one exchange effected in connection with our reincorporation in Illinois, effective December 31, 2010. All awards vest in 25% increments on the first, second, third and fourth anniversary of the date of grant, with the exception of Mr. Tucker's awards, which vest in 33 1/3% increments on the first, second and third anniversary of the date of grant. All equity awards are accelerated and vest in full upon a change in control of the Company.

(2)
The amounts reflected in this column reflect the aggregate grant date fair value of stock and option awards for the year ended December 31, 2010, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2010. Market values are presented as of the end of 2010 (based on the assumed per share fair market value of our common stock of $18.16 on December 31, 2010) for outstanding stock awards, which include 2010 grants and prior-year grants.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)				Number of Shares or Units of Stock That Have Not Vested(1) (#)
						Market Value of Shares or Units of Stock That Have Not Vested ($)
			Option Exercise Price ($)
Name	(#) Exercisable	(#) Unexercisable		Option Expiration Date
Leon J. Holschbach	37,500	12,500	14.60	08/15/17	—	—
	4,250	4,250	14.70	05/05/18	—	—
	7,048	21,143	11.75	06/22/19	—	—
	7,875	23,625	15.20	12/31/19	—	—
	—	11,820	18.16	12/06/20	—	—
	—	—	—	—	25,540	463,806
Jeffrey G. Ludwig	25,000	—	14.30	11/06/16	—	—
	3,500	3,500	14.70	05/05/18	—	—
	4,548	13,643	11.75	06/22/19	—	—
	3,750	11,250	15.20	12/31/19	—	—
	—	16,790	18.16	12/06/20
	—	—	—	—	14,080	255,693
Jeffrey S. Mefford	5,000	—	10.00	07/31/13	—	—
	6,880	—	13.50	01/01/16	—	—
	3,500	3,500	14.70	05/05/18	—	—
	3,750	11,250	11.75	06/22/19	—	—
	1,875	5,625	15.20	12/31/19	—	—
	—	9,520	18.16	12/06/20	—	—
	—	—	—	—	6,370	115,679
Douglas J. Tucker	—	25,000	17.50	10/15/20	—	—
Jeffrey A. Brunoehler	—	25,000	17.50	08/02/20	—	—
Sharon A. Schaubert	10,000	—	12.00	03/15/14	—	—
	5,550	—	13.50	01/01/16	—	—
	3,250	3,250	14.70	05/05/18	—	—
	1,875	5,625	11.75	06/22/19	—	—
	1,875	5,625	15.20	12/31/19	—	—
	—	3,170	18.16	12/06/20	—	—
	—	—	—	—	4,960	90,074

(1)
All awards vest in 25% increments on the first, second, third and fourth anniversary of the date of grant, with the exception of Mr. Tucker's awards, which vest in 33 1/3% increments on the first, second and third anniversary of the date of grant. All equity awards are accelerated and vest in full upon a change in control of the Company.

Option Exercises and Restricted Stock Vested in 2010

        The following table provides information for each of our named executive officers regarding vesting of stock awards during 2010. There were no exercises of stock options by our named executive officers in 2010.

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(1) ($)
Leon J. Holschbach	—	—	7,200	109,440
Jeffrey G. Ludwig	—	—	3,940	59,888
Jeffrey S. Mefford	—	—	1,620	24,624
Douglas J. Tucker	—	—	—	—
Jeffrey A. Brunoehler	—	—	—	—
Sharon A. Schaubert	—	—	1,300	19,760

(1)
Based on the assumed per share fair market value of our common stock of $15.20 on May 5, 2010, the date of vesting.

Nonqualified Deferred Compensation Table

        The following table provides information for each of our named executive officers regarding aggregate officer and Company contributions and aggregate earnings for 2010 and year-end account balances under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Leon J. Holschbach	13,500	3,375	(1)	9,361	(2)	0	54,641	(4)
Jeffrey G. Ludwig	—	—		—		—	—
Jeffrey S. Mefford	—	—		—		—	—
Douglas J. Tucker	—	—		—		—	—
Jeffrey A. Brunoehler	66,317	0		5,430	(3)	0	71,747
Sharon A. Schaubert	—	—		—		—	—

(1)
Amount reflects a Company matching contribution under the Deferred Compensation Plan, which is also reflected in the "All Other Compensation" column in the Summary Compensation Table above.

(2)
The rate of return on Mr. Holschbach's account under the Deferred Compensation Plan is based on the rate of return on Company common stock.

(3)
The rate of return on Mr. Brunoehler's account under the Deferred Compensation Plan is based on the rate of return of investment funds that he chooses that are selected by the Committee and made available under the plan.

(4)
Amount includes $4,800 of Company matching contributions under the Deferred Compensation Plan for 2008 and 2009 combined, which are also reflected in the "All Other Compensation" column for those years in the Summary Compensation Table above.

        The Company maintains the Deferred Compensation Plan, which allows participants to defer compensation beyond the limits provided under the Company's 401(k) Plan. Directors and certain senior executives of the Company are eligible to participate in the Deferred Compensation Plan. Under the plan, participants may defer up to 100% of compensation, and all deferrals are pre-tax. Accounts under the plan are credited with earnings and losses based upon the performance of the investments selected by participants. Directors may choose to invest in Company stock units, which track the return of Company common stock. The Company provides a matching contribution of 25% for deferrals of director fees into Company stock unit accounts. These matching contributions vest in equal annual installments over a period of four years, and also vest fully upon the participant's death, disability or retirement, or upon a change in control of the Company. All contributions to the Deferred Compensation Plan other than Company matching contributions are 100% vested at all times. Participants can elect to receive distributions in a lump sum or two to fifteen equal annual installments upon any permissible payment event under Internal Revenue Code Section 409A.

Potential Payments Upon Termination or Change in Control

        The following table reflects the estimated amount of incremental compensation payable to each of our named executive officers in connection with a change in control of the Company and certain terminations of employment. The amounts shown assume that the change in control of the Company or termination was effective as of December 31, 2010 and that the price of our stock on which certain of the calculations are made was $18.16.

        All cash severance payments, continued medical and dental insurance coverage, continued life insurance coverage, and pro rata bonus payments reflected in the table are paid pursuant to the terms of the respective named executive officer's employment agreement. Under the employment agreements, all severance benefits are strictly conditioned upon the execution and non-revocation by the named executive officer of a release of claims with respect to the officer's employment and the termination thereof. If such release is not provided to us, or has not become irrevocable, on or before the 60th day following a termination of employment, we would have no obligation to pay or provide any severance or other benefits to the officer.

Name and Benefits	Change in Control— No Termination ($)		Change in Control— Termination Without Cause or For Good Reason ($)		No Change in Control— Termination Without Cause or For Good Reason ($)
Leon J. Holschbach
Cash severance	—		1,764,667	(1)	1,323,500	(2)
Continued medical and dental	—		1,215	(3)	1,215	(3)
Continued life insurance	—		2,355	(4)	2,355	(4)
Pro rata bonus	—		700,000	(5)	700,000	(5)
Vesting of stock options	264,662	(6)	—		—
Vesting of restricted stock	463,806	(7)	—		—
Vesting of deferred compensation	2,699	(8)	—		2,699	(8)

Total	731,167		2,468,237		2,029,769

Jeffrey G. Ludwig
Cash severance	—		743,500	(9)	495,667	(10)
Continued medical and dental	—		1,215	(11)	810	(12)
Pro rata bonus	—		300,000	(5)	300,000	(5)
Vesting of stock options	132,861	(6)	—		—
Vesting of restricted stock	255,693	(7)	—		—

Total	388,554		1,044,715		796,477

Jeffrey S. Mefford
Cash severance	—		207,938	(13)	79,000	(17)
Continued medical and dental	—		0	(15)	0	(15)
Pro rata bonus	—		79,576	(16)	—
Vesting of stock options	100,873	(6)	—		—
Vesting of restricted stock	115,679	(7)	—		—

Total	216,552		287,514		79,000

Douglas J. Tucker
Cash severance	—		226,042	(13)	113,021	(14)
Continued medical and dental	—		848	(15)	848	(15)
Pro rata bonus	—		26,042	(16)	—
Vesting of stock options	16,500	(6)	—		—
Vesting of restricted stock	—		—		—

Total	16,500		252,932		113,869

Jeffrey A. Brunoehler
Cash severance	—		160,679	(13)	0	(17)
Continued medical and dental	—		848	(15)	848	(15)
Pro rata bonus	—		36,929	(16)	—
Vesting of stock options	16,500	(6)	—		—
Vesting of restricted stock	—		—		—

Total	16,500		198,456		848

Sharon A. Schaubert
Cash severance	—		172,766	(13)	70,000	(17)
Continued medical and dental	—		375	(15)	375	(15)
Pro rata bonus	—		44,660	(16)	—
Vesting of stock options	63,951	(6)	—		—
Vesting of restricted stock	90,074	(7)	—		—

Total	154,025		217,801		70,375

        For purposes of the footnotes below, "base compensation" includes an amount equal to the sum of: (1) the greater of the officer's then current annual base salary or the officer's annual base salary as of the date one day prior to a change in control of the Company and (2) the average of the annual cash incentive bonus award paid (or payable) to the officer for our three most recently completed fiscal years.

        For purposes of the footnotes below, "covered period" means the period that is six months before and 24 months after a change in control of the Company.

  (1)
  Upon a termination of Mr. Holschbach's employment by us without cause or by him for good reason during a covered period, we would owe him an amount equal to two times his base compensation.

  (2)
  Upon a termination of Mr. Holschbach's employment by us without cause or by him for good reason outside of a covered period, we would owe him an amount equal to one and one-half times his base compensation.

  (3)
  Upon a termination of Mr. Holschbach's employment by us without cause or by him for good reason, we must supplement any COBRA coverage obtained by him for a period of 18 months to the extent necessary so that he pays no more for such COBRA coverage than he would have paid for such insurance coverage had he continued in our employ.

  (4)
  Upon a termination of Mr. Holschbach's employment by us without cause or by him for good reason, we must continue his life insurance coverage for a period of 18 months.

  (5)
  Upon a termination of Mr. Holschbach's or Mr. Ludwig's employment by us without cause or by him for good reason, we must pay him a "pro rata bonus" for the year of termination.

  (6)
  Under the Midland States Bancorp, Inc. 1999 Stock Option Plan, or the 1999 Stock Option Plan, all unvested stock options vest upon a change in control of the Company. All outstanding stock options under the Omnibus Plan vest upon a change in control of the Company. Under the 2010 LTIP, all unvested stock options vest upon a change in control of the Company.

  (7)
  Under the Omnibus Plan, the Compensation Committee has discretion to vest all unvested restricted stock before a change in control of the Company. Under the 2010 LTIP, all unvested restricted stock vests upon a change in control of the Company.

  (8)
  Under the Deferred Compensation Plan, Mr. Holschbach's matching contribution account vests upon a change in control of the Company, his death or disability or his separation from service after age 69.

  (9)
  Upon a termination of Mr. Ludwig's employment by us without cause or by him for good reason during a covered period, we would owe him an amount equal to one and one-half times his base compensation.

  (10)
  Upon a termination of Mr. Ludwig's employment by us without cause or by him for good reason outside of a covered period, we would owe him an amount equal to his base compensation.

  (11)
  Upon a termination of Mr. Ludwig's employment by us without cause or by him for good reason during a covered period, we must supplement any COBRA coverage obtained by him for a period of 18 months to the extent necessary so that he pays no more for such COBRA coverage than he would have paid for such insurance coverage had he continued in our employ.

  (12)
  Upon a termination of Mr. Ludwig's employment by us without cause or by him for good reason outside of a covered period, we must supplement any COBRA coverage obtained by him for a period of 12 months to the extent necessary so that he pays no more for such COBRA coverage than he would have paid for such insurance coverage had he continued in our employ.

  (13)
  Upon a termination of the officer's employment by us without cause or by the officer for good reason during a covered period, we would owe the officer an amount equal to the officer's base compensation.

  (14)
  Upon a termination of Mr. Tucker's employment by us without cause or by him for good reason outside of a covered period, we would owe him an amount equal to one-half of his base compensation.

  (15)
  Upon a termination of the officer's employment by us without cause or by the officer for good reason, we must supplement any COBRA coverage obtained by the officer for a period of 12 months to the extent necessary so that the officer pays no more for such COBRA coverage than the officer would have paid for such insurance coverage had the officer continued in our employ.

  (16)
  Upon a termination of the officer's employment by us without cause or by the officer for good reason during a covered period, we must pay the officer a "pro rata bonus" for the year of termination.

  (17)
  Upon a termination of the officer's employment by us without cause or by the officer for good reason outside of a covered period, we would owe the officer the benefit available under the Midland States Severance Plan.

Director Compensation

        The following table sets forth information regarding 2010 compensation for each of our nonemployee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)(2)	Total ($)
Kenneth D. Maschhoff	26,500	—	—	6,625	33,125
John M. Schultz	41,500	—	—	10,375	51,875
Robert F. Schultz	32,500	—	—	8,125	40,625
Q. Anthony Siemer	26,500	—	—	6,625	33,125
Jeffrey C. Smith	29,500	—	—	—	29,500
Karen D. Wolters	23,500	—	—	—	23,500

(1)
The rate of return on directors' accounts under the Deferred Compensation Plan is based on the rate of return on Company common stock.

(2)
Reflects amounts accrued during 2010 as the matching portion of director fees deferred under the Deferred Compensation Plan paid by the Company or the Bank.

        Director fees for 2010 were based upon a per meeting attended schedule, with additional fees paid for serving as Chairman of the full Board of Directors or of a committee of the Board. At its March 2011 meeting, the Compensation Committee approved a chairperson fee, annual retainer fee, and committee fee structure that becomes effective May 2, 2011 and will remain in effect until the election of board members at the Company's 2012 annual meeting of shareholders.

Equity Incentive Plan Information

        As noted above, we currently have equity awards outstanding pursuant to two equity incentive plans: the Omnibus Plan and the 2010 LTIP. The general terms of each are described here.

Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan

        The Company adopted this plan in 2008 to encourage and motivate selected key employees to contribute to the successful performance of the Company and to the growth in the value of our common stock and to help retain such employees. This plan replaced our 1999 Stock Option Plan, which was expiring. Under the plan, we were permitted to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, and long-term incentive compensation units and stock appreciation rights. We had reserved up to 100,000 shares of common stock for issuance under the plan; however, after approval of our 2010 LTIP, no additional grants may be made under this plan. Awards that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enabled the Committee to set specific performance criteria to be met before an award vests under the plan. The plan allows for acceleration of vesting and exercise privileges of grants if a participant's termination of employment is due to a change in control, death or total disability. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan

        The Company adopted the 2010 LTIP to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2010 LTIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 1,500,000 shares of common stock are available for issuance under the plan. Awards that are granted will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The 2010 LTIP was adopted by our board on October 18, 2010 and approved by our shareholders on November 23, 2010, and, after that date, no new awards may be granted under the Omnibus Plan. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2010 LTIP allows for acceleration of vesting and exercise privileges of grants if a participant's termination of employment is due to a change in control, death or total disability. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination. The 2010 Plan was recently amended and restated to reflect our reincorporation in Illinois and the ten-for-one exchange of our common stock in connection with the reincorporation.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth certain information regarding shares of our common stock authorized for issuance under equity compensation plans as of April 30, 2011:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	548,870	$14.72	1,403,310
Equity compensation plans not approved by shareholders	—	—	—
Total	548,870	$14.72	1,403,310

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In connection with this offering, we have adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person and exceeds $120,000, exclusive of employee compensation and directors' fees. Upon completion of this offering, a copy of our procedures may be found on our website at www.midlandstatesbank.com.

        Our policy assigns to our Audit Committee the duty to ascertain that there is an ongoing review process of all related party transactions for potential conflicts of interest and requires that our Audit Committee approve any such transactions. Our Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of our board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by our board. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arm's-length basis and in the ordinary course of our business, the direct or indirect nature of the related party's interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by our Audit Committee or our board, taking into account factors as deemed appropriate and relevant. Lending and other banking transactions in the ordinary course of business are not treated as related party transactions under this policy and, instead, these transactions are monitored and approved, if necessary, by the Bank's board.

        Our directors, officers, beneficial owners of more than 5% of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with the bank regulatory requirements.

        The following is a description of transactions since January 1, 2008, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Issuance of Preferred Stock

        On May 30, 2009, we sold and issued 2,360 shares of our Series C Preferred Stock for aggregate gross proceeds of $23.6 million to accredited investors, including certain of our directors, officers, beneficial holders of more than 5% of our voting securities and their affiliates as set forth in the table below. Each share of Series C Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of our common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series C Preferred Stock is $11.75, provided that if, as of the date of conversion, we have not declared and paid dividends on the Series C Preferred Stock with respect to two or more dividend periods, then the conversion price per share will be adjusted downward to $9.243.

        On March 31, 2010, we also sold and issued 2,377 shares of our Series D Preferred Stock for aggregate gross proceeds of $23.8 million to certain accredited investors, including certain of our directors, officers, beneficial holders of more than 5% of our voting securities and their affiliates as set forth in the table below. Each share of Series D Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of our common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series D Preferred Stock is $23.00.

        The following table lists the number of shares of Series C Preferred Stock and Series D Preferred Stock, as well as the aggregate purchase price for each, purchased by our directors, officers, beneficial holders of more than 5% of our voting securities and their affiliates:

	Series C Preferred Stock		Series D Preferred Stock
Name	Number of Shares	Aggregate Purchase Price	Number of Shares	Aggregate Purchase Price
Leon J. Holschbach	65	$650,000	40	$400,000
Jeffrey G. Ludwig(1)	35	$350,000	65	$650,000
Jeffrey S. Mefford	30	$300,000	—	—
John M. Schultz(2)	268	$2,680,000	123	$1,230,000
Robert F. Schultz(3)	75	$750,000	50	$500,000
Jeffrey C. Smith	10	$100,000	25	$250,000
Karen D. Wolters	50	$500,000	50	$500,000
Siemer Milling Company	100	$1,000,000	400	$4,000,000
Richard C. Siemer(4)	—	—	20	$200,000
Austin Crews Group, L.P.	50	$500,000	—	—
Dr. Richard E. Workman(5)	370	$3,700,000	—	—

(1)
The 65 shares of Series D Preferred Stock beneficially owned by Mr. Ludwig include 25 shares owned by JQ Properties, LLC. Mr. Ludwig is a member of JQ Properties, LLC, and shares voting and investment power over the shares of Series C Preferred Stock owned by JQ Properties, LLC.

(2)
The 268 shares of Series C Preferred Stock beneficially owned by Mr. Schultz include 50 shares owned by Agracel, Inc. Mr. Schultz is the Chief Executive Officer and a substantial shareholder of Agracel, Inc. The 123 shares of Series D Preferred Stock beneficially owned by Mr. Schultz include 110 shares owned by JNJ, LLC. Mr. Schultz is the sole member of JNJ, LLC and, as such, has sole voting and investment power over the shares of Series D Preferred Stock owned by JNJ, LLC.

(3)
The 75 shares of Series C Preferred Stock beneficially owned by Mr. Schultz include 25 shares purchased by his spouse and 50 shares purchased by AKRA Builders, Inc. Mr. Schultz is a shareholder of AKRA Builders and currently serves as its Chairman. The 50 shares of Series D Preferred Stock attributable to Mr. Schultz were purchased by AKRA Investments, LLC. Mr. Schultz is a managing member of AKRA Investments and currently serves as its President.

(4)
Mr. Siemer is the President and a shareholder of, and has voting and dispositive power over the shares held by, Siemer Milling Company. The shares shown in the table for Siemer Milling Company do not include Mr. Siemer's 20 shares of Series D Preferred Stock.

(5)
As described below under "Subordinated Notes and Warrants to Acquire Preferred Stock," the Richard E. Workman 2001 Trust purchased from us an $11.3 million subordinated note in connection with our sale of shares of Series C Preferred Stock and a $5.0 million subordinated note in connection with our sale of shares of Series D Preferred Stock. In connection with such investment, the Richard E. Workman 2001 Trust also received warrants to purchase 630 shares of our Series E Preferred Stock, which have substantially identical terms to our Series C Preferred Stock, and 500 shares of our Series F Preferred Stock, which have substantially identical terms to our Series D Preferred Stock.

Subordinated Notes and Warrants to Acquire Preferred Stock

        On May 29, 2009, we entered into a credit agreement with the Richard E. Workman 2001 Trust, the beneficial owner of approximately 9.5% of our outstanding common stock on an as-converted basis, for which Dr. Richard E. Workman serves as trustee, pursuant to which we sold and issued a subordinated note, or the 2009 subordinated note, with a principal amount of $11.3 million at 100% of its face amount. The 2009 subordinated note bears interest at a per annum rate of 15.0%. On March 31, 2010, we entered into an amendment to the credit agreement with the Richard E. Workman 2001 Trust, pursuant to which we issued an additional subordinated note, or the 2010 subordinated note, with a principal amount of $5.0 million at 100% of its face amount. The 2010 subordinated note bears interest at a per annum rate of 12.0%.

        On December 31, 2010, we and the Richard E. Workman 2001 Trust agreed to amend and restate the credit agreement pursuant to which the subordinated notes were issued to modify certain provisions thereof to ensure that the subordinated notes satisfied the criteria for Tier 2 capital treatment under Federal Reserve regulations. The principal amount of and interest rate on the subordinated notes remained unchanged. The maturity date of both subordinated notes is April 1, 2020. The 2009 subordinated note may be redeemed by us, in whole or in part, at any time on or after July 1, 2013. The 2010 subordinated note may be redeemed by us, in whole or in part, at any time on or after April 1, 2016. As part of the amendment process, we also enhanced our right to require the Richard E. Workman 2001 Trust to exercise the warrants in certain circumstances, as discussed in the last paragraph of this section.

        In connection with the Richard E. Workman 2001 Trust's investment in these subordinated notes, we issued to him a warrant to acquire up to 630 shares of our Series E Preferred Stock at an exercise price of $10,000 per share and a warrant to acquire up to 500 shares of our Series F Preferred Stock at an exercise price of $10,000 per share. The terms of our Series E Preferred Stock are substantially identical to the terms of our Series C Preferred Stock, and the terms of our Series F Preferred Stock are substantially identical to the terms of our Series D Preferred Stock. Prior to July 1, 2013, payment of the exercise price pursuant to the Series E warrant may only be made by exchanging the principal amount of the 2009 subordinated note. Between July 1, 2013 and expiration, payment of the exercise price pursuant to the Series E Warrant may be made by exchanging the principal amount of the 2009 subordinated note, in cash or by cashless exercise. With respect to the Series F warrant, payment of the exercise price may only be made by exchanging the principal amount of the 2010 subordinated note. Both warrants have an expiration date of April 1, 2016.

        On December 31, 2010, we also entered into agreements with the Richard E. Workman 2001 Trust which, among things, requires it to exercise the warrants to acquire shares of our Series E Preferred Stock and Series F Preferred Stock upon Dr. Workman's receipt of a notice of non-objection from the Federal Reserve with respect to a CBCA application (described below), which would enable him to beneficially own 10% or more (but not more than 24.9%) of the outstanding shares of our common stock. There can be no guarantee that he will receive the required notice of non-objection. Under these agreements, we also have the right to require the Richard E. Workman 2001 Trust to exercise the warrants up to the maximum extent possible without causing Dr. Workman or any of his affiliates, including the Richard E. Workman 2001 Trust to be deemed, for purposes of the BHCA or the CBCA, to own 10% or more of our outstanding shares of common stock. Accordingly, following this offering, we will be able to require the Richard E. Workman 2001 Trust to partially exercise the warrants to acquire shares of Series E Preferred Stock to take account of the increased number of shares of our common stock that we will be outstanding following the offering.

Registration Rights

        We have granted the Richard E. Workman 2001 Trust registration rights pursuant to a registration rights agreement. For a further description of these rights, see "DESCRIPTION OF OUR CAPITAL STOCK—Registration Rights."

Other Transactions

        On February 26, 2010, we purchased a parcel of land, on which our new corporate headquarters facility is being constructed, from Effingham Hi-Tech Partners, an entity controlled by Agracel, Inc., a real estate management and development company, at a cost of approximately $443,000. We also purchased an additional parcel of land at the same site from Effingham Hi-Tech Partners for $312,000 on January 28, 2011. Mr. John M. Schultz, our Chairman, is a substantial shareholder of Agracel, Inc. and currently serves as its Chief Executive Officer.

        On April 16, 2010, we entered into a contract with AKRA Builders, Inc. to act as general construction manager for the construction of our new corporate headquarters facility. The total cost of the facility is expected to be approximately $22.0 million. Because AKRA Builders serves as the general contractor the project, we make payments directly to AKRA Builders, which in turn makes payments to subcontractors and pays material and equipment costs and labor expenses. Under the contract, AKRA Builders' general contractor fee is set at 7.0% of the total construction cost. We estimate AKRA Builders' general contractor fee will be approximately $1.2 million. Mr. Robert F. Schultz, a member of our board of directors, is a substantial shareholder of AKRA Builders and currently serves as its Chairman.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock as of April 30, 2011 by:

  •
  each person who is known by us to own beneficially more than 5% of such shares;

  •
  each member of our board of directors;

  •
  each of our named executive officers; and

  •
  all of our directors and named executive officers as a group (12 persons).

        Except as otherwise indicated, the address for each beneficial owner is c/o Midland States Bancorp, Inc., 133 West Jefferson Avenue, Effingham, Illinois 62401.

        We have determined beneficial ownership in accordance with the rules and regulations of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

        The applicable percentage ownership is based on 4,249,777 shares of our common stock outstanding as of April 30, 2011 plus, on an individual basis, the right of that person to obtain common stock upon (i) conversion of shares of our Series C Preferred Stock or Series D Preferred held by such person and (ii) exercise of stock options held by such person that are exercisable within 60 days of April 30, 2011. Pursuant to SEC rules, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

        For purposes of the table below, we have assumed that                        shares of our common stock will be outstanding upon completion of this offering. Beneficial ownership representing less than one percent is denoted with an "*".

	Shares beneficially owned prior to offering		Shares beneficially owned after offering
Name	Number of Shares(1)	Percentage(2)	Number of Shares(1)	Percentage, assuming no exercise of underwriters' option to purchase additional shares(2)	Percentage, assuming full exercise of underwriters' option to purchase additional shares(2)
Officers and Directors
Leon J. Holschbach(3)	182,911	4.2%
Kenneth D. Maschhoff(4)	50,500	1.2%
John M. Schultz(5)	345,422	7.6%
Robert F. Schultz(6)	362,868	8.4%
Q. Anthony Siemer	31,050	*
Jeffrey C. Smith(7)	24,379	*
Karen D. Wolters(8)	92,162	2.1%
Jeffrey A. Brunoehler	—	—
Jeffrey G. Ludwig(9)	146,469	3.4%
Jeffrey S. Mefford(10)	57,295	1.3%
Sharon A. Schaubert(11)	30,085	*
Douglas J. Tucker	—	—
All executive officers and directors as a group (12 persons)	1,323,141	26.4%
5% Security Holders
J.M. Schultz Investment, L.L.C.(12) 200 N. 3rd St., Suite 201 Effingham, Illinois 62401	250,030	5.9%
Richard E. Workman 2001 Trust(13) 5180 Vardon Drive Windemere, Florida 34786	433,683	9.5%
Austin Crews Group, L.P.(14) c/o Siemer, Austin & Fuhr 307 North Third Street Effingham, Illinois 62401	283,683	6.6%
Richard C. Siemer c/o Siemer Milling Company(15) P.O. Box 670 Teutopolis, Illinois 62467	406,364	9.0%

(1)
Beneficial ownership does not include: (i) any shares of common stock that may be purchased in this offering by the person listed; or (ii) with respect to officers and directors, common stock-equivalent units owned by such officer and director in the Amended and Restated Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc.

(2)
Ownership percentages reflect the person's ownership percentage assuming that such person, but no other person, (i) converts all shares of our Series C Preferred Stock or Series D Preferred Stock held by such person into shares of our common stock and (ii) exercises all options or rights to acquire shares of our common stock held by such person that are either currently exercisable or exercisable within 60 days of April 30, 2011. The ownership percentage of all executive officers and directors, as a group, assumes that all 12 persons, but no other person, (i) convert all shares of our Series C Preferred Stock or Series D Preferred

  Stock held by such persons into shares of our common stock and (ii) exercise all options or rights to acquire shares of our common stock held by such persons that are either currently exercisable or exercisable within 60 days of April 30, 2011.

(3)
Consists of: (i) 23,793 shares of our common stock held by Mr. Holschbach individually, including through a self-directed IRA; (ii) 25,540 shares of our common stock held individually that are restricted as to transferability; (iii) 2,070 shares of our common stock held by Mr. Holschbach jointly with his spouse; (iv) 65 shares of our Series C Preferred Stock convertible into 55,319 shares of our common stock held by Mr. Holschbach individually; (v) 40 shares of our Series D Preferred Stock convertible into 17,391 shares of our common stock held by Mr. Holschbach individually; and (vi) 58,798 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of April 30, 2011.

(4)
Consists of: (i) 8,000 shares of our common stock held by Mr. Maschhoff individually; and (ii) 42,500 shares of our common stock held by Gateway Investments, LLC. Mr. Maschoff is a managing member, and has voting and investment power over the shares held by, Gateway Investments, LLC, but disclaims beneficial ownership of such shares extent to the extent of his pecuniary interest therein.

(5)
Consists of: (i) 56,070 shares of our common stock held by Mr. Schultz individually, including through self-directed IRAs; (ii) 4,790 shares of our common stock held by Mr. Schultz's spouse individually, including through a self-directed IRA; (iii) 218 shares of Series C Preferred Stock convertible into 185,531 shares of our common stock held by Mr. Schultz individually, including through a self-directed IRA; (iv) 50 shares of Series C Preferred Stock convertible into 42,553 shares of our common stock held by Agracel, Inc.; (v) 13 shares of Series D Preferred Stock convertible into 5,652 shares of our common stock held by Mr. Schultz individually through a self-directed IRA; (vi) 110 shares of Series D Preferred Stock convertible into 47,826 shares of our common stock held by JNJ, LLC, a family investment vehicle; and (vii) 3,000 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of April 30, 2011. Mr. Schultz is: (i) the Chief Executive Officer and a shareholder of Agracel, Inc.; and (ii) the managing member of JNJ, LLC. He has voting and investment power over the shares held by Agracel, Inc. and JNJ, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)
Consists of: (i) 12,870 shares of our common stock held by Mr. Schultz individually, including through a self-directed IRA; (ii) 2,100 shares of our common stock held by Mr. Schultz's spouse; (iii) 9,800 shares of our common stock held by Mr. Schultz's minor children; (iv) 2,500 shares of our common stock held by AKRA Builders, Inc.; (v) 250,030 shares of our common stock held by J.M. Schultz Investment, L.L.C.; (vi) 25 shares of our Series C Preferred Stock convertible into 21,276 shares of our common stock, which are held by Mr. Schultz's spouse; (vii) 50 shares of our Series C Preferred Stock convertible into 42,553 shares of our common stock, which are held by AKRA Builders, Inc.; and (viii) 50 shares of our Series D Preferred Stock convertible into 21,739 shares of our common stock, which are held by AKRA Investments, LLC. Mr. Schultz is: (i) the Chairman and a substantial shareholder of AKRA Builders, Inc.; (ii) the managing member of J.M. Schultz Investment, L.L.C.; and (iii) the President and a managing member of AKRA Investments, LLC. He has voting and investment power over the shares held by AKRA Builders, Inc., J.M. Schultz Investment, L.L.C. and AKRA Investments, LLC, but disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)
Consists of: (i) 5,000 shares of our common stock held jointly with Mr. Smith's spouse; (ii) 10 shares of our Series C Preferred Stock convertible into 8,510 shares of our common stock held individually; and (iii) 25 shares of our Series D Preferred Stock convertible into 10,869 shares of our common stock held jointly with Mr. Smith's spouse.

(8)
Consists of: (i) 9,460 shares of our common stock held by Ms. Wolters individually through a revocable grantor trust; (ii) 2,240 shares of our common stock held jointly with Ms. Wolters's spouse; (iii) 10,530 shares of our common stock held by Ms. Wolters's spouse individually through a revocable grantor trust; (iv) 50 shares of Series C Preferred Stock convertible into 42,553 shares of our common stock held by Ms. Wolters individually; (v) 50 shares of Series D Preferred Stock convertible into 21,739 shares of our common stock held by Ms. Wolters's spouse individually through a revocable grantor trust; and (vi) 5,640 shares of our common stock held in a custodial capacity by Ms. Wolters and her spouse for their grandchildren.

(9)
Consists of: (i) 35,795 shares of our common stock held individually, including through a self-directed IRA; (ii) 14,080 shares of our common stock held individually that are restricted as to transferability; (iii) 10 shares of Series C Preferred Stock convertible into 8,510 shares of our common stock held individually through a self-directed IRA; (iv) 25 shares of Series C Preferred Stock convertible into 21,276 shares of our common stock held jointly with Mr. Ludwig's spouse; (v) 40 shares of Series D Preferred Stock convertible into 17,391 shares of our common stock held individually; (vi) 25 shares of Series D Preferred Stock convertible into 10,869 shares of our common stock held by JQ Properties, LLC; and (vii) 38,548 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of April 30, 2011. Mr. Ludwig is a Manager and a member of, and has shared voting and investment power over the shares held by, JQ Properties, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)
Consists of: (i) 2,639 shares of our common stock held individually; (ii) 6,370 shares of our common stock held individually that are restricted as to transferability; (iii) 30 shares of our Series C Preferred Stock convertible into 25,531 shares of our common stock held individually; and (iv) 22,755 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of April 30, 2011.

(11)
Consists of: (i) 1,000 shares of our common stock held individually; (ii) 4,960 shares of our common stock held individually that are restricted as to transferability; and (iii) 24,125 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of April 30, 2011.

(12)
Robert F. Schultz, one of our directors, is the managing member of J.M. Schultz Investment, L.L.C.

(13)
Consists of: (i) 118,790 shares of our common stock held by the Richard E. Workman 2001 Trust; and (ii) 370 shares of our Series C Preferred Stock convertible into 314,893 shares of our common stock. Dr. Richard E. Workman is the trustee of the Richard E. Workman 2001 Trust. Excludes: (i) 630 shares of Series E Preferred Stock convertible into 536,170 shares of our common stock that may be acquired upon exercise of an outstanding warrant held by the Richard E. Workman 2001 Trust; and (ii) 500 shares of Series F Preferred Stock convertible into 217,391 shares of our common stock that may be acquired upon exercise of an outstanding warrant held by the Richard E. Workman 2001 Trust. The warrants held by the Richard E. Workman 2001 Trust will not be exercisable within 60 days of April 30, 2011. However, the number of shares to be beneficially owned after the offering reflects the additional shares of Series E Preferred Stock, and the shares of our common stock into which such additional shares of Series E Preferred Stock are convertible, that we estimate the Richard E. Workman 2001 Trust will acquire upon consummation of the offering (upon a forced partial exercise of the outstanding warrant to acquire 630 shares of Series E Preferred Stock) to increase its as-converted ownership percentage, calculated pursuant to the Federal Reserve's guidelines under the CBCA, to 9.9%.

(14)
Consists of: (i) 241,130 shares of our common stock; and (ii) 50 shares of Series C Preferred Stock convertible into 42,553 shares of our common stock. The general partner of Austin Crews Group, L.P. is William W. Austin. Mr. Austin is a partner of Siemer, Austin & Fuhr, a law firm which provides legal services to us and our affiliates. Q. Anthony Siemer, one of our directors, is a partner of Mr. Austin in Siemer, Austin & Fuhr.

(15)
Consists of: (i) 5,750 shares of our common stock held individually; (ii) 132,900 shares of our common stock held by Siemer Milling Company; (iii) 100 shares of our Series C Preferred Stock convertible into 85,106 shares of our common stock held by Siemer Milling Company; (iv) 20 shares of our Series D Preferred Stock convertible into 8,695 shares of our common stock held individually; and (v) 400 shares of our Series D Preferred Stock convertible into 173,913 shares of our common stock held by Siemer Milling Company. Mr. Siemer is the President and a shareholder of, and has voting and investment power over the shares held by, Siemer Milling Company. Mr. Siemer is the brother of Q. Anthony Siemer, one of our directors.

        There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change of control of the Company.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation, or articles, including the statements of resolution establishing series of preferred stock, and bylaws, as they each will be in effect prior to the completion of this offering. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of shareholder rights.

        Our articles authorize the issuance of up to 40,000,000 shares of common stock, par value $0.01 per share, and up to 4,000,000 shares of preferred stock, par value $2.00 per share. At April 30, 2011, we had issued and outstanding 4,249,777 shares of our common stock, 4,737 shares of preferred stock, 2,360 of which are designated as Series C Preferred Stock and 2,377 of which are designated as Series D Preferred Stock. We also have designated 630 shares of preferred stock as Series E Preferred Stock and 500 shares as Series F Preferred Stock, all of which are reserved for future issuance upon exercise of outstanding warrants. In addition to the shares of our common stock that are currently outstanding, a significant number of shares of our common stock may be acquired upon conversion or exercise of outstanding securities, as follows:

  •
  573,870 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $14.72 per share;

  •
  125,000 shares of our common stock that will be issuable upon exercise of outstanding stock options that will become effective upon consummation of this offering at an exercise price equal to the per share initial public offering price;

  •
  2,008,510 shares of our common stock issuable upon conversion of the 2,360 outstanding shares of our Series C Preferred Stock (based on the conversion price as of the date of this prospectus);

  •
  1,033,478 shares of our common stock issuable upon conversion of the 2,377 outstanding shares of our Series D Preferred Stock;

  •
  536,170 shares of our common stock issuable upon conversion of the 630 shares of our Series E Preferred Stock (based on the conversion price as of the date of this prospectus) that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes; and

  •
  217,391 shares of our common stock issuable upon conversion of the 500 shares of our Series F Preferred Stock that may be acquired upon exercise of an outstanding warrant held by the holder of our outstanding subordinated notes.

Governing Documents

Preferred Stock

        Holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock have the rights set forth in our articles, including the applicable statement of series establishing series, our bylaws and Illinois law.

Common Stock

        Holders of shares of our common stock have the rights set forth in our articles, our bylaws and Illinois law.

Dividends and Distributions

Preferred Stock

        The shares of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock rank senior to our common stock and any other stock that is expressly junior to the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as to payment of dividends, except dividends paid in junior ranking stock. Dividends on the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are payable semiannually on December 1 and June 1 of each year and are not mandatory or cumulative. Holders of shares of our Series C Preferred Stock and Series D Preferred Stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for dividends, at an annual rate of 9% of the liquidation preference per share of $10,000, or $900 per share. Upon future issuance, holders of shares of our Series E Preferred Stock and Series F Preferred Stock also will be entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for dividends, at an annual rate of 9% of the liquidation preference per share of $10,000, or $900 per share.

Common Stock

        The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under Illinois law and the preferential rights of holders of any outstanding shares of our preferred stock, including our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

        In general, so long as any shares of preferred stock remain outstanding, we cannot declare, set apart or pay any dividends on shares of our common stock unless all accrued or declared and unpaid dividends on our preferred stock have been paid or are contemporaneously paid or declared and set apart for payment.

Ranking

Preferred Stock

        The Series C Preferred Stock and Series D Preferred Stock rank (and, when issued, the Series E Preferred Stock and Series F Preferred Stock will rank) senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Series C Preferred Stock and Series D Preferred Stock are equal (and, when issued, the Series E Preferred Stock and Series F Preferred Stock will be equal) in right of payment with each other. The liquidation preference of the shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock is $10,000 per share, plus declared but unpaid dividends thereon.

Common Stock

        Our common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to all other securities and indebtedness of the Company.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock.

Conversion Rights

Preferred Stock

        Optional Conversion.    Each share of our Series C Preferred Stock is (and, when issued, each share of our Series E Preferred Stock will be) convertible at any time, at the option of the holder, into the number of shares of our common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series C Preferred Stock and Series E Preferred Stock is $11.75 (which gives effect to the ten-for-one exchange of common stock in the reincorporation), provided that if, as of the date of conversion, the Company has not declared and paid dividends on the Series C Preferred Stock or Series E Preferred Stock with respect to two or more dividend periods, then the conversion price per share will be adjusted downward to $9.243.

        Each share of our Series D Preferred Stock is (and, when issued, each share of our Series F Preferred Stock will be) convertible at any time, at the option of the holder, into the number of shares of our common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series D Preferred Stock and Series F Preferred Stock is $23.00 (which gives effect to the ten-for-one exchange of common stock in the reincorporation).

        Based on the 2,360 shares of Series C Preferred Stock and the $11.75 conversion price, a total of 2,008,510 shares of our common stock may be issued upon conversion of the outstanding shares of Series C Preferred Stock. Based on the 2,377 shares of Series D Preferred Stock and the $23.00 conversion price, a total of 1,033,478 shares of our common stock may be issued upon conversion of the outstanding shares of Series D Preferred Stock.

        Upon issuance, the 630 shares of Series E Preferred Stock and the 500 shares of Series F Preferred Stock that may be acquired upon exercise of the outstanding warrants held by the holder of our outstanding subordinated notes will be convertible into 536,170 and 217,391 shares of our common stock, respectively (based on a conversion price of $11.75 in the case of the Series E Preferred Stock and $23.00 in the case of the Series F Preferred Stock).

        Mandatory Conversion.    At any time after May 30, 2014, we will have the right to call and convert all (but not less than all) of the outstanding shares of Series C Preferred Stock into shares of common stock if, on the date that we provide the conversion notice to the holders of Series C Preferred Stock, the book value per share of our common stock equals or exceeds $10.629, which amount equals 115% of the book value per share of our common stock as of December 31, 2008 (after giving effect to the ten-for-one exchange of common stock in the reincorporation).

        At any time after March 31, 2015, we will have the right to call and convert all (but not less than all) of the outstanding shares of Series D Preferred Stock into shares of common stock if, on the date that we provide the conversion notice to the holders of Series D Preferred Stock, the book value per share of our common stock equals or exceeds $18.487, which amount equals 115% of the book value per share of our common stock as of December 31, 2009 (giving effect to the ten-for-one exchange of common stock in the reincorporation).

        The mandatory conversion terms of the Series E Preferred Stock and the Series F Preferred Stock are the same the Series C Preferred Stock and Series D Preferred Stock, respectively, except that the date after which we will have the right to call and convert the outstanding shares of such preferred stock will be five years after such shares have been acquired upon exercise of the applicable warrant.

        Reduction of Conversion Price Due to Certain Subsequent Common Stock Issuance.    The conversion price for our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be reduced if we at any time while such preferred stock remains outstanding issue or sell additional shares of our common stock for a per share price that is less than the applicable conversion price. In such case, the applicable conversion price shall be reduced to a price determined by multiplying the then-current conversion price by a fraction, the numerator of which shall be the sum of the number of shares of common stock outstanding immediately prior to such issuance or sale plus the number of shares of common stock that the aggregate consideration received by us for the total number of additional shares of common stock so issued would purchase at the then-current conversion price, and the denominator of which will be the sum of the number of shares of common stock outstanding immediately prior to such issuance or sale plus the number of such additional shares of common stock so issued.

        Adjustments to Conversion Price for Stock Splits and Combinations and Certain Distributions.    The conversion price for our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be proportionally decreased or increased, as applicable, for stock splits, stock combinations, dividends or distributions payable in shares of our common stock.

Common Stock

        Our common stock is not convertible into any other shares of our capital stock.

Preemptive Rights

Preferred Stock

        Holders of our Series C Preferred Stock and Series D Preferred Stock do not, and holders of our Series E Preferred Stock and Series F Preferred Stock will not, have any preemptive rights.

Common Stock

        Holders of our common stock do not have any preemptive rights.

Voting Rights

Preferred Stock

        Holders of our Series C Preferred Stock and Series D Preferred Stock do not, and holders of our Series E Preferred Stock and Series F Preferred Stock will not, have any voting rights, except as follows:

  •
  holders of at least 75% of the shares of applicable series of preferred stock, each voting as a separate class, must approve: (i) any amendment to our articles to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the applicable series of preferred stock with respect to payment of dividends or distribution of assets on liquidation of the Company; (ii) any amendment to our articles or bylaws that would alter or change the voting powers, preferences or special rights of the applicable series of preferred stock so as to materially and adversely affect such holders (provided, however, that an amendment to authorize, create or increase the authorized amount of any shares of any class or series of stock of the Company ranking on a parity with or junior to the applicable series of preferred stock will not be deemed to materially and adversely affect the voting powers, preferences or special rights of such stock); and (iii) any share exchange, reclassification involving the applicable series of preferred stock or merger or consolidation unless such transaction does not affect the powers, preferences and special rights of the applicable series of preferred stock; and

  •
  subject to certain conditions and limitations, holders of the outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class, have the right to elect two additional directors to our board of directors if dividends on the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock have not been paid for three or more dividend periods, whether or not consecutive.

Common Stock

        The holders of our common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that a plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present.

        Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Class I directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2011, Class II directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2012 and Class III directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2013. At each annual meeting following this initial classification, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

Redemption

Preferred Stock

        Optional Redemption by the Company.    We may, at our option, redeem all but not less than all of the outstanding shares of our Series C Preferred Stock at any time after May 30, 2014, subject to prior approval of the Federal Reserve Bank of St. Louis, at a price of $10,000 per share plus any declared but unpaid dividends at the date fixed for redemption.

        Additionally, we may, at our option, redeem all but not less than all of the outstanding shares of our Series D Preferred Stock at any time after March 31, 2015, subject to prior approval of the Federal Reserve Bank of St. Louis, at a price of $10,000 per share plus any declared but unpaid dividends at the date fixed for redemption.

        Upon issuance of the Series E Preferred Stock and Series F Preferred Stock, we will have the option to redeem all or any part of the outstanding shares of such stock at any time after the fifth anniversary of the issuance date, subject to prior approval of the Federal Reserve Bank of St. Louis, at a price of $10,000 per share plus any declared but unpaid dividends at the date fixed for redemption.

        Redemption at the Option of the Holder.    The shares of Series C Preferred Stock and Series D Preferred Stock are not, and the shares of the Series E Preferred Stock and Series F Preferred Stock will not be, redeemable at the option of the holders.

Common Stock

        We have no obligation or right to redeem our common stock.

Registration Rights

        We have entered into a Registration Rights Agreement, dated as of January 18, 2011 (as amended by an Amendment Agreement, dated May 11, 2011), with the Richard E. Workman 2001 Trust, the holder of our $16.3 million of subordinated notes and a significant shareholder. Pursuant to the registration rights agreement, the Richard E. Workman 2001 Trust has the right to demand (but only once) that we, at our expense, prepare and file a registration statement to register under the Securities Act the shares of our common stock that it owns; provided that the aggregate amount of common stock registered must be at least $5.0 million. Such demand right does not become operative until 180 days following the effective date of the registration statement of which this prospectus is a part. The Richard E. Workman 2001 Trust also has piggyback registration rights, which gives it the right to require us to include in a registration statement filed by us the shares of common stock it owns. The registration rights agreement terminates on the earlier of April 1, 2016, and the date on which no party with rights under the agreement owns any shares of our common stock.

Stock Exchange Listing

Preferred Stock

        Our shares of Series C Preferred Stock and Series D Preferred Stock are not listed, and our shares of Series E Preferred Stock and Series F Preferred Stock will not upon issuance be listed, on a national securities exchange.

Common Stock

        We have applied to list our common stock on the NASDAQ Stock Market under the symbol "MSBI."

Anti-Takeover Considerations and Special Provisions of Our Articles, Bylaws and Illinois Law

        Illinois law and certain provisions of our articles and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Classified Board of Directors; Noncumulative Voting for Directors

        Our articles provide that our board of directors is classified into three classes of directors, with the members of one class to be elected each year, which prevents a majority of our directors from being removed at a single annual meeting. In addition, our articles specify that, as permitted by the IBCA, directors may be removed during their three-year terms only for "cause." See the discussion below under "—Filling of Board Vacancies; Removals" for the definition of "cause."

        Our articles also provide for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to our board of directors.

Authorized But Unissued Capital Stock

        We have authorized but unissued shares of preferred stock and common stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limitation on Right to Call a Special Meeting of Shareholders

        Our bylaws provide that special meetings of shareholders may only be called by our board or our president or by the holders of not less than 20 percent of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Advance Notice Provisions

        Our bylaws generally require a shareholder desiring to propose new business at a shareholder meeting to provide advance written notice to our corporate secretary, not less than 90 days nor more than 120 days prior to the date of the meeting, containing certain information about the shareholder and the business to be brought. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding stock until the next shareholders' meeting.

        Additionally, our bylaws provide that nominations for directors must be made in accordance with the provisions of our bylaws, which generally require, among other things, that such nominations be provided in writing to our corporate secretary, not less than 90 days nor more than 120 days prior to the meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee.

No Action By Written Consent of Shareholders

        Our articles of incorporation provide that any action required or permitted to be taken by the holders of our capital stock must be effected at a duly called annual or special meeting of the holders of our capital stock and may not be effected by any consent in writing by our shareholders.

Filling of Board Vacancies; Removals

        Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by the board, acting by not less than two-thirds of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified. Furthermore, our articles specify that directors may only be removed by shareholders for "cause," and that removal of a director for cause by our shareholders requires the affirmative vote of the holders of not less than 70% of the outstanding shares of capital stock entitled to vote generally in the election of directors. "Cause" will be deemed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged by a court to be liable for gross negligence or willful misconduct in the performance of such director's duty to us and such adjudication is no longer subject to direct appeal.

Amendment of the Bylaws

        Our articles and bylaws provide that our bylaws may be altered, amended or repealed by our board without prior notice to or approval by our shareholders. Accordingly, our board could take action to amend our bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Supermajority Voting Provisions

        Our articles provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least 70% of the voting power of all outstanding capital stock entitled to vote thereon. Notwithstanding the foregoing, if at least 66 2/3% of our directors approve any such transaction, then the supermajority voting provisions set forth in our articles will not apply and only a majority vote of our shareholders will be required to approve such transaction.

Illinois Law

        Our articles expressly provide that Section 7.85 of the IBCA, which applies to interested shareholder transactions, will apply to the Company. Section 7.85 requires that, except in limited circumstances, a "business combination" with an "interested shareholder" be approved by (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors; and (ii) the affirmative vote of a majority of the voting shares of stock held by "disinterested shareholders." An "disinterested shareholder" is a shareholder who is not an "interested shareholder" or an affiliate or an associate of an interested shareholder. An "interested shareholder" means: (i) a person that is the owner of 15% or more of the outstanding voting shares of the Company or is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three year period immediately before the date on which it is sought to be determined whether the person is an interested shareholder; and (ii) the affiliates and associates of that person. This provision may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our shareholders.

        Notwithstanding the foregoing, the higher vote requirement set forth in Section 7.85 of the IBCA will not be applicable to any transaction if either: (i) the transaction has been approved by 66 2/3% of the disinterested directors; or (ii) the transaction satisfies certain fair price and procedure requirements.

Consideration of Non-Shareholder Interests

        Section 8.85 of the IBCA provides that, in discharging their duties, the board of directors, committees of the board, individual directors and individual officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors. Our articles incorporate the concept in Section 8.85 of the IBCA and permit our board to consider, in connection with the exercise of its judgment in determining what is in the best interests of the Company and our shareholders when evaluating a potential change in control transaction, a variety of interests beyond the direct financial interests of our shareholders, including the social and economic effects of the transaction on the Company and the other elements of the communities in which we operate.

Limitation on Liability and Indemnification of Officers and Directors

        Our articles provide that, to the fullest extent permitted by Illinois law, our directors will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty in such director's capacity as a director.

        Our articles also provide that, subject to the limits of applicable federal and state banking laws and regulations, we must indemnify each of our directors and officers in accordance with and to the fullest extent permitted by law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is IST Shareholder Services.

 SHARES ELIGIBLE FOR FUTURE SALE

Market Information

        Prior to this offering, there has been no established public trading market or publicly available quotations for our common stock. Upon completion of this offering, approximately                        shares of our common stock will be outstanding, or                        shares of common stock if the underwriters' option if exercised in full. Additionally, upon completion of the offering, there will be: (i) a total of 3,041,998 shares of our common stock, in the aggregate, issuable upon conversion of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock; (ii) a total of 753,561 shares of our common stock, in the aggregate, issuable upon conversion of shares of Series E Preferred Stock and Series F Preferred Stock that may be acquired upon exercise of the outstanding warrants held by the holder of our subordinated notes; and (iii)                          shares of our common stock issuable upon exercise of outstanding stock options. We expect that the                        shares of our common stock sold in this offering, or                        shares of our common stock if the underwriters' option is exercised in full, will be freely tradable without restriction under the Securities Act, except for shares held by our "affiliates," as defined in Rule 144 under the Securities Act.

Rule 144

        Pursuant to Rule 144 promulgated under the Securities Act, all shares held by non-affiliates that have been issued and outstanding for more than six months are eligible for resale (and shares held by affiliates are eligible for resale up to the volume limitation for each affiliated holder). Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be. Upon consummation of the offering and subject where applicable to the volume limitation of Rule 144, up to approximately            shares of our common stock could be sold pursuant to Rule 144 immediately following this offering and approximately            shares of our common stock could be sold upon the expiration of the 180-day lock-up period described below.

Registration Statements

        Following the completion of this offering, we intend to file a registration statement on Form S-8 registering the issuance of shares of our common stock issuable upon the exercise of outstanding options and options that may be issued in the future under our equity incentive plan. Shares covered by this registration statement will be available for sale immediately upon issuance, subject to the lock-up arrangements described below.

Lock-Up Arrangements

        In connection with this offering, we, our directors, our executive officers and certain of our shareholders have each agreed to enter into lock-up agreements that restrict the sale of our common stock for a period of 180 days after the date of this prospectus, subject to an extension in certain circumstances. Sandler O'Neill + Partners, L.P., in its sole discretion, may release any of the shares of our common stock subject to these lock-up agreements at any time without notice. See "UNDERWRITING."

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus in an underwritten offering in which We and Sandler O'Neill + Partners, L.P., as representative of the underwriters for the offering, will enter into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter named below has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below:

Name	Number of Shares
Sandler O'Neill + Partners, L.P.
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us are true and agreements have been performed;

  •
  there is no material adverse change in their determination in the financial markets or in our business; and

  •
  we deliver customary closing documents.

        Subject to these conditions, the underwriters are committed to purchase and pay for all of the shares of our common stock offered by this prospectus, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters' over-allotment option described below, unless and until that option is exercised.

Over-Allotment Option

        We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of                        additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus.

Commissions and Expenses

        The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $            per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

        The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per share	Total without over-allotment exercise	Total with over-allotment exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

        In addition to the underwriting discount, we will reimburse the underwriters for their reasonable out-of-pocket non-legal expenses, up to $35,000, incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated, including, without limitation, marketing, syndication and travel expenses. Further, we will reimburse the underwriters for their legal fees of up to $250,000 incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated. We estimate that the total expenses of this offering, exclusive of the underwriting discounts and commissions, will be approximately $            , and are payable by us.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our common stock, the representative will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  our earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of and the demand for publicly traded stock of comparable companies.

Indemnification

        We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement

        We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, for a period of 180 days after the date of the underwriting agreement, we and each of these persons may not, without the prior written approval of the underwriters, subject to limited exceptions:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing, or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 17-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Listing on the NASDAQ Stock Market

        We have applied to list our common stock on the NASDAQ Stock Market under the symbol "MSBI."

Stabilization

        In connection with this offering, the underwriters may, but are not obligated to, engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or mitigating a decline in the market price of the common stock while the offering is in progress.

  •
  Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriters

        Certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Jones Day, Chicago, Illinois, is acting as counsel for the underwriters in connection with this offering.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

        McGladrey & Pullen LLP, or McGladrey, served as our independent registered public accounting firm since 1999, auditing our financial statements for each fiscal year ending since that time, through and including the fiscal year ended December 31, 2008. Subsequent to the audit of our financial statements for the fiscal year ended December 31, 2008, our Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms. As a result of this process, our Audit Committee dismissed McGladrey as our independent registered public accounting firm, and approved the engagement of KPMG LLP as our independent registered public accounting firm. On September 9, 2010, we engaged KPMG to audit our financial statements for the fiscal years ended December 31, 2010 and 2009. In addition, in conjunction with this offering, we also retained KPMG to audit our financial statements for the fiscal year ended December 31, 2008 for use in this prospectus.

        For the fiscal year ended December 31, 2008, McGladrey's report on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2008, and through the date hereof, there have been no reportable events described in Item 304(a)(1)(v) of Regulation S-K, as promulgated by the SEC. Additionally, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference thereto in its report on our financial statements for such year.

        We provided McGladrey with a copy of the foregoing disclosures set forth above and requested that McGladrey review such disclosures and furnish a letter addressed to the SEC stating whether or not McGladrey agrees with such statements. McGladrey's response letter was attached as an exhibit to the registration statement of which this prospectus forms a part.

        During the fiscal years ended December 31, 2010, 2009 and 2008, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

EXPERTS

        The consolidated financial statements of Midland States Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The statement of assets acquired and liabilities assumed by Midland States Bank, a wholly owned subsidiary of Midland States Bancorp, Inc. dated March 26, 2010 has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement.

        Following the offering, we will become subject to the full informational requirements of the Exchange Act and will file periodic reports and other information with the SEC. We maintain an Internet site at www.midlandstatesbank.com. Information on, or accessible through, our website is not part of this prospectus.

        You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MIDLAND STATES BANCORP, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Midland States Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Midland States Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland States Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

St. Louis, Missouri
May 13, 2011

MIDLAND STATES BANCORP, INC.

Consolidated Balance Sheets

December 31, 2010 and 2009

(In thousands, except for share data)

	2010	2009
Assets
Cash and due from banks	$57,068	$83,846
Federal funds sold	88	91

Cash and cash equivalents	57,156	83,937
Investment securities available-for-sale at fair value ($134,029 and $151,619 covered by FDIC loss-share at December 31, 2010 and 2009, respectively)	391,742	298,662
Loans ($137,041 and $131,740 covered by FDIC loss-share at December 31, 2010 and 2009, respectively)	1,047,144	624,456
Allowance for loan losses	(28,488)	(19,766)

Total loans, net	1,018,656	604,690
Loans held for sale	866	803
Indemnification asset due from FDIC	67,538	72,699
Premises and equipment, net	32,521	10,904
Other real estate owned ($10,904 and $4,319 covered by FDIC loss-share at December 31, 2010 and 2009, respectively)	13,906	5,713
Nonmarketable equity securities	9,630	8,880
Accrued interest receivable	8,495	5,811
Intangible assets	13,235	1,073
Goodwill	7,582	7,582
Cash surrender value of life insurance policies	5,568	5,324
Other assets	7,427	7,674

Total assets	$1,634,322	$1,113,752

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest bearing	$173,875	$64,356
Interest bearing	1,190,642	853,736

Total deposits	1,364,517	918,092
Short term borrowings	56,718	13,191
FHLB borrowings	71,279	76,970
Subordinated debt	16,300	11,300
Trust preferred debentures	10,000	10,000
Accrued interest payable	2,755	2,077
Other liabilities	6,218	8,830

Total liabilities	1,527,787	1,040,460

Commitments and contingencies (note 18)
Shareholders' Equity:
Preferred stock, Series C, $2 par value, $10,000 liquidation value; 3,130 shares authorized; 2,360 shares issued and outstanding	23,600	23,600
Preferred stock, Series D, $2 par value, $10,000 liquidation value; 4,400 shares authorized; 2,377 shares issued and outstanding	23,770	—
Common stock, $0.01 par value; 40,000,000 shares authorized; 5,000,000 shares outstanding at December 31, 2010; $0.20 par value; 15,000,000 shares authorized; 5,000,000 shares outstanding at December 31, 2009	50	1,000
Capital surplus	9,447	8,221
Retained earnings	56,949	50,199
Accumulated comprehensive loss	(180)	(2,559)
Treasury stock, at cost, 835,970 and 856,360 shares at December 31, 2010 and 2009, respectively	(7,101)	(7,169)

Total shareholders' equity	106,535	73,292

Total liabilities and shareholders' equity	$1,634,322	$1,113,752

See accompanying notes to consolidated financial statements.

MIDLAND STATES BANCORP, INC.

Consolidated Statements of Income

Years ended December 31, 2010, 2009 and 2008

(In thousands, except for share data)

	2010	2009	2008
Interest income:
Loans:
Taxable	$60,352	$34,068	$18,485
Tax exempt	809	494	458
Investment securities:
Taxable	16,545	10,646	2,347
Tax exempt	5,407	4,037	1,029
Federal funds sold and cash investments	206	156	118

Total interest income	83,319	49,401	22,437

Interest expense:
Deposits	19,831	17,392	8,324
Short term borrowings	439	266	447
FHLB borrowings	1,990	1,293	478
Subordinated debt	2,281	1,079	—
Trust preferred debentures	583	549	639

Total interest expense	25,124	20,579	9,888

Net interest income	58,195	28,822	12,549
Provision for loan losses	13,580	20,728	1,051

Net interest income after provision for loan losses	44,615	8,094	11,498

Noninterest income:
Service charges on deposit accounts	3,083	1,386	1,046
Wealth management revenue	2,479	1,212	595
Mortgage banking revenue	2,224	1,634	431
Gain on bargain purchase	8,704	25,031	—
FDIC loss-sharing income	1,043	10,496	—
(Amortization) accretion of FDIC indemnification asset, net	(1,232)	1,912	—
Gain on sales of investment securities	2	399	751
Other than temporary impairment on investment securities	(252)	—	—
Other income	2,826	1,055	614

Total noninterest income	18,877	43,125	3,437

Noninterest expense:
Salaries and employee benefits	22,413	11,453	6,280
Occupancy and equipment	4,612	2,457	1,418
Data processing	3,020	1,451	964
FDIC insurance	1,986	1,595	182
Professional	3,492	1,298	596
Other real estate owned	1,410	350	297
Intangible assets amortization	2,082	279	120
Impairment of customer relationship intangible	—	1,003	—
Other	7,830	3,724	2,336

Total noninterest expense	46,845	23,610	12,193

Income before income taxes	16,647	27,609	2,742
Income taxes	4,577	9,272	603

Net income	12,070	18,337	2,139
Preferred stock dividends and discount accretion	3,668	2,291	—

Net income available to common shareholders	$8,402	$16,046	$2,139

Per common share data:
Basic earnings per common share	$1.99	$3.83	$0.52
Diluted earnings per common share	$1.62	$3.11	$0.52
Weighted average common shares outstanding	4,214,820	4,180,620	4,134,710
Weighted average diluted common shares outstanding	6,824,310	5,665,850	4,134,780
See accompanying notes to consolidated financial statements.

MIDLAND STATES BANCORP, INC.

Consolidated Statements of Shareholders' Equity and Comprehensive Income

Years ended December 31, 2010, 2009 and 2008

(In thousands, except for share data)

	Preferred stock	Common stock	Capital surplus	Retained earnings	Accumulated other comprehensive (loss) income	Treasury stock	Total
Balances, December 31, 2007	$—	$1,000	$7,582	$34,980	$(4)	$(7,623)	$35,935
Comprehensive income:
Net income	—	—	—	2,139	—	—	2,139
Other comprehensive income, net of tax:
Change in fair value of investment securities, available-for-sale, net of tax of $530	—	—	—	—	1,090	—	1,090
Reclassification adjustment for realized gains on sales of investment securities, available for sale, included in net income, net of taxes of $(255)	—	—	—	—	(496)	—	(496)
Change in fair value of interest rate swap in a cash flow hedge, net of tax of $(93)	—	—	—	—	(180)	—	(180)

Total comprehensive income							2,553

Excess tax benefit related to disqualified dispositions	—	—	2	—	—	—	2
Exercise of stock options	—	—	72	—	—	94	166
Compensation expense for stock option grants	—	—	131	—	—	—	131
Common dividends declared ($0.30 per share)	—	—	—	(1,194)	—	—	(1,194)
Purchase of treasury stock	—	—	—	—	—	(342)	(342)
Issuance of treasury stock under employee benefit plans	—	—	29	—	—	21	50

Balances, December 31, 2008	$—	$1,000	$7,816	$35,925	$410	$(7,850)	$37,301
Comprehensive income:
Net income	—	—	—	18,337	—	—	18,337
Other comprehensive income, net of tax:
Change in fair value of investment securities, available-for-sale, net of tax of $(1,451)	—	—	—	—	(2,675)	—	(2,675)
Reclassification adjustment for realized gains on sales of investment securities, available for sale, included in net income, net of taxes of $(140)	—	—	—	—	(259)	—	(259)
Change in fair value of interest rate swap in a cash flow hedge, net of tax of $(23)	—	—	—	—	(35)	—	(35)

Total comprehensive income							15,368

Exercise of stock options	—	—	168	—	—	558	726
Compensation expense for stock option grants	—	—	131	—	—	—	131
Amortization of restricted stock awards	—	—	101	—	—	—	101
Common dividends declared ($0.42 per share)	—	—	—	(1,772)	—	—	(1,772)
Preferred dividends declared	—	—	—	(1,727)	—	—	(1,727)
Issuance of Series A preferred stock and warrants	9,625	—	482	—	—	—	10,107
Issuance of Series B preferred stock	509	—	(509)	—	—	—	—
Issuance of Series C preferred stock	23,600	—	(100)	—	—	—	23,500
Accretion of Series A preferred stock discount	564	—	—	(564)	—	—	—
Retirement of Series A and Series B preferred stock	(10,698)	—	—	—	—	—	(10,698)
Purchase of treasury stock	—	—	—	—	—	(20)	(20)
Issuance of treasury stock under employee benefit plans	—	—	132	—	—	143	275

Balances, December 31, 2009	$23,600	$1,000	$8,221	$50,199	$(2,559)	$(7,169)	$73,292
Comprehensive income:
Net income	—	—	—	12,070	—	—	12,070
Other comprehensive income, net of tax:
Change in fair value of investment securities, available-for-sale, net of tax of $1,205	—	—	—	—	2,252	—	2,252
Reclassification adjustment for realized gains on sales of investment securities, available for sale, included in net income, net of taxes of $(1)	—	—	—	—	(1)	—	(1)
Change in fair value of interest rate swap in a cash flow hedge, net of tax of $69	—	—	—	—	128	—	128

Total comprehensive income							14,449

Change in par value of Company stock	—	(950)	950	—	—	—	—
Compensation expense for stock option grants	—	—	243	—	—	—	243
Amortization of restricted stock awards	—	—	147	—	—	—	147
Common dividends declared ($0.39 per share)	—	—	—	(1,652)	—	—	(1,652)
Preferred dividends declared	—	—	—	(3,668)	—	—	(3,668)
Issuance of Series D preferred stock	23,770	—	(93)	—	—	—	23,677
Purchase of treasury stock	—	—	—	—	—	(88)	(88)
Issuance of treasury stock under employee benefit plans	—	—	(21)	—	—	156	135

Balances, December 31, 2010	$47,370	$50	$9,447	$56,949	$(180)	$(7,101)	$106,535

See accompanying notes to consolidated financial statements.

MIDLAND STATES BANCORP, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$12,070	$18,337	$2,139
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	13,580	20,728	1,051
Depreciation on premises and equipment	1,618	969	605
Amortization of intangible assets	2,082	279	120
Amortization (accretion) of FDIC indemnification asset, net	1,232	(1,912)	—
FDIC loss-sharing income	(1,043)	(10,496)	—
Amortization of restricted stock awards	147	101	—
Compensation expense for stock option grants	243	131	131
Excess tax benefit related to disqualified dispositions	—	—	2
Increase in cash surrender value of life insurance	(244)	(242)	(82)
Provision for deferred income taxes	(1,024)	647	48
Investment securities amortization (accretion), net	303	(47)	(36)
Other than temporary impairment on investment securities	252	—	—
Gain on sales of investment securities	(2)	(399)	(751)
Loss on disposal of premises and equipment	—	44	—
Loss (gain) on sale of other real estate owned	115	(64)	30
Write-down of other real estate owned	1,001	210	207
Origination of loans held for sale	(79,928)	(78,309)	(22,061)
Proceeds from sale of loans held for sale	79,865	77,981	21,669
Gain on bargain purchase	(8,704)	(25,031)	—
Impairment of customer relationship intangible	—	1,003	—
Net change in operating assets and liabilities:
Accrued interest receivable	(801)	665	223
Accrued interest payable	(575)	(610)	(54)
Other assets	1,255	(1,074)	(381)
Other liabilities	(3,545)	6,109	571

Net cash provided by operating activities	17,897	9,020	3,431

Cash flows from investing activities:
Investment securities available-for-sale:
Purchases	(200,197)	(21,766)	(59,044)
Sales and maturities	92,200	39,050	52,520
Paydowns	43,415	30,997	7,324
Sales of non-marketable securities	907	—	—
Net increase (decrease) in loans	16,420	(80,074)	(27,495)
Purchases of premises and equipment	(10,651)	(1,391)	(696)
Purchase of bank owned life insurance	—	—	(5,000)
Purchases of non-marketable securities	(750)	(1,482)	—
Proceeds from sales of other real estate owned	3,210	2,255	338
Proceeds from FDIC loss-sharing agreement	21,662	18,350	—
Net cash acquired in acquisitions	54,636	52,919	(7,486)

Net cash provided by (used in) investing activities	20,852	38,858	(39,539)

Cash flows from financing activities:
Net (decrease) increase in deposits	(108,057)	622	26,822
Net increase (decrease) in short term borrowings	43,527	(17,193)	1,875
Proceeds from FHLB borrowings	—	60,000	67,500
Payments made on FHLB borrowings	(24,493)	(52,459)	(63,206)
Proceeds from issuance of subordinated debt	5,000	11,300	—
Proceeds from issuance of Series A preferred stock and warrants	—	10,107	—
Proceeds from issuance of Series C preferred stock	—	23,500	—
Payment for retirement of Series A and Series B preferred stock	—	(10,698)	—
Proceeds from issuance of Series D preferred stock	23,677	—	—
Proceeds from exercise of stock options	—	726	166
Cash dividends paid on preferred stock	(3,579)	(1,455)	—
Cash dividends paid on common stock	(1,652)	(1,360)	(1,194)
Proceeds from issuance of treasury stock under employee benefit plans	135	275	50
Purchase of treasury stock	(88)	(20)	(342)

Net cash (used in) provided by financing activities	(65,530)	23,345	31,671

Net (decrease) increase in cash and cash equivalents	(26,781)	71,223	(4,437)

See accompanying notes to consolidated financial statements.

MIDLAND STATES BANCORP, INC.

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Cash and cash equivalents:
Beginning of year	$83,937	$12,714	$17,151

End of year	$57,156	$83,937	$12,714

Supplemental disclosures of cash flow information:
Cash payments for:
Interest paid on deposits and borrowed funds	$24,658	$19,574	$9,915
Income tax paid	11,378	852	822
Supplemental disclosures of noncash investing and financing activities:
Transfer of loans to other real estate owned	$11,139	$2,765	$763

See accompanying notes to consolidated financial statements.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies

Nature of Operations

        Midland States Bancorp, Inc. (the Company, we, our, or us) is a financial and bank holding company headquartered in Effingham, Illinois. As of December 31, 2010, the Company had consolidated assets of $1.6 billion, deposits of $1.4 billion and total shareholders' equity of $106.5 million. Through its wholly-owned bank subsidiary, Midland States Bank (the Bank), the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities through its branch locations in three market areas, central Illinois, northern Illinois and the St. Louis metropolitan area. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company is subject to regulations from certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

        Since late 2007, the Company has pursued an aggressive growth strategy, pursuant to which it has completed five acquisitions and grown its balance sheet to $1.6 billion of assets at December 31, 2010. The Company expanded its operations in 2010 with the acquisition of 12 banking offices from AMCORE Bank, N.A. (AMCORE) in March 2010 and a portfolio of loans, investment securities, trust and brokerage account relationships and deposit liabilities associated with those offices, and WestBridge Bank & Trust Company (WestBridge) through the FDIC as receiver in October 2010. In 2009, the Company acquired Waterloo Bancshares, Inc. (Waterloo) and its wholly-owned subsidiary Commercial State Bank of Waterloo in February 2009 and Strategic Capital Bank (Strategic) through the FDIC as receiver in May 2009. In 2008, we acquired the Effingham and Vandalia, Illinois branches of People's National Bank. Their operating results have been included in the consolidated financial statements from their respective dates of acquisition. See Note 2 for additional information about the Company's acquisitions.

Basis of Presentation

        The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Business Segments

        The Company's financial information is primarily reported and evaluated in two principal lines of business: Banking and Wealth Management. Banking services include various type of deposit accounts; safe deposit boxes; automated teller machines; consumer, mortgage and commercial loans; mortgage loan sales and servicing; letters of credit; and corporate treasury management services. Wealth Management includes trust and fiduciary services, brokerage and retirement planning services.

Principles of Consolidation

        All material intercompany accounts and transactions have been eliminated in consolidation. Assets held for customers in a fiduciary or agency capacity, other than trust cash on deposit with the Bank, are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

Use of Estimates

        In preparing the consolidated financial statements, we are required to make estimates and assumptions, which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include fair value of investment securities, the determination of the allowance for loan losses, estimated fair values of purchased loans, valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans and the carrying value of the indemnification asset due from FDIC. While Company management uses its best judgment, actual results might differ from those estimates. Current economic and market conditions increase the intricacy of the judgments.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, amounts due from banks, which includes amounts on deposit with the Federal Reserve, interest-bearing deposits with banks or other financial institutions, federal funds sold, and securities purchased under agreements to resell with original maturities of less than 90 days. Generally federal funds are sold for one-day periods, but not longer than 30 days.

Investment Securities

        Investment securities consist of debt securities of the U.S. Treasury, government sponsored entities, states, counties, municipalities, agency mortgage backed securities and covered nonagency mortgage backed securities. Securities transactions are recorded on a trade date basis. The Company classifies its securities as trading, available-for-sale, or held to maturity at the time of purchase. Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. Unrealized gains and losses on trading securities are included in earnings. Held to maturity securities are those debt instruments which the Company has the positive intent and ability to hold until maturity. Held to maturity securities are recorded at cost, adjusted for the amortization of premiums or accretion of discounts. All other securities are classified as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available for sale securities are reported as a separate component of shareholders' equity until realized.

        On a quarterly basis, the Company makes an assessment to determine whether there have been any events or circumstances to indicate that a security for which there is an unrealized loss is impaired on an other-than-temporary basis. This determination requires significant judgment. A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. In estimating other-than-temporary impairment losses, we consider the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; projected cash flows on covered nonagency mortgage backed securities; and the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

        Purchase premiums are amortized and purchase discounts are accreted over the estimated life of the related investment security as an adjustment to yield using the effective interest method. Unamortized premiums, unaccreted discounts, and early payment premiums are recognized in interest income upon disposition of the related security. Interest and dividend income are recognized when earned. Realized gains and losses from the sale of available for sale securities are included in earnings using the specific identification method.

        Covered investment securities.    Covered investment securities include nonagency mortgage-backed securities acquired from the FDIC as receiver of Strategic. Investment securities covered under loss-sharing agreements with the FDIC are reported exclusive of the expected reimbursement cash flows from the FDIC. Reimbursements can be claimed for realized losses including losses realized on the sale of the securities and losses due to other than temporary impairment. The securities are initially recorded at fair value at the acquisition date and continue to be carried at fair value. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, net of a corresponding increase in the estimated FDIC reimbursement, in other than temporary impairment of investment securities on the consolidated statements of income. See the section titled "Indemnification Asset Due from FDIC" for additional information.

        Nonmarketable equity securities include the Bank's required investment in the stock of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB). The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        The Bank is also a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans

        As a result of the Waterloo, Strategic and Westbridge acquisitions, we have loans classified as Purchased Credit Impaired (PCI), which are loans acquired with deteriorated credit quality. Loans classified as non-PCI are loans we originated or were purchased without deteriorated credit quality. PCI and non-PCI loans are described more fully below.

        In addition, as a result of the Strategic and WestBridge acquisitions, we have loans that are covered by loss-sharing agreements with the FDIC which we refer to as "covered loans." When we refer to non-covered loans, we are referring to loans not covered by our loss-sharing agreements with the FDIC.

        Covered loans.    We refer to "covered loans" as those loans that we acquired in the Strategic and WestBridge acquisitions for which we will be reimbursed for a substantial portion of any future losses under the terms of the FDIC loss-sharing agreements. Loans covered under loss-sharing or similar credit protection agreements with the FDIC are reported in loans exclusive of the expected

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

reimbursement cash flows from the FDIC. Covered loans are initially recorded at fair value at the acquisition date. Subsequent decreases in the amount expected to be collected results in a provision for loan losses and a corresponding increase is recorded to the indemnification asset due from FDIC on the consolidated balance sheet. Covered loans are accounted for as either non-PCI loans or PCI loans, as discussed below.

        Non-Purchased Credit Impaired loans.    Non-PCI loans are stated at the principal amount outstanding, net of any unearned discount or unamortized premium. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans are considered delinquent when principal or interest payments are past due 30 days or more; delinquent loans may remain on accrual status between 30 days and 89 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectability in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection. Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using the interest method or taken into income when the related loans are paid off or sold. The amortization of loan fees or costs is discontinued when a loan is placed on nonaccrual status.

        Purchased Credit Impaired loans.    We account for loans under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("acquired impaired loan accounting") when we acquire loans deemed to be impaired or when there is evidence of credit deterioration since their origination and it is probable at the date of acquisition that we would be unable to collect all contractually required payments. In connection with the Waterloo, Strategic, and WestBridge acquisitions, we applied acquired impaired loan accounting to $20.9 million, $70.9 million and $34.3 million of the acquired loans, respectively. Revolving credit agreements, such as commercial lines of credit and home equity lines, are excluded from PCI loans.

        For PCI loans, we (i) determined the contractual amount and timing of undiscounted principal and interest payments (the "undiscounted contractual cash flows") and (ii) estimated the amount and timing of undiscounted expected principal and interest payments including expected prepayments (the "undiscounted expected cash flows"). Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure of principal and interest related to the PCI loans and such amount is subject to change over time based on the performance of such loans. The carrying value of PCI loans is initially determined as the discounted expected cash flows. The carrying value of PCI loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income on a level-yield basis over the estimated life of the acquired loans.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

        The excess of expected cash flows at acquisition over the initial fair value of the PCI loans is referred to as the "accretable yield" and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to acquisition, the Company aggregates loans into pools of loans with common credit risk characteristics such as loan type and risk rating. Increases in expected cash flows compared to those previously estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in expected cash flows compared to those previously estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses. As the accretable yield increases or decreases from changes in cash flow expectations, the offset is a decrease or increase to the nonaccretable difference or an addition to accretable yield. The accretable yield is measured at each financial reporting date based on information then currently available and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the loans.

        Under acquired impaired loan accounting, PCI loans are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable. Accordingly, PCI loans that are contractually past due are still considered to be accruing and performing loans as long as there is an expectation that the estimated cash flows will be received. If the timing and amount of cash flows is not reasonably estimable, the loans may be classified as nonaccrual loans.

        Impaired loans.    A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include loans on nonaccrual status and performing restructured loans. Income from loans on nonaccrual status is recognized to the extent cash is received and when the loan's principal balance is deemed collectible. Depending on a particular loan's circumstances, we measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. The impairment amount on a collateral-dependent loan is charged-off to the allowance if deemed not collectible and the impairment amount on a loan that is not collateral-dependent is set up as a specific reserve.

        Troubled Debt Restructurings.    A loan is classified as a troubled debt restructuring when we grant a concession to a borrower experiencing financial difficulties. These concessions may include a reduction of the interest rate, principal or accrued interest, extension of the maturity date or other actions intended to minimize potential losses. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. A loan that has been placed on nonaccrual that is subsequently restructured will usually remain on nonaccrual status until the borrower is able to demonstrate repayment performance in compliance with the restructured terms for a sustained period, typically for six months. A restructured loan may return to accrual status sooner based on other significant events or mitigating circumstances. A loan that has not been placed on nonaccrual may be restructured and such loan may remain on accrual status after such restructuring. In these circumstances, the borrower has made payments before and after the restructuring. Generally, this restructuring involves a reduction in the loan interest rate and/or

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

a change to interest-only payments for a period of time. The restructured loan is considered impaired despite the accrual status and a specific reserve is calculated based on the present value of expected cash flows discounted at the loan's effective interest rate.

        Allowance for Loan Losses.    The allowance for loan losses (allowance) provides for probable losses in the loan portfolio that have been identified with specific customer relationships and for probable losses believed to be inherent in the remainder of the loan portfolio but that have not been specifically identified. The allowance is comprised of specific allowances (assessed for loans that have known credit weaknesses), general allowances based on historical loan loss experience for each loan type and other factors for imprecision in the subjective nature of the general allowance methodology and an allowance for PCI loans. Management evaluates the allowance on a quarterly basis in an effort to ensure the level is adequate to absorb probable losses inherent in the loan portfolio. Our federal and state banking regulators, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Our regulators may require the Company to recognize additions to the allowance based on their judgments related to information available to them at the time of their examinations.

        Acquired non-PCI and PCI loans were recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. These loans however, may require an allowance subsequent to their acquisition. An allowance may be set aside in the future for acquired non-PCI loans based on our allowance methodology for non-PCI loans. An allowance may be set aside in the future for PCI loans if the PCI loan pools experience a decrease in expected cash flows as compared to those projected at the acquisition date. An allowance related to PCI loans was required at December 31, 2010 and 2009 due to changes in expected cash flows since the date of acquisition.

        In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) valuation allowances based upon probable losses identified during the review of impaired commercial, commercial real estate, construction and land development loans, (ii) allocations, by loan classes, on loan portfolios based on the most recent two years of historical loan loss experience and on other factors for the imprecision in the overall allowance methodology and (iii) valuation allowances on PCI loan pools based on decreases in expected cash flows.

        The first element reflects the Company's estimate of probable losses based upon the systematic review of impaired commercial, commercial real estate, construction and land development loans in the non-purchased credit impaired loan portfolios. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower and collateral exposure. The Company measures the investment in an impaired loan based on one of three methods: the loan's observable market price; the fair value of the collateral; or the present value of expected future cash flows discounted at the loan's effective interest rate. At December 31, 2010 and 2009 loans in the commercial loan portfolio that were in nonaccrual status were valued based on the fair value of the collateral securing the loan, while the impaired loans in the commercial loan portfolio that were modified under troubled debt restructurings and in an accrual status were valued based on the present value of expected future cash flows discounted at the loan's effective interest rate. It is the Company's general policy to, at least annually, obtain new appraisals on impaired loans that are primarily secured by real estate. When the Company determines that the net realizable value of the collateral is less than

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

the carrying value of an impaired loan on nonaccrual status and a portion is deemed not collectible, the portion of the impairment that is deemed not collectible is charged off and deducted from the allowance. The remaining carrying value of the impaired loan is classified as a nonperforming loan. When the Company determines that the net realizable value of the collateral is less than the carrying value of an impaired loan but believes it is probable it will recover this impairment, the Company establishes a valuation allowance for such impairment.

        The second element is determined by assigning allocations to non-impaired loans based upon the two-year average of loss experience for each class of loan and other factors for the imprecision inherent in the overall allowance methodology. The other factors that are applied to loan portfolios are an attempt to ensure that the overall allowance appropriately reflects a margin of imprecision inherent in the estimates of loan losses. This component considers the lagging impact of historical charge-off ratios in periods where future loan charge-offs are expected to increase or decrease, trends in delinquencies and nonaccrual loans, the changing portfolio mix in terms of collateral, average loan balance, loan growth and the degree of seasoning in the various loan portfolios. This portion of the allowance also takes into consideration economic conditions within the State of Illinois, Missouri and nationwide, including unemployment levels, industry-wide loan delinquency rates, declining commercial and residential real estate values and historically high inventory levels of residential lots, condominiums and single family houses held for sale.

        The third element relates to PCI loans. PCI loans are aggregated into pools based upon common risk characteristics. On a quarterly basis the expected future cash flow of each pool is estimated based on various factors including changes in property values of collateral dependent loans, default rates and loss severities. Decreases in estimates of expected cash flows within a pool generally result in a charge to the provision for loan losses and a corresponding increase in the allowance allocated to PCI loans for the particular pool. Increases in estimates of expected cash flows within a pool generally result in, first, a reduction in the allowance allocated to PCI loans for the particular pool to the extent an allowance has been previously recorded, and then as an adjustment to the accretable yield for the pool, which will increase amounts recognized in interest income in subsequent periods.

        Covered loans include PCI and non-PCI loans and are subject to our internal and external credit review. If and when credit deterioration occurs subsequent to the acquisition dates, a provision for loan losses for covered loans will be charged to earnings for the full amount without regard to the FDIC loss-sharing agreements. The portion of the loss on covered loans reimbursable from the FDIC is recorded in noninterest income as "FDIC loss-sharing income, net" and increases the FDIC indemnification asset.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income recorded as a reduction to mortgage banking revenue in the consolidated statements of income.

Premises and Equipment

        Premises, furniture and equipment, and leasehold improvements are stated at cost less accumulated depreciation. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the asset or the lease term. Estimated useful lives of premises and equipment range from 10 to 40 years and from 3 to 10 years, respectively. Maintenance and repairs are charged to operating expenses as incurred, while improvements that extend the useful life of assets are capitalized and depreciated over the estimated remaining life.

        In 2010, we began the construction of new corporate office space in Effingham, Illinois. The project is scheduled for completion during the third quarter of 2011. The amount of capitalizable expenses incurred in 2010 related to this project was $5.6 million, including interest of $32,000.

        We periodically review the carrying value of our long-lived assets to determine if an impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life. In making such determination, we evaluate the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount.

Other Real Estate Owned

        Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure less estimated costs of disposal, which establishes a new cost basis. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its fair value less estimated costs to dispose. Revenue and expense from the operations of OREO and decreases in valuations are included in other real estate owned expense on the consolidated statements of income.

        Other real estate owned covered under a loss-sharing agreement with the FDIC is reported exclusive of expected reimbursement cash flows from the FDIC. Upon transferring covered loan collateral to covered other real estate owned status, acquisition date fair value discounts on the related loan is also transferred to covered other real estate owned. Fair value adjustments on covered other real estate owned result in a reduction of the covered other real estate carrying amount and a corresponding increase in the estimated FDIC indemnification asset, with the estimated net loss charged against earnings in other real estate owned expense on the consolidated statements of income.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

Intangible Assets and Goodwill

        Intangible assets are being amortized over a period ranging from 1 to 10 years using an accelerated method. On a periodic basis, we evaluate events and circumstances that may indicate a change in the recoverability of the carrying value.

        Goodwill and other intangible assets with indeterminable lives are reviewed at least annually for impairment or more often if events or changes in circumstances between tests indicate that carrying amounts may not be recoverable. We conducted our annual impairment test at September 30, 2010 and 2009. No indications of impairment were identified.

Cash Surrender Value of Life Insurance Policies

        We have purchased life insurance policies on the lives of certain officers and key employees and are the owner and beneficiary of the policies. These policies provide an efficient form of funding for long-term retirement and other employee benefits costs. These policies are recorded as cash surrender value of life insurance policies in the consolidated balance sheets at each policy's respective cash surrender value, with changes in fair value recorded in noninterest income in the consolidated statements of income.

Indemnification Asset Due from FDIC

        As part of the Strategic and WestBridge transactions (see Note 2 for further information), the Company entered into loss-share agreements with the FDIC.

        Under the Strategic loss-share agreement, the FDIC is obligated to reimburse the Company for losses with respect to covered assets, which include nonagency mortgage backed securities, certain loans and other real estate owned. Under the terms of the agreement, the FDIC will absorb 80% of losses and receive 80% of loss recoveries on the first $167 million of losses on covered assets and absorb 95% of losses and receive 95% of loss recoveries on covered assets exceeding $167 million. The term for loss-sharing on residential real estate loans is ten years, the term for loss-sharing on nonresidential real estate loans is five years with respect to losses and seven years with respect to recoveries and the term for loss-sharing on investment securities is seven years with respect to losses and ten years with respect to recoveries.

        Under the Westbridge loss-share agreement, the FDIC is obligated to reimburse the Company for losses with respect to covered assets, which include certain loans and other real estate owned. Under the terms of the agreement, the FDIC will absorb 80% of losses and receive 80% of loss recoveries. The term for loss-sharing on residential real estate loans is ten years and the term for loss-sharing on nonresidential real estate loans is five years with respect to losses and eight years with respect to recoveries.

        An increase in the expected amount of losses on the covered assets, which is primarily due to a decrease in expected cashflows, will increase the indemnification asset by recording FDIC loss-sharing income. Recoveries on previous losses paid to us by the FDIC or increases in expected cash flow will reduce the indemnification asset by a charge to FDIC loss-sharing income. Since the indemnification asset was initially recorded at estimated fair value using a discount rate, a portion of the discount is

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

recognized as (amortization) accretion of FDIC indemnification asset, net in the consolidated statements of income.

        The Bank submits claims to the FDIC thirty days after each quarter end for losses incurred in the quarter. Claims consist of charge-offs on loans, write-downs on OREO, other than temporary losses on nonagency mortgage-backed securities and expense reimbursements, net of any recoveries. Claims are typically paid by the FDIC within thirty days of submitting the claims. The FDIC indemnification asset, net, is reduced when the payment is received.

Derivative Financial Instruments

        All derivatives are recognized on the consolidated balance sheet as a component of other assets or liabilities at their fair value. On the date the derivative contract is entered into, the derivative is designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability "cash flow" hedge. Changes in the fair value of a derivative that is highly effective as—and that is designated and qualifies as—a cash flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

        We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific assets and liabilities on the balance sheet or forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, hedge accounting is prospectively discontinued, as discussed below.

        Hedge accounting is prospectively discontinued when (a) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (b) the derivative expires or is sold, terminated, or exercised; (c) the derivative is no longer designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (d) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

        When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the consolidated balance sheet at its fair value, and gains and losses that were in accumulated other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the consolidated balance sheet, with subsequent changes in its fair value recognized in current-period earnings.

Income Taxes

        We file consolidated Federal and State income tax returns, with each organization computing its taxes on a separate return basis. The provision for income taxes is based on income as reported in the consolidated financial statements.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

        Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. The deferred tax assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. Interest and penalties associated with unrecognized tax benefits are to be classified as additional income taxes in the consolidated statements of income. The Company evaluated its tax positions and concluded that it had taken no uncertain tax positions that require adjustment in the consolidated financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, states or local tax authorities for the years before 2007.

Stock Compensation Plans

        The Company accounts for share-based compensation using the modified prospective transition method. Under this transition method, compensation cost is recognized in the consolidated financial statements beginning January 1, 2006 for all share-based payments granted after that date and based on prior accounting guidance for all unvested awards granted prior to 2006. Share-based compensation expense for stock options is measured based upon the fair value of these awards, utilizing a Black-Scholes model, as of their grant date. Restricted stock awards are valued based upon their current market price on the date of grant.

        Compensation cost is recognized in a straight line basis over the required service period for the entire award, generally defined as the vesting period.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and on cash flow hedges, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

Earnings per Share

        Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of common stock awards using the treasury stock method (outstanding stock options and unvested restricted stock), convertible preferred stock and convertible subordinated debt.

Reincorporation

        Effective December 31, 2010, the Company reincorporated in Illinois through the merger of its then existing Delaware corporation with and into New Midland States, Inc., a newly-formed Illinois corporation (the "Merger"). Immediately following the effective time of the Merger, the name of the Illinois entity was changed to Midland States Bancorp, Inc. The Merger Agreement provided for 10 shares of common stock of the Illinois corporation to be issued for each one share of common stock of the Delaware corporation issued and outstanding immediately prior to the time of the Merger. Additionally, the provisions pertaining to the conversion of the Illinois corporation's Series C Preferred Stock and Series D Preferred Stock into shares of the Illinois corporation's common stock include conversion prices set at 10% of the conversion prices that were included in the Delaware corporation's Series C Preferred Stock and the Series D Preferred Stock to reflect the ten-for-one exchange ratio of the common stock in the Merger. All share and per share data has been restated to reflect this 10 for one stock split.

        Prior to the reincorporation, our authorized capital stock included 1,500,000 shares of common stock, $2.00 par value per share and 150,000 shares of preferred stock, $2.00 par value per share. The authorized capital stock of the new Illinois corporation consists of 40,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $2.00 par value per share. The change in par value of common stock resulted in a $950,000 transfer from common stock to surplus at December 31, 2010, as reflected on the 2010 consolidated balance sheet.

Reclassifications

        Certain reclassifications have been made to the balances as of December 31, 2009, with no effect on net income, to be consistent with the classifications adopted for December 31, 2010.

Impact of New Financial Accounting Standards

        FASB ASC 860—In June 2009, the Financial Accounting Standards Board (FASB) issued new guidance impacting Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 860, Transfers and Servicing (Statement No. 166—Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140). The new guidance removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The new standard became effective for the Company on January 1, 2010 and did not have a material impact on the Company's consolidated financial position or results of operations. The Company has loan participations, which qualify as participating interests, with other financial institutions. The loan participations convey proportionate ownership rights with equal priority to each participating interest holder, involve no recourse (other than ordinary representations and warranties) to, or subordination by, any participating interest holder, all cash flows are divided among the participating interest holders in proportion to each holder's share of ownership and no holder has the right to pledge the entire financial asset unless all participating interest holders agree.

        FASB ASC 310—In April 2010, the FASB issued Accounting Standard Update (ASU) No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, impacting FASB ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality. Under the amendments, modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. This update became effective for the Company in its annual financial statements for the year ending December 31, 2010 and did not have a material impact on the Company's consolidated financial statements or results of operations.

        FASB ASC 310—In July 2010, the FASB issued new guidance (ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) impacting FASB ASC 310-10, Receivables—Overall, requiring expanded disclosures about the credit quality of financing receivables and the allowance for loan losses. Disclosures must be disaggregated by portfolio segment and class and include, among other things, a rollforward of the allowance for loan losses, credit quality indicators, expanded information about past due and impaired loans and the related allowance, an aging of past due loans, and information about troubled debt restructurings. The required disclosures of information as of the end of a reporting period were effective for the Company in its annual financial statements for the year ending December 31, 2010. The new guidance impacts financial statement disclosures but will not have an effect on the Company's consolidated financial condition, results of operations or cash flows.

        FASB ASC 350—In December 2010, the FASB issued an update (ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts) impacting FASB ASC 350-20, Intangibles—Goodwill and Other—Goodwill. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For these reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. This update becomes effective for the Company for annual reporting periods beginning after December 15, 2010. The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1) Summary of Significant Accounting Policies (Continued)

        FASB ASC 805—In December 2010, the FASB issued an update (ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations) impacting FASB ASC 805-10, Business Combinations—Overall. The amendments specify that if an entity presents comparative financial statements, the entity should disclose pro forma information, including pro forma revenue and earnings, for the combined entity as though the business combination that occurred in the current year had occurred as of the beginning of the comparable prior annual reporting period. Supplemental pro forma disclosures should include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This update becomes effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The new guidance impacts financial statement disclosures but will not have an effect on the Company's consolidated financial condition, results of operations or cash flows.

        FASB ASC 860—In May 2011, the FASB issued an update (ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements impacting FASB ASC 860-40, Transfers and Servicing.) Entities that enter into repurchase and similar agreements will be required to account for even more of the transactions as secured borrowings. The amendment changes the assessment of effective control by focusing on the transferor's contractual rights and obligations and removing the criterion to assess its ability to exercise those rights or honor those obligations. This update becomes effective for the Company on a prospective basis for new transfers and modifications of existing transactions as of the beginning of the first interim or annual period beginning on or after December 15, 2011. The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(2) Acquisitions

        The following table presents the fair value of assets acquired and liabilities assumed, both tangible and intangible as of the acquisition date for acquisitions completed in 2010 and 2009 (in thousands):

	WestBridge October 15, 2010	AMCORE March 26, 2010	Strategic May 22, 2009	Waterloo February 12, 2009
Assets acquired:
Cash and cash equivalents	$6,405	$48,231	$48,533	$12,415
Investment securities	11,819	15,453	263,141	15,390
Loans	48,072	407,245	143,112	71,495
Premises and equipment	15	12,569	—	5,183
Other real estate owned	4,193	—	3,356	691
Indemnification asset due from FDIC	13,887	—	78,541	—
Goodwill	—	—	—	3,770
Intangible assets	—	14,244	1,304	942
Accrued interest receivable	149	1,734	3,397	564
Other assets	191	50	4,810	5,651

Total assets acquired	84,731	499,526	546,194	116,101

Liabilities assumed:
Deposits	61,122	493,360	467,531	98,074
Short term borrowings	—	—	620	2,213
FHLB borrowings	19,014	—	51,535	7,301
Accrued interest payable	87	1,166	1,312	303
Other liabilities	15	789	165	181

Total liabilities assumed	80,238	495,315	521,163	108,072

Purchase price				$8,029

Gain on bargain purchase	$4,493	$4,211	$25,031	$—

        On October 15, 2010, Midland States Bank acquired certain assets and certain deposits and other liabilities through the FDIC, as receiver, of WestBridge Bank & Trust Company. The acquisition consisted of assets with an estimated fair value of $84.7 million and liabilities with an estimated fair value of approximately $80.2 million.

        The Bank and the FDIC entered into an agreement under which losses on loans covered under the agreement will be shared. No allowance for loan losses was established related to covered loans acquired at October 15, 2010. The loss-sharing agreement is subject to servicing procedures specified in the agreement with the FDIC. The expected reimbursements under the loss sharing agreement were recorded as an indemnification asset at an estimated fair value of $13.9 million on the acquisition date. Based upon the acquisition date fair values of the net assets acquired, a $4.5 million gain on bargain purchase was recorded in the 2010 consolidated statement of income and a deferred tax liability of $1.7 million was recorded in 2010.

        The determination of the initial fair value of assets acquired and liabilities assumed in the transaction involves a high degree of judgment and complexity. The carrying value of the acquired loans and other real estate and the FDIC indemnification asset reflect management's best estimate of the fair value of each of these assets as of the date of acquisition. However, the amount that we realize on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods. To the extent

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(2) Acquisitions (Continued)

the actual values realized for the acquired loans are different from the estimate, the indemnification asset will generally be affected in an offsetting manner due to the loss-sharing support from the FDIC.

        On March 26, 2010, the Bank acquired certain assets and assumed certain liabilities of AMCORE Bank, NA and AMCORE Investment Services, Inc. in a purchase transaction. Under the terms of the acquisition, we acquired 12 branch facilities and two stand-alone drive-thru facilities from AMCORE Bank. We also acquired certain trust, brokerage and wealth management assets attributable to the branch locations from AMCORE Investment Services, Inc. We acquired assets with a fair value of approximately $499.5 million and assumed liabilities of approximately $495.3 million. Under the terms of the Branch Sale Agreement, we paid a 1.5% deposit premium and a $1.5 million trust premium to AMCORE. Based upon the acquisition date fair values of the net assets acquired, a $4.2 million gain on bargain purchase was recorded in the 2010 consolidated statement of income and a deferred tax liability of $1.7 million was recorded in 2010.

        No loans purchased in the AMCORE transaction were considered purchased credit impaired loans as we only acquired loans that were performing. The fair value of net assets acquired includes fair value adjustments to certain loans that were not considered impaired as of the acquisition date. The fair value adjustments were determined using discounted contractual cash flows. We believe that all contractual cash flows related to these financial instruments will be collected.

        On May 22, 2009, the Bank acquired the banking operations, including substantially all of the assets and deposits and certain other liabilities, of Strategic Capital Bank from the FDIC, as receiver, pursuant to which we acquired assets with a fair value of $546.2 million, including loans with a fair value of $143.1 million, and assumed deposits with a fair value of $467.5 million. Based upon the acquisition date fair values of the net assets acquired, a $25.0 million gain on bargain purchase was recorded in the 2009 consolidated statement of income.

        On February 12, 2009, the Company acquired Waterloo Bancshares, Inc. and its wholly-owned subsidiary, Commercial State Bank of Waterloo, for $8.0 million in cash. The assets acquired of $116.1 million and liabilities assumed of $108.1 million were recorded at fair value. We recorded $3.8 million of goodwill associated with this acquisition.

        On November 14, 2008 we acquired the Effingham and Vandalia, Illinois branch locations, related assets and liabilities and customer base of People's National Bank. The assets acquired and liabilities assumed were recorded at fair value. Cash used in the acquisition was approximately $7.5 million. The acquisition resulted in a $39,000 core-deposit intangible asset which is being amortized over 3 years. The excess of the total acquisition cost over the fair value of the net assets acquired of $2.2 million was recorded as goodwill.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(3) Cash and Due From Banks

        The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by funds on deposit with the Federal Reserve Bank and cash on hand. The required balance at December 31, 2010 and 2009 was $25,000.

        The Bank maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts. The Bank believes it is not exposed to any significant credit risk from cash and cash equivalents.

(4) Investment Securities

        Investment securities classified as available for sale as of December 31, 2010 and 2009 are as follows (in thousands):

	2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
US Treasury securities	$52,498	$33	$625	$51,906
Government sponsored entity debt securities	26,497	19	34	26,482
Agency mortgage-backed securities	62,090	814	155	62,749
Covered nonagency mortgage-backed securities	133,058	2,790	1,819	134,029
State and municipal securities	117,925	1,565	2,914	116,576

Total	$392,068	$5,221	$5,547	$391,742

	2009
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Government sponsored entity debt securities	$6,533	$27	$15	$6,545
Agency mortgage-backed securities	25,297	720	42	25,975
Covered nonagency mortgage-backed securities	158,031	461	6,873	151,619
State and municipal securities	112,571	2,631	679	114,523

Total	$302,432	$3,839	$7,609	$298,662

        In connection with the May 22, 2009 Strategic acquisition, we acquired $263.1 million of investment securities. Such acquired securities included $178.0 million of nonagency mortgage-backed securities which are covered by a loss-sharing agreement with the FDIC, and $85.1 million of state and municipal obligations.

        Market valuations for our investment securities are provided by independent third parties. The fair values are determined using several sources for valuing fixed income securities. Their techniques include pricing models that vary based on the type of asset being valued and incorporate available, trade, bid and other market information. The market valuation sources include observable market inputs for the majority of our securities and are therefore considered Level 2 inputs for the purpose of determining fair values. The valuation techniques for the covered nonagency mortgage-backed securities are considered Level 3.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(4) Investment Securities (Continued)

        Unrealized losses and fair value are aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are summarized as follows (in thousands):

	2010
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Securities available-for-sale:
US Treasury securities	$37,321	$625	$—	$—	$37,321	$625
Government sponsored entity debt securities	3,060	34	—	—	3,060	34
Agency mortgage-backed securities	12,402	140	688	15	13,090	155
Covered nonagency mortgage-backed securities	9,912	113	45,006	1,706	54,918	1,819
State and municipal	60,580	2,576	2,168	338	62,748	2,914

Total	$123,275	$3,488	$47,862	$2,059	$171,137	$5,547

	2009
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Securities available-for-sale:
Government sponsored entity debt securities	$4,000	$8	$517	$7	$4,517	$15
Agency mortgage-backed securities	3,253	42	—	—	3,253	42
Covered nonagency mortgage-backed securities	121,249	6,873	—	—	121,249	6,873
State and municipal	18,227	657	691	22	18,918	679

Total	$146,729	$7,580	$1,208	$29	$147,937	$7,609

        For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and continued financial market stress and unrealized losses are considered to be temporary.

        We evaluate securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. In estimating other-than-temporary impairment losses, we consider the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; projected cash flows on nonagency mortgage backed securities; and the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value.

        At December 31, 2010 and 2009, 162 and 72 debt securities, respectively, have unrealized losses with aggregate depreciation of 3.14% and 4.89%, respectively, from our amortized cost basis. These unrealized losses relate principally to the fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, we consider whether the securities are issued by the federal

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(4) Investment Securities (Continued)

government or its agencies and whether downgrades by bond rating agencies have occurred. As we have the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

        During 2010, we determined that three investment securities were other than temporarily impaired. Due to a recent downgrade in credit rating and deteriorating cash flows, a municipal security was deemed to be other than temporarily impaired and we recorded a loss of $63,000. In addition, we determined that two nonagency mortgage backed securities were other than temporarily impaired due to deteriorating cash flows and recorded a loss of $946,000 in the consolidated statement of income. This loss was offset by FDIC loss-sharing of 80%, or $757,000.

        Securities with a carrying amount of $207.1 million and $90.2 million at December 31, 2010 and 2009, respectively, were pledged for public deposits and securities sold under agreements to repurchase. In addition, securities with a carrying amount of $37.6 million at December 31, 2010 and $60.6 million at December 31, 2009 were pledged to secure advances from the Federal Home Loan Bank.

        Expected maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary. The amortized cost and fair value of available for sale securities as of December 31, 2010, by contractual maturity, are as follows (in thousands):

	Amortized cost	Fair value
Within one year	$25,522	$25,533
One to five years	68,721	68,346
Five to ten years	18,087	18,052
After ten years	84,590	83,033

	196,920	194,964
Agency mortgage-backed securities	62,090	62,749
Covered nonagency mortgage-backed securities	133,058	134,029

	$392,068	$391,742

        Gross realized gains from the sale of securities available for sale for the years ended December 31, 2010, 2009 and 2008 were $2,000, $399,000 and $751,000, respectively. There were no gross losses for the years ended December 31, 2010, 2009 and 2008.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans

        The following table presents total loans outstanding by portfolio, which includes PCI loans. A summary of loans as of December 31, 2010 and December 31, 2009 follows (in thousands):

	2010	2009
Commercial loan portfolio:
Commercial	$199,186	$123,537
Commercial real estate	562,812	310,868
Construction and land development	98,408	93,043

Subtotal	860,406	527,448

Consumer loan portfolio:
Residential real estate	139,886	89,899
Consumer	46,852	7,109

Subtotal	186,738	97,008

Total loans	$1,047,144	$624,456

        Deferred loan fees of $4.7 million and $2.5 million at December 31, 2010 and 2009 respectively, are included in total loans.

        Loans held for sale, comprised of fixed-rate residential real estate loans, were $866,000 at December 31, 2010 and $803,000 at December 31, 2009. The Company sold residential real estate loans totaling $79.9 million in 2010, $78.0 million in 2009 and $21.7 million in 2008.

        Loans purchased by the Company during 2010 were those acquired in the AMCORE and WestBridge acquisitions, as discussed in Note 2. Loans purchased by the Company in 2009 were those acquired in the Waterloo and Strategic acquisitions, as discussed in Note 2.

        The Company monitors and assesses the credit risk of its loan portfolio using the classes set forth below. These classes also represent the segments by which the Company monitors the performance of its loan portfolio and estimates its allowance for loan losses.

        Commercial—Loans to varying types of businesses, including municipalities, school districts and nonprofit organizations, for the purpose of supporting working capital, operational needs and term financing of equipment. Repayment of such loans is generally provided through operating cash flows of the business. Commercial loans are predominately secured by equipment, inventory, accounts receivable, personal guarantees of the owner and other sources of repayment, although the Company may also secure commercial loans with real estate.

        Commercial real estate—Loans secured by real estate occupied by the borrower for ongoing operations, non-owner occupied real estate leased to one or more tenants and vacant land that has been acquired for investment or future land development.

        Construction and land development—Secured loans for the construction of business properties. Real estate construction loans often convert to a real estate commercial loan at the completion of the construction period. Secured development loans are made to borrowers for the purpose of infrastructure improvements to vacant land to create finished marketable residential and commercial

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

lots/land. Most land development loans are originated with the intention that the loans will be paid through the sale of developed lots/land by the developers within twelve months of the completion date.

        Residential real estate—Loans secured by residential properties generally with fixed interest rates of fifteen years or less. The loan-to-value ratio at the time of origination is generally 80% or less. Residential real estate loans with a loan-to-value ratio of more than 80% generally require private mortgage insurance. Loans whereby consumers utilize equity in their personal residence, generally through a second mortgage, as collateral to secure the loan.

        Consumer—Loans to consumers primarily for the purpose of home improvements and acquiring automobiles, recreational vehicles and boats. These loans consist of relatively small amounts that are spread across many individual borrowers.

        Commercial, commercial real estate, construction and land development loans are referred to as the Company's commercial loan portfolio, while residential real estate and consumer loans are referred to as the Company's consumer loan portfolio.

        The Bank has extended loans to certain of its directors, executive officers and their affiliates. These loans were made in the ordinary course of business upon normal terms, including collateralization and interest rates prevailing at the time and did not involve more than the normal risk of repayment by the borrower. The aggregate loans outstanding to the directors, executive officers and their affiliates totaled approximately $13.9 million at December 31, 2010 and $11.1 million at December 31, 2009. During 2010 and 2009, there were $5.6 million and $8.3 million, respectively, of new loans and other additions, while repayments and other reductions totaled $2.8 million and $3.2 million, respectively.

Credit Quality Monitoring

        The Company maintains loan policies and credit underwriting standards as part of the process of managing credit risk. These standards include making loans generally only within the Company's market areas. The Company's lending markets generally consist of communities within Illinois and metro St. Louis.

        The Company has a loan approval process involving underwriting and individual and group loan approval authorities to consider credit quality and loss exposure at loan origination. The loans in the Company's commercial loan portfolio are risk rated at origination based on the grading system set forth below. All loan authority is based on the aggregate credit to a borrower and its' related entities. There is limited loan authority in the field. The Regional Market Presidents have loan authority ranging from $200,000 to $500,000. Three Relationship Managers also have loan authority within this range. Most approvals are handled by Credit Officers with approval authority ranging from $1-2 million. All consumer loans and business loans with exposure less than $300,000 are approved within an underwriting group with designated approval authority to the underwriters. The Company has a Directors Loan Committee, consisting of the CEO, the Chief Credit Officer and three outside directors. The committee meets weekly to consider loans in amounts greater than $2 million for new requests and greater than $3 million for renewals of credits rated 1-4 or renewals of $2 million or greater if the risk rating is greater than 4.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The majority of the Company's consumer loan portfolio is comprised of secured loans that are relatively small and are evaluated at origination on a centralized basis against standardized underwriting criteria. The ongoing measurement of credit quality of the consumer loan portfolio is largely done on an exception basis. If payments are made on schedule, as agreed, then no further monitoring is performed. However, if delinquency occurs, the delinquent loans are turned over to the Company's collection department for resolution, which generally occurs fairly rapidly and often through repossession and foreclosure. Credit quality for the entire consumer loan portfolio is measured by the periodic delinquency rate, nonaccrual amounts and actual losses incurred.

        Loans in the commercial loan portfolio tend to be larger and more complex than those in the consumer loan portfolio, and therefore, are subject to more intensive monitoring. All loans in the commercial loan portfolio have an assigned relationship manager, and most borrowers provide periodic financial and operating information that allows the relationship managers to stay abreast of credit quality during the life of the loans. The risk ratings of loans in the commercial loan portfolio are reassessed at least annually, with loans below an acceptable risk rating reassessed more frequently and reviewed by various individuals within the Company at least quarterly.

        The Company maintains a centralized independent loan review function that monitors the approval process and on-going asset quality of the loan portfolio, including the accuracy of loan grades. The Company also maintains an independent appraisal review function that participates in the review of all appraisals obtained by the Company.

Credit Quality Indicators

        The Company uses a seven grade risk rating system to monitor the ongoing credit quality of its commercial loan portfolio. These loan grades rank the credit quality of a borrower by measuring liquidity, debt capacity, coverage and payment behavior as shown in the borrower's financial statements. The loan grades also measure the quality of the borrower's management and the repayment support offered by any guarantors. A summary of the Company's loan grades (or, characteristics of the loans within each grade) follows:

        Risk Grades 1-4 (Acceptable Credit Quality)—All loans in risk grades 1-4 are considered to be acceptable credit risks by the Company and are grouped for purposes of allowance for loan loss considerations and financial reporting. The four grades essentially represent a ranking of loans that are all viewed to be of acceptable credit quality, taking into consideration the various factors mentioned above, but with varying degrees of financial strength, debt coverage, management and factors that could impact credit quality. Business credits within risk grades 1-4 range from Risk Grade 1: Prime Quality (factors include: excellent business credit; excellent debt capacity and coverage; outstanding management; strong guarantors; superior liquidity and net worth; favorable loan-to-value ratios; debt secured by cash or equivalents, or backed by the full faith and credit of the U.S. Government) to Risk Grade 4: Acceptable Quality With Care (factors include: acceptable business credit, but with added risk due to specific industry or internal situations).

        Risk Grade 5 (Watch)—A business credit that is not acceptable within the Company's loan origination criteria; cash flow may not be adequate or is continually inconsistent to service current debt; financial condition has deteriorated as company trends/management have become inconsistent; the

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

company is slow in furnishing quality financial information; working capital needs of the company are reliant on short-term borrowings; personal guarantees are weak and/or with little or no liquidity; the net worth of the company has deteriorated after recent or continued losses; the loan requires constant monitoring and attention from the Company; payment delinquencies becoming more serious; if left uncorrected, these potential weaknesses may, at some future date, result in deterioration of repayment prospects.

        Risk Grade 6 (Substandard)—A business credit that is inadequately protected by the current financial net worth and paying capacity of the obligor or of the collateral pledged, if any; management has deteriorated or has become non-existent; quality financial information is unattainable; a high level of maintenance is required by the Company; cash flow can no longer support debt requirements; loan payments are continually and/or severely delinquent; negative net worth; personal guaranty has become insignificant; a credit that has a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. The Company still expects a full recovery of all contractual principal and interest payments; however, a possibility exists that the Company will sustain some loss if deficiencies are not corrected.

        Risk Grade 6 also includes business credit accounted for on a nonaccrual basis that has all the weaknesses inherent in a loan classified as risk grade 7 with the added characteristic that the weaknesses are so pronounced that, on the basis of current financial information, conditions, and values, collection in full is highly questionable; a partial loss is possible and interest is no longer being accrued. This loan meets the definition of an impaired loan. The risk of loss requires analysis to determine whether a valuation allowance needs to be established.

        Risk Grade 7 (Doubtful)—A business credit that has all the weaknesses inherent in a loan classified as risk grade 6 and interest is no longer being accrued, but additional deficiencies make it highly probable that liquidation will not satisfy the majority of the obligation; the primary source of repayment is nonexistent and there is doubt as to the value of the secondary source of repayment; the possibility of loss is likely, but current pending factors could strengthen the credit. This loan meets the definition of an impaired loan. A loan charge-off is recorded when management deems an amount uncollectible; however, the Company will establish a valuation allowance for probable losses, if required.

        The Company considers all loans graded 1-4 as acceptable credit risks and structures and manages such relationships accordingly. Periodic financial and operating data combined with regular loan officer interactions are deemed adequate to monitor borrower performance. Loans with risk grades of 5 are considered "watch credits" and the frequency of loan officer contact and receipt of financial data is increased to stay abreast of borrower performance. Loans with risk grades of 6 and 7 are considered problematic and require special care. Further, loans with risk grades of 5-7 are managed and monitored regularly through a number of processes, procedures and committees, including oversight by a loan administration committee comprised of executive and senior management of the Company, which includes highly structured reporting of financial and operating data, intensive loan officer intervention and strategies to exit, as well as potential management by the Company's special assets group. Loans not graded are small commercial loans that are monitored by aging status and payment activity.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The following table presents the recorded investment of commercial loans (excluding PCI loans) by risk category as of December 31, 2010 (in thousands):

	Commercial	Commercial Real Estate	Construction and Land Development	Total
Risk Grades 1-4	$167,128	$454,045	$49,191	$670,364
Risk Grade 5	12,463	32,948	5,457	50,868
Risk Grade 6	10,728	29,488	5,340	45,556
Risk Grade 7	—	—	—	—
Not Graded	2,305	11,240	6,452	19,997

Total (excluding PCI)	$192,624	$527,721	$66,440	$786,785

        The Company evaluates the credit quality of loans in the consumer loan portfolio, based primarily on the aging status of the loan and payment activity. Accordingly, nonaccrual loans, loans past due as to principal or interest 90 days or more and loans modified under troubled debt restructurings of loans past due in accordance with the loans' original contractual terms are considered to be impaired for purposes of credit quality evaluation. The following table presents the recorded investment of consumer loans (excluding PCI loans) based on the credit risk profile of loans that are performing and loans that are impaired as of December 31, 2010 (in thousands):

	Residential Real Estate	Consumer	Total
Performing	$129,049	$45,286	$174,335
Impaired	1,835	1,051	2,886

Total (excluding PCI)	$130,884	$46,337	$177,221

Impaired Loans

        Impaired loans include nonaccrual loans, accruing loans past due 90 days or more as to interest or principal payments and loans modified under troubled debt restructurings. Impaired loans at December 31, 2010 and 2009 do not include $83.1 million and $81.5 million, respectively, of PCI loans as a market yield adjustment was recognized on these loans in interest income. The risk of credit loss on acquired loans was recognized as part of the fair value adjustment at the acquisition date.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        A summary of impaired loans, excluding PCI loans, as of December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009
Nonaccrual loans:
Commercial	$2,926	$1,984
Commercial real estate	18,006	6,451
Construction and land development	741	681
Residential real estate	1,835	1,690
Consumer	1,050	93

Total nonaccrual loans	24,558	10,899

Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	—	99
Commercial real estate	—	—
Construction and land development	—	200
Residential real estate	—	—
Consumer	—	5

Total accruing loans contractually past due 90 days or more as to interest or principal payments	—	304

Loans modified under troubled debt restructurings:
Commercial and commercial real estate	1,711	336
Consumer	1	—

Total loans modified under troubled debt restructurings	1,712	336

Total impaired loans (excluding PCI)	$26,270	$11,539

        There was no interest income recognized on nonaccrual loans during 2010, 2009 and 2008 while the loans were in nonaccrual status. Additional interest income that would have been recorded on these loans had they been current in accordance with their original terms was $1.3 million in 2010, $664,000 in 2009 and $307,000 in 2008. The Company recognized interest income on loans modified under troubled debt restructurings-commercial and commercial real estate of $121,000 in 2010, $18,000 in 2009, and $6,000 in 2008.

        The Company's loans modified under troubled debt restructurings-commercial and commercial real estate generally consist of allowing commercial borrowers to defer scheduled principal payments and make interest only payments for a specified period of time at the stated interest rate of the original loan agreement or lower payments due to a modification of the loans' contractual terms. These loans are individually evaluated for impairment quarterly and transferred to nonaccrual status when it is probable that any remaining principal and interest payments due on the loan will not be collected in accordance with the contractual terms of the loan. As of December 31, 2010, the Company had no unfunded commitments in connection with troubled debt restructurings.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        As of December 31, 2010, there were $172,000 of commercial loans included in loans modified under troubled debt restructurings that were past due 31 to 89 days and none past due 90 days or more.

        The following table presents impaired loans, excluding PCI loans, by portfolio as of December 31, 2010 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Valuation Allowance	Average Annual Recorded Investment	Interest Income Recognized While on Impaired Status
Impaired loans with a valuation allowance:
Commercial	$1,332	$1,483	$560	$1,945	$—
Commercial real estate	9,154	9,435	898	9,603	—
Construction and land development	—	—	—	—	—
Residential real estate	53	67	25	56	—
Consumer	230	245	229	40	—

Subtotal	10,769	11,230	1,712	11,644	—

Impaired loans with no related valuation allowance:
Commercial	3,265	3,843	—	2,382	118
Commercial real estate	8,892	11,697	—	9,799	3
Construction and land development	741	2,246	—	2,070	—
Residential real estate	1,782	1,847	—	1,880	—
Consumer	821	842	—	674	—

Subtotal	15,501	20,475	—	16,805	121

Total impaired loans:
Commercial	4,597	5,326	560	4,327	118
Commercial real estate	18,046	21,132	898	19,402	3
Construction and land development	741	2,246	—	2,070	—
Residential real estate	1,835	1,914	25	1,936	—
Consumer	1,051	1,087	229	714	—

Total (excludes PCI)	$26,270	$31,705	$1,712	$28,449	$121

        The difference between a loan's recorded investment and the unpaid principal balance represents a partial charge-off resulting from a confirmed loss due to the value of the collateral securing the loan being below the loan balance and management's assessment that the full collection of the loan balance is not likely. The difference between the recorded investment and the unpaid principal balance of $5.4 million at December 31, 2010 represents confirmed losses (partial charge-offs).

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The following table presents a summary of impaired loans between those with and without a valuation allowance as of December 31, 2010 and 2009 (in thousands):

	2010	2009
Impaired loans with a valuation allowance:
Commercial	$1,332	$874
Commercial real estate	9,154	419
Construction and land development	—	—
Residential real estate	53	308
Consumer	230	—

Subtotal	10,769	1,601

Impaired loans with no related valuation allowance:
Commercial	3,265	1,546
Commercial real estate	8,892	6,031
Construction and land development	741	881
Residential real estate	1,782	1,382
Consumer	821	98

Subtotal	15,501	9,938

Total (excludes PCI)	$26,270	$11,539

Average recorded investment in impaired loans during the year	$28,449	$10,979

        A summary of the valuation allowance on impaired loans as of December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009
Commercial and commercial real estate loans	$1,458	$896
Real estate residential loans	25	151
Consumer loans	229	—

Total	$1,712	$1,047

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The following table presents the aging status of the recorded investment in loans by portfolio (excluding PCI loans) as of December 31, 2010 (in thousands):

	31-59 Days Past Due	60-89 Days Past Due	Accruing Loans Past Due 90 Days or More	Nonaccrual Loans	Total Past Due	Current	Total Loans
Commercial	$243	$1,634	$—	$2,926	$4,803	$187,821	$192,624
Commercial real estate	1,276	870	—	18,006	20,152	507,569	527,721
Construction and land development	2,199	250	—	741	3,190	63,250	66,440
Residential real estate	1,995	644	—	1,835	4,474	126,409	130,883
Consumer	579	236	—	1,050	1,865	44,473	46,338

Total (excluding PCI)	$6,292	$3,634	$—	$24,558	$34,484	$929,522	$964,006

Allowance for Loan Losses

        Changes in the allowance for the years ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

	2010	2009	2008
Balance at beginning of year:	$19,766	$3,718	$3,232
Provision for loan losses	13,580	20,728	1,051
Branch acquisitions	—	—	255
Loan charge-offs	(5,340)	(5,039)	(955)
Loan recoveries	482	359	135

Net loan charge-offs	(4,858)	(4,680)	(820)

Balance at end of year	$28,488	$19,766	$3,718

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The following table presents, by loan portfolio, the changes in the allowance for the year ended December 31, 2010 and details regarding the balance in the allowance and the recorded investment in loans as of December 31, 2010 by impairment evaluation method (in thousands):

	Commercial Loan Portfolio			Consumer Loan Portfolio
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Total
Changes in allowance for loan losses in 2010:
Beginning balance	$2,449	$4,669	$11,606	$970	$72	$19,766
Provision for loan losses	470	10,276	1,092	369	1,373	13,580
Charge-offs	(474)	(2,535)	(1,619)	(280)	(432)	(5,340)
Recoveries	402	16	—	15	49	482

Ending balance	$2,847	$12,426	$11,079	$1,074	$1,062	$28,488

Allowance for loan losses balance at December 31, 2010 attributable to:
Loans individually evaluated for impairment	560	898	—	25	229	1,712
Loans collectively evaluated for impairment	1,767	8,067	752	829	816	12,231
Loans acquired with deteriorated credit quality(1)	520	3,461	10,327	220	17	14,545

Total	$2,847	$12,426	$11,079	$1,074	$1,062	$28,488

Recorded investment (loan balance) at December 31, 2010:
Loans individually evaluated for impairment	2,415	17,212	—	53	36	19,716
Loans collectively evaluated for impairment	190,209	510,509	66,440	130,831	46,301	944,290
Loans acquired with deteriorated credit quality(1)	6,562	35,091	31,968	9,002	515	83,138

Total	$199,186	$562,812	$98,408	$139,886	$46,852	$1,047,144

(1)
Loans acquired with deteriorated credit quality were originally recorded at fair value at the acquisition date and the risk of credit loss was recognized at that date based on estimates of expected cash flows.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

Purchased Credit Impaired (PCI) Loans

        Purchased loans acquired in a business combination, including loans purchased in our FDIC-assisted transactions, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. PCI loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include factors such as past due and nonaccrual status. The difference between contractually required principal and interest at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in impairment, which is recorded as provision for loan losses in the consolidated statements of income. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Further, any excess cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

        Changes in the accretable yield for purchased loans were as follows for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Balance at beginning of period	$21,100	$—
Additions due to acquisitions:
Waterloo	—	6,697
Strategic	—	5,637
WestBridge	4,538	—
Accretion	(5,878)	(2,941)
Cash flow net additions	727	8,154
Reclassification from non-accretable to accretable	2,658	3,553

Balance at end of period	$23,145	$21,100

        The fair value of purchased credit-impaired loans, on the acquisition date, was determined based on assigned risk ratings, expected cash flows and the fair value of loan collateral. Due to the loss-share agreements with the FDIC, the Bank recorded a receivable from the FDIC equal to the present value of the corresponding reimbursement percentages on the estimated losses embedded in the loan portfolio.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The carrying amount of covered loans and other purchased non-covered loans as of December 31, 2010 and 2009 consisted of purchased credit-impaired loans and non-credit-impaired loans as shown in the following table (in thousands):

	December 31, 2010			December 31, 2009
	Non- Purchased Credit- Impaired Loans	Purchased Credit- Impaired Loans	Total	Non- Purchased Credit- Impaired Loans	Purchased Credit- Impaired Loans	Total
Covered loans:(1)
Commercial	$19,373	$6,208	$25,581	$21,175	$2,338	$23,513
Commercial real estate	32,161	33,485	65,646	32,549	25,237	57,786
Construction and land development	4,448	30,747	35,195	5,714	39,603	45,317
Residential	5,302	4,385	9,687	4,436	69	4,505
Consumer	579	353	932	619	—	619

Total covered loans	61,863	75,178	137,041	64,493	67,247	131,740

Non-covered loans:(2)
Commercial	173,251	354	173,605	98,167	1,857	100,024
Commercial real estate	495,560	1,606	497,166	250,572	2,510	253,082
Construction and land development	61,992	1,221	63,213	45,502	2,224	47,726
Residential	125,581	4,617	130,198	78,088	7,306	85,394
Consumer	45,759	162	45,921	6,164	326	6,490

Total non-covered loans	902,143	7,960	910,103	478,493	14,223	492,716

Total loans	$964,006	$83,138	$1,047,144	$542,986	$81,470	$624,456

(1)
Covered loans include loans from Strategic and WestBridge.

(2)
Non-covered loans include loans from Waterloo and AMCORE.

        Changes in the FDIC indemnification asset were as follows for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Balance at beginning of period	$72,699	$—
Addition due to acquisitions
Strategic	—	78,541
WestBridge	13,887	—
(Amortization) accretion	(1,232)	1,912
Claims received	(21,662)	(18,350)
Additions due to changes in expected cash flows	3,846	10,596

Balance at end of period(1)	$67,538	$72,699

(1)
Included in the FDIC indemnification asset is $40.5 million of claims submitted for the fourth quarter 2010 and $4.6 million of claims submitted for the fourth quarter 2009.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(5) Loans (Continued)

        The following table presents information regarding the contractually required payments receivable, the cash flows expected to be collected, and the estimated fair value of the loans acquired in the Waterloo, Strategic and WestBridge transactions, as of the closing date of the transaction (in thousands):

	Waterloo February 12, 2009		Strategic May 22, 2009		Westbridge October 15, 2010
	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans	Purchased Credit- Impaired Loans	Purchased Non-Credit- Impaired Loans
Contractually required payments (principal and interest):
Commercial	$3,481	$12,206	$14,778	$30,308	$7,043	$6,969
Commercial real estate	1,828	5,041	45,375	38,147	24,317	2,540
Construction and land development	6,563	5,492	60,551	7,317	16,649	2,757
Residential real estate	26,349	49,284	7,487	10,302	7,177	4,079
Consumer	802	1,439	—	1,202	531	806

Total	39,023	73,462	128,191	87,276	55,717	17,151

Cash flows expected to collected (principal and interest):
Commercial	2,654	11,825	3,002	28,656	5,155	6,425
Commercial real estate	1,470	4,938	32,440	34,032	16,485	2,372
Construction and land development	4,731	4,794	38,566	6,535	11,717	2,266
Residential real estate	18,075	48,700	2,541	9,945	5,083	3,811
Consumer	663	1,378	—	1,146	402	787

Total	27,593	71,635	76,549	80,314	38,842	15,661

Fair value of loans acquired:
Commercial	2,050	8,791	2,784	25,485	4,898	6,230
Commercial real estate	1,064	4,132	29,749	30,480	14,045	2,286
Construction and land development	4,210	4,170	36,037	6,046	10,515	2,068
Residential real estate	12,970	32,255	2,342	9,072	4,490	2,413
Consumer	602	1,251	—	1,117	356	771

Total	$20,896	$50,599	$70,912	$72,200	$34,304	$13,768

        These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments. Both PCI and non-PCI loans were valued based on estimated cash flows. No loans purchased in the AMCORE transaction were purchased credit impaired as we only acquired loans that were performing.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(6) Premises and Equipment

        A summary of premises and equipment as of December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009
Land	$4,481	$1,434
Buildings and improvements	27,380	9,615
Furniture and equipment	9,946	7,849

Total cost	41,807	18,898
Accumulated depreciation	(9,286)	(7,994)

Net premises and equipment	$32,521	$10,904

        Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $1.6 million, $1.0 million and $605,000, respectively.

(7) Goodwill and Intangible Assets

        The following table shows the change in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Balance at beginning of period	$7,582	$3,812
Additions from business combinations	—	3,770

Balance at end of period	$7,582	$7,582

        We completed our most recent annual goodwill impairment test as of September 30, 2010 and determined that no impairment existed as of this date. In 2009, we recorded $3.8 million of goodwill associated with the acquisition of Waterloo Bancshares, Inc.

        The Company has other intangible assets consisting of core deposit and trust relationship intangibles. The following table presents changes in the carrying amount of other intangible assets as of December 31, 2010, 2009 and 2008 (in thousands):

	Customer Relationship Intangible	Core Deposit Intangible	Net Intangible
Balance at December 31, 2007	$—	$190	$190
Other intangibles from business combinations	—	39	39
Amortization expense	—	(120)	(120)

Balance at December 31, 2008	—	109	109
Other intangibles from business combinations	1,031	1,215	2,246
Amortization expense	(28)	(251)	(279)
Impairment	(1,003)	—	(1,003)

Balance at December 31, 2009	—	1,073	1,073
Other intangibles from business combinations	2,476	11,768	14,244
Amortization expense	(248)	(1,834)	(2,082)

Balance at December 31, 2010	$2,228	$11,007	$13,235

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(7) Goodwill and Intangible Assets (Continued)

        In the first quarter of 2010, we recorded $14.2 million of core deposits and trust relationship intangibles associated with the acquisition of AMCORE. The weighted average amortization period of these assets is 9.5 years. In 2009, we recorded core deposit intangibles of $942,000 associated with the acquisition of Waterloo and $273,000 with the acquisition of Strategic. In addition, we recorded $1.0 million of trust relationship intangibles associated with the acquisition of Strategic. In 2009, as a result of the departure of two key principals, we assessed the trust relationship intangible asset for impairment and recorded a $1.0 million impairment charge.

        Estimated amortization expense for the future years is as follows (in thousands):

Amount
Year ending December 31,
2011	$2,497
2012	2,254
2013	2,019
2014	1,783
2015	1,546
Thereafter	3,136

Total	$13,235

(8) Deposits

        Deposits are classified as of December 31, 2010 and 2009 as follows (in thousands):

	2010	2009
Non interest bearing demand	$173,875	$64,356
Interest bearing:
NOW	210,937	66,750
Money market	313,741	211,095
Savings	74,805	23,883
Time	591,159	552,008

Total deposits	$1,364,517	$918,092

        Included in time deposits are time certificates of $100,000 or more and brokered certificates of deposits of $146.6 million and $159.5 million as of December 31, 2010, respectively and $108.0 million and $286.7 million as of December 31, 2009, respectively.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(8) Deposits (Continued)

        As of December 31, 2010, the scheduled maturities of time deposits are as follows (in thousands):

Amount
Year ending December 31,
2011	$397,573
2012	97,411
2013	43,350
2014	12,668
2015	14,094
2016 and thereafter	26,063

$591,159

(9) Short-Term borrowings

        The following table presents the distribution of our short-term borrowings and related weighted average interest rates for each of the years ended December 31, 2010 and 2009 (in thousands):

	2010
	Federal funds purchased	Repurchase agreements	Other short-term borrowings	Total
Outstanding at year-end	$—	$56,718	$—	$56,718
Average amount outstanding	33	38,322	225	38,580
Maximum amount outstanding at any month end	—	65,221	—	65,221
Weighted average interest rate:
During year	1.00%	1.14%	0.82%	1.14%
End of year	—	0.88	—	0.88

	2009
	Federal funds purchased	Repurchase agreements	Other short-term borrowings	Total
Outstanding at year-end	$—	$13,191	$—	$13,191
Average amount outstanding	83	18,088	26	18,197
Maximum amount outstanding at any month end	—	21,586	—	21,586
Weighted average interest rate:
During year	0.78%	1.47%	0.50%	1.46%
End of year	—	1.54	—	1.54

        The Bank has no unsecured federal funds lines of credit as of December 31, 2010.

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

        Other short-term borrowings consist of advances from the Federal Reserve Discount Window. The Bank established lines of credit of $22.3 million and $17.9 million at December 31, 2010 and 2009, respectively, from the Federal Reserve Discount Window. The lines are collateralized by a collateral

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(9) Short-Term borrowings (Continued)

agreement with respect to a pool of commercial real estate loans totaling $41.4 million and $38.0 million, respectively. There were no outstanding advances at December 31, 2010 and 2009.

(10) Other Borrowings

        The following table summarizes the Company's and its subsidiaries' other borrowings as of December 31, 2010 and 2009 (in thousands):

	2010	2009
Midland States Bancorp
Subordinated debt (fixed interest rate 15%) maturing April 1, 2020	$11,300	$11,300
Subordinated debt (fixed interest rate 12%) maturing April 1, 2020	5,000	—
Trust preferred debentures (variable interest rate equal to LIBOR plus 2.75%, which was 3.05% and 3.01% at December 31, 2010 and 2009, respectively) maturing April 23, 2034	10,000	10,000
Midland States Bank
Federal Home Loan Bank advances (fixed rate, fixed term, at rates from 2.07% to 3.92%, averaging 2.66% and 2.73% in 2010 and 2009, respectively) maturing through July 2014	55,000	60,450
Federal Home Loan Bank advances (putable fixed rate, at rates from 4.02% to 4.09%, averaging 4.07%) maturing January 2016 through November 2016	16,193	16,405
Federal Home Loan Bank structured repayment, fixed rate maturing January 2013, at 4.68%	86	115

Total other borrowings	$97,579	$98,270

        The fixed rate, fixed term Federal Home Loan Bank advances are payable at maturity, with a prepayment penalty. The putable fixed rate advances may be called by the Federal Home Loan Bank at its option at certain dates each quarter.

        The Company's advances from the Federal Home Loan Bank are collateralized by a blanket collateral agreement of qualifying mortgage and home equity line of credit loans and certain commercial loans and securities totaling approximately $107.9 million and $112.2 million at December 31, 2010 and 2009, respectively.

        Payments over the next five years are as follows:

Amount
2011	$5,000
2012	25,000
2013	86
2014	25,000
2015	—
Thereafter	16,193

$71,279

        On May 29, 2009, the Company issued $11.3 million of subordinated debt. A portion of this debt may be converted to Series C Preferred Stock at the option of the holder at any time prior to April 1, 2016. Any non converted portion may be redeemed at par by the Company on or after July 1, 2013. The interest rate is fixed at 15% for the term of the note, which matures on April 1, 2020.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(10) Other Borrowings (Continued)

        On March 31, 2010, the Company issued $5.0 million of convertible subordinated debt. This debt may be converted to Series D Preferred Stock at the option of the holder at any time prior to April 1, 2016. Any non-converted portion may be redeemed at par by the Company on or after April 1, 2016. The interest rate is fixed at 12% for the term of the note, which matures on April 1, 2020.

        On December 31, 2010, we agreed to amend and restate the credit agreement pursuant to which the subordinated debt was issued to modify certain provisions to ensure that the subordinated debt satisfied the criteria for Tier 2 capital treatment under Federal Reserve regulations. The principal amount of and interest rate on the subordinated debt remained unchanged. The maturity date of both subordinated notes is April 1, 2020. The 2009 subordinated debt may be redeemed by us, in whole or in part, at any time on or after July 1, 2013. The 2010 subordinated debt may be redeemed by us, in whole or in part, at any time on or after April 1, 2016. As part of the amendment process, we also enhanced our right to require the investor to exercise the warrants in certain circumstances, as discussed below.

        In connection with the subordinated debt, we issued a warrant to acquire up to 630 shares of our Series C Preferred Stock at an exercise price of $10,000 per share and a warrant to acquire up to 500 shares of our Series D Preferred Stock at an exercise price of $10,000 per share. Prior to July 1, 2013, payment of the exercise price pursuant to the Series C warrant may only be made by exchanging the principal amount of the 2009 subordinated debt. Between July 1, 2013 and expiration, payment of the exercise price pursuant to the Series C Warrant may be made either in cash or by exchanging the principal amount of the 2009 subordinated debt. With respect to the Series D warrant, payment of the exercise price may only be made by exchanging the principal amount of the 2010 subordinated note. Both warrants have an expiration date of April 1, 2016.

        On December 31, 2010, we also entered into agreements with the investor, which requires the exercise of the warrants to acquire shares of our Series C Preferred Stock and Series D Preferred Stock upon the investor's receipt of a notice of non-objection from the Federal Reserve with respect to a Change in Bank Control Act (CBCA) application, which would enable the investor to beneficially own 10% or more (but not more than 24.9%) of the outstanding shares of our common stock. Under these agreements, we also have the right to require the investor to exercise the warrants up to the maximum extent possible without causing the investor or any affiliates to be deemed, for purposes of the BHCA or the CBCA, to own 10% or more of our outstanding shares of common stock.

        On March 26, 2004, Midland States Preferred Securities Trust, a statutory trust under the Delaware Statutory Trust Act, was formed by the Company. The Trust issued a pool of $10.0 million of floating rate Cumulative Trust Preferred Debentures with a liquidation amount of $1,000 per security. The Company issued $10.0 million of subordinated debentures to the Trust in exchange for ownership of all the common securities of the Trust. The Company is not considered the primary beneficiary of this Trust, therefore the trust is not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of the trust was $310,000 and is included in other assets.

        The debentures will mature on April 23, 2034. The debentures, net assets of the Trust, and the common securities issued by the Trust are redeemable in whole or in part on dates each quarter at the redemption price plus interest accrued to the redemption date, as specified in the trust indenture

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(10) Other Borrowings (Continued)

document. The debentures are also redeemable in whole or in part from time to time upon the occurrence of "special events" defined within the indenture document. Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Debentures, and with certain exceptions, prevent the Company from declaring or paying cash distributions on common stock or debt securities that rank pari passu or junior to the subordinated debenture.

        The subordinated debentures have a variable rate of interest equal to the London Interbank Offering Rate (LIBOR) plus 2.75%, which was 3.05% at year end 2010. Interest is payable quarterly.

(11) Income Taxes

        The components of income taxes for the years ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

	2010	2009	2008
Federal:
Current	$4,269	$7,083	$420
Deferred	(721)	533	50
State:
Current	1,332	1,542	135
Deferred	(303)	114	(2)

Total income tax expense	$4,577	$9,272	$603

        Our income tax expense differed from the statutory federal rate of 35% for the years ended December 31, 2010, 2009 and 2008 as follows (in thousands):

	2010	2009	2008
Expected income taxes	$5,827	$9,663	$960
Less income tax effect of:
Tax exempt interest	(2,176)	(1,586)	(516)
Interest expense disallowance	143	118	66
State tax, net of federal benefit	669	1,076	87
Other	114	1	6

Actual tax expense	$4,577	$9,272	$603

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(11) Income Taxes (Continued)

        The net deferred tax assets in the accompanying consolidated balance sheets as of December 31, 2010 and 2009 include the following amounts of deferred tax assets and liabilities (in thousands):

	2010	2009
Assets:
Allowance for loan losses	$10,966	$7,435
Unrealized loss on securities	161	1,435
Nonaccrual interest	—	78
Accrued bonus	330	234
Intangibles	2,497	6
Loans acquired in FDIC assisted transactions	16,431	15,413
Investments acquired in FDIC assisted transactions	9,085	9,085
OREO acquired in FDIC assisted transactions	3,670	3,034
Loans	517	1,525

Deferred tax assets	43,657	38,245

Liabilities:
Premises and equipment	1,008	210
Federal Home Loan Bank stock dividends	165	165
Deferred gain on FDIC assisted transactions	4,068	5,085
Indemnification asset due from FDIC	36,003	30,593
Deferred loan fees, net of costs	434	120
Other, net	368	211

Deferred tax liabilities	42,046	36,384

Net deferred tax assets	$1,611	$1,861

        At December 31, 2010 and 2009, the accumulation of prior year's earnings representing tax bad debt deductions was approximately $867,000. If these tax bad debt reserves were charged for losses other than bad debt losses, the Company would be required to recognize taxable income in the amount of the charge. It is not expected that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

        The Company had available at December 31, 2010 approximately $107,000 of unused Federal net operating loss carryforwards that may be applied against future taxable income through 2028 which were acquired in the Waterloo acquisition. Utilization of the net operating loss and carryforwards are subject to annual limitations set forth in Section 382 of the Internal Revenue Code.

        We had no unrecognized tax benefits as of December 31, 2010 and 2009, and did not recognize any increase of unrecognized benefits during 2010 relative to any tax positions taken during the year.

        Should the accrual of any interest or penalties relative to unrecognized tax benefits be necessary, it is our policy to record such accruals in other income or expense; no such accruals existed as of December 31, 2010, 2009 and 2008.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(11) Income Taxes (Continued)

        Based on our taxpaying history and estimates of taxable income over the years in which the items giving rise to the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences.

(12) Retirement Plans

        We have a 401k and profit sharing defined contribution plan covering substantially all of our employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. We contributed approximately $485,000, $469,000 and $115,000 to the plan for the profit sharing contribution for the years ended December 31, 2010, 2009 and 2008, respectively. Amounts contributed in 2010, 2009 and 2008 were accrued at their respective year ends and paid in the subsequent year. The 401k component of the plan allows participants to defer a portion of their compensation ranging from 1% to 15%. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. We match 50% of employee contributions up to 6% of compensation. Total expense recorded for our match was $397,000, $170,000 and $140,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

        Certain directors and executive officers participate in a deferred compensation agreement. We match 25% of the amount deferred by the directors. The directors vest in the match 25% a year. We have accrued the liability for these agreements which totaled approximately $779,000 and $601,000 at December 31, 2010 and 2009, respectively. We recognized expense of approximately $191,000, $146,000 and $135,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(13) Stock Based Compensation

        We have a stock option plan which may grant options to purchase common stock at a price that shall equal, but may exceed, fair market value on the date of the grant. The options are granted by the compensation committee comprising members of the Board.

        Options for up to 400,000 shares have been granted to key employees under the 1999 Stock Option Plan approved by the Board of Directors March 9, 1999. The options under the Stock Option Plan become exercisable at a rate of 25% per year after the grant date. The options expire 10 years from the date of grant.

        On April 7, 2008 the Board of Directors approved the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, which made available an additional 400,000 shares to be issued to key employees. The granting of awards can be in the form of options to purchase common shares of stock, restricted stock or stock appreciation rights. The other terms of the Omnibus Plan match the 1991 Stock Option Plan.

        On October 18, 2010, the Board of Directors approved the Midland States Bancorp, Inc. 2010 Long-Term Incentive Plan (2010 Incentive Plan), which made available an additional 1,500,000 shares to be issued to selected employees and directors of, and service providers to, the Company or its subsidiaries. The granting of awards can be in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards. The 2010 Incentive Plan replaced the prior plans.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(13) Stock Based Compensation (Continued)

        The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2010	2009	2008
Dividend yield	2.32%	2.36%	2.02%
Expected volatility	13.80	15.64	14.06
Risk free interest rate	2.73	3.26	3.28
Expected life	6.25 years	7 years	7 years

        The summary of our stock option plan and changes during the years ending December 31, 2010 and 2009 is as follows:

	2010			2009
	Shares	Weighted average exercise price	Weighted average remaining contractual life	Shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding, beginning of year	428,920	$13.65		341,220	$12.48
Options granted	195,010	17.00		247,040	13.20
Options exercised	—	—		(90,720)	8.01
Options forfeited	(78,060)	14.25		(68,620)	13.78

Options outstanding, end of year	545,870	$13.81	8.3 yrs	428,920	$13.65	8.7 yrs.

Options exercisable	180,610	$13.82		90,390	$13.89
Weighted average fair value of options granted during the year		$2.17			$2.15

        The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2010 was $809,000 and $665,000, respectively. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was zero, $616,000 and $57,000, respectively. As of December 31, 2010 and 2009, there was $629,000 and $502,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under our stock option plans. That cost is expected to be recognized over a period of 2.9 years.

        Cash received from the options exercised under all share-based payment arrangements for the years ended December 31, 2010, 2009 and 2008, was zero, $726,000 and $166,000, respectively.

        The following table summarizes information about the Company's nonvested stock option activity for 2010:

Stock Options	Shares	Weighted average grant date fair value
Nonvested at December 31, 2009	338,530	$2.28
Granted	195,010	2.17
Vested	(92,720)	2.41
Forfeited	(75,560)	2.07

Nonvested at December 31, 2010	365,260	$2.23

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(13) Stock Based Compensation (Continued)

        In 2010, the Company granted 16,680 shares of restricted stock awards. These awards have a vesting period of 4 years. Compensation expense is recognized over the vesting period of the award based on the fair value of the stock at the date of issue. A summary of the activity for the year follows:

	Number outstanding	Weighted average grant date exercise price
Nonvested balance at January 1, 2010	66,220	$9.10
Granted during the year	16,680	18.16
Vested during the year	(16,060)	9.10
Forfeited during the year	(3,120)	9.10

Nonvested balance at December 31, 2010	63,720	$11.47

        As of December 31, 2010 and 2009, there was approximately $629,000 and $502,000 respectively of total unrecognized compensation cost related to the nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 2.9 years.

        Compensation cost that has been charged against income for these plans was $390,000, $232,000 and $131,000 for 2010, 2009 and 2008, respectively.

(14) Preferred Stock

        On January 23, 2009, the Company entered into a Letter Agreement with the U.S. Treasury Department to sell preferred, nonvoting shares as part of the Capital Purchase Program (CPP) for healthy financial institutions. Pursuant to the agreement, we issued and sold to the Treasury for an aggregate purchase price of $10.2 million in cash: (i) 10,189 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having an initial dividend rate of 5% and a liquidation preference of $1,000 per share (the Series A Shares), and (ii) a ten-year warrant to purchase up to 510.02004 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $2.00 par value per share, at an initial exercise price of $2.00 per share (the Series B Shares). The Treasury engaged in a cashless exercise of the warrant immediately upon its issuance, resulting in the issuance of 509 Series B Shares. On December 23, 2009, the Company redeemed all of the Series A and Series B Shares by repaying the CPP Funds, together with accrued dividends, for an aggregate of $10.8 million. As such, the Company is no longer subject to the limitations imposed by that program and the Company has no Series A or Series B Preferred Shares outstanding.

        During the second quarter of 2009, the Company issued $23.6 million of Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock (the Series C Preferred Stock) through a private placement to qualified accredited investors. The stock pays noncumulative dividends semiannually at a rate of 9% per year. The Company may not pay or declare dividends on its Common Stock or any preferred stock ranking junior to the Series C Preferred Stock, unless the Company has paid or declared and set aside full payment for dividends on the Series C Preferred Stock.

        Each share of the Series C Preferred Stock may be converted at any time at the option of the holder into shares of the Company's Common Stock, initially at the rate of 851 shares of Common

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(14) Preferred Stock (Continued)

Stock for each share of Series C Preferred Stock. The conversion price is subject to adjustment from time to time to reflect changes to the underlying Common Stock, such as in the event of stock dividends, stock splits or recapitalizations. The Company may, at its option, redeem the Series C Preferred Stock at any time after May 30, 2014. Any redemption will be in exchange for cash in the amount of $10,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends. The Company also has the right at any time after May 30, 2014 to call and convert all (but not less than all) of the outstanding shares of Series C Preferred Stock into shares of Common Stock, but only if the book value per share of our common stock equals or exceeds $10.629.

        During the second quarter of 2010, the Company issued $23.8 million of Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock (the Series D Preferred Stock) through a private placement to qualified accredited investors. The stock pays noncumulative dividends semiannually at a rate of 9% per year. The Company may not pay or declare dividends on its Common Stock or any preferred stock ranking junior to the Series D Preferred Stock, unless the Company has paid or declared and set aside full payment for dividends on the Series D Preferred Stock.

        Each share of the Series D Preferred Stock may be converted at any time at the option of the holder into shares of the Company's Common Stock, initially at the rate of 435 shares of Common Stock for each share of Series D Preferred Stock. The conversion price is subject to adjustment from time to time to reflect changes to the underlying Common Stock, such as in the event of stock dividends, stock splits or recapitalizations. The Company may, at its option, redeem the Series D Preferred Stock at any time after March 31, 2015. Any redemption will be in exchange for cash in the amount of $10,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends. The Company also has the right at any time after March 31, 2015 to call and convert all (but not less than all) of the outstanding share of Series D Preferred Stock into shares of common stock, but only if the book value per share of our common stock equals or exceeds $18.487.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(15) Earnings Per Share

        Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of common stock awards using the treasury stock method (outstanding stock options and unvested restricted stock), convertible preferred stock and convertible subordinated debt. Presented below are the calculations for basic and diluted earnings per common share for the years ended December 31, 2010, 2009 and 2008 (in thousands, except for share and per share data):

	2010	2009	2008
Net income	$12,070	$18,337	$2,139
Preferred stock dividends and discount accretion	(3,668)	(2,291)	—

Net income available to common equity	8,402	16,046	2,139
Common shareholder dividends	(1,631)	(1,342)	(1,194)
Unvested share based payments	(21)	(18)	—

Undistributed earnings	$6,750	$14,686	$945

Basic
Distributed earnings to common shareholders	$1,631	$1,342	$1,194
Undistributed earnings to common shareholders	6,750	14,686	945

Total common shareholders earnings, basic	$8,381	$16,028	$2,139

Diluted
Distributed earnings to common shareholders	$1,631	$1,342	$1,194
Undistributed earnings to common shareholders	6,750	14,686	945

Total common shareholders earnings	8,381	16,028	2,139
Add back:
Convertible preferred stock dividends	2,124	1,218	—
Interest on convertible debentures, net of tax	579	374	—

Total common shareholders earnings, diluted	$11,084	$17,620	$2,139

Weighted average common shares outstanding, basic	4,214,820	4,180,620	4,134,710
Add back:
Convertible preferred stock	2,008,510	1,142,800	—
Convertible debentures	536,170	317,300	—
Options	42,680	8,550	70
Restricted stock	22,130	16,580	—

Weighted average common shares outstanding, diluted	6,824,310	5,665,850	4,134,780

Basic earnings per common share	$1.99	$3.83	$0.52
Diluted earnings per common share	$1.62	$3.11	$0.52

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(16) Capital Requirements

        Our primary source of cash is dividends received from the Bank. The Bank is restricted by Illinois law and regulations of the Illinois Department of Financial and Professional Regulations and the Federal Deposit Insurance Corporation as to the maximum amount of dividends the Bank can pay to us. As a practical matter, the Bank restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

        We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). We believe, as of December 31, 2010, that we meet all capital adequacy requirements to which we are subject.

        As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, we must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that we believe have changed our category.

	2010
	Actual		Required for adequate capital		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets):
Midland States Bancorp, Inc.	$126,469	11.13%	$90,863	8.00%	N/A
Midland States Bank	127,163	11.24	90,474	8.00	113,093	10.0%
Tier 1 capital
(to risk-weighted assets):
Midland States Bancorp, Inc.	95,795	8.43%	45,432	4.00%	N/A
Midland States Bank	112,849	9.98	45,237	4.00	67,856	6.0%
Tier 1 leverage
(to average assets):
Midland States Bancorp, Inc.	95,795	5.86%	65,344	4.00%	N/A
Midland States Bank	112,849	6.93	65,151	4.00	81,439	5.0%

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(16) Capital Requirements (Continued)

	2009
	Actual		Required for adequate capital		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets):
Midland States Bancorp, Inc.	$94,871	13.86%	$54,756	8.00%	N/A
Midland States Bank	94,572	13.83	54,707	8.00	68,384	10.0%
Tier 1 capital
(to risk-weighted assets):
Midland States Bancorp, Inc.	77,137	11.27%	27,378	4.00%	N/A
Midland States Bank	85,886	12.56	27,354	4.00	41,030	6.0%
Tier 1 leverage
(to average assets):
Midland States Bancorp, Inc.	77,137	6.86%	44,963	4.00%	N/A
Midland States Bank	85,886	7.67	44,764	4.00	55,955	5.0%

(17) Fair Value of Financial Instruments

        ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value including a three-level valuation hierarchy, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. The hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

  •
  Level 1: Unadjusted quoted prices for identical assets or liabilities traded in active markets.

  •
  Level 2: Observable inputs other than Level 1, including quoted prices for similar assets and liabilities in active markets, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the financial instrument. This category generally includes U.S. government and agency securities.

  •
  Level 3: Inputs to a valuation methodology that are unobservable, supported by little or no market activity, and significant to the fair value measurement. These valuation methodologies generally include pricing models, discounted cash flow models, or a determination of fair value that requires significant management judgment or estimation. This category also includes observable inputs from a pricing service not corroborated by observable market data, such as pricing nonagency mortgage backed securities.

        Fair value is used on a recurring basis to account for securities available for sale and derivative liabilities. For assets and liabilities measured at the lower of cost or fair value, the fair value measurement criteria may or may not be met during a reporting period and such measurements are therefore considered "nonrecurring" for purposes of disclosing our fair value measurements. Fair value is used on a nonrecurring basis to adjust carrying values for impaired loans and other real estate owned

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

and also to record impairment on certain assets, such as goodwill, core deposit intangibles and other long-lived assets.

        The following tables present information on the assets measured and recorded at fair value on a recurring and nonrecurring basis at and for the years ended December 31, 2010 and 2009 (in thousands):

	2010
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets
Securities available-for-sale:
U.S. Treasury securities	$51,906	$51,906	$—	$—
Government sponsored entity debt securities	26,482	—	26,482	—
Agency mortgage-backed securities	62,749	—	62,749	—
Covered nonagency mortgage-backed securities	134,029	—	—	134,029
State and municipal	116,576	—	116,576	—

	391,742	51,906	205,807	134,029

Liabilities
Interest rate swap agreement	$(135)	$—	$(135)	$—

Assets measured at fair value on a non-recurring basis:
Impaired loans	$17,348	$—	$—	$17,348
Other real estate owned	6,113	—	—	6,113

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

	2009
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets
Securities available-for-sale:
Government sponsored entity debt securities	$6,545	$—	$6,545	$—
Agency mortgage-backed securities	25,975	—	25,975	—
Covered nonagency mortgage-backed securities	151,619	—	—	151,619
State and municipal	114,523	—	114,523	—

	298,662	—	147,043	151,619

Liabilities
Interest rate swap agreement	$(332)	$—	$(332)	$—

Assets measured at fair value on a non-recurring basis:
Impaired loans	$4,939	$—	$—	$4,939
Other real estate owned	400	—	—	400

        The following table presents gains and (losses) recognized on assets measured on a non-recurring basis for the years ended December 31, 2010 and 2009:

	2010	2009
Impaired loans	$(14,455)	$(4,453)
Other real estate owned	(1,001)	(210)

Total loss on assets measured on a nonrecurring basis	$(15,456)	$(4,663)

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

        The following table presents activity for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009:

	2010	2009
Covered nonagency mortgage-backed securities, beginning of year	$151,619	$—
Addition from the Strategic acquisition	—	177,998
Total realized in earnings(1)	14,800	8,929
Other-than-temporary impairment loss(2)	(946)	—
Total unrealized in comprehensive income	7,383	(6,412)
Net settlements subsequent to acquisition	(38,827)	(28,896)

Covered nonagency mortgage-backed securities, end of year	$134,029	$151,619

(1)
Amounts included in interest income from investment securities taxable in the consolidated statements of income.

(2)
Amount included in other than temporary impairment on investment securities in the 2010 consolidated statement of income.

        ASC Topic 825, Financial Instruments, requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate such fair values. Additionally, certain financial instruments and all nonfinancial instruments are excluded from the applicable disclosure requirements.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

        The following table is a summary of the carrying values and fair value estimates of certain financial instruments as of December 31, 2010 and 2009:

	2010		2009
	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and due from banks	$57,068	$57,068	$83,846	$83,846
Federal funds sold	88	88	91	91
Investment securities available-for-sale	391,742	391,742	298,662	298,662
Nonmarketable equity securities	9,630	9,630	8,880	8,880
Loans	1,018,656	1,030,986	604,690	608,005
Loans held for sale	866	866	803	803
Accrued interest receivable	8,495	8,495	5,811	5,811
Liabilities:
Deposits	1,364,517	1,376,067	918,092	930,245
Short term borrowings	56,718	56,718	13,191	13,191
FHLB borrowings	71,279	71,992	76,970	76,652
Subordinated debt	16,300	18,006	11,300	13,191
Trust preferred debentures	10,000	5,500	10,000	3,500
Accrued interest payable	2,755	2,755	2,077	2,077
Interest rate swap agreement	135	135	332	332

        The following is a description of the valuation methodologies used to measure our assets recorded at fair value (under ASC Topic 820) and for estimating fair value for financial instruments not recorded at fair value (under ASC Topic 825):

        Cash and due from banks and Federal funds sold.    The carrying amounts are assumed to be the fair value because of the liquidity of these instruments.

        Investment securities available-for-sale.    Securities available-for-sale are measured and carried at fair value on a recurring basis. Unrealized gains and losses on available-for-sale securities are reported as a component of accumulated other comprehensive income in the consolidated balance sheets.

        In determining the fair value of the securities categorized as Level 2, we obtain a report from a nationally recognized broker-dealer detailing the fair value of each investment security we hold as of each reporting date. The broker-dealer uses observable market information to value our fixed income securities, with the primary source being a nationally recognized pricing service. The fair value of the municipal securities is based on a proprietary model maintained by the broker-dealer. We review all of the broker-dealer supplied quotes on the securities we own as of the reporting date for reasonableness based on our understanding of the marketplace and we consider any credit issues related to the bonds. As we have not made any adjustments to the market quotes provided to us and they are based on observable market data, they have been categorized as Level 2 within the fair value hierarchy.

        Our covered nonagency mortgage-backed securities are categorized as Level 3 due in part to the inactive market for such securities. There is a wide range of prices quoted for nonagency mortgage-

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

backed securities among independent third party pricing services and this range reflects the significant judgment being exercised over the assumptions and variables that determine the pricing of such securities. We consider this subjectivity to be a significant unobservable input and have concluded that the nonagency mortgage-backed securities should be categorized as a Level 3 measured asset. While the securities may be based on significant unobservable inputs, our fair value estimates were based on prices provided to us by a nationally recognized pricing service. We determined the reasonableness of the fair values by reviewing assumptions at the individual security level about prepayment, default expectations, estimated severity loss factors, projected cash flows and estimated collateral performance, all of which are not directly observable in the market. During 2010, we recorded $189,000 in losses, net of loss-share reimbursement, on two covered impaired securities.

        Nonmarketable equity securities.    The carrying amounts approximate their fair values.

        Loans (including covered loans).    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair value estimates do not take into consideration the value of the loan portfolio in the event the loans have to be sold outside the parameters of normal operating activities. The fair value of performing fixed rate loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market prepayment speeds and estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The estimated market discount rates used for performing fixed rate loans are the Company's current offering rates for comparable instruments with similar terms. The fair value of performing adjustable rate loans is estimated by discounting scheduled cash flows through the next repricing date. As these loans reprice frequently at market rates and the credit risk is not considered to be greater than normal, the market value is typically close to the carrying amount of these loans. The method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.

        Non-covered impaired loans.    Non-covered impaired loans are measured and recorded at fair value on a non-recurring basis. All of our non-covered nonaccrual loans and restructured loans are considered impaired and are reviewed individually for the amount of impairment, if any. Most of our loans are collateral dependent and, accordingly, we measure impaired loans based on the estimated fair value of such collateral. The fair value of each loan's collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral; such valuation inputs result in a nonrecurring fair value measurement that is categorized as a Level 2 measurement. When adjustments are made to an appraised value to reflect various factors such as the age of the appraisal or known changes in the market or the collateral, such valuation inputs are considered unobservable and the fair value measurement is categorized as a Level 3 measurement. The impaired loans categorized as Level 3 also include unsecured loans and other secured loans whose fair values are based significantly on unobservable inputs such as the strength of a guarantor, cash flows discounted at the effective loan rate, and management's judgment. The loan balances shown in the above tables represent those nonaccrual and restructured loans for which impairment was recognized during 2010. The amounts shown as losses represent, for the loan balances shown, the impairment recognized during 2010.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(17) Fair Value of Financial Instruments (Continued)

        Covered loans.    Covered loans were measured at estimated fair value on the date of acquisition. Thereafter, the fair value of covered loans is measured using the same methology as that for non-covered loans. The above discussion for non-covered loans and non-covered impaired loans is applicable to covered loans following their acquisition date.

        Other real estate owned.    The fair value of foreclosed real estate, both non-covered and covered, is generally based on estimated market prices from independently prepared current appraisals or negotiated sales prices with potential buyers; such valuation inputs result in a fair value measurement that is categorized as a Level 2 measurement on a nonrecurring basis. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value as a result of known changes in the market or the collateral and there is no observable market price, such valuation inputs result in a fair value measurement that is categorized as a Level 3 measurement. To the extent a negotiated sales price or reduced listing price represents a significant discount to an observable market price, such valuation input would result in a fair value measurement that is also considered a Level 3 measurement.

        Accrued interest receivable.    The carrying amounts approximate their fair values.

        Deposits.    Deposits are carried at historical cost. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market, savings and checking accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Short term borrowings.    Short term borrowings consist of federal funds purchased and repurchase agreements. These borrowings typically have terms of less than 30 days and therefore, their carrying amounts are a reasonable estimate of fair value.

        FHLB Borrowings, Subordinated debt and Trust preferred debentures.    Borrowings are carried at amortized cost. The fair value of fixed rate borrowings is calculated by discounting scheduled cash flows through the estimated maturity or call dates using estimated market discount rates that reflect current rates offered for borrowings with similar remaining maturities and characteristics.

        Accrued interest payable.    The carrying amounts approximate their fair values.

        Derivative financial instruments.    The interest rate swap is carried at fair value on a recurring basis based upon the amounts required to settle the contracts.

        Commitments to extend credit and standby letters of credit.    The majority of our commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the borrower or us, they only have value to the borrower and us. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table above because it is not material.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(18) Commitments, Contingencies and Credit Risk

        In the normal course of business, there are outstanding various contingent liabilities such as claims and legal actions, which are not reflected in the consolidated financial statements. No material losses are anticipated as a result of these actions or claims.

        We have committed to various agreements related to the construction of new corporate office space in Effingham, Illinois. The project is scheduled for completion during the third quarter of 2011. The amount of capitalizable expenses incurred in 2010 related to this project was $5.6 million. At this time we expect the amount necessary to complete the scope of the project to be approximately $16.0 million.

        We are obligated under noncancelable operating leases for office space and other commitments. Certain leases contain escalation clauses providing for increased rental payments based primarily on increases in real estate taxes or in the average consumer price index. Net rent expense under operating leases included in occupancy and equipment expense was approximately $660,000, $447,000 and $222,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

        The projected minimum rental payments under the terms of the leases as of December 31, 2010 as follows (in thousands):

Amount
Year ending December 31:
2011	$759
2012	423
2013	247
2014	186
2015	169
Thereafter	137

Total estimated least payments	$1,921

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

        Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank used the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The commitments

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(18) Commitments, Contingencies and Credit Risk (Continued)

are principally tied to variable rates. Loan commitments as of December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Commitments to extend credit	$177,803	$64,199
Financial guarantees:
Standby letters of credit	12,996	14,914
Performance letters of credit	19,258	19,258

        We do not engage in the use of futures, forwards or options contracts. We do engage in interest rate swaps, see note 19.

(19) Interest Rate Swaps

        We maintain an interest rate risk-management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. Our specific goal is to manage, where possible, our interest rate risk.

        As of December 31, 2010 and 2009, we had one outstanding interest rate swap agreement to convert our variable rate trust preferred to a fixed rate. The interest rate swap agreement has a notional amount of $10.0 million and matures on April 15, 2011. Under the swap agreement, we receive interest at a variable rate equal to 2.75% over the three-month LIBOR (3.05% at December 31, 2010) and pay interest at a fixed rate of 5.73%. As of December 31, 2010 and 2009 the fair value of the agreement was a loss of approximately $135,000 and $332,000, respectively, and is included in the other liabilities section in our consolidated balance sheets.

(20) Segment Information

        Our financial information is primarily reported and evaluated in two principal lines of business: Banking and Wealth Management. Banking services include various type of deposit accounts; safe deposit boxes; automated teller machines; consumer, mortgage and commercial loans; mortgage loan sales and servicing; letters of credit; and corporate treasury management services. Wealth Management includes trust and fiduciary services, brokerage and retirement planning services. Other includes the operating results of the parent company, as well as eliminations.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(20) Segment Information (Continued)

        The following table presents selected segment information for Banking, Wealth Management, and Other for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Banking	Wealth Management	Other	Total
December 31, 2010
Net interest income	$60,830	$160	$(2,795)	$58,195
Provision for loan losses	13,580	—	—	13,580
Noninterest income	15,409	3,468	—	18,877
Noninterest expense	43,197	3,108	540	46,845

Income before taxes	19,462	520	(3,335)	16,647
Income taxes (benefit)	5,351	143	(917)	4,577

Net income	$14,111	$377	$(2,418)	$12,070

Total assets	$1,629,581	$3,578	$1,163	$1,634,322

December 31, 2009
Net interest income	$30,278	$111	$(1,567)	$28,822
Provision for loan losses	20,728	—	—	20,728
Noninterest income	41,813	1,260	52	43,125
Noninterest expense	21,971	1,172	467	23,610

Income before taxes	29,392	199	(1,982)	27,609
Income taxes (benefit)	9,871	67	(666)	9,272

Net income	$19,521	$132	$(1,316)	$18,337

Total assets	$1,109,141	$3,558	$1,053	$1,113,752

December 31, 2008
Net interest income	$12,934	$—	$(385)	$12,549
Provision for loan losses	1,051	—	—	1,051
Noninterest income	2,315	575	547	3,437
Noninterest expense	10,820	702	671	12,193

Income before taxes	3,378	(127)	(509)	2,742
Income taxes (benefit)	742	(28)	(111)	603

Net income	$2,636	$(99)	$(398)	$2,139

Total assets	$438,678	$—	$2,349	$441,027

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(21) Related Party Transactions

        On February 26, 2010, we purchased a parcel of land, on which our new corporate headquarters facility is being constructed, from an entity controlled by a real estate management and development company at a cost of approximately $443,000. We also purchased an additional parcel of land at the same site from the same entity for $312,000 on January 28, 2011. Our Chairman is a substantial shareholder of the real estate management and development company from which we bought these parcels, and currently serves as its Chief Executive Officer.

        On April 16, 2010, we entered into a contract with a construction company to act as general construction manager for the construction of our new corporate headquarters facility. The total cost of the facility is expected to be $21.6 million. We estimate the general contractor fee to be approximately $1.2 million. A member of our board of directors is a substantial shareholder of the construction company and currently serves as its Chairman.

(22) Subsequent Events

        On May 11, 2011, the Company exchanged warrants to purchase up to 630 shares of the Company's Series C Preferred Stock for warrants to purchase up to the same number of the Company's Series E Preferred Stock, and exchanged warrants to purchase up to 500 shares of the Company's Series D Preferred Stock for warrants to purchase the same number of shares of the Company's Series F Preferred Stock. The warrants to purchase the Series C and Series D Preferred Stock were issued in connection with an amendment and restatement to the Company's outstanding subordinated debt, effected on December 31, 2010. The Company's Series E Preferred Stock and Series F Preferred Stock have the same designations, rights and preferences as the Company's Series C Preferred Stock and Series D Preferred Stock, respectively.

        On March 7, 2011, the Company's board of directors authorized the Company to file a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission and to offer and sell up to $105 million of the Company's common stock in an initial public offering pursuant to the Registration Statement if and when the Registration Statement is declared effective by the SEC.

        The Company has evaluated subsequent events through May 13, 2011, the date on which the financial statements were available to be issued.

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(23) Parent Company Only Financial Information

        Presented below is condensed financial information for Midland States Bancorp, Inc.:

Condensed Balance Sheets
December 31, 2010 and 2009
(In thousands)

	2010	2009
Assets:
Cash and cash equivalents	$155	$2,797
Investment in common stock of subsidiary	133,677	92,258
Investment securities, available-for-sale	504	501
Other assets	1,192	476

Total assets	$135,528	$96,032

Liabilities:
Trust preferred debentures	$10,000	$10,000
Subordinated debt	16,300	11,300
Other liabilities	2,693	1,440

Total liabilities	28,993	22,740
Shareholders' equity	106,535	73,292

Total liabilities and shareholders' equity	$135,528	$96,032

Condensed Statements of income
Years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Dividends from subsidiary	$—	$10,500	$—
Other income	69	114	802
Interest expense	(2,864)	(1,628)	(639)
Other expenses	(540)	(468)	(671)

	(3,335)	8,518	(508)
Equity in undistributed income of subsidiary	14,170	9,077	2,443

Income before income taxes	10,835	17,595	1,935
Income tax benefit	1,235	742	204

Net income	$12,070	$18,337	$2,139

Midland States Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(23) Parent Company Only Financial Information (Continued)

Condensed Statements of Cash Flows
Years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$12,070	$18,337	$2,139
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed income of subsidiary	(14,170)	(9,077)	(2,443)
Depreciation and amortization	104	53	—
Investment securities amortization, net	3	8	(3)
Gain on sale of investments	—	(53)	(547)
Compensation expense for stock option awards	243	131	131
Amortization of restricted stock awards	147	101	—
Excess tax benefit related to disqualified dispositions	—	—	2
Change in other assets	(820)	214	(212)
Change in other liabilities	1,293	(203)	210

Net cash (used in) provided by operating activities	(1,130)	9,511	(723)

Cash flows from investing activities:
Investment securities available-for-sale:
Purchases	(505)	(1,011)	(1,002)
Sales and maturities	500	2,222	1,549
Paydowns	—	182	268
Purchase of premiums and equipment	—	—	(5)
Capital injection to the bank	(25,000)	(42,929)	(6,500)

Net cash used in investing activities	(25,005)	(41,536)	(5,690)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt	5,000	11,300	—
Proceeds from issuance of Series A preferred stock and warrants	—	10,107	—
Proceeds from issuance of Series C preferred stock	—	23,500	—
Proceeds from issuance of Series D preferred stock	23,677	—	—
Payments for retirement of Series A and Series B preferred stock	—	(10,698)	—
Cash dividends paid on common stock	(1,652)	(1,360)	(1,194)
Cash dividends paid on preferred stock	(3,579)	(1,455)	—
Proceeds from exercise of stock options	—	726	166
Purchase of treasury stock	(88)	(20)	(342)
Proceeds from issuance of treasury stock under employer benefit plans	135	275	50

Net cash provided by financing activities	23,493	32,375	(1,320)

Net (decrease) increase in cash and cash equivalents	(2,642)	350	(7,733)
Cash and cash equivalents:
Beginning of year	2,797	2,447	10,180

End of year	$155	$2,797	$2,447

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midland States Bancorp, Inc.:

We have audited the accompanying statement of assets acquired and liabilities assumed as of March 26, 2010 by Midland States Bank (the Bank) (a wholly owned subsidiary of Midland States Bancorp, Inc.) pursuant to the Branch Sale Agreement, dated December 31, 2009, executed by the Bank with AMCORE Bank, N.A. and AMCORE Investment Services, Inc. This financial statement is the responsibility of the Bank's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed as of March 26, 2010 by Midland States Bank pursuant to the Branch Sale Agreement, dated December 31, 2009, is fairly presented, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP

St. Louis, Missouri
May 13, 2011

MIDLAND STATES BANCORP, INC. AND SUBSIDIARIES

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED BY MIDLAND STATES BANK
(A WHOLLY OWNED SUBSIDIARY OF MIDLAND STATES BANCORP, INC.)

AS OF MARCH 26, 2010

March 26, 2010
(In thousands)
Assets
Cash and cash equivalents	$48,231
Investment securities	15,453
Loans	407,245
Premises and equipment	12,569
Core deposit intangible	11,768
Trust customer relationship intangible	2,476
Accrued interest receivable	1,734
Other assets	50

Total assets acquired	499,526

Liabilities
Deposits	493,360
Accrued interest payable	1,166
Deferred tax liability	1,674
Other liabilities	789

Total liabilities	496,989

Net Assets Acquired	$2,537

The accompanying notes are an integral part of this financial statement.

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed

NOTE 1—BASIS OF PRESENTATION

        Midland States Bancorp, Inc. (the Company) is a bank holding company headquartered in Effingham, Illinois. Through our wholly-owned bank subsidiary, Midland States Bank (the Bank), we provide a full range of banking services to individual and corporate customers in the Effingham, Champaign, Fayette, Monroe, St. Clair, Marion, Bond and surrounding Illinois counties and Chesterfield, Missouri.

        The accounting and reporting policies of the Company are in conformity with U.S. generally accepted accounting principles.

        As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former AMCORE Bank, N.A. and AMCORE Investment Services, Inc. ("AMCORE") in a purchase transaction on March 26, 2010. The acquisition of twelve branch facilities and their related assets of AMCORE constitute a business acquisition as defined by the Business Combinations topic (ASC 805). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financials statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. Accordingly, the estimated fair values of the acquired assets and identifiable intangible assets, and the assumed liabilities in the AMCORE acquisition were measured and recorded at the March 26, 2010 acquisition date.

  Fair Value of Assets Acquired and Liabilities Assumed

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents

        The carrying amounts approximate fair values due to the short-term nature of these instruments.

Investment securities

        The fair value for investment securities is based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market, or other inputs that are observable in the market. In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

Loans

        At the March 26, 2010 acquisition date, we estimated the fair value of the acquired AMCORE loan portfolio using the discounted expected cash flows from the portfolio with the assistance of a third party valuation vendor. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the "undiscounted contractual cash flows") and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 1—BASIS OF PRESENTATION (Continued)

"undiscounted expected cash flows"). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the "accretable yield") is accreted into interest income over the life of the loans.

        In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, and the timing of defaults. Other factors included in determining the fair value of acquired loans were type of loan and related collateral, risk classification status, term of loan and whether or not the loan was amortizing, and current discount rates.

Premises and Equipment

        The fair value for the branch facilities is based upon appraisals obtained from licensed real estate appraisers valued at the March 26, 2010 acquisition date. The purpose of the appraisal is to obtain the appraiser's opinion of the market value of the subject property as of the valuation date. Market Value is defined by the federal financial institutions regulatory agencies as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.

Intangible Assets

        We estimated the fair value of the core deposit and trust customer relationship intangible separately with the assistance of a third party vendor. In determining the estimated life and valuation of the core deposit premium, the deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. The core deposit asset will be amortized over the projected useful life of the related deposits on an accelerated basis over 10 years.

        In determining the estimated life and valuation of the trust customer relationship intangible the financial data and revenue streams of the trust business and established customer relationships were analyzed using a discounted cash flow methodology which incorporated an estimated growth and attrition rate. Based on this valuation, the trust customer relationship intangible asset will be amortized over the projected useful life of the related trust customer relationships on a straight line basis of 7.5 years.

Deposits

        The fair values used for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts, savings accounts and NOW accounts approximate their fair values at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Deferred tax liability

        Deferred income taxes relate to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. Deferred taxes are reported based upon the principles in FASB Topic 740: Income Taxes, and are calculated based on the estimated federal and

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 1—BASIS OF PRESENTATION (Continued)

state income tax rates currently in effect for the Company, which is consistent with market participant expectations.

  Use of Estimates

        Management of the Bank made a number of significant estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, future expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired in the AMCORE acquisition. Actual results could differ from those estimates; others provided with the same information could draw different reasonable conclusions and calculate different fair values. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2—ACQUISITION OF CERTAIN AMCORE BRANCHES AND TRUST BUSINESS

        On March 26, 2010 the Bank acquired twelve branches and two stand-alone drive-ups of AMCORE Bank, N.A. and certain trust, brokerage and wealth management assets from AMCORE Investment Services, Inc. in a purchase transaction. As part of the Branch Sale Agreement, the Bank and AMCORE agreed to transfer certain assets and liabilities of the branch offices and the annuities, investment advisory and brokerage accounts attributable to the branches. The Bank purchased assets with fair value of approximately $407.2 million of loans, $48.2 million of cash, $15.5 million of investment securities, $12.6 million of premises and equipment, and $1.7 million of accrued interest receivable from AMCORE. The Bank also assumed liabilities with fair values of $493.4 million of deposits and $1.2 million of accrued interest payable from AMCORE. In connection with the acquisition, the Bank paid a 1.5% deposit premium of $7.4 million and a $1.5 million trust premium. AMCORE was a full service commercial bank headquartered in Northern Illinois that operated 52 branch locations in Illinois and Wisconsin. The branches that Midland States Bank purchased were located in Dixon, Freeport, Mendota, Peru, Princeton, Rock Falls, and Sterling, Illinois. We made this acquisition to expand our presence in the State of Illinois.

        The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the March 26, 2010 acquisition date. The application of the acquisition method of accounting resulted in a net, after tax, gain of $2.5 million. A summary of

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 2—ACQUISITION OF CERTAIN AMCORE BRANCHES AND TRUST BUSINESS (Continued)

the net assets purchased from AMCORE and the estimated fair value adjustments resulting in the net gain are as follows:

March 26, 2010
(In thousands)
AMCORE's cost basis net assets on March 26, 2010	$(54,922)
Cash payment received from AMCORE	45,812
Fair value adjustments
Loans	(3,536)
Investment securities	197
Premises and equipment	5,974
Core deposit intangible	11,768
Trust asset intangible	2,476
Time deposits	(3,558)
Deferred tax liability	(1,674)

Net after tax gain	$2,537

        The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed. In the AMCORE acquisition, AMCORE's cost basis assets of $436.9 million were transferred to us, we assumed liabilities of $491.8 million and a cash payment was received from AMCORE of $45.8 million.

NOTE 3—INVESTMENT SECURITIES

        The Bank acquired $15.5 million of investment securities at estimated fair market value in the AMCORE acquisition. The acquired securities were obligations of states and political subdivisions.

        Investment securities have contractual terms to maturity. In addition, expected maturities may differ from contractual maturities because issuers may have the right to call obligations with or without call penalties. The estimated fair value of securities at March 26, 2010 is shown below by contractual maturity.

Fair Value
(In thousands)
Due within one year	$468
Due after one through five years	1,944
Due after five through ten years	1,445
Due after ten years	11,596

Total investment securities	$15,453

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 4—LOANS PURCHASED

        The composition of loans purchased at March 26, 2010 is as follows:

	Amount	% of Loans
	(Dollars in thousands)
Real estate loans:
Residential single family	$12,172	2.99%
Commercial and agriculture real estate	249,342	61.24
Home equity	31,982	7.85

Total real estate loans	293,496	72.08

Other loans:
Commercial agriculture	13,995	3.44
Commercial business	49,585	12.17
Other consumer	53,705	13.19

Total other loans	117,285	28.80
Fair value adjustment	(3,536)	(0.88)

Total Loans	$407,245	100%

        The loans we acquired as a part of the AMCORE purchase had been performing in accordance with contractual terms at the date of acquisition. The Bank did not acquire the AMCORE loans that were delinquent by more than thirty (30) days with respect to a required payment of principal or interest, were in nonaccrual status, had been made to consumers in bankruptcy or to consumers that have reaffirmed their debts in bankruptcy, were designated as Special Mention, Substandard, Doubtful or Loss in the books and records of AMCORE, were subject to further due diligence by Midland States Bank to assess the risks related to the purchase of the loans by the Bank, or were originated under Small Business Administration or the United States Department of Agriculture programs. At the March 26, 2010 acquisition date, we estimated the fair value of AMCORE's loan portfolio using the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the "undiscounted contractual cash flows") and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the "undiscounted expected cash flows"). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the "accretable yield") is accreted into interest income over the life of the loans.

        Due to the seasoned, currently performing, low risk profile of the AMCORE loan portfolio acquired, the Bank accounted for the loans acquired in the AMCORE purchase based on the contractual cash flows method of accounting promulgated by FASB ASC 310-20 (originally issued as FASB Statement No. 91, Accounting for Nonrefundable fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.)

        The loans acquired in the AMCORE acquisition are and will continue to be subject to the Bank's internal and external credit review. As a result, if credit deterioration is noted subsequent to the March 26, 2010 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings.

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 5—PREMISES AND EQUIPMENT

        A summary of premises and equipment acquired at March 26, 2010 is as follows (in thousands):

March 26, 2010
Land	$2,227
Buildings and improvements	9,728
Furniture and equipment	614

Total	$12,569

        Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the asset or the lease term. Estimated useful lives of premises and equipment range from 10 to 40 years and from 3 to 10 years, respectively.

NOTE 6—INTANGIBLES

        We recorded $11.8 million core deposit intangible with an estimated 10 year life and a $2.5 million trust customer relationship intangible with an estimated 7.5 year life. The estimated amortization expense for the remainder of 2010 and for the subsequent five years is as follows:

Year	Core Deposit Intangible Estimated Amortization Expense	Trust Customer Relationship Intangible Estimated Amortization Expense
	(In thousands)	(In thousands)
2010	$1,605	$248
2011	1,979	330
2012	1,765	330
2013	1,551	330
2015	1,337	330
2015 & thereafter	3,530	908

Total	$11,767	$2,476

NOTE 7—DEPOSITS

        Deposit liabilities assumed are composed of the following at March 26, 2010:

	March 26, 2010
	Amount	Rate
	(In thousands)
Non-interest bearing	$100,273
Interest checking	83,604	0.21%
Money market	39,504	0.61%
Savings	49,899	0.41%
Time deposits	220,080	2.61%

Total deposits	$493,360

Midland States Bancorp, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed (Continued)

NOTE 7—DEPOSITS (Continued)

        At March 26, 2010, scheduled maturities of time deposits were as follows:

Year	March 26, 2010
(In thousands)
2010	$70,345
2011	106,406
2012	34,598
2013	8,368
2014 & thereafter	363

Total	$220,080

NOTE 8—DEFERRED INCOME TAXES

        The deferred tax liability of $1.7 million as of March 26, 2010 is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. For income tax purposes, the AMCORE acquisition will be accounted for as an asset purchase and the tax basis of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and related regulations.

NOTE 9—SUBSEQUENT EVENTS

        The Company has evaluated events for recognition and disclosure through May 13, 2011, which is the date the financial statements were available to be issued.

                Shares

Common Stock

PROSPECTUS

SANDLER O'NEILL + PARTNERS, L. P.	STIFEL NICOLAUS WEISEL

The date of this prospectus is                        , 2011

Until                        , 2011, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ Stock Market listing fee.

Expense Category	Amount
SEC registration fee	$
FINRA filing fee
NASDAQ Stock Market listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees and expenses
Transfer agent and registrar fees and expenses
Blue sky qualification fees and expenses
Miscellaneous

Total	$

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 8.75 of the IBCA, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        In addition, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Section 8.75 of the IBCA also provides that, to the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in either of the foregoing paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        Our articles and bylaws provide that, subject to the limits of applicable federal and state banking laws and regulations, we must indemnify each person who is or was a director or officer of the Company and each person who serves or served at the request of the Company as a director, officer or partner of another enterprise in accordance with, and to the fullest extent authorized by, the IBCA, as the same now exists or may be amended in the future.

        We have also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 8.75 of the IBCA provides that an Illinois corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the IBCA.

        Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth information regarding unregistered securities that were sold by the Registrant within the past three years.

  Midland States Bancorp, Inc., a Delaware corporation

  On January 23, 2009, the Registrant entered into a Letter Agreement, which incorporates the Securities Purchase Agreement—Standard Terms, pursuant to which the Registrant sold and issued 10,189 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share, for approximately $10.2 million, and 509 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share, to the U.S. Treasury pursuant to the TARP Capital Purchase Program. The shares of Series B Preferred Stock were issued to the U.S. Treasury for nominal consideration upon the exercise of a warrant issued in conjunction with the sale of the Series A Preferred Stock. We granted the U.S. Treasury certain "piggyback" registration rights. On December 15, 2009, we redeemed all 10,189 shares of Series A Preferred Stock and all 509 shares of Series B Preferred Stock from the U.S. Treasury.

  On May 30, 2009, the Registrant sold and issued 2,360 shares of its Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, for aggregate gross proceeds of $23.6 million to accredited investors, including six of the Registrant's directors and officers. Each share of Series C Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of the Registrant's common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series C Preferred Stock is $11.75, provided that if, as of the date of conversion, the Registrant has not declared and paid dividends on the Series C Preferred Stock with respect to two or more dividend periods, then the conversion price per share will be adjusted downward to $9.243.

  On May 29, 2009, the Registrant entered into a credit agreement, which was subsequently amended and restated on December 31, 2010, with the Richard E. Workman 2001 Trust pursuant to which the Registrant sold and issued a subordinated note with a principal amount of $11.3 million at 100% of its face amount. The note bears interest at a per annum rate of 15.0%. The holder of the 2009 subordinated note was issued a warrant to acquire up to 630 shares of our Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, at a price of $10,000 per share. The warrant was later amended to make it exercisable for up to 630 shares of our Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, at a price of $10,000 per share.

  On March 31, 2010, the Registrant entered into an amendment to the credit agreement with the Richard E. Workman 2001 Trust pursuant to which the Registrant sold and issued an additional subordinated note, due 2020, with a principal amount of $5.0 million at 100% of its face amount. The note bears interest at a per annum rate of 12.0%. The holder of the 2010 subordinated note was issued a warrant to acquire up to 500 shares of our Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, at a price of $10,000 per share. The warrant was later amended to make it exercisable for up to 500 shares of our Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, at a price of $10,000 per share.

  On March 31, 2010, the Registrant sold and issued 2,377 shares of its Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, for aggregate gross proceeds of $23.8 million to accredited investors, including six of the Registrant's directors and officers. Each share of Series D Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of the Registrant's common stock that results from dividing the liquidation preference per share of $10,000 by the conversion price per share in effect at the time of conversion for each share of preferred stock. The conversion price per share of Series D Preferred Stock is $23.00.

  No underwriters or placement agents were used in any of the above transactions. Each of the Series A Preferred Stock and Series B Preferred Stock sold to the U.S. Treasury, the 2,360 shares of Series C Preferred Stock, the 2,377 shares of Series D Preferred Stock and the two subordinated notes sold to the Richard E. Workman 2001 Trust were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering. Each recipient of securities in each such transaction represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. Each transaction was made without general solicitation or advertising.

  Midland States Bancorp, Inc., an Illinois corporation

  On December 31, 2010, New Midland States, Inc., an Illinois corporation, issued 4,227,740 shares of its common stock in exchange for shares of Midland States Bancorp, Inc., a Delaware corporation, on a ten-for-one basis in connection with the merger of Midland States Bancorp, Inc. with and into New Midland States, Inc. to effect the reincorporation of the Registrant from Delaware to Illinois. In connection with the reincorporation merger, New Midland States, Inc. changed its name to Midland States Bancorp, Inc. Outstanding options and warrants to acquire approximately 54,887 shares of common stock of the predecessor Delaware corporation were converted into the right to acquire shares of the surviving Illinois corporation on a ten-for-one basis. In addition, the Illinois corporation issued 2,360 shares of its Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, and 2,377 shares of its Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share, to former holders of the Series C Preferred Stock and Series D Preferred Stock, respectively, of the Delaware corporation on a one-for-one basis.

  The Illinois corporation relied upon SEC Rule 145(a)(2). The transaction was a statutory merger in which the securities of the Delaware corporation were exchanged for the securities of the Illinois corporation and the transaction's sole purpose was to change the issuer's domicile from Delaware to Illinois.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.
2.1	*	Agreement and Plan of Merger, dated as of November 13, 2008, among Midland States Bancorp, Inc., Midland States Acquisition, Inc. and Waterloo Bancshares, Inc.†
2.2	*
Agreement and Plan of Merger, dated as of October 22, 2010, by and between Midland States Bancorp, Inc., a Delaware corporation, and New Midland States, Inc., an Illinois corporation and a wholly owned subsidiary of Midland States Bancorp, Inc.†
2.3	*
Purchase and Assumption Agreement, dated as of May 22, 2009, among Federal Deposit Insurance Corporation, as receiver of Strategic Capital Bank, Federal Deposit Insurance Corporation and Midland States Bank (Single Family Shared-Loss Agreement and the Non-Single Family Shared-Loss Agreement included as Exhibits 4.15A and 4.15B, thereto, respectively).†
2.4	*	Branch Sale Agreement, dated as of December 31, 2009, by and among AMCORE Bank, N.A., AMCORE Investment Services, Inc. and Midland States Bank.†
2.5	*
Purchase and Assumption Agreement, dated as of October 15, 2010, among Federal Deposit Insurance Corporation, as receiver of WestBridge Bank & Trust Company, Federal Deposit Insurance Corporation and Midland States Bank (Single Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B, thereto, respectively).†
3.1	*
Articles of Incorporation of Midland States Bancorp, Inc., dated October 25, 2010, including the: (i) Statement of Resolution Establishing Series of Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated October 22, 2010; (ii) the Statement of Resolution Establishing Series of Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated October 25, 2010; (iii) the Statement of Resolution Establishing Series of Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated May 9, 2011; and (iv) the Statement of Resolution Establishing Series of Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated May 9, 2011.
3.2	*	Bylaws of Midland States Bancorp, Inc.
4.1	*	Specimen common stock certificate of Midland States Bancorp, Inc.
4.2	*	Specimen Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.
4.3	*	Specimen Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.

Exhibit Number		Description
4.4	*	Specimen Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.
4.5	*	Specimen Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.
5.1	**	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
10.1	*
Amended and Restated Credit Agreement, dated December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, and the accompanying 2009 Tranche A Term Note, 2009 Tranche B Term Note and Amended 2010 Term Note, each dated December 31, 2010 (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.2	*
Assumption Agreement, dated as of January 1, 2011, between Midland States Bancorp, Inc., an Illinois corporation (as successor to Midland States Bancorp, Inc., a Delaware corporation), and Richard E. Workman 2001 Trust.
10.3	*
Amended and Restated 2009 Exchange and Warrant Purchase Agreement, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.4	*
Amended and Restated 2010 Exchange and Warrant Purchase Agreement, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.5	*	Series E Preferred Stock Purchase Warrant, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.†
10.6	*	Series F Preferred Stock Purchase Warrant, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.†
10.7	*
Registration Rights Agreement, dated January 18, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.8	*	Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.
10.9	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Leon J. Holschbach.
10.10	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Jeffrey Ludwig.
10.11	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Douglas J. Tucker.

Exhibit Number		Description
10.12	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Jeffrey Mefford.
10.13	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Jeff Brunoehler.
10.14	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Sharon Schaubert.
10.15	*	Midland States Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan.
10.16	*	Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan.
10.17	*	Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.18	*	Second Amended and Restated Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc.
10.19	*	Form of Incentive Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.20	*	Form of Non-Qualified Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.21	*	Form of Restricted Stock Unit Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.22	*	Form of Restricted Stock Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.23	*	Midland States Bancorp, Inc. Management Incentive Program.
16.1	*	Letter from McGladrey & Pullen, LLP, dated May 11, 2011, regarding change in certifying accountant
21.1	*	Subsidiaries of Midland States Bancorp, Inc.
23.1	*
Consent of KPMG LLP with respect to the consolidated balance sheets of Midland States Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010.
23.2	*	Consent of KPMG LLP with respect to the statement of assets acquired and liabilities assumed as of March 26, 2010 by Midland States Bank (a wholly owned subsidiary of Midland States Bancorp, Inc.).
23.3	**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included as part of Exhibit 5.1).
24.1		Power of Attorney (included in the signature page to the Registration Statement filed on May 13, 2011).

*
Filed herewith.

**
To be filed by amendment.

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

ITEM 17.    UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Effingham, Illinois, on May 13, 2011.

MIDLAND STATES BANCORP, INC.
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach Chief Executive Officer and President

Power of Attorney

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Leon J. Holschbach, with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints Leon J. Holschbach, with full power of substitution, attorney-in-fact to sign any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) hereto to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith and we do hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEON J. HOLSCHBACH Leon J. Holschbach	Director (Vice Chairman); Chief Executive Officer and President (principal executive officer)	May 13, 2011
/s/ JEFFREY G. LUDWIG Jeffrey G. Ludwig	Executive Vice President—Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	May 13, 2011
/s/ KENNETH D. MASCHHOFF Kenneth D. Maschhoff	Director	May 13, 2011
/s/ JOHN M. SCHULTZ John M. Schultz	Director (Chairman)	May 13, 2011

Signature	Title	Date

/s/ ROBERT F. SCHULTZ Robert F. Schultz	Director	May 13, 2011
/s/ Q. ANTHONY SIEMER Q. Anthony Siemer	Director	May 13, 2011
/s/ JEFFREY C. SMITH Jeffrey C. Smith	Director	May 13, 2011
/s/ KAREN D. WOLTERS Karen D. Wolters	Director	May 13, 2011

EXHIBIT INDEX

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.
2.1	*	Agreement and Plan of Merger, dated as of November 13, 2008, among Midland States Bancorp, Inc., Midland States Acquisition, Inc. and Waterloo Bancshares, Inc.†
2.2	*
Agreement and Plan of Merger, dated as of October 22, 2010, by and between Midland States Bancorp, Inc., a Delaware corporation, and New Midland States, Inc., an Illinois corporation and a wholly owned subsidiary of Midland States Bancorp, Inc.†
2.3	*
Purchase and Assumption Agreement, dated as of May 22, 2009, among Federal Deposit Insurance Corporation, as receiver of Strategic Capital Bank, Federal Deposit Insurance Corporation and Midland States Bank (Single Family Shared-Loss Agreement and the Non-Single Family Shared-Loss Agreement included as Exhibits 4.15A and 4.15B, thereto, respectively).†
2.4	*	Branch Sale Agreement, dated as of December 31, 2009, by and among AMCORE Bank, N.A., AMCORE Investment Services, Inc. and Midland States Bank.†
2.5	*
Purchase and Assumption Agreement, dated as of October 15, 2010, among Federal Deposit Insurance Corporation, as receiver of WestBridge Bank & Trust Company, Federal Deposit Insurance Corporation and Midland States Bank (Single Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B, thereto, respectively).†
3.1	*
Articles of Incorporation of Midland States Bancorp, Inc., dated October 25, 2010, including the: (i) Statement of Resolution Establishing Series of Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated October 22, 2010; (ii) the Statement of Resolution Establishing Series of Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated October 25, 2010; (iii) the Statement of Resolution Establishing Series of Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated May 9, 2011; and (iv) the Statement of Resolution Establishing Series of Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock, dated May 9, 2011.
3.2	*	Bylaws of Midland States Bancorp, Inc.
4.1	*	Specimen common stock certificate of Midland States Bancorp, Inc.
4.2	*	Specimen Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.
4.3	*	Specimen Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.
4.4	*	Specimen Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.
4.5	*	Specimen Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock certificate of Midland States Bancorp, Inc.

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

Exhibit Number		Description
5.1	**	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
10.1	*
Amended and Restated Credit Agreement, dated December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, and the accompanying 2009 Tranche A Term Note, 2009 Tranche B Term Note and Amended 2010 Term Note, each dated December 31, 2010 (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.2	*
Assumption Agreement, dated as of January 1, 2011, between Midland States Bancorp, Inc., an Illinois corporation (as successor to Midland States Bancorp, Inc., a Delaware corporation), and Richard E. Workman 2001 Trust.
10.3	*
Amended and Restated 2009 Exchange and Warrant Purchase Agreement, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.4	*
Amended and Restated 2010 Exchange and Warrant Purchase Agreement, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.5	*	Series E Preferred Stock Purchase Warrant, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.†
10.6	*	Series F Preferred Stock Purchase Warrant, dated as of December 31, 2010, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.†
10.7	*
Registration Rights Agreement, dated January 18, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.8).†
10.8	*	Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.
10.9	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Leon J. Holschbach.
10.10	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Jeffrey Ludwig.
10.11	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bancorp, Inc., Midland States Bank and Douglas J. Tucker.
10.12	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Jeffrey Mefford.
10.13	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Jeff Brunoehler.
10.14	*	Employment Agreement, made and entered into as of December 1, 2010, by and between Midland States Bank and Sharon Schaubert.
10.15	*	Midland States Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan.

Exhibit Number		Description
10.16	*	Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan.
10.17	*	Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.18	*	Second Amended and Restated Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc.
10.19	*	Form of Incentive Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.20	*	Form of Non-Qualified Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.21	*	Form of Restricted Stock Unit Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.22	*	Form of Restricted Stock Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.
10.23	*	Midland States Bancorp, Inc. Management Incentive Program.
16.1	*	Letter from McGladrey & Pullen, LLP, dated May 11, 2011, regarding change in certifying accountant
21.1	*	Subsidiaries of Midland States Bancorp, Inc.
23.1	*
Consent of KPMG LLP with respect to the consolidated balance sheets of Midland States Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010.
23.2	*	Consent of KPMG LLP with respect to the statement of assets acquired and liabilities assumed as of March 26, 2010 by Midland States Bank (a wholly owned subsidiary of Midland States Bancorp, Inc.).
23.3	**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included as part of Exhibit 5.1).
24.1		Power of Attorney (included in the signature page to the Registration Statement filed on May 13, 2011).

*
Filed herewith.

**
To be filed by amendment.

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.